                                             As Filed Pursuant to Rule 424(b)(3)
                                                 Registration No. 333-24601
PROSPECTUS
SEPTEMBER 10, 1997
                                3,600,000 SHARES

                      METROMEDIA INTERNATIONAL GROUP, INC.

                  7.25% CUMULATIVE CONVERTIBLE PREFERRED STOCK

    Metromedia International Group, Inc., a Delaware corporation (the "Company"), is offering (the "Offering") 3,600,000 shares of 7.25% Cumulative Convertible Preferred Stock (the "Preferred Stock"), with a liquidation preference of $50 per share.

    Dividends on the Preferred Stock are cumulative from the date of issuance and payable quarterly, in arrears, commencing on December 15, 1997. The Company may make any payments due on the Preferred Stock, including dividend payments and redemptions, (i) in cash or (ii) by delivery of fully paid and nonassessable shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), or (iii) through a combination thereof. The Preferred Stock is convertible at the option of the holder at any time, unless previously redeemed, into fully paid and nonassessable shares of Common Stock, at a conversion price of $15 per share (equivalent to a conversion rate of approximately 3.33 shares of Common Stock for each share of Preferred Stock), subject to adjustment under certain conditions. On September 10, 1997, the closing price of the Common Stock (symbol "MMG") as reported on the American Stock Exchange (the "AMEX") was $12 per share. Prior to this offering, there has been no trading market for the Preferred Stock.

    The Preferred Stock is redeemable at any time on or after September 15, 2000, in whole or in part, at the option of the Company, initially at a price of $52.5375 and thereafter at prices declining to $50 per share on or after September 15, 2007, plus in each case all accrued and unpaid dividends to the redemption date. Upon any Change of Control (as defined herein), each holder of Preferred Stock shall, in the event that the Market Value at such time is less than the Conversion Price, have a one-time option to convert such holder's shares of Preferred Stock into fully paid and nonassessable shares of Common Stock, at a conversion price equal to the greater of (x) the Market Value (as defined herein) as of the Change of Control Date (as defined herein) and (y) 66.67% of the Market Value as of the date of this Prospectus. In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Change of Control, the Company may, at its option, make a cash payment equal to the Market Value of such Common Stock otherwise issuable.

    Simultaneously with the offering of the Preferred Stock, the Company is registering with the Commission (as defined herein) 13.8 million shares of Common Stock, initially issuable upon conversion of the Preferred Stock plus such indeterminate number of additional shares as may become issuable upon conversion of the Preferred Stock as a result of adjustments in the conversion price thereof or upon redemption payments and dividend payments made on the Preferred Stock by delivery of Common Stock in accordance with the terms of the Preferred Stock. Application is being made to list the Preferred Stock on the AMEX and the Pacific Stock Exchange (the "PSE").

    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                          TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------
                                                     PRICE        UNDERWRITING       PROCEEDS
                                                    TO THE        DISCOUNTS AND       TO THE
                                                   PUBLIC(1)     COMMISSIONS(2)     COMPANY(3)
-------------------------------------------------------------------------------------------------
Per Share.....................................      $50.00            $1.50           $48.50
Total (4).....................................   $180,000,000      $5,400,000      $174,600,000
-------------------------------------------------------------------------------------------------

(1) PLUS ACCRUED DIVIDENDS, IF ANY, FROM THE DATE OF ISSUANCE.
(2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS (AS DEFINED BELOW) AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND HAS AGREED TO PAY DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION A FINANCIAL ADVISORY FEE.
(3) BEFORE DEDUCTING ESTIMATED EXPENSES OF THE OFFERING PAYABLE BY THE COMPANY, ESTIMATED TO BE $1,250,000.
(4) THE COMPANY HAS GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO 540,000 ADDITIONAL SHARES OF PREFERRED STOCK, SOLELY FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. TO THE EXTENT THE OPTION IS EXERCISED, THE UNDERWRITERS WILL OFFER THE ADDITIONAL SHARES OF PREFERRED STOCK AT THE PRICE TO THE PUBLIC SHOWN ABOVE. IF THE OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO THE COMPANY WILL BE $207,000,000, $6,210,000 AND $200,790,000, RESPECTIVELY. SEE "UNDERWRITING."

    The Preferred Stock is offered by Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Chase Securities Inc., Furman Selz and RC Securities, Inc., as the underwriters (the "Underwriters"), subject to prior sale, when, as and if issued to and accepted by the Underwriters and subject to certain conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Preferred Stock will be made through the facilities of The Depository Trust Company against payment therefor in immediately available funds in New York, New York on or about September 16, 1997.

DONALDSON, LUFKIN & JENRETTE
           SECURITIES CORPORATION

          GOLDMAN, SACHS & CO.
                    CHASE SECURITIES INC.
                              FURMAN SELZ
                                        RC SECURITIES, INC.              (MEMBER
RENAISSANCE CAPITAL GROUP)

     [MAP ILLUSTRATING LOCATIONS OF THE COMMUNICATIONS GROUP'S VENTURES]

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THIS OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE PREFERRED STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCORPORATED INTO OR APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL REFERENCES TO "$" OR "DOLLARS" ARE TO U.S. DOLLARS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. TERMS NOT DEFINED IN THIS SUMMARY ARE DEFINED ELSEWHERE HEREIN. THE COMMUNICATIONS GROUP REPORTS THE RESULTS OF OPERATIONS OF ITS CONSOLIDATED AND UNCONSOLIDATED JOINT VENTURES ON A THREE-MONTH LAG AND CONSEQUENTLY, THE COMMUNICATIONS GROUP'S RESULTS OF OPERATIONS REPORTED AS OF JUNE 30, 1997 REFLECT ITS OPERATING RESULTS AS OF MARCH 31, 1997. SEE NOTE 1 TO THE "NOTES TO CONSOLIDATED FINANCIAL STATEMENTS" OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 1996 INCLUDED ELSEWHERE IN THIS PROSPECTUS. HOWEVER, THE NUMBER OF JOINT VENTURES AND SUBSCRIBERS AT JUNE 30, 1997 AND 1996 CONTAINED IN THIS PROSPECTUS REFLECT THE ACTUAL NUMBER OF JOINT VENTURES AND SUBSCRIBERS AT SUCH DATES. SPECIAL NOTE: CERTAIN STATEMENTS BELOW THIS CAPTION AND ELSEWHERE IN THE PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGES 84-85 FOR ADDITIONAL FACTORS RELATING TO SUCH STATEMENTS.

                                  THE COMPANY

    The Company is a global communications and media company engaged in the development and operation of a variety of communications businesses, including wireless cable television, AM/FM radio, paging, cellular telecommunications, international toll calling and trunked mobile radio, in Eastern Europe, the republics of the former Soviet Union, the People's Republic of China (the "PRC") and other selected emerging markets, through its Communications Group.

    The Communications Group, which was founded in 1990 to take advantage of the rapidly growing demand for modern communications services in Eastern Europe, the republics of the former Soviet Union and other selected emerging markets, launched its first operating system in 1992. At June 30, 1997, the Communications Group owned interests in and participated with partners in the management of joint ventures that had 42 operational systems, consisting of 9 wireless cable television systems, 14 AM/FM radio stations, 11 paging systems, 1 international toll calling service, 5 trunked mobile radio systems, 1 GSM cellular telephone system and 1 joint venture that is building out an operational GSM system and providing financing, technical assistance and consulting services to the local system operator. In addition, the Communications Group has interests in and participates with partners in the management of joint ventures that, as of June 30, 1997, had 4 pre-operational systems, consisting of 1 wireless cable television system, 1 cellular telecommunications system, 1 company providing sales, financing and service for wireless local loop telecommunications equipment and 1 company participating in the construction and development of a local telephone network in the PRC for up to 1 million lines, each of which the Communications Group believes will be launched during 1997. The Company generally owns 50% or more of the joint ventures in which it invests. The Company believes that the Communications Group is poised for significant growth, as it continues to expand its existing systems' subscriber base, construct and launch new systems in areas where it is currently licensed and obtain new licenses in additional attractive markets. The Company's objective is to establish the Communications Group as a major multiple-market provider of modern communications services in Eastern Europe, the republics of the former Soviet Union, the PRC and other selected emerging markets.

    The Communications Group's joint ventures have recently experienced rapid growth with aggregate subscribers to their various services at June 30, 1997 of 246,773, a growth of 132.1% over aggregate subscribers at June 30, 1996 of 106,308. Total combined revenues reported by the Communications Group's consolidated and unconsolidated joint ventures for the six months ended June 30, 1997 and the year ended December 31, 1996 were $40.2 million and $56.2 million, respectively, as compared to $19.8 million and $23.9 million, respectively, for the six months ended June 30, 1996 and the year ended December 31, 1995. The Communications Group invested approximately $37.8 million during the six months ended June 30, 1997 and approximately $49.9 million during the year ended December 31, 1996 in the construction and development of its consolidated and unconsolidated joint ventures' communications networks and broadcasting stations.

    The following chart summarizes operating statistics by service type of both the licensed but pre-operational and operational systems of the Communications Group's joint ventures:

                                                                                                  TARGET POPULATION/
                                                                              MARKETS                                   AGGREGATE
                                                   PRE- OPERATIONAL        OPERATIONAL AT         HOUSEHOLDS (MM)(A)    SUBSCRIBERS
                                                      MARKETS AT                                                        AT
                                                       JUNE 30,               JUNE 30,               AT JUNE 30,        JUNE 30,
                 COMMUNICATIONS                    -----------------       -------------        ----------------------  ---------
                     SERVICE                             1997            1997         1996        1997        1996        1997
-------------------------------------------------  -----------------     -----        -----     ---------     -----     ---------
Wireless Cable Television........................              1(b)            9            9         9.5         9.5     169,033
AM/FM Radio......................................             --(c)           14            5         8.4         7.0         n/a
Paging (d).......................................             --              11            8        89.5        81.5      53,321
Cellular Telecommunications......................              1(e)            2(f)         --       13.4          --      12,365
International Toll Calling (g)...................             --               1            1         5.5         5.5         n/a
Trunked Mobile Radio (h).........................             --               5            3        56.2        35.6      12,054
Fixed Telephony (i)..............................              2              --           --        97.0(j)         --        --
                                                              --              --           --
                                                                                                                        ---------
    Total........................................              4              42           26                             246,773
                                                              --              --           --
                                                              --              --           --
                                                                                                                        ---------
                                                                                                                        ---------


                 COMMUNICATIONS
                     SERVICE                         1996
-------------------------------------------------  ---------
Wireless Cable Television........................     62,568
AM/FM Radio......................................        n/a
Paging (d).......................................     37,636
Cellular Telecommunications......................         --
International Toll Calling (g)...................        n/a
Trunked Mobile Radio (h).........................      6,104
Fixed Telephony (i)..............................         --

                                                   ---------
    Total........................................    106,308

                                                   ---------
                                                   ---------

------------------------

(a) Covers both pre-operational markets and operational markets. Target population is provided for paging, telephony and trunked mobile radio systems, and target households are provided for wireless cable television systems and radio stations.

(b) The Communications Group owns 45% of a pre-operational wireless cable joint venture in St. Petersburg, Russia.

(c) The Communications Group has signed definitive agreements to purchase 70% of a joint venture operating a radio station in Berlin, Germany and 85% of a joint venture operating a radio station in Prague, Czech Republic.

(d) Target population for the Communications Group's paging joint ventures includes the total population in the jurisdictions where such joint ventures are licensed to provide services. In many markets, however, the Communications Group's paging system currently only covers the capital city and is expanding into additional cities.

(e) The Communications Group owns 34.1% of a joint venture that holds a license and is constructing a nationwide cellular telecommunications system in Georgia. See "Business--The Communications Group."

(f) The Communications Group's operational systems include its joint venture operating a GSM system in Latvia and its joint venture in Ningbo City, PRC, which is participating in the build-out of an operational GSM system and providing financing, technical assistance and consulting services to the systems operator.

(g) Provides international toll calling services between Georgia and the rest of the world and is the only Intelstat-designated representative in Georgia to provide such services.

(h) Target population for the Communications Group's trunked mobile radio systems includes total population in the jurisdictions where such joint ventures are licensed to provide services. In many markets, the Communications Group's systems are currently only operational in major cities.

(i) The Communications Group owns a 34% interest in a pre-operational joint venture in the PRC that provides wired/wireless local loop telecommunications equipment, financing, network planning, installation and maintenance services to telecommunications operators and a 52% interest in a pre-operational joint venture in the PRC that is participating in the construction and development of a local telephone network for up to 1 million lines.

(j) Indicates population of the Hebei and Tianjin Provinces in the PRC in which the Communications Group's joint venture has tested its equipment and population of the Sichuan Province, where it is participating in the construction of a local network.

    The Communications Group's markets generally have large populations, with high density and strong economic potential, but lack reliable and efficient communications services. The Company believes that most of these markets have a growing number of persons who desire and can afford high quality communications services. The Communications Group has assembled a management team consisting of executives who have significant experience in the communications services industry and in operating businesses in developing markets. This management team believes that the Communications Group's systems can be constructed with relatively low capital investments and focuses on markets where the Company can provide multiple communications services. The Communications Group believes that the establishment of a far-reaching communications infrastructure is important to the development of the economies of these countries, and that such development will, in turn, supplement the growth of the Communications Group.

    The Communications Group believes that the performance of its communications joint ventures has demonstrated that there is significant demand for its services in its license areas. While certain of the

Communications Group's operating systems have experienced rapid growth to date, many of the systems are still in the early stages of rolling out their services and, therefore, the Communications Group believes its subscriber and customer bases will continue to increase significantly as these systems mature. In addition, as an early entrant in many markets, the Communications Group believes that it has developed a reputation for providing quality service and has formed important relationships with local entities. As a result, the Communications Group believes it is well-positioned to capitalize on opportunities to provide additional communications services in its markets as new licenses are awarded.

    In addition to its existing projects and licenses, the Communications Group is exploring a number of investment opportunities in wireless telephony systems in certain markets in Eastern Europe, including Romania, certain republics of the former Soviet Union, including Kazakstan, the PRC and other selected emerging markets, and has installed test systems in certain of these markets. The Company believes that wireless local loop telephony is a high quality and cost effective alternative to the existing often antiquated and overloaded telephone systems in these markets. The Communications Group also believes that its wireless system has a competitive advantage in these markets because its equipment can be installed quickly, at a competitive price, as compared to alternative wireline providers which often take several years to provide telephone service. In addition, unlike many other existing wireless telephony systems in the Communications Group's target markets, the Communications Group's equipment utilizes digital, high-speed technology, which can be used for high-speed facsimile and data transmission, including Internet access.

BUSINESS STRATEGY

    The Communications Group's objective is to become the leading multiple market provider of communications services in Eastern Europe, the republics of the former Soviet Union, the PRC and other selected emerging markets. The Communications Group intends to achieve its objective and expand its subscriber and customer bases, as well as its revenues and cash flow, by pursuing the following strategies:

    - UTILIZE LOW COST WIRELESS TECHNOLOGIES THAT ALLOW FOR RAPID BUILD-OUT. The use of wireless technologies has allowed and will continue to allow the Communications Group to build-out its existing and future license areas faster and at a lower cost than the construction of comparable wired networks. Many of the cities where the Communications Group has or is pursuing wireless licenses have limitations on wireline construction above ground and/or underground.

    - COMPLETE BUILD-OUT OF EXISTING LICENSE AREAS. Since its formation in 1990, the Communications Group has been investing in joint ventures to obtain communications licenses in emerging markets. During the six months ended June 30, 1997 and in the calendar year ended December 31, 1996, the Communications Group invested approximately $37.8 million and $49.9 million, respectively, in the construction and development of its consolidated and unconsolidated joint ventures' communications networks and broadcast stations in existing license areas.

    - AGGRESSIVELY GROW THE SUBSCRIBER AND ADVERTISER BASE IN EXISTING LICENSE AREAS. The Communications Group's existing license areas, in the aggregate, represent a large potential revenue base. The Communications Group is aggressively marketing its services in these areas and is experiencing significant increases in its subscriber count and advertising base. The Communications Group believes it will continue to rapidly add subscribers by (i) targeting each demographic in its markets with customized communications services, (ii) cross-marketing and bundling communications services to existing customers, (iii) providing technologically-advanced services and a high level of customer service,
      (iv) providing new and targeted programming on its radio stations to increase advertising revenue, and (v) opportunistically acquiring additional existing systems in its service areas and in other strategic areas to increase its subscriber base.

    - PURSUE ADDITIONAL LICENSES IN EXISTING MARKETS. The Communications Group is pursuing opportunities to provide additional communications services in regions in which it currently operates. For example, in March, 1997, the Communications Group launched commercial cellular telecommunications services in Latvia where it already provides wireless cable television, paging and radio broadcasting services. This strategy enables the Communications Group to leverage its existing infrastructure and brand loyalty and to capitalize on marketing opportunities afforded by bundling its services. The Communications Group believes that it has several competitive advantages that will enable it to obtain additional licenses in these markets, including (i) established relationships with local strategic joint venture partners and local governments, (ii) a proven track record of building and operating quality systems, and (iii) a fundamental understanding of the regions' political, economic and cultural climate.

    - INVEST IN NEW MARKETS. The Communications Group is actively pursuing investments in joint ventures to obtain new licenses for wireless communications services in markets in which it presently does not have any licenses. The Company is targeting emerging markets with strong economic potential which lack adequate communications services. In evaluating whether to enter a new market, the Communications Group assesses, among other factors, the (i) potential demand for the Communications Group's services and the availability of competitive services, (ii) strength of local partners, and (iii) political, social and economic climate. The Communications Group has identified several attractive opportunities in Eastern Europe and the Pacific Rim. For example, two of the Communications Group's joint ventures recently began to provide paging services in Austria and radio broadcasting in Prague, Czech Republic, both of which are new markets. Also, the Communications Group has recently signed definitive agreements to purchase 70% and 85%, respectively, of joint ventures operating radio stations in Berlin, Germany and Prague, Czech Republic. In addition, in February, 1997, through Metromedia Asia Corporation ("MAC"), a majority-owned subsidiary of the Company, the Communications Group acquired Asian American Telecommunications Corporation ("AAT"), a company that owns interests and participates in the management of two joint ventures with agreements to provide fixed telephony equipment and services in certain provinces in the PRC.

RECENT DEVELOPMENTS -- THE ENTERTAINMENT GROUP SALE

    On July 10, 1997, the Company sold substantially all of the assets of its entertainment group (the "Entertainment Group"), consisting of Orion Pictures Corporation ("Orion"), Goldwyn Entertainment Company ("Goldwyn") and Motion Picture Corporation of America ("MPCA") (and their respective subsidiaries) and a feature film and television library of over 2,200 titles to P&F Acquisition Corp. ("P&F"), the parent company of Metro-Goldwyn-Mayer Inc. ("MGM") for a gross consideration of $573.0 million (such transaction hereinafter referred to as the "Entertainment Group Sale"). The Company used $296.4 million of the proceeds from the Entertainment Group Sale to repay all amounts outstanding under the Entertainment Group's credit facilities and certain other indebtedness of the Entertainment Group and $140.0 million of such proceeds to repay all of its outstanding debentures. See "Business--Recent Developments--The Entertainment Group Sale." As a result of the Entertainment Group Sale, the Company has narrowed its strategic focus from operating two core businesses through the Communications Group and the Entertainment Group to focusing primarily on the global communications and media businesses of the Communications Group. The Entertainment Group's Landmark Theatre Group ("Landmark"), which the Company believes is the largest exhibitor of specialized motion pictures and art-house films in the United States with, at June 30, 1997, 49 theaters and 139 screens, was not included in the Entertainment Group Sale and the Company continues to own and operate Landmark in order to maximize its value, which may include a sale of Landmark. The Company has received certain offers, subject to certain conditions, to acquire all or a substantial portion of Landmark and it is currently evaluating such offers.

                                  THE OFFERING

Securities Offered................  3,600,000 shares of 7.25% Cumulative Convertible
                                    Preferred Stock (4,140,000 shares if the Underwriters'
                                    over-allotment option is exercised in full).
Dividends.........................  Cumulative annual dividends of $3.625 per share, payable quarterly out of assets legally available therefor on
                                    March 15, June 15, September 15 and December 15 of each
                                    year, commencing December 15, 1997, when, as and if
                                    declared by the Board of Directors. Dividends will
                                    accrue from the original date of issuance of the
                                    Preferred Stock (the "Issue Date"). Dividends may, at
                                    the option of the Company, be paid in cash or by
                                    delivery of fully paid and nonassessable shares of
                                    Common Stock or a combination thereof.
Liquidation Preference............  $50 per share.
Conversion Rights.................  Each share of Preferred Stock may be converted at any time at the option of the holder, unless previously
                                    redeemed, into fully paid and nonassessable shares of
                                    Common Stock, at an initial conversion price of $15 per
                                    share of Common Stock (equivalent to a conversion rate
                                    of approximately 3.33 shares of Common Stock for each
                                    share of Preferred Stock). The conversion price is
                                    subject to adjustment upon the occurrence of certain
                                    events.
Optional Redemption...............  The Preferred Stock may not be redeemed prior to
                                    September 15, 2000. On or after September 15, 2000, the
                                    Preferred Stock may be redeemed, in whole or in part, at
                                    the option of the Company, in cash, by delivery of fully
                                    paid and nonassessable shares of Common Stock or a
                                    combination thereof, initially at a price of $52.5375
                                    and thereafter at prices declining to $50 per share on
                                    or after September 15, 2007, plus in each case all
                                    accrued and unpaid dividends to the redemption date.
Change of Control.................  Upon any Change of Control, each holder of Preferred
                                    Stock shall, in the event that the Market Value at such
                                    time is less than the Conversion Price, have a one-time
                                    option to convert such holder's shares of Preferred
                                    Stock into shares of Common Stock at a conversion price
                                    equal to the greater of (x) the average closing price of
                                    the Common Stock on the AMEX (or such other national
                                    securities exchange or automated quotation system on
                                    which the Common Stock is then listed) for the five
                                    trading day period (the "Market Value") ending on the
                                    date on which a Change of Control event occurs (the
                                    "Change of Control Date") and (y) 66.67% of the Market
                                    Value as of the date of this Prospectus. In lieu of
                                    issuing the shares of Common Stock issuable upon
                                    conversion in the event of a Change of Control, the
                                    Company may, at its option, make a cash payment equal to
                                    the Market Value of the shares of Common Stock otherwise
                                    issuable.
Ranking...........................  The Preferred Stock will rank prior to the Common Stock and senior or PARI PASSU with other existing and future
                                    offerings of preferred stock in right of payment.

Voting Rights.....................  Except as required by law, the holders of Preferred
                                    Stock will have no voting rights unless dividends
                                    payable on the Preferred Stock are in arrears for six
                                    quarterly periods, in which case the holders of the
                                    Preferred Stock voting separately as a class with the
                                    shares of any other preferred stock or preference
                                    securities having similar voting rights, will be
                                    entitled at the next regular or special meeting of
                                    stockholders of the Company to elect two directors of
                                    the Company (such voting rights will continue until such
                                    time as the dividend arrearage on the Preferred Stock
                                    has been paid in full). The affirmative consent of
                                    holders of at least 66 2/3% of the outstanding Preferred
                                    Stock will be required for the issuance of any class or
                                    series of stock (or security convertible into stock) of
                                    the Company ranking PARI PASSU or senior to the
                                    Preferred Stock as to dividends, liquidation rights or
                                    voting rights and for amendments to the Company's
                                    Restated Certificate of Incorporation that would affect
                                    adversely the rights of holders of the Preferred Stock.
                                    See "Description of the Preferred Stock--Voting Rights."
Use of Proceeds...................  The Company intends to use the net proceeds of the
                                    Offering to finance the continued build-out of the
                                    Communications Group's systems and to fund potential
                                    acquisitions in Eastern Europe, the republics of the
                                    former Soviet Union, the PRC and other selected emerging
                                    markets and for general corporate purposes, including,
                                    but not limited to, the working capital needs of the
                                    Company and its subsidiaries, the repayment of certain
                                    indebtedness of the Company's subsidiaries and other
                                    potential future acquisitions.
Common Stock......................  The Common Stock is traded on the AMEX and the PSE under the symbol "MMG." On September 5, 1997, the Company had
                                    67,364,751 shares of Common Stock issued and outstanding
                                    and 6,641,972 shares of Common Stock issuable upon the
                                    exercise of outstanding options. See "Description of the
                                    Common Stock."
Listing...........................  Application will be made to list the Preferred Stock on the AMEX and the PSE.
Tax Consequences..................  The Federal income tax consequences of acquiring and holding the Preferred Stock and the shares of Common
                                    Stock issuable upon conversion of such Preferred Stock
                                    or in redemption therefor or as a dividend thereon are
                                    described in "Certain Federal Tax Consequences."
                                    Prospective investors are urged to consult their own tax
                                    advisors regarding the tax consequences of acquiring,
                                    holding or disposing of the Preferred Stock or the
                                    shares of Common Stock issuable upon conversion of such
                                    Preferred Stock or in redemption therefor or as a
                                    dividend thereon in light of their personal investment
                                    circumstances, including consequences resulting from the
                                    possibility that distributions on the Preferred Stock
                                    may exceed the Company's current and accumulated
                                    earnings and profits in which case they would not be
                                    treated as dividends for tax purposes.

                               OTHER INFORMATION

    In addition to the Communications Group, the Company also owns Landmark, Snapper Inc., a Georgia Corporation ("Snapper"), and an investment in RDM Sports Group, Inc. (formerly known as Roadmaster Industries, Inc.) ("RDM"). Snapper and the investment in RDM were owned by the Company prior to the November 1 Merger (as defined below). Snapper manufactures Snapper-Registered Trademark- brand premium-priced power lawnmowers, lawn tractors, garden tillers, snow throwers and related parts and accessories. RDM, a New York Stock Exchange ("NYSE")-listed company, is a sporting goods manufacturer of which the Company owns approximately 19.2 million shares (approximately 39% of the outstanding shares of RDM common stock) and warrants to acquire an additional 3.0 million shares (approximately 5%).

    Following the consummation of the November 1 Merger, the Company publicly announced that it was actively exploring a sale of both Snapper and its investment in RDM, and, as a result, for accounting purposes, both assets were classified as assets held for sale for financial statement purposes. The results of operations for Snapper were not consolidated with the Company's consolidated results of operations for the period from November 1, 1995 through October 31, 1996. The Company has decided not to continue to pursue its previously adopted plan to dispose of Snapper and to actively manage Snapper to maximize its long-term value. Since November 1, 1996, the Company has included Snapper's operating results in the consolidated results of operations of the Company for the two-month period ended December 31, 1996. See "Business--Snapper." In addition, although the Company intends to continue to pursue its previously adopted plan to dispose of its investment in RDM, for financial statement reporting purposes, the Company no longer qualifies to treat its investment in RDM as a discontinued operation and, as of April 1, 1997, the Company will include in its results of operations the Company's share of the earnings and losses of RDM. After August 15, 1997, RDM announced that it was experiencing significant cash flow and other financial difficulties. On August 28, 1997, an involuntary bankruptcy petition was filed against a subsidiary of RDM in Federal bankruptcy court in Montgomery, Alabama and, on August 29, 1997, RDM and all of its U.S. subsidiaries filed a voluntary bankruptcy petition under Chapter 11 of the Bankruptcy Code. See "Business--Investment in RDM."

    Messrs. John W. Kluge and Stuart Subotnick, the general partners of Metromedia Company, a Delaware partnership ("Metromedia"), are collectively the Company's largest stockholders, and beneficially own approximately 26% of the outstanding shares of Common Stock. Mr. Kluge serves as Chairman of the Board of the Company and Mr. Subotnick serves as Vice Chairman of the Board and President and Chief Executive Officer of the Company.

    The Company was organized in 1929 under Pennsylvania law and reincorporated in 1968 under Delaware law. On November 1, 1995, as a result of several mergers (collectively, the "November 1 Merger"), the Company changed its name from "The Actava Group Inc." to "Metromedia International Group, Inc." The Company's principal executive offices are located at One Meadowlands Plaza, East Rutherford, New Jersey 07073-2137, telephone: (201) 531-8000.

                                  RISK FACTORS

    The Preferred Stock offered hereby involves a high degree of risk. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table presents selected historical financial data of the Company, which is derived from the audited and unaudited financial statements of the Company (i) as reported and restated to reflect the classification of substantially all of the assets of the Entertainment Group as a discontinued business segment (see footnote 3 below) and (ii) on a pro forma basis to reflect the Entertainment Group Sale, the repayment of substantially all of the Entertainment Group's indebtedness, the redemption of all of the Company's debentures and the Offering. In addition, the pro forma financial data set forth below reflects the consolidation of Snapper for the full periods presented and the acquisitions of AAT and Landmark as if they occurred at the beginning of the periods presented. See "Pro Forma Consolidated Condensed Financial Information." The data is qualified by reference to and should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition" relating to the Company incorporated by reference and included elsewhere in this Prospectus.

                                                        SIX MONTHS ENDED
                                                            JUNE 30,
                                                     ----------------------       YEARS ENDED         YEAR ENDED
                                                                                  DECEMBER 31,       FEBRUARY 28,
                                                          (UNAUDITED)        ----------------------  ------------
                                                      1997(4)       1996      1996(1)     1995(2)        1995
                                                     ----------  ----------  ----------  ----------  ------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL (3):
Revenues...........................................  $  139,768  $    5,939  $   66,172  $    5,158   $    3,545
Equity in losses of joint ventures.................      (2,185)     (3,768)    (11,079)     (7,981)      (2,257)
Loss from continuing operations....................     (58,764)    (29,251)    (70,988)    (36,265)     (19,141)
Loss per common share from continuing operations
  .................................................       (0.89)      (0.69)      (1.31)      (1.48)       (0.95)

                                                                              SIX MONTHS ENDED      YEAR ENDED
                                                                                JUNE 30, 1997    DECEMBER 31, 1996
                                                                                 (UNAUDITED)        (UNAUDITED)
                                                                              -----------------  -----------------
                                                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                                                             DATA)
PRO FORMA:
Revenues....................................................................     $   139,768        $   223,715
Equity in losses of joint ventures..........................................          (2,185)           (11,101)
Loss from continuing operations.............................................         (52,269)          (107,341)
Loss per common share from continuing operations............................           (0.89)             (2.22)

------------------------

(1) The consolidated financial statements for the twelve months ended December 31, 1996 include two months (November and December 1996) of the results of operations of Snapper and the results of operations of Landmark since July 2, 1996, the date on which Landmark was acquired. Such consolidated financial statements do not include Snapper's results of operations for the ten months ended October 31, 1996, as Snapper was classifed as an asset held for sale for financial statement purposes.

(2) The consolidated financial statements for the twelve months ended December 31, 1995 include operations for The Actava Group Inc. ("Actava") (an acquired company for accounting purposes) from November 1, 1995.

(3) On July 10, 1997, the Company consummated the Entertainment Group Sale. The transaction has been recorded as a discontinuance of a business segment and, accordingly, the consolidated financial statements reflect the results of operations of the Entertainment Group as a discontinued segment.

(4) The consolidated financial statements for the six months ended June 30, 1997 includes three months (April to June 1997) of the Company's share of the results of operations of RDM.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION INCORPORATED BY REFERENCE AND CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE PREFERRED STOCK. CERTAIN STATEMENTS SET FORTH BELOW UNDER THIS CAPTION CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE REFORM ACT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGES 84-85 FOR ADDITIONAL FACTORS RELATING TO SUCH STATEMENTS.

OPERATING LOSSES; NO ASSURANCE OF PROFITABILITY

    For the six-months ended June 30, 1997 and 1996 and the years ended December 31, 1996 and 1995, the Company reported a loss from continuing operations of approximately $58.8 million and $29.3 million and $71.0 million and $36.3 million, respectively, and a net loss of $95.2 million and $38.0 million and $115.2 million and $413.0 million, respectively. The Company expects that it will report significant operating losses for the fiscal year ended December 31, 1997, including losses attributable to Snapper, whose results of operations have been included in the Company's consolidated results of operations since November 1, 1996. See "Business--Snapper." In addition, the Communications Group is in the early stages of development and the Company expects this group to continue to generate significant losses as it continues to build-out and market its services. Accordingly, the Company expects to generate consolidated losses for the foreseeable future.

HOLDING COMPANY STRUCTURE

    The Company is a holding company that conducts operations solely through its subsidiaries. The Company's ability to pay dividends on the Preferred Stock is dependent primarily upon the earnings of its subsidiaries, and the distribution or other payment of such earnings to the Company. Snapper's credit facility contains substantial restrictions on dividend or other payments by Snapper to the Company. In addition, the Communications Group is in its early stages of development and will require cash contributions from the Company in order to fund its operations. Accordingly, in order to be able to meet its cash requirements (including paying cash dividends on the Preferred Stock), the Company may rely upon (i) cash on hand and a portion of the net proceeds generated from this Offering, (ii) proceeds from the disposition of non-strategic assets, or (iii) net proceeds obtained from additional financings through a public or private sale of debt or equity securities of the Company. There can be no assurance that the matters specified in (ii) or (iii) can be accomplished on reasonably acceptable terms, if at all. Management of the Company periodically reviews market conditions for the possible sale of the Company's equity or debt securities. In addition, because of the Company's status as a holding company, the Company's rights and the rights of its stockholders and creditors, including holders of the Preferred Stock, to participate in the distribution of assets of any person in which the Company owns an equity interest upon such person's liquidation or reorganization will be subject to prior claims of such person's creditors, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such person (in which case the claims of the Company would still be subject to the prior claims of any secured creditor of such person and of any holder of indebtedness of such person that is senior to that held by the Company). Accordingly, the rights of holders of the Preferred Stock will be effectively subordinated to such claims.

RESTRICTIONS ON THE COMPANY'S ABILITY TO PAY DIVIDENDS ON OR REDEEM SHARES OF
  CAPITAL STOCK

    Under Delaware law, dividends on capital stock may only be paid from "surplus" or if there is no surplus, from the corporation's net profits for the then-current or the preceding fiscal year. In addition, a corporation may repurchase or redeem shares of capital stock only if it has sufficient funds legally available to effect such repurchase or redemption, so that the corporation's capital is not "impaired" by such repurchase or redemption. Any repurchase or redemption of capital stock requiring more than the amount of "surplus" would result in an impairment of capital under Delaware law. The Company does not anticipate having net profits for the foreseeable future and its ability to pay dividends on and to redeem shares of Preferred Stock will require the availability of adequate "surplus," which is defined as the excess, if any, of the Company's net assets (total assets less total liabilities) over its capital (generally the par value of its issued capital stock). As a result, there can be no assurance that adequate surplus will be available to pay dividends on or to acquire shares of Preferred Stock, including upon a Change of Control.

FUTURE FINANCING NEEDS

    Each of the Communications Group's joint ventures operates businesses, such as wireless cable television, fixed telephony, paging and cellular telecommuncations, that are capital intensive and require the investment of significant amounts of capital in order to construct and develop operational systems and market its services. See "Business--The Communications Group." As a result, the Company will require additional financing in order to satisfy its on-going working capital requirements and to achieve its long-term business strategies. Such additional capital may be provided through the public or private sale of debt or equity securities. No assurance can be given that additional financing will be available to the Company on acceptable terms, if at all. If adequate additional funds are not available, the Company may be required to curtail significantly its long term business objectives and the Company's results from operations may be materially and adversely affected.

COMPETITIVE INDUSTRIES

    The Company operates in businesses which are highly competitive and such businesses compete with many other communications and media companies, many of which are well-known global communications and media companies with substantially greater financial, management and other resources than the Company. The Communications Group operates in industries that are highly competitive worldwide. The Company recognizes that, in the future, the Communications Group is likely to encounter significant competition from other entities which may be led by successful and experienced members of the communications industry and which may have established operating infrastructures and superior access to financial resources. The Communications Group also faces potential competition from competing technologies which could emerge over time in Eastern Europe, the republics of the former Soviet Union, the PRC and other selected emerging markets and compete directly with the Communications Group's operations. In addition, the Company does not expect to maintain or to be granted exclusive licenses to operate its communications businesses in any of the markets where it currently provides or plans to provide its services. See "Business--The Communications Group."

CONTROL OF THE COMPANY BY METROMEDIA DUE TO CONCENTRATION OF SHARE OWNERSHIP AND
  VOTING CONTROL

    Metromedia and its affiliates collectively own approximately 26% of the outstanding shares of Common Stock and are the Company's largest stockholders. Metromedia has nominated or designated a majority of the members of the Company's Board of Directors. However, in accordance with the Restated Certificate of Incorporation and By-laws of the Company and Delaware law, in the future, the majority of the members of the Company's Board of Directors will nominate the directors for election to the Company's Board of Directors. For the foreseeable future, it is likely that directors designated or nominated by Metromedia will continue to constitute a majority of the members of the Company's Board of Directors. As such, Metromedia will likely control the direction of future operations of the Company, including decisions regarding acquisitions and other business opportunities, the declaration of dividends and the issuance of additional shares of the Company's capital stock and other securities. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change of control of the Company pursuant to a transaction which might otherwise be beneficial to stockholders.

ANTI-TAKEOVER PROVISIONS IN THE COMPANY'S CHARTER AND BY-LAWS

    The Company's Restated Certificate of Incorporation and By-laws contain provisions that could delay, defer or prevent a change in control without the approval of its incumbent Board of Directors. These provisions, among other things, (i) divide the Board of Directors into three classes, with members of each class to be elected in staggered three-year terms, (ii) prohibit stockholder action by written consent in lieu of a meeting, (iii) limit the right to call special meetings of stockholders to the Chairman or Vice Chairman of the Company's Board of Directors, and (iv) authorize the Board of Directors to issue preferred stock in one or more classes or series without any action on the part of stockholders. Such provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock and significantly impede the ability of the holders of Common Stock to replace management. In addition, the Company's Board of Directors intends to adopt a stockholders' rights plan which will have certain anti-takeover effects. The Company does not intend to solicit stockholder approval with respect to its stockholders' rights plan. Although the exact terms of such rights plan have not been determined, it is anticipated that such rights plan will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of the Common Stock.

ENVIRONMENTAL MATTERS

    The Company is subject to Federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances (collectively, "Environmental Laws"). The Company, through its predecessors, has been in operation since 1929 and, over the years, has operated in diverse industries, including, various equipment, sporting goods and furniture manufacturing, sheet metal processing, and trucking. With the exception of Landmark, Snapper and the Company's interest in RDM, the Company has divested itself of all non-communications- and non-media-related operations. However, in the course of certain such divestitures, the Company has retained certain indemnification obligations for environmental cleanup matters, and in one case a contaminated parcel at which the Company has undertaken cleanup activities. See "Business--Environmental Matters." In other cases, particularly for operations that were divested in the past, the Company could incur unanticipated environmental cleanup obligations, to the extent they may exist or arise in the future, as a result, at least in part, of changes in legal requirements that have occurred since such divestitures. At the present time, the Company is not aware of any environmental liabilities related to any such divestitures that the Company believes would have a material adverse effect on its results of operations or financial condition. However, because some divestitures may have occurred many years ago, there can be no assurance that environmental matters will not arise in the future that could have such an effect.

POLITICAL, SOCIAL AND ECONOMIC RISKS

    The Communications Group's operations may be materially and adversely affected by significant political, social and economic uncertainties in Eastern Europe, the republics of the former Soviet Union, the PRC and in other selected emerging markets where it conducts or may in the future conduct business. Political stability in many of the Communications Group's markets has been affected by political tensions between different branches of government. In addition, internal military conflicts have occurred in certain regions of some of the countries in which the Communications Group has made investments. There are also concerns about potential civil unrest fueled by, among other things, economic and social crises in certain of the Communications Group's markets. Moreover, political tensions between national and local governments in certain of the Communications Group's markets could have a material adverse effect on the Communications Group's operations in such areas. The Communications Group's operations may also be materially and adversely affected by bureaucratic infighting between government agencies with unclear and overlapping jurisdictions.

    The governments in the Communications Group's markets exercise substantial influence over many aspects of the private sector. The governments in these areas have been attempting to a varying degree to implement economic reform policies and encourage private economic activity. However, these reforms have been only partially successful to date. The economies in many of the Communications Group's markets are still characterized by high unemployment, high inflation, high foreign debt, weak currencies and the possibility of widespread bankruptcies. Moreover, in some of the Communications Group's markets, the governments have continued to reserve large sectors of the economy for state ownership and have not dismantled all portions of the command economy system. Important infrastructure and utility sectors, such as certain sectors of the telecommunications industry, of some of the economies in which the Communications Group conducts or plans to conduct business are still primarily state-owned and

-operated and are subject to pervasive regulatory control. Despite some success in implementing reform policies and developing the private sector, there can be no assurance that the pursuit of economic reforms by any of these governments will continue or prove to be ultimately effective, especially in the event of a change in leadership, social or political disruption or other circumstances affecting economic, political or social conditions.

GENERAL OPERATING RISKS

    The Communications Group's operating results are dependent upon the ability to attract and maintain subscribers to its cable, paging and telephony systems, the sale of commercial advertising time on its radio stations and its ability to control overall operating expenses. The ability to attract and maintain subscribers is dependent on, among other things, the general economic conditions in the market where each cable, paging and telephony system is located, the relative popularity of such systems, the demographic characteristics of the potential subscribers to such systems, the technical attractiveness to customers of the equipment and service of such systems, the activities of competitors, the use of incentives to attract customers and other factors which may be outside of the Communications Group's control. In addition, the sale of commercial advertising time on the Communications Group's AM/FM radio stations is similarly dependent on economic conditions in the market in which such stations are located, the relative popularity of such stations, the demographic characteristics of the audience of such stations, the activities of competitors and other factors beyond the control of the Communications Group.

    The Communications Group relies heavily in many of the countries in which it operates upon the availability and accessibility of government-owned broadcast and transmission facilities for distribution of its signal throughout its license areas. Most of the joint ventures in which the Communications Group makes investments require substantial construction of new systems and additions to the physical plant of existing systems. Construction projects are adversely affected by cost overruns and delays not within the control of the Communications Group or its subcontractors, such as those caused by governmental action or inaction. In addition, delays also can occur as a result of design changes and material or equipment shortages or delays in delivery of material or equipment. The failure to complete construction of a communications system on a timely basis could jeopardize the franchise or license for such system or provide opportunities to the Communications Group's competitors.

RISKS INHERENT IN FOREIGN INVESTMENT

    The Communications Group has invested substantially all of its resources in operations outside of the United States and, in the ordinary course of its business, plans to make additional international investments in the near future. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks, risks of increases in taxes and governmental royalties and involuntary modifications or terminations of contracts with or licenses issued by foreign governments or their affiliated commercial enterprises.

    The Communications Group is also vulnerable to the risk of changes in foreign and domestic laws and policies that govern operations of overseas-based companies. Exchange control regulations currently in place or which could be enacted in many of the Communication Group's markets could create substantial barriers to the conversion or repatriation of funds, and such restrictions could adversely affect the Communications Group's and the Company's ability to pay overhead expenses, meet any of their respective debt obligations and to continue and expand its communications businesses. Tax laws and regulations may also be amended or differently interpreted and implemented, thereby adversely affecting the profitability after tax of the Communications Group's ventures. In addition, criminal organizations in certain of the countries in which the Communications Group operates may threaten and intimidate businesses. While the Communications Group has thus far not experienced significant difficulties with criminal organizations in these countries, there can be no assurance that such pressures from criminal organizations will not increase in the future and have a material adverse effect on the Company and its operations.

    There is significant uncertainty as to the extent to which local parties and entities, particularly government authorities, in the Communications Group's markets will respect the contractual and other rights of foreign parties, such as the Communications Group, and also the extent to which the "rule of law" has taken hold and will be upheld in each of these countries. Although the general legal framework and the governments' strategy in some of the Communications Group's markets currently encourage foreign trade and investments, relevant laws of the countries in which the Communications Group has invested may not be enforced in accordance with their terms or implemented in countries in which they do not now exist. Laws in the Communications Group's markets affecting foreign investment, trade and communications activities often change and create uncertainty and confusion. Additionally, foreign investment and sales may be materially and adversely affected by conflicting and restrictive administrative regulations in many of the Communications Group's markets.

    The Communications Group may also be materially and adversely affected by laws restricting foreign investment in the field of communications. Certain countries have extensive restrictions on foreign investment in the communications field and the Communications Group is attempting to structure its prospective projects in order to comply with such laws. However, there can be no assurance that such legal and regulatory restrictions will not increase in the future or, as currently promulgated, will not be interpreted in a manner giving rise to tighter restrictions, and thus may have a material adverse effect on the Company's prospective projects in that country. The Russian Federation has periodically proposed legislation that would limit the ownership percentage that foreign companies can have in communications businesses. While such proposed legislation has not been made into law, it is possible that such legislation could be enacted in Russia and/or that other countries in Eastern Europe, the republics of the former Soviet Union and elsewhere may enact similar legislation which could have a material adverse effect on the business, operations, financial condition or prospects of the Communications Group. Such legislation could be similar to United States Federal law which limits the foreign ownership in entities owning broadcasting licenses. Similarly, PRC law and regulation restrict and prohibit foreign companies or joint ventures in which they participate from providing telephony service to customers in the PRC and generally limit the role that foreign companies or their joint ventures may play in the telecommunications industry. As a result, AAT, unlike the Communications Group's joint ventures in Eastern Europe and in the republics of the former Soviet Union, must structure its transactions as a provider of telephony equipment and technical and support services as opposed to a direct provider of such services. These legal restrictions in the PRC may limit the ability of AAT to control the management and direction of the telecommunications systems in which it invests in the PRC. In addition, there is no way of predicting whether other foreign ownership limitations will be enacted in any of the Communications Group's markets, or whether any such law, if enacted, will force the Communications Group to reduce or restructure its ownership interest in any of the ventures in which the Communications Group currently has an ownership interest. If foreign ownership limitations are enacted in any of the Communications Group's markets and the Communications Group is required to reduce or restructure its ownership interests in any ventures, it is unclear how such reduction or restructuring would be implemented, or what impact such reduction or restructuring would have on the Communications Group.

DEVELOPING LEGAL STRUCTURES IN TARGET MARKETS

    As a result of political, economic and social changes in Eastern Europe, the republics of the former Soviet Union, the PRC and in other selected emerging markets, the bodies of commercial and corporate laws in the Communications Group's markets are, in most cases, in their formative stages. Despite the fact that many of these areas have undergone radical changes in recent years, commercial and corporate laws in these markets are still significantly less developed or clear than comparable laws in the United States and countries of Western Europe and are subject to frequent changes, preemption and reinterpretation by local or administrative regulations, by administrative officials and, in the case of Eastern Europe and republics of the former Soviet Union, by new governments. Such lack of development or clarity makes it difficult for the Communications Group's businesses to plan operations and maintain compliance with administrative interpretations of the law. No assurance can be given that the uncertainties associated with the existing and future laws and regulations in the Communications Group's markets will not have a material adverse effect on the Communications Group's ability to conduct its business and to generate profits.

    Laws relating to telecommunications are also in their developmental stage in most of the markets in which the Communications Group operates and are often modified. The Hungarian government has begun to charge license fees for use of newly and previously issued licenses. At this time, the Communications Group does not yet know the amount its joint venture will be charged for the use of its existing license in this market. In the event that the Communications Group is successful in its bid for one or both nationwide franchises in Hungary, however, Radio Juventus, the Communications Group's Hungarian radio broadcasting joint venture, would surrender its existing regional license and no additional fee would be required for its existing license.

    In addition, the courts in many of the Communications Group's markets often do not have the experience, resources or authority to resolve significant economic disputes and enforce their decisions. In some cases, courts are not insulated from political considerations and other outside pressures and sometimes do not function in an independent manner. Enforcement of legal rights in these areas is also affected in some cases by political discretion and lobbying. This creates particular concerns for the Communications Group because the licenses held by the Communications Group's businesses or the contracts providing such businesses access to the airwaves or other rights essential for operations may be significantly modified, revoked or canceled without justification, and legal redress may be substantially delayed or even unavailable in such cases.

RISK INHERENT IN GROWTH STRATEGY

    The Communications Group has grown rapidly since its inception. Many of the Communications Group's ventures are either in developmental stages or have only recently commenced operations. The Communications Group has incurred significant operating losses to date. The Communications Group is pursuing additional investments in a variety of communications businesses in both its existing markets and additional markets. This growth strategy entails the risks inherent in assessing the strength and weaknesses of development opportunities, in evaluating the costs and uncertain returns of developing and constructing the facilities for operating systems and in integrating and managing the operations of existing and additional systems. The Company's growth strategy requires the Company to expend significant capital in order to enable it to continue to develop its existing operations and to invest in additional ventures. There can be no assurance that the Company will have the funds necessary to support the capital needs of the Communications Group's current investments or any of the Communications Group's additional investment opportunities or that the Communications Group will be able to obtain financing from third parties. If such financing is unavailable, the Communications Group may not be able to develop further its existing ventures and the number of additional ventures in which it invests may be significantly curtailed.

APPROVALS AND UNCERTAINTY OF LICENSE RENEWALS

    The Communications Group's joint ventures' operations are subject to governmental regulation in its markets and its operations require certain governmental approvals. The licenses pursuant to which the Communications Group's joint ventures operate are issued for limited periods, including certain licenses which are renewable annually. Certain of these licenses expire over the next several years. In addition, licenses held by two of the Communications Group's joint ventures have expired, although these joint ventures have been permitted to continue operations while the reissuance is pending. Such joint ventures applied for renewals and expects new licenses to be issued. Four other licenses held or used by Communications Group joint ventures will expire during 1997. While there can be no assurance on the matter, the Communications Group expects that all of these licenses will be renewed. For most of the licenses held or used by the Communications Group's joint ventures, no statutory or regulatory presumption exists for renewal by the current license holder, and there can be no assurance that such licenses will be renewed upon the expiration of their current terms. The Communications Group's partners in these ventures have not advised the Communications Group of any reason such licenses would not be renewed. The failure of such licenses to be renewed may have a material adverse effect on the Company. There can also be no assurance that the Communications Group's joint ventures will obtain necessary approvals to operate additional wireless cable television, fixed telephony or paging systems or radio broadcast stations in any of the markets in which it is seeking to establish its businesses.

    Additionally, certain of the licenses pursuant to which the Communications Group's businesses operate contain network build-out milestones. The failure to satisfy such milestones could result in the loss of such licenses which may have a material adverse effect on the Company.

EXCHANGE RATE FLUCTUATIONS AND INFLATION RISKS IN TARGET MARKETS

    The Communications Group's strategy is to minimize its foreign currency exposure risk. To the extent possible, in countries that have experienced high rates of inflation, the Communications Group bills and collects all revenues in U.S. dollars or an equivalent local currency amount adjusted on a monthly basis for exchange rate fluctuations. The Communications Group's joint ventures are generally permitted to maintain U.S. dollar accounts to service their U.S. dollar-denominated credit lines, thereby reducing foreign currency risk. As the Communications Group and its joint venture investees expand their operations and become more dependent on local currency-based transactions, the Communications Group expects that its foreign currency exposure will increase. The Communications Group does not hedge against foreign exchange rate risks at the current time and therefore could be subject in the future to any declines in exchange rates between the time a joint venture receives its funds in local currencies and the time it distributes such funds in U.S. dollars to the Company. In addition, the economies of many of the Communications Group's target markets, including but not limited to Russia, Romania, Hungary, Lithuania, Belarus, Georgia, the PRC and Kazakstan, have experienced significant and, in some periods, extremely high rates of inflation over the past few years. Inflation and rapid fluctuation in exchange rates have had and may continue to have a negative effect on these economies and may have a negative impact on the Company's business, financial condition and results of operations.

POSSIBLE INABILITY TO CONTROL CERTAIN JOINT VENTURES

    The Communications Group has invested in virtually all of its joint ventures with local partners. Although the Communications Group exercises significant influence in the management and operations of the joint ventures in which it has an ownership interest and intends to invest in the future only in joint ventures in which it can exercise significant influence in management, the degree of its voting power and the voting power and veto rights of its joint venture partners may limit the Communications Group from effectively controlling the operations, strategies and financial decisions of the joint ventures in which it has an ownership interest. In certain markets where the Communications Group conducts or may in the future conduct business, increases in the capitalization of a joint venture require not only the consent of all joint venture partners, but also government approval, thereby creating a risk that a venture may not be able to obtain additional capital without cooperation of the joint venture partner and government approval. The Communications Group is dependent on the continuing cooperation of its partners in the joint ventures and any significant disagreements among the participants could have a material adverse effect on any such venture. In addition, in many instances, the Communications Group's partners in a joint venture include a governmental entity or an affiliate of a governmental entity. The presence of a governmental entity or affiliate thereof as a partner poses a number of risks, including the possibility of decreased governmental support or enthusiasm for the venture as a result of a change of government or government officials, a change of policy by the government and perhaps most significantly the ability of the governmental entities to exert undue control or influence over the project in the event of a dispute or otherwise. In addition, to the extent joint ventures become profitable and generate sufficient cash flows in the future, there can be no assurance that the joint ventures will pay dividends or return capital at any time. Moreover, the equity interests of the Communications Group in these investments generally are not freely transferable. Therefore, there can be no assurance of the Company's ability to realize economic benefits through the sale of the Communications Group's interests in its joint ventures.

TECHNICAL APPROVAL OF TELEPHONY EQUIPMENT

    Many of the Communications Group's proposed wireless local loop telephony operations are dependent upon type approval of the Communications Group's proposed wireless local loop telephony equipment by the communications authorities in the markets where the Communications Group and its ventures plan to operate. While the Communications Group believes that such equipment will be type approved, there is no assurance that this will occur and the failure to obtain such type approvals could have a materially adverse effect on many of the Communications Group's proposed telephony operations. In addition, while the Communications Group believes that it will be able to acquire sufficient amounts of wireless local loop telephony equipment from its supplier on a timely basis, there can be no assurance that this will be the case or that the Communications Group would be able to procure alternative equipment.

TECHNOLOGICAL OBSOLESCENCE

    The communications industry has been characterized in recent years by rapid and significant technological changes. New market entrants could introduce new or enhanced technologies with features which would render the Communications Group's technology obsolete or significantly less marketable. The ability of the Communications Group to compete successfully will depend to a large extent on its ability to respond quickly and adapt to technological changes and advances in its industry. There can be no assurance that the Communications Group will be able to keep pace, or will have the financial resources to keep pace, with the technological demands of the marketplace.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Preferred Stock offered hereby, after deducting underwriting discounts and commissions and the estimated expenses of the Offering, are estimated to be $173.4 million ($200.0 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the estimated net proceeds to finance the continued build-out of the Communications Group's systems and to fund potential acquisitions in Eastern Europe, the republics of the former Soviet Union, the PRC and other selected emerging markets and for general corporate purposes, including the working capital needs of the Company and its subsidiaries, the repayment of certain indebtedness of the Company's subsidiaries and other potential future acquisitions.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Since November 2, 1995, the Common Stock has been listed and traded on the AMEX and the PSE under the symbol "MMG." Prior to November 2, 1995, the Common Stock was listed and traded on both the NYSE and the PSE under the symbol "ACT." The following table sets forth the quarterly high and low closing sales prices per share for the Common Stock according to the NYSE Composite Tape for the period from January 1, 1995 through November 1, 1995 and the quarterly high and low closing sales prices per share for the Common Stock as reported by the AMEX from November 2, 1995 through the present. The reported last sale price of the Common Stock on the AMEX on September 10, 1997 was $12.

                                                                                 PRICE RANGE OF
                                                                                  COMMON STOCK
                                                                              --------------------
FISCAL QUARTER ENDED                                                            HIGH        LOW
----------------------------------------------------------------------------  ---------  ---------
1995:
March 31....................................................................  $      11  $   8 3/4
June 30.....................................................................     13 3/8      8 5/8
September 30................................................................     19 1/8     13 1/4
December 31.................................................................     18 7/8     13 1/4

1996:
March 31....................................................................  $  14 1/4  $  11 1/2
June 30.....................................................................     16 5/8     12 1/4
September 30................................................................     12 1/2      9 1/2
December 31.................................................................     12 1/8      8 7/8

1997:
March 31....................................................................  $  12 1/4  $ 8 11/16
June 30.....................................................................    13 1/16     7 1/16
September 30 (through September 10, 1997)...................................     12 7/8     10 7/8

    The Company has not paid a dividend to its stockholders since the dividend declared in the fourth quarter of 1993, and has no plans to pay cash dividends on the Common Stock in the foreseeable future. Any future dividends will depend upon the Company's earnings, capital requirements, financial condition and other relevant factors, including the existence or absence of any contractual limitations on the payment of dividends. See "Management's Discussion and Analysis of Financial Condition."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1997 (i) as reported, including the Entertainment Group's long-term debt,
(ii) on a pro forma basis, as adjusted to reflect the Entertainment Group Sale, the repayment of all of the Entertainment Group's indebtedness and the redemption of all of the Company's outstanding debentures, and (iii) as further adjusted to reflect the sale of the Preferred Stock offered hereby (without giving effect to the exercise of the Underwriters' over-allottment option). The table should be read in conjunction with the audited consolidated financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to the Company incorporated by reference and included elsewhere in this Prospectus.

                                                                                   AS OF JUNE 30, 1997
                                                                        -----------------------------------------
                                                                                         PRO         PRO FORMA
                                                                          ACTUAL      FORMA(1)    AS ADJUSTED(2)
                                                                        -----------  -----------  ---------------

                                                                                     (IN THOUSANDS)
Cash, cash equivalents and short-term investments.....................  $    10,262   $ 155,406    $     328,756
                                                                        -----------  -----------  ---------------
                                                                        -----------  -----------  ---------------
Debt:
  Entertainment Group Credit Facility.................................  $   276,200   $      --    $          --
  6 1/2% Convertible Debentures due August 1, 2002....................       61,106          --               --
  9 1/2% Debentures due August 1, 1998................................       59,425          --               --
  10% Debentures due October 1, 1999..................................        5,467          --               --
  Snapper Revolver and Working Capital Facility.......................       64,954      64,954           64,954
  Other long-term debt, including capital leases......................       19,086       9,381            9,381
                                                                        -----------  -----------  ---------------
      Total debt......................................................      486,238      74,335           74,335
Stockholders' equity:
  Preferred stock.....................................................      --               --          180,000
  Common stock........................................................       66,254      66,254           66,254
  Paid-in surplus.....................................................      996,546     996,546          989,896
  Other...............................................................       (5,402)     (3,286)          (3,286)
  Accumulated deficit.................................................     (898,573)   (603,483)        (603,483)
                                                                        -----------  -----------  ---------------
      Total stockholders' equity......................................      158,825     456,031          629,381
                                                                        -----------  -----------  ---------------
  Total capitalization................................................  $   645,063   $ 530,366    $     703,716
                                                                        -----------  -----------  ---------------
                                                                        -----------  -----------  ---------------

------------------------

(1) Reflects the Entertainment Group Sale, the repayment of all of the indebtedness of the Entertainment Group and the redemption of all of the Company's outstanding debentures.

(2) As adjusted further to reflect the sale of the Preferred Stock offered hereby (without giving effect to the exercise of the Underwriters' over-allotment option).

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

    The following unaudited Pro Forma Balance Sheet of the Company as of June 30, 1997 and unaudited Pro Forma Statements of Operations for the six months ended June 30, 1997 and year ended December 31, 1996 reflect the Entertainment Group Sale, the repayment of the Entertainment Group's credit facility (the "Entertainment Group Credit Facility") and other Entertainment Group long term indebtedness, the redemption of the Company's 6 1/2% Convertible Debentures due August 1, 2002 (the "6 1/2% Convertible Debentures"), the Company's 9 1/2% Debentures due August 1, 1998 (the "9 1/2% Debentures") and the Company's 10% Debentures due October 1, 1999 (the "10% Debentures") and the effect of the Offering. In addition, the Pro Forma Statement of Operations reflects the consolidation of Snapper for the full periods presented and the acquisitions of AAT and Landmark as if they occurred at the beginning of the periods presented. The unaudited Pro Forma Balance Sheet assumes that the foregoing pro forma transactions occurred on June 30, 1997 and the unaudited Pro Forma Statements of Operations assume that the foregoing transactions occurred at the beginning of the periods presented.

    The unaudited Pro Forma Statements of Operations are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The unaudited Pro Forma Statements of Operations should be read in conjunction with the consolidated financial statements and the related notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to the Company incorporated herein and included elsewhere in this Prospectus.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                  AS OF JUNE 30, 1997
                                                                      -------------------------------------------
                                                                                       PRO FORMA
                                                                      HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                                      -----------  -----------------  -----------

                                                                      (UNAUDITED)                     (UNAUDITED)
ASSETS:
Current Assets:
  Cash and cash equivalents.........................................   $  10,262      $   573,000(1)   $ 328,756
                                                                                         (285,905)(1)
                                                                                           (2,000)(1)
                                                                                         (139,951)(2)
                                                                                          173,350(3)
  Accounts receivable...............................................      37,226                          37,226
  Inventories.......................................................      81,407                          81,407
  Other current assets..............................................       4,572                           4,572
                                                                      -----------                     -----------
      Total current assets..........................................     133,467                         451,961
Property, plant and equipment, net..................................      74,444                          74,444
Intangible assets, net..............................................     214,477                         214,477
Investments in and advances to joint ventures.......................      99,852                          99,852
Other assets........................................................      16,893                          16,893
                                                                      -----------                     -----------
      Total assets..................................................   $ 539,133                       $ 857,627
                                                                      -----------                     -----------
                                                                      -----------                     -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable and accrued expenses.............................   $ 111,558                       $ 111,558
  Short-term debt...................................................      11,880             (547)(2)     11,333
                                                                      -----------                     -----------
      Total current liabilities.....................................     123,438                         122,891

Net liabilities of discontinued operations..........................      26,064          (26,064)(1)     --
Long-term debt......................................................     188,453         (125,451)(2)     63,002
Other long-term liabilities.........................................       3,489                           3,489
                                                                      -----------                     -----------
      Total liabilities.............................................     341,444                         189,382
                                                                      -----------                     -----------
Minority interest...................................................      38,864                          38,864
Stockholders' equity:
  Preferred stock...................................................      --              180,000(3)     180,000
  Common stock......................................................      66,254                          66,254
  Paid-in surplus...................................................     996,546           (6,650)(3)    989,896
  Other.............................................................      (5,402)           2,116(4)      (3,286)
  Accumulated deficit...............................................    (898,573)         311,159(1)    (603,483)
                                                                                          (13,953)(2)
                                                                                           (2,116)(4)
                                                                      -----------                     -----------
  Total stockholders' equity........................................     158,825                         629,381
                                                                      -----------                     -----------
    Total liabilities and stockholders' equity......................   $ 539,133                       $ 857,627
                                                                      -----------                     -----------
                                                                      -----------                     -----------

                            See accompanying notes.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          SIX MONTHS ENDED JUNE 30, 1997
                                                               ----------------------------------------------------
                                                                                 AAT
                                                                             HISTORICAL     PRO FORMA
                                                               HISTORICAL       (10)       ADJUSTMENTS   PRO FORMA
                                                               -----------  -------------  -----------  -----------

                                                               (UNAUDITED)   (UNAUDITED)                (UNAUDITED)
Revenues.....................................................   $ 139,768     $  --                      $ 139,768
Cost and expenses:
  Cost of sales and rentals and operating expenses...........     (92,286)       --                        (92,286)
  Selling, general and administrative........................     (63,123)         (246)                   (63,369)
  Depreciation and amortization..............................     (10,463)         (460)                   (10,923)
                                                               -----------  -------------               -----------
Operating loss...............................................     (26,104)         (706)                   (26,810)
Interest expense.............................................     (12,458)       --             7,201(5)     (5,257)
Interest income..............................................       4,801        --                          4,801
                                                               -----------  -------------               -----------
Loss before provision for income taxes, equity in losses of
  joint ventures and minority interest.......................     (33,761)         (706)                   (27,266)
Provision for income taxes...................................        (323)       --                           (323)
Equity in losses of joint ventures...........................      (2,185)       --                         (2,185)
Equity in losses of and writedown of investment in RDM Sports
  Group, Inc.................................................     (25,122)       --                        (25,122)
Minority interest............................................       2,627        --                          2,627
                                                               -----------  -------------               -----------
Loss from continuing operations..............................   $ (58,764)    $    (706)                   (52,269)
                                                               -----------  -------------
                                                               -----------  -------------
Preferred stock dividend requirements........................                                               (6,525)
Loss from continuing operations attributable to
                                                                                                        -----------
  common stockholders........................................                                            $ (58,794)
                                                                                                        -----------
                                                                                                        -----------

Weighted average common shares outstanding...................      66,171                                   66,171
                                                               -----------                              -----------
                                                               -----------                              -----------
Loss per share from continuing operations....................   $   (0.89)                               $   (0.89)
                                                               -----------                              -----------
                                                               -----------                              -----------
Ratio of earnings to fixed charges (11)......................      n/a                                      n/a
                                                               -----------                              -----------
                                                               -----------                              -----------

                            See accompanying notes.

                      METROMEDIA INTERNATIONAL GROUP, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDED DECEMBER 31, 1996
                                -----------------------------------------------------------------------------------------
                                 COMPANY          AAT            LANDMARK         SNAPPER        PRO FORMA
                                HISTORICAL   HISTORICAL (9)     HISTORICAL       HISTORICAL     ADJUSTMENTS    PRO FORMA
                                ----------   --------------   --------------   --------------   -----------   -----------

                                                              (UNAUDITED)(7)   (UNAUDITED)(6)                 (UNAUDITED)
Revenues......................  $  66,172      $ --              $ 26,920        $ 130,623       $             $ 223,715
Cost and expenses:
  Cost of sales and rentals
    and operating expenses....    (45,561)       --               (22,107)        (102,687)                     (170,355)
  Selling, general and
    administrative............    (59,863)       (22,617)(8)       (2,546)         (38,658)                     (123,684)
  Depreciation and
    amortization..............     (9,913)        (2,771)          (2,345)          (6,698)                      (21,727)
                                ----------   --------------   --------------   --------------                 -----------
Operating loss................    (49,165)       (25,388)             (78)         (17,420)                      (92,051)
Interest expense..............    (19,548)           (50)            (566)          (6,859)        13,924(5)     (13,099)
Interest income...............      8,552            106          --               --                              8,658
                                ----------   --------------   --------------   --------------                 -----------
Loss before provision for
  income taxes, equity in
  losses of joint ventures and
  minority interest...........    (60,161)       (25,332)            (644)         (24,279)                      (96,492)
Provision for income taxes....       (414)       --               --               --                               (414)
Equity in losses of joint
  ventures....................    (11,079)           (22)         --               --                            (11,101)
Minority interest.............        666        --               --               --                                666
                                ----------   --------------   --------------   --------------                 -----------
Loss from continuing
  operations..................  $ (70,988)     $ (25,354)        $   (644)       $ (24,279)                     (107,341)
                                ----------   --------------   --------------   --------------
                                ----------   --------------   --------------   --------------
Preferred stock dividend
  requirements................                                                                                   (13,050)
Loss from continuing
  operations attributable
                                                                                                              -----------
  to common stockholders......                                                                                 $(120,391)
                                                                                                              -----------
                                                                                                              -----------

Weighted average common shares
  outstanding.................     54,293                                                                         54,293
                                ----------                                                                    -----------
                                ----------                                                                    -----------
Loss per share from continuing
  operations..................  $   (1.31)                                                                     $   (2.22)
                                ----------                                                                    -----------
                                ----------                                                                    -----------
Ratio of earning to fixed
  charges (11)................        n/a                                                                            n/a
                                ----------                                                                    -----------
                                ----------                                                                    -----------

                            See accompanying notes.

 (1) Reflects the sale of the Entertainment Group, exclusive of Landmark, the repayment of the Entertainment Group's long term debt and transaction costs as follows (in thousands):

Gross sales proceeds....................................................................  $ 573,000
Repayment of the Entertainment Group's long term debt...................................    285,905
                                                                                          ---------
Adjusted sales proceeds.................................................................    287,095
Net liabilities of discontinued operations..............................................     26,064
Transaction costs.......................................................................     (2,000)
                                                                                          ---------
Gain from sale..........................................................................  $ 311,159
                                                                                          ---------
                                                                                          ---------

   The Company has made a preliminary calculation of the estimated gain on the sale of the Entertainment Group, exclusive of Landmark. However there can be no assurance that the actual gain will not differ significantly from the pro forma adjustment. The foregoing does not account for any taxes that may be payable upon consummation of the sale. The Company does not believe that the taxes payable as a result of the consummation of the sale will have a material adverse effect on the Company's results of operations and financial condition.

(2) Reflects the repayment of the Company's 6 1/2% Convertible Debentures,
    9 1/2% Debentures and 10% Debentures at par value as follows (in thousands):

6 1/2% Convertible Debentures...........................................................  $  75,000
9 1/2% Debentures.......................................................................     59,484
10% Debentures..........................................................................      5,467
                                                                                          ---------
                                                                                            139,951
Book value of Debentures at June 30, 1997...............................................    125,998
                                                                                          ---------
Extraordinary loss on early extinguishment of Debentures................................  $  13,953
                                                                                          ---------
                                                                                          ---------

(3) Reflects issuance of 3.6 million shares of Preferred Stock at $50.00 per share, net of estimated issuance costs of $6.7 million.

(4) Reflects vesting of restricted stock in connection with the Entertainment Group Sale.

(5) Reflects elimination of interest expense attributable to the Company's 6 1/2% Convertible Debentures, 9 1/2% Debentures and 10% Debentures.

(6) The historical financial statements classified Snapper as an asset held for sale and excluded the results of its operations from the consolidated results of operations of the Company from November 1, 1995 to October 31, 1996. The pro forma adjustment reflects Snapper's results of operations for the period January 1, 1996 through October 31, 1996, including ten months of amortization of goodwill related to the consolidation of Snapper.

(7) The Company acquired Landmark on July 2, 1996. The pro forma adjustment reflects the results of operations of Landmark (formerly known as the Samuel Goldwyn Theatre Group, acquired on July 2, 1996) for the six months ended June 30, 1996 including goodwill amortization.

(8) For the year ended December 31, 1996 AAT's selling, general and administrative expenses included the following (in thousands):

General and administrative expenses.....................................................  $   6,628
Legal and consulting fees...............................................................      6,069
Cancellation agreement fees.............................................................      9,920
                                                                                          ---------
                                                                                          $  22,617
                                                                                          ---------
                                                                                          ---------

(9) The Company acquired AAT on February 28, 1997. The pro forma adjustments reflect AAT's results of operations for the year ended December 31, 1996, including goodwill amortization.

(10) The Company acquired AAT on February 28, 1997. The pro forma adjustments reflect AAT's results of operations for the period January 1, 1997 through February 28, 1997, including goodwill amortization.

(11) For purposes of this computation, earnings are defined as pre-tax earnings or loss before discontinued operations and extraordinary items and fixed charges. Fixed charges are the sum of (i) interest costs, (ii) amortization of deferred financing costs, premium and debt discounts, (iii) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third), and (iv) dividends on preferred stock. The ratio of earnings to fixed charges of the Company after giving effect to the Offering was less than 1.00 for the year ended December 31, 1996; thus, earnings available for fixed charges were inadequate to cover fixed charges for the period. The deficiency in earnings to fixed charges for pro forma June 30, 1997 and December 31, 1996 after giving effect to the Offering were $58.5 million and $120.0 million, respectively.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data presented below as of and for the six months ended June 30, 1997 and June 30, 1996 are derived from the unaudited consolidated financial statements of the Company and the selected consolidated financial data presented below as of and for the years ended December 31, 1996 and December 31, 1995 and as of and for each of the years in the three-year period ended February 28, 1995 have been derived from financial statements audited by KPMG Peat Marwick LLP, independent certified public accountants. The unaudited consolidated financial statements as of June 30, 1997 and June 30, 1996 are included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and the consolidated financial statements as of December 31, 1996 and December 31, 1995 and for each of the years in the two-year period ended December 31, 1996 and for the year ended February 28, 1995 together with the report of KPMG Peat Marwick LLP, are contained in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996 and are incorporated by reference into this Prospectus.

                                                    SIX MONTHS ENDED
                                                        JUNE 30,             YEARS ENDED
                                                      (UNAUDITED)            DECEMBER 31,           YEARS ENDED FEBRUARY 28,
                                                  --------------------  ----------------------  --------------------------------
                                                   1997(8)     1996      1996(1)     1995(2)      1995        1994      1993(7)
                                                  ---------  ---------  ----------  ----------  ---------  ----------  ---------

STATEMENT OF OPERATIONS DATA:                                                     (IN THOUSANDS)
  Revenues(3)...................................  $ 139,768  $   5,939  $   66,172  $    5,158  $   3,545  $       51  $  --
  Equity in losses of joint ventures............     (2,185)    (3,768)    (11,079)     (7,981)    (2,257)       (777)    --
  Loss from continuing operations(3)............    (58,764)   (29,251)    (70,988)    (36,265)   (19,141)     (7,334)    --
  Loss from discontinued operations.............    (35,366)    (8,740)    (39,750)   (344,329)   (50,270)   (125,196)   (72,973)
  Income (loss) from extraordinary items(4).....     (1,094)    --          (4,505)    (32,382)    --          --        323,213
  Net income (loss).............................  $ (95,224) $ (37,991) $ (115,243) $ (412,976) $ (69,411) $ (132,530) $ 250,240
  Per common share:
    Loss from continuing operations.............  $   (0.89) $   (0.69) $    (1.31) $    (1.48) $   (0.95) $    (0.43) $  --
    Loss from discontinued operations...........      (0.53)     (0.20)      (0.73)     (14.03)     (2.48)      (7.28)    (19.75)
    Income (loss) from extraordinary items......      (0.02)    --           (0.08)      (1.32)    --          --          87.49
    Net income (loss)...........................  $   (1.44) $   (0.89) $    (2.12) $   (16.83) $   (3.43) $    (7.71) $   67.74
  Ratio of earnings to fixed charges(5).........        n/a        n/a         n/a         n/a        n/a         n/a        n/a
  Weighted average common shares outstanding....     66,171     42,638      54,293      24,541     20,246      17,188      3,694
  Dividends per common share....................     --         --          --          --         --          --         --
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets(6)...............................  $ 539,133  $ 301,534  $  526,131  $  328,600  $  40,282  $   54,440  $ 166,999
  Notes and subordinated debt...................    200,333    176,858     198,232     171,004      1,225      --         --

--------------------------

(1) The consolidated financial statements for the 12 months ended December 31, 1996 include two months (November and December 1996) of the results of operations of the Company's Snapper subsidiary and the results of operations for Landmark since July 2, 1996.

(2) The consolidated financial statements for the 12 months ended December 31, 1995 include operations for Actava and MCEG Sterling Incorporated ("Sterling") from November 1, 1995 and two months for Orion (January and February 1995) that were included in the February 28, 1995 consolidated financial statements. The net loss for the two month duplicate period is $11.4 million.

(3) On July 10, 1997, the Company completed the sale of substantially all of the assets of the Entertainment Group. The transaction has been treated as a discontinuance of a business segment and, accordingly, the consolidated financial statements reflect the results of operations of the Entertainment Group as a discontinued segment.

(4) For the years ended December 31, 1996 and 1995 the extraordinary item reflects the loss on the repayment of debt in each period. For the year ended February 28, 1993 the extraordinary item reflects the gain associated with the emergence from bankruptcy on December 5, 1992.

(5) For purposes of this computation, earnings are defined as pre-tax earnings or loss before discontinued operations and extraordinary items and fixed charges. Fixed charges are the sum of (i) interest costs, (ii) amortization of deferred financing costs, premium and debt discounts, (iii) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third), and (iv) dividends on preferred stock. The ratio of earnings to fixed charges of the Company was less than 1.00 for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995 and for the years ended February 28, 1995, 1994 and 1993; thus, earnings available for fixed charges were inadequate to cover fixed charges for such periods. The deficiency in earnings to fixed charges for the six months ended June 30, 1997 and June 30, 1996, for the years ended December 31, 1996 and 1995 and for the years ended February 28, 1995, 1994 and 1993 were: $58,441, $29,251, $70,574, $36,265, $19,141, $7,334 and $0,
    respectively.

(6) Total assets include the net assets of the Entertainment Group. The net assets (liabilities) of the Entertainment Group at June 30, 1997 and June 30, 1996, December 31, 1996 and 1995 and February 28, 1995, 1994 and 1993
    were $(26,064), $3,095, $10,972, $12,057, $(8,467), $41,803 and $166,999,
    respectively. The revenues of the Entertainment Group for the six months ended June 30, 1997 and June 30, 1996 were $62,292 and $62,853, respectively, and for the years ended December 31, 1996 and 1995 and February 28, 1995, 1994 and 1993 were $135,583, $133,812, $191,244, $175,662 and $222,318, respectively.

(7) For the year ended February 28, 1993 there are no revenues and loss from continuing operations since the operations for the Company are reflected in discontinued operations (see note 3).

(8) The consolidated financial statements for the six months ended June 30, 1997 include three months (April to June 1997) of the Company's share of the results of operations of RDM.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

    THE SECTION BELOW INCLUDES PORTIONS OF "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" RELATING TO THE COMPANY WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AS UPDATED IN CERTAIN PLACES TO REFLECT THE CONSUMMATION OF THE SALE OF THE PREFERRED STOCK OFFERED HEREBY AND THE ENTERTAINMENT GROUP SALE. SPECIAL NOTE: CERTAIN STATEMENTS SET FORTH BELOW UNDER THIS CAPTION CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE REFORM ACT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGES 84-85 FOR ADDITIONAL INFORMATION RELATING TO SUCH STATEMENTS.

GENERAL

    On July 10, 1997, the Company completed the Entertainment Group Sale (see
Note 15 of the Notes to Consolidated Financial Statements of the Company for the year ended December 31, 1996 included elsewhere in this Prospectus). The transaction has been recorded as a sale of a business segment and, accordingly the consolidated balance sheets reflect the net assets of the discontinued segment. In addition, the consolidated statements of operations reflect the results of operations as a discontinued segment.

    The continuing business activities of the Company consist of three business segments: (i) the development and operation of communications businesses, which include wireless cable television, paging services, radio broadcasting and various types of telephony services; (ii) the exhibition of filmed entertainment product through Landmark; and (iii) the manufacture of lawn and garden products through Snapper.

    On November 1, 1995, Orion, Metromedia International Telecommunications, Inc. ("MITI"), the Company and Sterling consummated the November 1 Merger. In connection with the November 1 Merger, the Company changed its name from "The Actava Group Inc." to "Metromedia International Group, Inc."

    For financial reporting purposes only, Orion and MITI have been deemed to be the joint acquirers of Actava and Sterling. The acquisition of Actava and Sterling has been accounted for as a reverse acquisition. As a result of the reverse acquisition, the historical financial statements of the Company for periods prior to the November 1 Merger are the combined financial statements of Orion and MITI, rather than Actava's.

    The operations of Actava and Sterling have been included in the accompanying consolidated financial statements from November 1, 1995, the date of acquisition. During 1995, the Company adopted a formal plan to dispose of Snapper and, as a result, Snapper was classified as an asset held for sale and the results of its operations were not included in the consolidated results of operations of the Company from November 1, 1995 to October 31, 1996. Subsequently, the Company announced its intention not to continue to pursue its previously adopted plan to dispose of Snapper and to actively manage Snapper to maximize its long term value to the Company. The operations of Snapper are included in the accompanying consolidated financial statements as of November 1, 1996. In addition, although the Company intends to continue to pursue its previously adopted plan to dispose of its investment in RDM for financial reporting purposes, the Company no longer qualifies to treat its investment in RDM as a discontinued operation and, as of April 1, 1997, the Company has included in its results of operations, the Company's share of the earnings or losses of RDM.

THE COMMUNICATIONS GROUP

    The Company, through the Communications Group, is the owner of various interests in joint ventures that are currently in operation or planning to commence operations in Eastern Europe, the republics of the former Soviet Union, the PRC and other selected emerging markets.

    The Communications Group's joint ventures currently offer wireless cable television, AM/FM radio, paging, cellular telecommunications, international toll calling and trunked mobile radio. Joint ventures are principally entered into with governmental agencies or ministries under the existing laws of the respective countries.

    The Company's financial statements only consolidate the accounts and results of operations of 7 of the Communications Group's 35 operating joint ventures at March 31, 1997. Investments in other companies and joint ventures which are not majority owned, or which the Communications Group does not control, but exercises significant influence over, have not been consolidated and have been accounted for using the equity method. Investments of the Communications Group or its consolidated subsidiaries over which significant influence is not exercised are carried under the cost method. See Note 8 to the "Notes to Consolidated Financial Statements" of the Company for the year ended December 31, 1996, included elsewhere in this Prospectus.

LANDMARK

    As of June 30, 1997, Landmark operates 49 theaters with 139 screens and is the largest exhibitor of specialized motion pictures and art films in the United States.

SNAPPER

    Snapper manufacturers Snapper-Registered Trademark- brand premium-priced power lawnmowers, lawn tractors, garden tillers, snow throwers and related parts and accessories. The lawnmowers include rear engine riding mowers, front engine riding mowers or lawn tractors, and self-propelled and push-type walk-behind mowers. Snapper also manufactures a line of commercial lawn and turf equipment under the Snapper brand. Snapper provides lawn and garden products through distribution channels to domestic and foreign retail markets.

RESULTS OF OPERATIONS--SEGMENT INFORMATION

    The following tables set forth the operating results of the Communications Group, Landmark and Snapper for the three and six months ended June 30, 1997 and 1996 and for the calendar years ended December 31, 1996 and 1995 and for the fiscal year ended February 28, 1995. Financial information summarizing the results of operations of Snapper, which was classified as an asset held for sale until November 1, 1996, is presented in the consolidated financial statements of the Company and the related notes thereto incorporated herein by reference and included elsewhere in this Prospectus.

                              SEGMENT INFORMATION
                    MANAGEMENT'S DISCUSSION & ANALYSIS TABLE
                                 (IN THOUSANDS)

                                                        THREE MONTHS   THREE MONTHS    SIX MONTHS     SIX MONTHS
                                                            ENDED          ENDED          ENDED          ENDED
                                                        JUNE 30, 1997  JUNE 30, 1996  JUNE 30, 1997  JUNE 30, 1996
                                                        -------------  -------------  -------------  -------------
Communications Group:
  Revenues............................................    $   3,977      $   2,775      $   9,152      $   5,939
  Cost of sales and rentals and operating expenses....         (797)        --             (1,346)        --
  Selling, general and administrative.................      (15,670)        (8,990)       (26,779)       (16,515)
  Depreciation and amortization.......................       (2,338)        (1,634)        (4,287)        (3,083)
                                                        -------------  -------------  -------------  -------------
    Operating loss....................................      (14,828)        (7,849)       (23,260)       (13,659)
  Equity in losses of Joint Ventures..................         (587)        (1,985)        (2,185)        (3,768)
  Minority interest...................................        1,387              8          2,627             21
                                                        -------------  -------------  -------------  -------------
                                                            (14,028)        (9,826)       (22,818)       (17,406)
Landmark Theatre Group:
  Revenues............................................       11,770         --             28,793         --
  Cost of sales and rentals and operating expenses....       (9,734)        --            (22,804)        --
  Selling, general and administrative.................       (1,292)        --             (2,504)        --
  Depreciation and amortization.......................       (1,189)        --             (2,366)        --
                                                        -------------  -------------  -------------  -------------
  Operating income (loss).............................         (445)        --              1,119         --
Snapper:
  Revenues............................................       48,023         --            101,823         --
  Cost of sales and rentals and operating expenses....      (30,690)        --            (68,136)        --
  Selling, general and administrative.................      (16,388)        --            (31,343)        --
  Depreciation and amortization.......................       (1,897)        --             (3,804)        --
                                                        -------------  -------------  -------------  -------------
    Operating loss....................................         (952)        --             (1,460)        --
Corporate Headquarters and Eliminations:
  Revenues............................................       --             --             --             --
  Cost of sales and rentals and operating expenses....       --             --             --             --
  Selling, general and administrative.................       (1,276)        (2,792)        (2,497)        (4,418)
  Depreciation and amortization.......................           (3)            (4)            (6)           (11)
                                                        -------------  -------------  -------------  -------------
    Operating loss....................................       (1,279)        (2,796)        (2,503)        (4,429)
Consolidated:
  Revenues............................................       63,770          2,775        139,768          5,939
  Cost of sales and rentals and operating expenses....      (41,221)        --            (92,286)        --
  Selling, general and administrative.................      (34,626)       (11,782)       (63,123)       (20,933)
  Depreciation and amortization.......................       (5,427)        (1,638)       (10,463)        (3,094)
                                                        -------------  -------------  -------------  -------------
    Operating loss....................................      (17,504)       (10,645)       (26,104)       (18,088)
Interest expense......................................       (6,652)        (4,785)       (12,458)        (9,609)
Interest income.......................................        2,094            979          4,801          2,193
Provision for income taxes............................         (225)        --               (323)        --
Equity in losses of Joint Ventures....................         (587)        (1,985)        (2,185)        (3,768)
Equity in losses of and writedown of investment in RDM
  Sports Group, Inc...................................      (25,122)        --            (25,122)        --
Minority interest.....................................        1,387              8          2,627             21
Discontinued operations...............................      (25,263)        (2,422)       (35,366)        (8,740)
Extraordinary item....................................       (1,094)        --             (1,094)        --
                                                        -------------  -------------  -------------  -------------
  Net loss............................................    $ (72,966)     $ (18,850)     $ (95,224)     $ (37,991)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

                              SEGMENT INFORMATION
                   MANAGEMENT'S DISCUSSION AND ANALYSIS TABLE
                                 (IN THOUSANDS)

                                                                        CALENDAR YEAR  CALENDAR YEAR  FISCAL YEAR
                                                                            1996           1995          1995
                                                                        -------------  -------------  -----------
Communications Group:
    Revenues..........................................................   $    14,047    $     5,158   $     3,545
    Cost of sales and rentals and operating expenses..................        (1,558)       --            --
    Selling, general and administrative...............................       (38,129)       (26,991)      (19,288)
    Depreciation and amortization.....................................        (6,403)        (2,101)       (1,149)
                                                                        -------------  -------------  -----------
    Operating loss....................................................       (32,043)       (23,934)      (16,892)
                                                                        -------------  -------------  -----------
    Equity in losses of joint ventures................................       (11,079)        (7,981)       (2,257)
    Minority interest.................................................           666            188           221
                                                                        -------------  -------------  -----------
                                                                             (42,456)       (31,727)      (18,928)

Landmark Theatre Group:
    Revenues..........................................................        29,581        --            --
    Cost of sales and rentals and operating expenses..................       (23,304)       --            --
    Selling, general and administrative...............................        (2,425)       --            --
    Depreciation and amortization.....................................        (2,236)       --            --
                                                                        -------------  -------------  -----------
    Operating income..................................................         1,616        --            --
                                                                        -------------  -------------  -----------

Snapper:
    Revenues..........................................................        22,544        --            --
    Cost of sales and rental and operating expenses...................       (20,699)       --            --
    Selling, general and adminsitrative...............................        (9,954)       --            --
    Depreciation and amortization.....................................        (1,256)       --            --
                                                                        -------------  -------------  -----------
    Operating loss....................................................        (9,365)       --            --
                                                                        -------------  -------------  -----------

Corporate Headquarters and Eliminations:
    Revenues..........................................................       --             --            --
    Cost of sales and rental and operating expenses...................       --             --            --
    Selling, general and administrative...............................        (9,355)        (1,109)      --
    Depreciation and amortization.....................................           (18)       --            --
                                                                        -------------  -------------  -----------
    Operating loss....................................................        (9,373)        (1,109)      --
                                                                        -------------  -------------  -----------

Consolidated:
    Revenues..........................................................        66,172          5,158         3,545
    Cost of sales and rentals and operating expenses..................       (45,561)       --            --
    Selling, general and administrative...............................       (59,863)       (28,100)      (19,288)
    Depreciation and amortization.....................................        (9,913)        (2,101)       (1,149)
                                                                        -------------  -------------  -----------
    Operating loss....................................................       (49,165)       (25,043)      (16,892)
                                                                        -------------  -------------  -----------

Interest expense......................................................       (19,548)        (5,935)       (1,109)
Interest income.......................................................         8,552          2,506           896
Provision for income taxes............................................          (414)       --            --
Equity in losses of joint ventures....................................       (11,079)        (7,981)       (2,257)
Minority interest.....................................................           666            188           221
Discontinued operations...............................................       (39,750)      (344,329)      (50,270)
Extraordinary item....................................................        (4,505)       (32,382)      --
                                                                        -------------  -------------  -----------

    Net loss..........................................................   $  (115,243)   $  (412,976)  $   (69,411)
                                                                        -------------  -------------  -----------
                                                                        -------------  -------------  -----------

THE COMPANY CONSOLIDATED--RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1997 COMPARED TO THREE MONTHS ENDED JUNE 30, 1996

    Net loss increased to $73.0 million for the three months ended June 30, 1997 from $18.9 million for the three months ended June 30, 1996.

    Net loss for the three months ended June 30, 1997 includes losses from discontinued operations relating to the Entertainment Group of $25.3 million, a writedown of $18.0 million of the Company's investment in RDM, equity in losses of RDM of $7.1 million and an extraordinary loss relating to the early extinguishment of debt by RDM of $1.1 million.

    Operating loss increased to $17.5 million for the three months ended June 30, 1997 from $10.6 million for the three months ended June 30, 1996. The increase in operating loss reflects the inclusion of Snapper's and Landmark's operating losses in 1997 and increases in selling, general and administrative costs experienced by the Communications Group.

    Interest expense increased $1.9 million to $6.7 million for the three months ended June 30, 1997, primarily due to the inclusion of interest associated with Landmark and the Snapper credit facility in 1997 partially offset by a reduction in the outstanding debt balance at corporate headquarters.

    Interest income increased $1.1 million to $2.1 million in 1997 principally from funds invested at corporate headquarters and increased interest resulting from increased borrowings under the Communications Group's credit facilities with its Joint Ventures for their operating and investing cash requirements.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    Net loss increased to $95.2 million for the six months ended June 30, 1997 from $38.0 million for the six months ended June 30, 1996.

    Net loss for the six months ended June 30, 1997 includes losses from discontinued operations relating to the Entertainment Group of $35.4 million, a writedown of $18.0 million of the Company's investment in RDM, equity in losses of RDM of $7.1 million and an extraordinary loss relating to the early extinguishment of debt by RDM of $1.1 million.

    Operating loss increased to $26.1 million for the six months ended June 30, 1997 from $18.1 million for the six months ended June 30, 1996. The increase in operating loss reflects the inclusion of Snapper's operating loss in 1997 and increases in selling, general and administrative costs experienced by the Communications Group partially offset by operating income of Landmark and a reduction of general and administrative expenses at corporate headquarters.

    Interest expense increased $2.8 million to $12.5 million for the six months ended June 30, 1997, due primarily to the inclusion of interest associated with Landmark and the Snapper credit facility in 1997 partially offset by a reduction in the outstanding debt balance at corporate headquarters.

    Interest income increased $2.6 million to $4.8 million for the six months ended June 30, 1997 principally from funds invested at corporate headquarters and increased interest resulting from increased borrowings under the Communications Group's credit facilities with its Joint Ventures for their operating and investing cash requirements.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    During the year ended December 31, 1996 ("calendar 1996"), the Company reported a loss from continuing operations of $71.0 million, a loss from discontinued operations of $39.7 million and a loss on extinguishment of debt of $4.5 million, resulting in a net loss of $115.2 million. This compares to a loss from continuing operations of $36.3 million, a loss from discontinued operations of $344.3 million and a loss on extinguishment of debt of $32.4 million, resulting in a net loss of $413.0 million for the year ended

December 31, 1995 ("calendar 1995"). The loss from continuing operations increased by $34.7 million as a result of increases in the operating losses at the Communications Group, corporate overhead and the consolidation of Snapper's losses as of November 1, 1996.

    The calendar 1996 loss from discontinued operations and extraordinary item is attributable to the writedown of the investment in RDM to its net realizable value of $16.3 million and the operations associated with the Entertainment Group Sale of $23.4 million and the loss associated with the refinancing of the Orion debt facility as part of the acquisitions of Goldwyn and MPCA, respectively.

    The calendar 1995 loss from discontinued operations represents the writedown of the portion of the purchase price of the Company allocated to Snapper on November 1, 1995 to its net realizable value of $293.6 million and the operations associated with the Entertainment Group Sale of $50.7 million.

    The extraordinary loss relating to the early extinguishment of debt in calendar 1995 was a result of the repayment and termination of the Plan debt, which was refinanced with funds provided under the Old Orion Credit Facility (see Note 9 to the "Notes to Consolidated Financial Statements" of the Company for the year ended December 31, 1996, included elsewhere in this Prospectus) and a non-interest bearing promissory note from the Company, and to the charge-off of the unamortized discount associated with such obligations.

    Interest expense increased $13.6 million for calendar 1996. The increase in interest expense was primarily due to the interest on the debt at corporate headquarters for 12 months in calendar 1996 as compared to two months in calendar 1995. This increase was partially offset by the reduction in interest expense for the Communications Group because the funding of their operations is from the Company. The average interest rates on average debt outstanding including discontinued operations of $363.3 million and $254.8 million in calendar 1996 and calendar 1995, were 10.0% and 11.4%, respectively.

    Interest income increased $6.0 million principally as a result of funds invested at corporate headquarters and increased interest resulting from increased borrowings under the Communications Group's credit facilities with its joint ventures for their operating and investing cash requirements.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED FEBRUARY 28, 1995

    During calendar 1995, the Company reported a loss from continuing operations of $36.3 million, a loss from discontinued operations of $344.3 million and a loss on extinguishment of debt of $32.4 million, resulting in a net loss of $413.0 million. This compares to a loss from continuing operations of $19.1 million, and a loss from discontinued operations of $50.3 million for the year ended February 28, 1995 ("fiscal 1995"). The loss from continuing operations increased by $17.2 million from calendar 1995 as compared to fiscal 1995, primarily as a result of an increase in the Communications Group's operating loss in calendar 1995.

    The effect of the acquisition of Actava on calendar 1995 results of operations was to increase selling, general and administrative expenses by $1.2 million, and to increase interest expense by $2.2 million.

    The calendar 1995 loss from discontinued operations represents the writedown of the portion of the purchase price of the Company allocated to Snapper in the November 1 Merger to its net realizable value and the operations associated with the Sale of the Entertainment Companies.

    The fiscal 1995 loss from discontinued operations represents the operations associated with the Entertainment Group Sale.

    The extraordinary loss relating to the early extinguishment of debt in calendar 1995 was a result of the repayment and termination of the Plan debt, which was refinanced with funds provided under the Old Orion Credit Facility (see Note 9 to the "Notes to Consolidated Financial Statements" of the Company for the year ended December 31, 1996, included elsewhere in this Prospectus) and a noninterest bearing promissory note from the Company, and to the charge-off of the unamortized discount associated with such obligations.

    Interest expense increased by $4.8 million to $5.9 million in calendar 1995 due to increased borrowings by the Communications Group to finance operations and investment activities of its joint ventures and two months of interest on the debt at corporate headquarters as part of the November 1 Merger. The average interest on average debt outstanding including discontinued operations was $254.8 million and $245.2 million in calendar 1995 and fiscal 1995, were 11.4% and 10.9% respectively.

    Interest income increased $1.6 million to $2.5 million in calendar 1995 due principally to interest charged by the Communications Group to the joint ventures for credit facilities.

THE COMMUNICATIONS GROUP--RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1997 COMPARED TO THREE MONTHS ENDED JUNE 30, 1996

    REVENUES. Revenues increased to $4.0 million for the three months ended June 30, 1997 from $2.8 million for the three months ended June 30, 1996. The growth in revenue of the consolidated Joint Ventures has resulted primarily from an increase in radio operations in Hungary. Revenue from radio operations increased to $2.6 million for the three months ended June 30, 1997 from $1.4 million for the three months ended June 30, 1996. Radio paging services generated revenues of $600,000 for the three months ended June 30, 1997 as compared to $800,000 for the three months ended June 30, 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $6.7 million or 74% for the three months ended June 30, 1997 as compared to the three months ended June 30, 1996. Approximately thirty percent of the increase relates to the expansion of operations in the PRC and the acquisition of AAT. The remaining increase relates to additional expenses associated with the increase in the number of Joint Ventures, principally the addition of Protocall Ventures, Ltd. ("Protocall") and the need for the Communications Group to support and assist the operations of the Joint Ventures, as well as additional staffing at the radio stations and radio paging operations.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased to $2.3 million for the three months ended June 30, 1997 from $1.6 million for the three months ended June 30, 1996. The increase is primarily a result of the amortization of goodwill in connection with the acquisition of AAT.

    EQUITY IN LOSSES OF JOINT VENTURES. The Communications Group accounts for the majority of its Joint Ventures under the equity method of accounting since it generally does not exercise control of these ventures. Under the equity method of accounting, the Communications Group reflects the cost of its investments, adjusted for its share of the income or losses of the Joint Ventures, on its balance sheet and reflects generally only its proportionate share of income or losses of the Joint Ventures in its statement of operations. The Communications Group reports the operations of its unconsolidated Joint Ventures on a three month lag.

    The Communications Group recognized equity in losses of its Joint Ventures of approximately $600,000 for the three months ended June 30, 1997 as compared to $2.0 million for the three months ended June 30, 1996.

    The losses recorded for the three months ended June 30, 1997 and the three months ended June 30, 1996 represent the Communications Group's equity in the losses of the Joint Ventures for the quarters ended March 31, 1997 and 1996, respectively. Equity in the losses of the Joint Ventures by the Communications Group are generally reflected according to the level of ownership of the Joint Venture by the Communications Group until such Joint Venture's contributed capital has been fully depleted. Subsequently, the Communications Group recognizes the full amount of losses generated by the Joint Venture since the Communications Group is generally the sole funding source of the Joint Ventures.

    The decrease in losses of the Joint Ventures of $1.4 million from the three months ended June 30, 1996 to the three months ended June 30, 1997 is primarily attributable to the increased cable and telephony revenues, which were partially offset by the acquisition in May 1996 of Protocall, which includes five new trunked mobile radio ventures and increased the loss by $400,000.

    Revenues generated by unconsolidated Joint Ventures were $17.5 million for the three months ended June 30, 1997 as compared to $5.7 million for the three months ended June 30, 1996.

    MINORITY INTEREST. Losses allocable to minority interests increased to $1.4 million for the three months ended June 30, 1997 from $8,000 for the three months ended June 30, 1996. The increase principally represents the inclusion of losses allocable to the minority shareholders of MAC.

    FOREIGN CURRENCY. The Communications Group's strategy is to minimize its foreign currency exposure risk. To the extent possible, in countries that have experienced high rates of inflation, the Communications Group bills and collects all revenues in United States ("U.S.") dollars or an equivalent local currency amount adjusted on a monthly basis for exchange rate fluctuations. The Communications Group's Joint Ventures are generally permitted to maintain U.S. dollar accounts to service their U.S. dollar denominated credit lines, thereby reducing foreign currency risk. As the Communications Group and its Joint Ventures expand their operations and become more dependent on local currency based transactions, the Communications Group expects that its foreign currency exposure will increase. The Communications Group does not hedge against foreign exchange rate risks at the current time and therefore could be subject in the future to any declines in exchange rates between the time a Joint Venture receives its funds in local currencies and the time it distributes such funds in U.S. dollars to the Communications Group.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    REVENUES. Revenues increased to $9.2 million in the six months ended June 30, 1997 from $5.9 million for the six months ended June 30, 1996. Revenues of unconsolidated Joint Ventures for the six months ended June 30, 1997 and 1996 appear in note 6 to the consolidated condensed financial statements. This growth in revenue has resulted primarily from an increase in radio operations in Hungary and paging service operations in Romania. Revenue from radio operations for the first six months of 1997 was $5.8 million as compared to $3.7 million in the first six months of 1996. Radio paging services generated revenues of $1.5 million for the first six months of 1997 as compared to $1.3 million in the first six months of 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased by $10.3 million or 62% for the six months ended June 30, 1997 as compared to the six months ended June 30, 1996. Approximately thirty-eight percent of the increase relates to the expansion of operations in the PRC and the acquisition of AAT. The increase relates principally to the hiring of additional staff and expenses associated with the increase in the number Joint Ventures and the need for the Communications Group to support and assist the operations of the Joint Ventures, and additional staffing at the radio station and radio paging operations.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased to $4.3 million for the six months ended June 30, 1997 from $3.1 million for the six months ended June 30, 1996. The increase is primarily a result of the amortization of goodwill in connection with the acquisition of AAT.

    EQUITY IN LOSSES OF JOINT VENTURES. The Communications Group recognized equity in losses of its Joint
Ventures of approximately $2.2 million for the six months ended June 30, 1997 as compared to $3.8 million for the six months ended June 30, 1996.

    The decrease in losses of the Joint Ventures of $1.6 million from the six months ended June 30, 1996 to the six months ended June 30, 1997 is primarily attributable to the increased cable and telephony revenues, which were partially offset by the acquisition in May 1996 of Protocall., which includes five new trunked mobile radio ventures and increased the loss by approximately $800,000.

    Revenues generated by unconsolidated Joint Ventures were $31.8 million for the six months ended June 30, 1997 as compared to $14.7 million for the six months ended June 30, 1996

    MINORITY INTEREST. Losses allocable to minority interests increased to $2.6 million for the six months ended June 30, 1997 from $21,000 for the six months ended June 30, 1996. The increase principally represents the inclusion of losses allocable to the minority shareholders of MAC.

    SUBSCRIBER GROWTH. Many of the Joint Ventures are in early stages of development and consequently ordinarily generate operating losses in the first years of operation. The Communications Group believes that subscriber growth is an appropriate indicator to evaluate the progress of the subscriber based businesses. The following table presents the aggregate cable television, paging and trunked mobile radio Joint Ventures subscriber growth (reported on a three-month lag):

                                                                      WIRELESS
                                                                        CABLE                   TRUNKED
                                                                     TELEVISION    PAGING    MOBILE RADIO     TOTAL
                                                                     -----------  ---------  -------------  ---------
December 31, 1995..................................................      37,900      14,460       --           52,360
March 31, 1996.....................................................      44,632      20,683       --           65,315
June 30, 1996......................................................      53,706      29,107       --           82,813
September 30, 1996.................................................      62,568      37,636        6,104      106,308
December 31, 1996..................................................      69,118      44,836        6,642      120,596
March 31, 1997.....................................................     101,016      51,942        8,711      161,669
June 30, 1997......................................................     147,671      53,416       12,809      213,896

    FOREIGN CURRENCY. The Communications Group's strategy is to minimize its foreign currency exposure risk. To the extent possible, in countries that have experienced high rates of inflation, the Communications Group bills and collects all revenues in U.S. dollars or an equivalent local currency amount adjusted on a monthly basis for exchange rate fluctuations. The Communications Group's Joint Ventures are generally permitted to maintain U.S. dollar accounts to service their U.S. dollar denominated credit lines, thereby reducing foreign currency risk. As the Communications Group and its Joint Ventures expand their operations and become more dependent on local currency based transactions, the Communications Group expects that its foreign currency exposure will increase. The Communications Group does not hedge against foreign exchange rate risks at the current time and therefore could be subject in the future to any declines in exchange rates between the time a Joint Venture receives its funds in local currencies and the time it distributes such funds in U.S. dollars to the Communications Group.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUES. Revenues increased to $14.0 million for calendar 1996 from $5.2 million for calendar 1995. Revenues of unconsolidated joint ventures for calendar 1996 and 1995 appear in Note 8 to the "Notes to the Consolidated Financial Statements" of the Company for the year ended December 31, 1996, included elsewhere in this Prospectus. The growth in revenue of the consolidated joint ventures has resulted primarily from an increase in radio operations in Hungary, paging service operations in Romania and an increase in management and licensing fees. Revenue from radio operations increased to $9.4 million for calendar 1996 from $3.9 million for calendar 1995. Radio paging services generated revenues of $2.9 million for calendar 1996 as compared to $700,000 for calendar 1995. Management fees and licensing fees increased to $1.8 million for calendar 1996 from $600,000 for calendar 1995. In 1995, the Company changed its policy of consolidating these operations by recording the related accounts and results of operations based on a three-month lag. As a result, the calendar 1995 consolidated statement of operations reflects nine months of these operations as compared to 12 months for calendar 1996. Had the Company applied this method from October 1, 1994, the net effect on the results of operations would not have been material.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $11.1 million or 41.3% for calendar 1996 as compared to calendar 1995. The increase relates principally to the hiring of additional staff and additional expenses associated with the increase in the number of joint ventures and the need for the Communications Group to support and assist the operations of the joint ventures, as well as additional staffing at the radio stations and radio paging operations.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased to $6.4 million for calendar 1996. The increase is attributed principally to the amortization of goodwill in connection with the November 1 Merger.

    EQUITY IN LOSSES OF JOINT VENTURES. The Communications Group accounts for the majority of its joint ventures under the equity method of accounting since it generally does not exercise control of these ventures. Under the equity method of accounting, the Communications Group reflects the cost of its investments, adjusted for its share of the income or losses of the joint ventures, on its balance sheet and reflects generally only its proportionate share of income or losses of the joint ventures in its statement of operations.

    The Communications Group recognized equity in losses of its joint ventures of approximately $11.1 million for calendar 1996 as compared to $8.0 million for calendar 1995.

    The losses recorded for calendar 1996 and calendar 1995 represent the Communications Group's equity in the losses of the joint ventures for the 12 months ended September 30, 1996 and 1995, respectively. Equity in the losses of the joint ventures by the Communications Group are generally reflected according to the level of ownership of the joint venture by the Communications Group until such joint venture's contributed capital has been fully depleted. Subsequently, the Communications Group recognizes the full amount of losses generated by the joint venture since the Communications Group is generally the sole funding source of the joint ventures.

    The increase in losses of the joint ventures of $3.1 million from calendar 1995 to calendar 1996 is partially attributable to the acquisition during 1996 of Protocall, which included five new trunked mobile radio ventures and increased the loss by $600,000. Further, a loss of $500,000 was incurred in connection with the expansion of radio operations. The Communications Group's paging ventures in Estonia and Riga, and a wireless cable television venture in Tbilisi were responsible for $600,000, $900,000 and $1.0 million, respectively, of the increased loss. These losses were attributable to increased costs associated with promotional discount campaigns at the paging ventures, which resulted ultimately in increased subscribers, and a writedown of older receivable balances at the cable television venture. Losses were offset by an increase in equity in income of $1.2 million realized at the Communications Group's international toll calling venture in Tbilisi, Georgia.

    Revenues generated by unconsolidated joint ventures were $43.8 million for calendar 1996 as compared to $19.3 million for calendar 1995.

    SUBSCRIBER GROWTH. Many of the joint ventures are in early stages of development and consequently ordinarily generate operating losses in the first years of operation. The Company believes that subscriber growth is an appropriate indicator to evaluate the progress of the subscriber based businesses. The following table presents the reported wireless cable television, paging and trunked mobile radio joint ventures subscriber growth (reported on a three-month lag):

                                                                           WIRELESS                 TRUNKED
                                                                             CABLE                  MOBILE
                                                                          TELEVISION    PAGING       RADIO       TOTAL
                                                                          -----------  ---------  -----------  ---------
December 31, 1995.......................................................      37,900      14,460      --          52,360
March 31, 1996..........................................................      44,632      20,683      --          65,315
June 30, 1996...........................................................      53,706      29,107      --          82,813
September 30, 1996......................................................      62,568      37,636       6,104     106,308
December 31, 1996.......................................................      69,118      44,836       6,642     120,596

    FOREIGN CURRENCY. The Communications Group's strategy is to minimize its foreign currency exposure risk. To the extent possible, in countries that have experienced high rates of inflation, the Communications Group bills and collects all revenues in U.S. dollars or an equivalent local currency amount adjusted on a monthly basis for exchange rate fluctuations. The Communications Group's joint ventures are generally permitted to maintain U.S. dollar accounts to service their U.S. dollar denominated credit lines, thereby reducing foreign currency risk. As the Communications Group and its joint ventures expand their operations and become more dependent on local currency based transactions, the Communications Group expects that its foreign currency exposure will increase. The Communications Group does not hedge against foreign exchange rate risks at the current time and therefore could be subject in the future to any declines in exchange rates between the time a joint venture receives its funds in local currencies and the time it distributes such funds in U.S. dollars to the Company.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    REVENUES. Revenues increased to $5.2 million in calendar 1995 from $3.5 million in the year ended December 31, 1994 ("calendar 1994"). This growth in revenue from calendar 1994 to calendar 1995 resulted primarily from an increase in radio operations in Hungary and paging service operations in Romania. However, in calendar 1995 the Company changed its policy of consolidating these operations by recording the related accounts and results of operations based on a three-month lag. As a result, the December 31, 1995 consolidated balance sheet includes the accounts for these operations at September 30, 1995 as compared to the December 31, 1994 balances included in 1994, and the calendar 1995 statement of operations reflects nine months of these operations as compared to 12 months for calendar 1994. Had the Company applied this method from October 1, 1994, revenues would have increased over the revenues reported but the net effect on the results of operations would not have been material.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $7.7 million or 40% in calendar 1995 as compared to calendar 1994. The increases relate principally to the hiring of additional staff and additional expenses associated with the increase in the number of joint ventures and the need for the Communications Group to support and assist the operations of the joint ventures. During calendar 1995, the Communications Group completed the staffing of its Vienna office and opened an office in Hong Kong.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased to $2.1 million for calendar 1995 from $1.1 million for calendar 1994.

    EQUITY IN LOSSES OF JOINT VENTURES. The Communications Group recognized equity in losses of its joint ventures of approximately $8.0 million in calendar 1995 as compared to $2.3 million in calendar 1994. The increase in losses of the joint ventures of $5.7 million is primarily attributable to losses of $4.0 million incurred as part of the expansion of its wireless cable television operations, and the opening of a radio station in Moscow which resulted in a loss of $1.3 million. As of September 30, 1995, there were 6 wireless cable television TV joint ventures in operation as compared to 4 in the prior year. The Communications

Group's wireless cable television joint ventures in Moscow and Riga were responsible for $2.1 million and $1.3 million, respectively, of this increased loss. These losses were due to one-time writedowns of older equipment and additional expenses incurred for programming and marketing related to expanding the services provided and ultimately increasing the number of subscribers. All other wireless cable television operations, including two new joint ventures and the expansion of two others that were in their second year of operations, increased losses by $700,000. The increased loss experienced by the radio station in Moscow was attributable to a substantial revision in its programming format and the establishment of sales and related support staff needed to successfully compete in the Moscow market.

    Losses from the Communications Group's other operations, including five paging entities, three of which were started in calendar 1995, and one telephony operation, increased by $400,000 in calendar 1995.

    The losses recorded for calendar 1995 represent the Communications Group's equity in losses of the joint ventures for the 12 months ended September 30, 1995. On January 1, 1994, the Communications Group changed its policy of accounting for the joint ventures by recording its equity in their losses based upon a three-month lag. Accordingly, results of operations for calendar 1995, reflect equity in the losses of the joint ventures for the period from October 1, 1994 to September 30, 1995. Had the Communications Group applied this method from October 1, 1993, the effect on reported operating results for calendar 1994 would not have been material.

    FOREIGN CURRENCY. The Communications Group's strategy is to minimize its foreign currency exposure risk. To the extent possible, in countries that have experienced high rates of inflation, the Communications Group bills and collects all revenues in U.S. dollars or an equivalent local currency amount adjusted on a monthly basis for exchange rate fluctuations. The Communications Group's joint ventures are generally permitted to maintain U.S. dollar accounts to service their U.S. dollar denominated credit lines, thereby reducing foreign currency risk. As the Communications Group and its joint ventures expand their operations and become more dependent on local currency based transactions, the Communications Group expects that its foreign currency exposure will increase. The Communications Group does not hedge against foreign exchange rate risks at the current time and therefore could be subject in the future to any declines in exchange rates between the time a joint venture receives its funds in local currencies and the time it distributes such funds in U.S. dollars to the Company.

LANDMARK--RESULTS OF OPERATIONS

OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 1997

    REVENUES. Film exhibition revenues for the current quarter were $11.8 million. As the acquisition of this business occurred on July 2, 1996, there were no film exhibition revenues generated in the previous year's second quarter.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $1.3 million for the current quarter.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization charges were $1.2 million for the current quarter. Depreciation and amortization reflected the depreciation of the theater group property and equipment as well as the amortization of the goodwill associated with the acquisition of Landmark.

OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1997

    REVENUES. Film exhibition revenues for the six months ended June 30, 1997 were $28.8 million. As the acquisition of this businesses occurred on July 2, 1996, there were no film exhibition revenues generated in the previous years comparable period.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $2.5 million for the six months ended June 30, 1997.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization charges were $2.4 million for the six month period ended June 30, 1997. Depreciation and amortization also reflects the depreciation of the theater group property and equipment as well as the amortization of the goodwill associated with the acquisition of Landmark.

OPERATIONS FOR THE SIX MONTHS ENDED DECEMBER 31, 1996

    REVENUES. Film exhibition revenues for the six months ended December 31, 1996 were $29.6 million. As the acquisition of this businesses occurred on July 2, 1996, only six months of operations has been included in the calendar 1996 statement of operations.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $2.4 million for the six months ended December 31, 1996.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization charges were $2.2 million for the six month period ended December 31, 1996. Depreciation and amortization also reflects the depreciation of the theater group property and equipment as well as the amortization of the goodwill associated with the acquisition of Landmark.

SNAPPER--RESULTS OF OPERATIONS

OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 1997

    REVENUES. Snapper's 1997 period sales were $48.0 million. Snapper continued to implement its program to sell products directly to dealers. In implementing this program to restructure its distribution network, Snapper repurchased certain distributor inventory which resulted in sales reductions of $6.3 million. Sales of lawn and garden equipment contributed the majority of the revenues during the period. Sales were much lower than anticipated due to unseasonably cool weather during April and May.

    Gross profit during the period was $15.8 million. These low profit results were caused by lower than anticipated sales and the repurchase program as noted above.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $16.4 million for the period. In addition to normal selling, general and administrative expenses, these expenses reflect additional television commercial expenditures to assist Snapper dealers during the distribution network restructuring as well as acquisition expenditures related to two large distributorships purchased during the period.

    OPERATING LOSSES. Snapper experienced an operating loss of $1.0 million during the period. This loss was the result of unseasonably cool weather during the first two months of the period and the acquisition of the distributorships during the period. Management anticipates that Snapper will not be profitable for the full year of 1997 as it completes the repurchase of certain finished goods from distributors for resale to dealers in subsequent periods. Management believes that these actions will benefit Snapper's operating and financial performance in the future.

OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1997

    REVENUES. Snapper's 1997 period sales were $101.8 million. Snapper continued to implement its program to sell products directly to dealers. In implementing this program to restructure its distributor network, Snapper repurchased certain distributor inventory which resulted in sales reductions of $6.3 million. Sales of lawn and garden equipment contributed the majority of the revenues during the period. Sales were lower than anticipated due to unseasonably cool weather during April and May.

    Gross profit during the period was $32.1 million. Although higher sales margins were obtained during the period due to the continuing implementation of the program to restructure the distribution network, the low profit results were caused by lower than anticipated sales as noted above.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $31.3 million for the period. In addition to normal selling, general administrative expenses, these expenses reflect additional television commercial expenditures to assist Snapper dealers during the distribution network restructuring, as well as acquisition expenditures related to two large distributorships purchased during the period.

    OPERATING LOSSES. Snapper experienced an operating loss of $1.5 million during the period. The loss was the result of unseasonably cool weather during April and May of the period and the acquisition of the distributorships during the period. Management anticipates that Snapper will not be profitable for the full year of 1997 as it completes the repurchase of certain finished goods from distributors for resale to dealers in subsequent periods. Management believes that these actions will benefit Snapper's operating and financial performance in the future.

OPERATIONS FOR THE TWO MONTHS ENDED DECEMBER 31, 1996

    REVENUES. Snapper's 1996 period sales were $22.5 million. Snapper continued to implement its program to sell products directly to dealers. In implementing this program to restructure its distribution network, Snapper repurchased certain distributor inventory which resulted in sales reductions of $3.1 million. Sales of snowthrowers contributed the majority of the revenues during the two-month period. In addition, Snapper sold older lawn and garden equipment repurchased from distributors at close-out pricing during the period. Due to the seasonal nature of selling lawn and garden equipment, these two-months do not reflect an average sales period for Snapper.

    Gross profit during the period was $1.8 million. These low profit results were caused by reduced production due to the normal factory shut down periods in the holiday season. In addition, a lower sales margin was realized on the close-out pricing for the older lawn and garden equipment sold during the period.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses were $10.0 million for the period. In addition to normal selling, general and administrative expenses, these expenses reflect expenditures relating to the acquisition of 16 distributorships during the final two-months of 1996.

    OPERATING LOSS. Snapper experienced an operating loss of $9.4 million during this two-month period. This loss was the result of the reduced production levels and the acquisition of the distributorships during the period. Management anticipates that Snapper will not be profitable for the full year of 1997 as it continues to repurchase certain finished goods from distributors for resale to dealers in subsequent periods. Management believes that these actions will benefit Snapper's operating and financial performance in the future.

LIQUIDITY AND CAPITAL RESOURCES

THE COMPANY

    The Company is a holding company, and accordingly, does not generate cash flows. The Company's remaining strategic businesses are the businesses conducted by the Communications Group, which are businesses that require the investment of significant amounts of capital in order to construct and develop operational systems and market services. The Communications Group is dependent on the Company for significant capital infusions to fund its operations, its commitments to make capital contributions and loans to its joint ventures and any acquisitions. Such funding requirements are based on the anticipated funding needs of its joint ventures and certain acquisitions committed to by the Company. Future capital requirements of the Communications Group, including future acquisitions, will depend on available funding from the Company and on the ability of the Communications Group's joint ventures to generate positive cash flow. In addition, Snapper is restricted under covenants contained in its credit agreements from making dividend payments or advances to the Company. In addition, periodically, the Company may be required to fund the short-term working capital needs of Landmark and Snapper.

    In the short term, the Company intends to satisfy its current obligations and commitments with available cash on hand (at July 31, 1997 cash on hand which includes the funds from the Entertainment Group Sale was $261.0 million). In connection with the Entertainment Group Sale, the Company received $276.6 million after the repayment of the Entertainment Group Credit Facility. In August, 1997, the Company used approximately $140.0 million of such net proceeds to repay all of its outstanding subordinated debentures. As a result, although the Company will have no significant long-term debt, the Company will require additional financing in order to satisfy the Communications Group's on-going capital requirements and to achieve the Communications Group's long-term business strategies. Such additional capital may be provided through the public or private sale of debt or equity securities. There can be no assurance that such additional financing will be available to the Company on acceptable terms, if at all. If adequate additional funds are not available, there can be no assurance that the Company will have the funds necessary to support the current needs of the Communications Group's current investments or any of the Communications Group's additional opportunities or that the Communications Group will be able to obtain financing from third parties. If such financing is unavailable, the Communications Group may not be able to further develop existing ventures and the number of additional ventures in which it invests may be significantly curtailed.

    Management believes that its long term liquidity needs will be satisfied through a combination of (i) the Company's successful implementation and execution of its growth strategy to become a global communications and media company; and (ii) the Communications Group's joint ventures achieving positive operating results and cash flows through revenue and subscriber growth and control of operating expenses. If the Company is unable to successfully implement its strategy, the Company may be required to (i) obtain, in addition to the Offering, financing through public or private sale of debt or equity securities of the Company or one of its subsidiaries; (ii) otherwise restructure its capitalization; or (iii) seek a waiver or waivers under Snapper's credit facility to permit the payment of dividends to the Company.

    The Company believes that it will report significant operating losses for the year ended December 31, 1997. In addition, because its Communications Group is in the early stages of development, the Company expects this group to generate significant net losses as it continues to build out and market its services. Accordingly, the Company expects to generate consolidated net losses for the foreseeable future.

THE COMMUNICATIONS GROUP

    The Communications Group has invested significantly (in cash through capital contributions, loans and management assistance and training) in its joint ventures. The Communications Group has also incurred significant expenses in identifying, negotiating and pursuing new wireless telecommunications opportunities in emerging markets. The Communications Group and primarily all of its joint ventures are experiencing continuing losses and negative operating cash flow since the businesses are in the development and start up phase of operations.

    The wireless cable television, paging, fixed telephony, GSM and international toll calling businesses are capital intensive. The Communications Group generally provides the primary source of funding for its Joint Ventures both for working capital and capital expenditures, with the exception of its GSM Joint Ventures. The GSM ventures have been funded to date on a pro-rata basis by western sponsors, and the Communications Group has funded its pro rata share of the GSM Joint Venture obligations. On June 25, 1997 the GSM Joint Venture in Latvia entered into a loan agreement with the European Bank for Reconstruction and Development to provide up to $23.0 million in financing. The Communications Group has had and continues to have discussions with vendors, commercial lenders and international financial institutions to provide additional funding for the GSM Joint Ventures. The Communications Group's joint venture agreements generally provide for the initial contribution of assets or cash by the Joint Venture partners, and for the provision of a line of credit from the Communications Group to the Joint Venture. Under a typical arrangement, the Communications Group's Joint Venture partner contributes the necessary licenses or permits under which the Joint Venture will conduct its business, studio or office space, transmitting tower rights and other equipment. The Communications Group's contribution is generally cash and equipment, but may consist of other specific assets as required by the joint venture agreement.

    Credit agreements between the joint ventures and the Communications Group are intended to provide such ventures with sufficient funds for operations and equipment purchases. The credit agreements generally provide for interest to be accrued at rates ranging from the prime rate to the prime rate plus 6% and for payment of principal and interest from 90% of the joint venture's available cash flow, as defined, and significantly restricts the payment of dividends to the Communications Group or its joint venture partners. To the extent the Communications Group's joint ventures obtain third party debt financing, amounts payable to the Company under these credit agreements may be subordinated to the joint ventures obligations under these third party financing arrangements. The credit agreements also often provide the Communications Group the right to appoint the general director of the joint venture and the right to approve the annual business plan of the joint venture. Advances under the credit agreements are made to the joint ventures in the form of cash for working capital purposes, as direct payment of expenses or expenditures, or in the form of equipment, at the cost of the equipment plus cost of shipping. As of June 30, 1997, the Communications Group was committed to provide funding under the various credit lines in an aggregate amount of approximately $92.3 million, of which $15.2 million remained unfunded. The Communications Group's funding commitments under a credit agreement are contingent upon its approval of the joint venture's business plan. The Communications Group reviews the actual results compared to the approved business plan on a periodic basis. If the review indicates that expenditures are not in accordance with the approved business plan, the Communications Group may withhold funding until such expenditures are in accordance with such plan.

    The Communications Group's consolidated and unconsolidated joint ventures' ability to generate positive operating results is dependent upon their ability to attract subscribers to their systems, their ability to control operating expenses and the sale of commercial advertising time in non-subscriber businesses. Management's current plans with respect to the joint ventures are to increase subscriber and advertiser bases and thereby operating revenues by developing a broader band of programming packages for wireless cable and radio broadcasting and offering additional services and options for paging and telephony services. By offering the large local populations of the countries in which the joint ventures operate desired services at attractive prices, management believes that the joint ventures can increase their subscriber and advertiser bases and generate positive operating cash flow, reducing their dependence on the Communications Group for funding of working capital. Additionally, advances in wireless subscriber equipment technology are expected to reduce capital requirements per subscriber. Further initiatives to develop and establish profitable operations include reducing operating costs as a percentage of revenue and assisting joint ventures in developing management information systems and automated customer care and service systems. No assurances can be given that such initiatives will be successful or that the joint ventures will be able to generate positive operating results.

    Additionally, if the joint ventures do become profitable and generate sufficient cash flows in the future, there can be no assurance that the joint ventures will pay dividends or return capital at any time.

    The ability of the Communications Group and its consolidated and unconsolidated joint ventures to establish profitable operations is also subject to significant political, economic and social risks inherent in doing business in emerging markets such as Eastern Europe, the republics of the former Soviet Union and the PRC. These include matters arising out of government policies, economic conditions, imposition of or changes to taxes or other similar charges by governmental bodies, foreign exchange rate fluctuations and controls, civil disturbances, deprivation or unenforceablility of contractual rights, and taking of property without fair compensation.

    For the six months ended June 30, 1997 and year-ended December 31, 1996, the Communications Group's primary source of funds was from the Company in the form of non-interest bearing intercompany loans.

    Until the Communications Group's consolidated and unconsolidated operations generate positive cash flow, the Communications Group will require significant capital to fund its operations, and to make capital contributions and loans to its joint ventures. The Communications Group relies on the Company to provide the financing for these activities. The Company believes that as more of the Communications Group's joint ventures commence operations and reduce their dependence on the Communications Group for funding, the Communications Group will be able to finance its own operations and commitments from its operating cash flow and the Communications Group will be able to attract its own financing from third parties. There can, however, be no assurance that additional capital in the form of debt or equity will be available to the Communications Group at all or on terms and conditions that are acceptable to the Company, and as a result, the Communications Group will continue to depend upon the Company for its financing needs.

LANDMARK

    Landmark's liquidity is generated from operations and on an as needed basis with short-term working capital funding from the Company.

    Landmark's current strategy is to develop and build additional theaters and screens in target markets that complement the existing position in such markets or that provide Landmark with a strategic position in a new market. Prior to commitment, management conducts an exhaustive study of each potential site. Such a study includes a review of competition currently in the market and any potential competition, as well as market demographics.

    For the six months ended June 30, 1997, Landmark has opened one theater (3 screens) at a total cost of approximately $1.4 million. During the remainder of 1997, Landmark expects to open an additional theater with four screens at a cost of $1.0 million. Landmark expects to fund the expansion of its properties through operating cash flow. Also, the Company has closed two theaters (2 screens) located in San Diego.

    Management believes that available cash on hand, cash flow generated by operating activities and short-term working capital funding from the Company will provide sufficient funds for Landmark to meet its obligations. In addition, to the extent Landmark identifies expansion opportunities which are consistent with its current strategy, the Company will consider funding such opportunities with third party financing. If such opportunities occur, no assurance can be given that the Company will be able to obtain any such third party financing or that such financing will be available to the Company on acceptable terms.

SNAPPER

    Snapper's liquidity is generated from operations and borrowings. On November 26, 1996, Snapper entered into a credit agreement (the "Snapper Credit Agreement") with AmSouth Bank of Alabama ("AmSouth") pursuant to which AmSouth has agreed to make available to Snapper a revolving line of credit up to $55.0 million, under the terms and subject to conditions contained in the Snapper Credit Agreement (the "Snapper Revolver") for a period ending on January 1, 1999. The Snapper Revolver is guaranteed by the Company. The Snapper Revolver contains covenants regarding minimum quarterly cash flow and equity requirements.

    On April 30, 1997 Snapper closed a $10.0 million working capital facility with AmSouth which amended Snapper's existing $55.0 million facility. The $10.0 million working capital facility will (i) have a PARI PASSU collateral interest in all of Snapper's assets (including rights under the Make-Whole and Pledge Agreement made by Metromedia Company in favor of AmSouth in connection with the Snapper Revolver) (ii) accrues interest on borrowings at AmSouth's floating prime rate (same borrowing rate as the Snapper Revolver), and (iii) become due and payable on October 1, 1997. As additional consideration for AmSouth making this new facility available, Snapper provided to AmSouth the joint and several guarantees of Messrs. Kluge and Subotnick, Chairman of the Board of the Company and Vice Chairman, President and
Chief Executive Officer of the Company, respectively, on the $10.0 million working capital facility.

    As of June 30, 1997, Snapper was in default of certain financial covenants under the Snapper Revolver and Working Capital Facility, which default has been waived by AmSouth.

    Snapper has entered into various long-term manufacturing and purchase agreements with certain vendors for the purchase of manufactured products and raw materials. As of June 30, 1997, noncancelable commitments under these agreements amounted to approximately $25.0 million.

    Snapper has an agreement with a financial institution which makes available floor plan financing to distributors and dealers of Snapper products. This agreement provides financing for dealer inventories and accelerates Snapper's cash flow. Under the terms of the agreement, a default in payment by a dealer is nonrecourse to both the distributor and to Snapper. However, the distributor is obligated to repurchase any equipment recovered from the dealer and Snapper is obligated to repurchase the recovered equipment if the distributor defaults. On August 25, 1997, the Company agreed to guarantee Snapper's payment obligations under this agreement. At August 31, 1997, the amount outstanding under this floor plan financing arrangement was $46.6 million.

    Management believes that available cash on hand, borrowings from the Snapper Revolver and Working Capital Facility, the cash flow generated by operating activities and on an as needed basis with short-term working capital funding from the Company will provide sufficient funds for Snapper to meet its obligations.

THE COMPANY CONSOLIDATED

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    CASH FLOWS FROM OPERATING ACTIVITIES. Cash used in operations for the six months ended June 30, 1997 was $38.1 million, an increase in cash used in operations of $18.0 million from the same period in the prior year.

    Losses from operations include significant non-cash items of depreciation, amortization, equity in losses of investees, writedown of the investment in RDM, loss on early extinguishment of debt and losses allocable to minority interests. Non-cash items increased $30.9 million from $8.4 million to $39.3 million for the six months ended June 30, 1996 and 1997, respectively. The increase relates principally to the increase in depreciation and amortization associated with the acquisition of Landmark, the consolidation of Snapper and the equity losses of and writedown of the Company's investment in RDM partially offset by the reduction in equity in losses of the Communication Group's Joint Ventures and by losses allocable to AAT's minority owners. Changes in assets and liabilities, net of the effect of acquisitions, decreased cash flows for the six months ended June 30, 1997 by $17.6 million and increased cash flows by $700,000 for the six months ended June 30, 1996.

    The decrease in cash flows for the six months ended June 30, 1997 resulted from the increased losses in the Communications Group's operations due to the start-up nature of these operations and increases in selling, general and administrative expenses to support the increase in the number of joint ventures. The increase in operating assets principally reflects increases in inventory of Snapper products.

    CASH FLOWS FROM INVESTING ACTIVITIES. Cash used in investing activities increased $41.2 million to $44.2 million for the six months ended June 30, 1997. The principal reasons for the increase are increases in investments in and advances to joint ventures and additions to property, plant as specified of $20.6 million and $9.6 million, respectively in 1997 as compared to $12.1 million and $1.7 million, respectively, in 1996 and the Communications Group utilized $8.1 million of funds in acquisitions in the six months ended June 30, 1997.

    CASH FLOWS FROM FINANCING ACTIVITIES. Cash provided by financing activities was $3.2 million for the six months ended June 30, 1997 a decrease of $1.8 million with the same period in the prior year. Of the $18.8 million of debt payments, $15.0 million was the repayment of the 9-7/8% Debentures and $1.2 million of other notes. The additions to long-term debt of $19.6 million was borrowed under the Snapper Revolver and Working Capital Facility.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    CASH FLOWS FROM OPERATING ACTIVITIES. Cash used in operations for calendar 1996 was $54.9 million compared to cash used in operations of $24.5 million for calendar 1995, an increase of $30.4 million.

    The calendar 1996 net loss of $115.2 million includes a loss on discontinued operations of $39.8 million and a loss on early extinguishment of debt of $4.5 million. The calendar 1995 net loss of $413.0 million includes a loss on discontinued operations of $344.3 million and a loss on early extinguishment of debt of $32.4 million. The calendar 1996 net loss, exclusive of the losses on discontinued operations and extraordinary items was $71.0 million compared to a $36.3 million loss in calendar 1995.

    Losses from operations include significant non-cash items of depreciation, amortization and equity in losses of joint ventures. Non-cash items increased $13.1 million from $10.5 million in calendar 1995 to $23.6 million in calendar 1996. The increase in non-cash items principally relates to increased depreciation and amortization related to the acquisition of Landmark, increased losses of the Communications Group's joint ventures and a full year of amortization on headquarters debt as compared to only two months in calendar 1995.

    Net changes in assets and liabilities decreased cash flows from operations in calendar 1996 and calendar 1995 by $7.6 million and $1.3 million, respectively. After adjusting net losses for discontinued operations, extraordinary items, non-cash items and net changes in assets and liabilities, the Company utilized $54.9 million of cash in operations in calendar 1996 and $24.5 million of cash flow for calendar 1995.

    The decrease in cash flows for 1996 generally resulted from the increased losses in the Communications Group's consolidated and equity joint ventures due to the start-up nature of these operations and increases in selling, general and administrative expenses at the Communications Group and corporate headquarters. Net interest expense has decreased principally due to the increase in interest income resulting from the increase in borrowings by the joint ventures under the various credit agreements with the Communications Group for their operating and investing cash requirements and from funds invested at corporate headquarters.

    CASH FLOWS FROM INVESTING ACTIVITIES. Net cash used in investing activities amounted to $29.5 million for the calendar 1996. During calendar 1996, the Company collected $5.4 million from the proceeds from sale of short-term investments and paid $41.0 million for investments in and advances to joint ventures.

    CASH FLOWS FROM FINANCING ACTIVITIES. Cash provided by financing activities was $153.2 million for calendar 1996 as compared to cash used in financing activities of $40.5 million for calendar 1995.

    The principal reason for the increase in cash in calendar 1996 was the completion of a public offering pursuant to which the Company issued 18.4 million shares of common stock, the proceeds of which, net of transaction costs, was $190.6 million. Of the $52.6 million in additions to long-term debt, $46.4 million related to borrowing under the Snapper Credit Facility. Of the $81.9 million payments of long term debt, $28.8 million was the repayment of the revolving credit agreement by the Company and Snapper made a payment of $38.6 million on its old credit facility.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED FEBRUARY 28, 1995

    CASH FLOWS FROM OPERATING ACTIVITIES. Cash used in operating activities increased $14.0 million from fiscal 1995 to calendar 1995.

    The calendar 1995 net loss of $413.0 million includes a loss on discontinued operations of $344.3 million and a loss on early extinguishment of debt of $32.4 million. The calendar 1995 net loss, exclusive of the losses on discontinued operations and extraordinary items was $36.3 million compared to a $19.1 million net loss in fiscal 1995.

    Losses from operations include significant non-cash items of depreciation, amortization and equity in losses of joint ventures. Non-cash items increased $7.1 million from $3.4 million in fiscal 1995 to $10.5 million in calendar 1995. The increase in non-cash items principally relates to an increase in equity in losses of joint venture. Net changes in assets and liabilities increased cash flows from operations in calendar 1995 and fiscal 1995 by $1.3 million and $5.3 million, respectively. After adjusting net losses for discontinued operations, extraordinary items, non-cash items and net changes in assets and liabilities, the Company's cash flows used in operating activities was $24.5 million and $10.4 million in calendar 1995 and fiscal 1995, respectively.

    CASH FLOWS FROM INVESTING ACTIVITIES. Cash flows from investing activities increased $111.4 million from a use of funds in fiscal 1995 of $27.1 million to cash provided in calendar 1995 of $84.3 million.

    The principal reasons for this increase in cash from investing activities was the collection of notes receivable from Metromedia Company of $45.3 million and net cash acquired in the November 1 Merger of $66.7 million, net of advances to Snapper of $4.2 million in calendar 1995.

    Investments in the Communications Group's joint ventures increased $5.5 million, or 34%, from $16.4 million in fiscal 1995 to $21.9 million in calendar 1995. The increase represents an increase in the number of the Communications Group's joint ventures as well as additional funding of existing ventures. In addition, fiscal 1995 included net cash paid for East News Channel Trading and Service, Kft of $7.0 million.

    CASH FLOWS FROM FINANCING ACTIVITIES. Cash used in financing activities of $40.5 million in calendar 1995 as compared to cash flows provided in financing activities of $38.6 million.

    Proceeds from the issuance of long-term debt in calendar 1995 include the Company's borrowings under revolving credit agreements of $28.8 million. Proceeds from the issuance of long-term debt in fiscal 1995 represent borrowings by the Communications Group from Metromedia Company.

    Proceeds from the issuance of stock decreased $15.4 million from $17.7 million in fiscal 1995 to $2.3 million in calendar 1995.

                                    BUSINESS

THE COMMUNICATIONS GROUP

    The Communications Group, which was founded in 1990 to take advantage of the rapidly growing demand for modern communications services in Eastern Europe, the republics of the former Soviet Union and in other selected emerging markets, launched its first operating system in 1992. At June 30, 1997, the Communications Group owned interests in and participated with partners in the management of joint ventures that had 42 operational systems, consisting of 9 wireless cable television systems, 14 AM/FM radio stations, 11 paging systems, 1 international toll calling service, 5 trunked mobile radio systems, 1 GSM cellular telephone system and 1 joint venture that is building-out an operational GSM system and providing financing, technical assistance and consulting services to the system operator. In addition, the Communications Group has interests in and participates with partners in the management of joint ventures that, as of June 30, 1997, had 4 pre-operational systems, consisting of 1 wireless cable television system, 1 cellular telecommunications system, 1 company providing sales, financing and service for wireless local loop telecommunications equipment and 1 company participating in the construction and development of a local telephone network in the PRC for up to 1 million lines, each of which the Company believes will be launched during 1997. The Communications Group generally owns 50% or more of the joint ventures in which it invests. The Company believes that the Communications Group is poised for significant growth, as it continues to expand its existing systems' subscriber base, construct and launch new systems in areas where it is currently licensed and obtain new licenses in other attractive markets. The Company's objective is to establish the Communications Group as a major multiple-market provider of modern communications services in Eastern Europe, the republics of the former Soviet Union, the PRC and other selected emerging markets.

    The Communications Group's joint ventures have recently experienced rapid growth with aggregate subscribers to their various services at June 30, 1997 of 246,773, a growth of 132.1% over aggregate subscribers at June 30, 1996 of 106,308. Total combined revenues reported by consolidated and unconsolidated joint ventures in which the Communications Group had an investment for the six months ended June 30, 1997 and the year ended December 31, 1996 were $40.2 million and $56.2 million, respectively, as compared to $19.8 million and $23.9 million, respectively, for the six months ended June 30, 1996 and the year ended December 31, 1995. The Communications Group invested approximately $37.8 million during the six months ended June 30, 1997 and approximately $49.9 million during calendar 1996 in the construction and development of its consolidated and unconsolidated joint ventures' communications networks and broadcasting stations.

    The following chart summarizes operating statistics by service type of both the pre-operational and operational systems of the Communications Group's joint ventures:

                                                                                          TARGET POPULATION/
                                                                       MARKETS            HOUSEHOLDS (MM)(A)        AGGREGATE
                                            PRE-OPERATIONAL         OPERATIONAL AT                                SUBSCRIBERS AT
                                              MARKETS AT               JUNE 30,              AT JUNE 30,             JUNE 30,
             COMMUNICATIONS                    JUNE 30,        ------------------------  --------------------  --------------------
                SERVICE                          1997             1997         1996        1997       1996       1997       1996
----------------------------------------  -------------------     -----        -----     ---------  ---------  ---------  ---------
Wireless Cable Television...............               1(b)             9            9         9.5        9.5    169,033     62,568
AM/FM Radio.............................              --(c)            14            5         8.4        7.0        n/a        n/a
Paging (d)..............................              --               11            8        89.5       81.5     53,321     37,636
Cellular Telecommunications.............               1(e)             2(f)         --       13.4         --     12,365         --
International Toll Calling (g)..........              --                1            1         5.5        5.5        n/a        n/a
Trunked Mobile Radio (h)................              --                5            3        56.2       35.6     12,054      6,104
Fixed Telephony (i).....................               2               --           --        97.0(j)        --        --        --
                                                     ---              ---          ---                         ---------  ---------
        Total...........................               4               42           26                           246,773    106,308
                                                     ---              ---          ---                         ---------  ---------
                                                     ---              ---          ---                         ---------  ---------

------------------------

(a) Covers both pre-operational markets and operational markets. Target population is provided for paging, telephony and trunked mobile radio systems, and target households are provided for wireless cable television systems and radio stations.

(b) The Communications Group owns 45% of a pre-operational wireless cable joint venture in St. Petersburg, Russia.

(c) The Communications Group has signed definitive agreements to purchase 70% of a joint venture operating a radio station in Berlin, Germany and 85% of a joint venture operating a radio station in Prague, Czech Republic.

(d) Target population for the Communications Group's paging joint ventures includes the total population in the jurisdictions where such joint ventures are licensed to provide services. In many markets, however, the Communications Group's paging system currently only covers the capital city and is expanding into additional cities.

(e) The Communications Group owns 34.1% of a joint venture that holds a license and is constructing a nationwide cellular telecommunications system in Georgia. See "Business--The Communications Group."

(f) The Communications Group's operational systems include its joint venture operating a GSM system in Latvia and its joint venture in Ningbo City, PRC, which is participating in the build-out of an operational GSM system and providing financing, technical assistance and consulting services to the systems operator.

(g) Provides international toll calling services between Georgia and the rest of the world and is the only Intelstat-designated representative in Georgia to provide such services.

(h) Target population for the Communications Group's trunked mobile radio systems includes total population in the jurisdictions where such joint ventures are licensed to provide services. In many markets, the Communications Group's systems are currently only operational in major cities.

(i) The Communications Group owns a 34% interest in a pre-operational joint venture in the PRC that provides wired/wireless local loop telecommunications equipment, financing, network planning, installation and maintenance services to telecommunications operators and a 52% interest in a pre-operational joint venture in the PRC that is participating in the construction and development of a local telephone network for up to 1 million lines.

(j) Indicates population of the Hebei and Tianjin Provinces in the PRC in which the Communications Group's joint venture has tested its equipment and population of the Sichuan Province, where it is participating in the construction of a local network.

    The Communications Group's markets generally have large populations, with high density and strong economic potential, but lack reliable and efficient communications services. The Communications Group believes that most of these markets have a growing number of persons who desire and can afford high quality communications services. The Communications Group has assembled a management team consisting of executives who have significant experience in the communications services industry and in operating businesses in developing markets. This management team believes that the Communications Group's systems can be constructed with relatively low capital investments and focuses on markets where the Company can provide multiple communications services. The Company believes that the establishment of a far-reaching communications infrastructure is crucial to the development of the economies of these countries, and such development will, in turn, supplement the growth of the Communications Group.

    The Communications Group believes that the performance of its joint ventures has demonstrated that there is significant demand for its services in its license areas. While the Communications Group's operating systems have experienced rapid growth to date, many of the systems are still in the early stages of rolling out their services and, therefore, the Communications Group believes it will significantly increase its subscriber and customer bases as these systems mature. In addition, as an early entrant in many markets, the Communications Group believes that it has developed a reputation for providing quality service and has formed important relationships with local entities. As a result, the Company believes it is well positioned to capitalize on opportunities to provide additional communications services in its markets as new licenses are awarded.

    In addition to its existing projects and licenses, the Communications Group is exploring a number of investment opportunities in wireless telephony systems in certain markets in Eastern Europe, including Romania, certain republics of the former Soviet Union, including Kazakstan, the PRC and other selected emerging markets, and has installed test systems in certain of these markets. The Communications Group believes that its wireless local loop telephony technology will be a high quality and cost effective alternative to the existing, often antiquated and overloaded, telephone systems in these markets. The Communications Group also believes that its system has a competitive advantage in these markets because its equipment can be installed quickly, at a competitive price, as compared to alternative wireline providers which often take several years to provide telephone service. In addition, unlike certain other existing wireless telephony systems in the Communications Group's target markets, the Communications Group's equipment utilizes digital, high-speed technology, which can be used for high-speed facsimile and data transmission, including Internet access. In February, 1997, the Communications Group, through MAC, acquired AAT which owns interests and participates in the management of 3 separate joint ventures in the PRC.

BUSINESS STRATEGY

    The Communications Group's objective is to become the leading multiple market provider of communications services in Eastern Europe, the republics of the former Soviet Union, the PRC and other selected emerging markets. The Communications Group intends to achieve its objective and expand its subscriber and customer bases, as well as its revenues and cash flow by pursuing the following strategies:

    UTILIZE LOW COST WIRELESS TECHNOLOGIES THAT ALLOW FOR RAPID BUILD-OUT. The use of wireless technologies has allowed and will continue to allow the Communications Group to build-out its existing and future license areas faster and at a lower cost than the construction of comparable wired networks. Many of the cities where the Communications Group has or is pursuing wireless licenses have limitations on wireline construction above ground and/or underground.

    COMPLETE BUILD-OUT OF EXISTING LICENSE AREAS. Since its formation in 1990, the Communications Group has been investing in joint ventures to obtain communications licenses in emerging markets. During the six months ended June 30, 1997 and in the calendar year ended December 31, 1996, the Communications Group invested approximately $37.8 million and $49.9 million, respectively, in the construction and development of its consolidated and unconsolidated joint ventures' communications networks and broadcast stations in existing license areas.

    AGGRESSIVELY GROW THE SUBSCRIBER AND ADVERTISER BASE IN EXISTING LICENSE AREAS. The Communications Group's existing license areas, in the aggregate, represent a large potential revenue base. The Communications Group is aggressively marketing its services in these areas and is experiencing significant increases in subscriber count and advertising base. The Communications Group believes it will continue to rapidly add subscribers by (i) targeting each demographic in its markets with customized communications services, (ii) cross-marketing and bundling communications services to existing customers, (iii) providing technologically-advanced services and a high level of customer service, (iv) providing new and targeted programming on its radio stations to increase advertising revenue, and (v) opportunistically acquiring additional existing systems in its service areas and in other strategic areas to increase its subscriber base.

    PURSUE ADDITIONAL LICENSES IN EXISTING MARKETS. The Communications Group is pursuing opportunities to provide additional communications services in regions in which it currently operates. For example, in March, 1997, the Communications Group launched commercial cellular telecommunications services in Latvia where it already provides wireless cable television, paging and radio broadcasting services. This strategy enables the Communications Group to leverage its existing infrastructure and brand loyalty and to capitalize on marketing opportunities afforded by bundling its services and build brand loyalty and awareness. The Communications Group believes that it has several competitive advantages that will enable it to obtain additional licenses in these markets, including (i) established relationships with local strategic joint venture partners and local government, (ii) a proven track record of handling and operating quality systems, and (iii) a fundamental understanding of the regions' political, economic and cultural climate.

    INVEST IN NEW MARKETS. The Communications Group is actively pursuing investments in joint ventures to obtain new licenses for wireless communications services in markets in which it presently does not have any licenses. The Company is targeting emerging markets with strong economic potential which lack adequate communications services. In evaluating whether to enter a new market, the Communications Group assesses, among other factors, the (i) potential demand for the Communications Group's services and the availability of competitive services, (ii) strength of local partners, and (iii) political, social and economic climate. The Communications Group has identified several attractive opportunities in Eastern Europe and the Pacific Rim. For example, two of the Communications Group's joint ventures recently began to provide paging services in Austria and radio broadcasting in Prague, Czech Republic and in February, 1997, the Communications Group acquired AAT, a company which owns interests and participates in the management of joint ventures with agreements to provide wired/wireless telephony equipment and services in certain provinces in the PRC. Also, the Communications Group has recently signed definitive agreements to purchase 70% and 85%, respectively, of joint ventures operating radio stations in Berlin, Germany and Prague, Czech Republic.

  WIRELESS CABLE TELEVISION

    OVERVIEW. The Communications Group commenced offering wireless cable television services in 1992 with the launch by its joint venture of Kosmos TV in Moscow, Russia ("Kosmos") and Baltcom TV in Riga, Latvia ("Baltcom"). The Communications Group currently has interests in joint ventures which offer wireless cable television services in 9 markets in Eastern Europe and the republics of the former Soviet Union that reported 169,033 subscribers at June 30, 1997, an increase of approximately 170.2% from 62,568 subscribers at June 30, 1996. In addition, the Communications Group has an interest in a joint venture which is licensed to provide wireless cable television service and is building a system in St. Petersburg, Russia. The Communications Group believes that there is a growing demand for multi-channel television services in each of the markets where its joint ventures are operating, which demand is being driven by several factors including: (i) the lack of quality television and alternative entertainment options in these markets, (ii) the growing demand for Western-style entertainment programming, and (iii) the increase in disposable income in each market which increases the demand for entertainment services. In addition, in August, 1997, the Company acquired approximately 31,000 additional subscribers in Tirgu Mures, Romania when it purchased an existing wired cable system.

    TECHNOLOGY. Each of the Communications Group's wireless television joint ventures utilizes microwave multipoint distribution system ("MMDS") technology. The Communications Group believes that MMDS is the most attractive technology to utilize for multi-channel television services in these markets because (i) the initial construction costs of a MMDS system generally are significantly lower than wireline cable or direct-to-home ("DTH") satellite transmission, (ii) the time required to construct a wireless cable network is significantly less than the time required to build a standard wireline cable television network covering a comparably-sized service area, (iii) the obstacles to obtaining the required permits and rights-of-way to construct wired networks in the Communications Group's markets are substantial, (iv) the high communications tower typically utilized by the MMDS network combined with the high density of multi-family dwelling units in these markets gives the MMDS networks very high line of sight ("LOS") penetration, and (v) the wide bandwidth of the spectrum typically licensed by each of the Company's joint ventures gives each system the ability to broadcast a wide variety of attractive international and localized programming.

    In each system operated by the Communications Group's joint ventures, encrypted multichannel signals are broadcast in all directions from a transmission tower which, in the case of such joint ventures' systems, is typically the highest structure in the city and, as a result, has very high LOS penetration. Specialized compact receiving antenna systems, installed by the Company on building rooftops as part of the system, receive the multiple channel signals transmitted by the transmission tower. The signal is then transmitted to each subscriber via a coaxial cabling system within the building. In each city where the Company provides or expects to provide service, a substantial percentage of the population (e.g., approximately 90% in Moscow) lives in large, multi-dwelling apartment buildings. This infrastructure significantly reduces installation costs and eases penetration of wireless cable television services into a city because a single MMDS receiving location can bring service to numerous apartment buildings housing a large number of people. In order to take advantage of such benefits, in many areas the Company is wiring buildings so that it can serve all of the apartment dwellers in such buildings through one microwave receiving location. Subscribers to the Company's premium tiered services typically utilize a set-top converter which descrambles the signal and are also used as channel selectors. The Company generally utilizes the same equipment across all its wireless cable television systems, which enables it to realize purchasing efficiencies in the build-out of its networks.

    While the Communications Group's wireless cable television systems are generally a leading provider of multi-channel television services in each of its markets, in many markets there are several small undercapitalized wireline competitors. The Communications Group's joint ventures in Bucharest, Romania and Chisinau, Moldova have each acquired existing wireline systems and are in the process of integrating them into their wireless systems. The Communications Group believes there are additional acquisition/consolidation opportunities in several of its markets and will pursue the acquisition of select competitors on an opportunistic basis.

    PROGRAMMING. The Communications Group believes that programming is a critical component in building successful cable television systems. The Communications Group currently offers a wide variety of programming including English, French, German and Russian programming, some of which is dubbed or subtitled into the local language. In order to maximize penetration and revenues per subscriber, the cable television joint ventures generally offer multiple tiers of service including, at a minimum, a "lifeline" service, a "basic" service and a "premium" service. Generally, the lifeline service provides programming of local off-air channels and an additional two to four channels with a varied mixture of European or American sports, music, international news or general entertainment. The basic and premium services generally include the channels which constitute the lifeline service, as well as an additional number of satellite channels and a movie channel that offer recent and classic movies. The content of each programming tier varies from market to market, but generally includes channels such as MTV, Eurosport, NBC Super Channel, Bloomberg TV, Cartoon Network/TNT, BBC World, CNN, SKY News, Discovery Channel and an adult channel. Each tier also offers localized programming.

    One of the Communications Group's joint ventures offers "pay-per-view" movies and plans to add similar services to its program lineups in certain of its other markets. The subscriber pays for "pay-per-view" services in advance, and the intelligent decoders that the joint venture uses automatically deduct the purchase of a particular service from the amount paid in advance. In addition, one of the Communications Group's joint ventures has created a movie channel, "TV21," consisting of U.S. and European films dubbed into Russian language and distributes this channel to most of the Communications Group's other wireless cable television ventures. Centralized dubbing and distribution of this movie channel have enabled the Communications Group to avoid the cost of separately creating a similar movie channel in its other markets.

    MARKETING. While each wireless cable television joint venture initially targets its wireless cable television services toward foreign national households, embassies, foreign commercial establishments and international and local hotels, each system offers multiple tiers, at least one of which is targeted toward, and generally within the economic reach of, a substantial and growing percentage of the local population in each market. The Communications Group offers several tiers of programming in each market and strives to price the lowest tier at a level that is affordable to a large percentage of the population and that generally compares, in price, to alternative entertainment products. The Communications Group believes that a growing number of subscribers to local broadcast services will demand the superior quality programming and increased viewing choices offered by its MMDS service. Upon launching a particular system, the Communications Group uses a combination of event sponsorships, billboard, radio and broadcast television advertising to increase awareness in the marketplace about its services.

    COMPETITION. Each of the Communications Group's wireless cable television systems competes with off-the-air broadcast television stations. In addition, in many markets there are several existing wireline cable television providers which are generally undercapitalized, small, local companies that are providing limited programming to subscribers in limited service areas. In many of its wireless cable television markets, the Communications Group competes with providers of DTH programming services, which offer subscribers programming directly from satellite transponders. The Communications Group believes that it has significant competitive advantages over DTH providers in its lower cost and its ability to offer localized programming.

  AM/FM RADIO

    OVERVIEW. The Communications Group entered the radio broadcasting business in Eastern Europe through the acquisition of Radio Juventus in Hungary in 1994. Today, the Company is a leading operator of radio stations in Eastern Europe and the republics of the former Soviet Union and owns and operates, through joint ventures, stations in 14 markets. The Communications Group has announced plans to submit a bid for one or both nationwide franchises for Hungary in September, 1997. If such nationwide franchises are awarded to the Communications Group, Radio Juventus will surrender to the licensing authorities its regional broadcasting license. The cost of such nationwide franchises is 3 billion Hungarian Forints (approximately U.S. $15.1 million as of June 30, 1997) plus 25% value added tax, over a period of 7 years. The Communications Group has also executed definitive agreements to purchase 70% of a radio station in Berlin, Germany for DM4,800,000 and 85% of a second radio station in Prague, Czech Republic for U.S.$2,040,000.

    The Communications Group's radio broadcasting strategy is generally to acquire underdeveloped "stick" properties (i.e., stations with insignificant ratings and little or no positive cash flow) at attractive valuations. The Communications Group then installs experienced radio management to improve performance through increased marketing and focused programming. Management utilizes its programming expertise to tailor specifically the programming of each station utilizing sophisticated research techniques to identify opportunities within each market and programs its stations to provide complete coverage of a demographic or format type. This strategy allows each station to deliver highly effective access to a target demographic and capture a higher percentage of the radio advertising audience share.

    PROGRAMMING. Programming in each of the Communications Group's AM and FM markets is designed to appeal to the particular interests of a specific demographic group in such markets. The Communications Group's radio programming formats generally consist of popular music from the United States, Western Europe, and the local region. News is delivered by local announcers in the language appropriate to the region, and announcements and commercials are locally produced. By developing a strong listenership base comprised of a specific demographic group in each of its markets, the Communications Group believes it will be able to attract advertisers seeking to reach these listeners. The Communications Group believes that the technical programming and marketing expertise that it provides to its joint ventures enhances the performance of the joint ventures' radio stations.

    MARKETING. Radio station programming is generally targeted towards that segment which the Communications Group believes to be the most affluent within the 25- to 55-year-old demographic in each of its radio markets. Each station's format is intended to appeal to the particular listening interests of this consumer group in its market. This is intended to enable the commercial sales departments of each joint venture to present to advertisers the most desirable market for their products and services, thereby heightening the value of the station's commercial advertising time. Advertising on these stations is sold to local and international advertisers.

    COMPETITION. While the Communications Group's radio stations are generally leaders in each of their respective markets, in each market there are a number of competing stations currently in operation or anticipated to be in service shortly. Other media businesses, including broadcast television, cable television, newspapers, magazines and billboard advertising also compete with the Communications Group's radio stations for advertising revenues.

  PAGING

    OVERVIEW. The Communications Group commenced offering radio paging services in 1994 with the launch of paging networks serving the countries of Estonia and Romania. Paging systems are useful as a means for one-way business/personal communications without the need for a recipient to access a telephone network, which in many of the Communication Group's markets is often overloaded or unavailable. At June 30, 1997, the Communications Group's paging joint ventures were licensed to offer paging services in markets containing approximately 89.5 million persons. The Communications Group's joint ventures generally provide service in the capital or major cities in these countries and is currently expanding the services of such operations to cover additional areas. The Communications Group believes that these joint ventures are leading providers of paging service in their respective markets and, as of June 30, 1997, had an aggregate of 53,321 subscribers, which is an increase of approximately 41.7% from 37,636 subscribers at June 30, 1996.

    Management believes that its paging joint ventures will continue to experience rapid subscriber growth due to (i) the low landline telephone penetration that characterizes each of its markets, (ii) the rapid increase in the number of individuals, corporations and other organizations that desire communication services that offer substantial mobility, accessibility and the ability to receive timely information, and (iii) the continued economic growth in these markets which is expected to make paging services relatively more affordable to the general population.

    The Communications Group offers several types of pagers. However, substantially all of the Communications Group's subscribers choose alphanumeric pagers, which emit a variety of tones and display as many as 63 characters. Subscribers may also purchase additional services, such as paging priority, group calls and other options. The Communications Group provides a choice of pagers, which are typically purchased by the subscriber or leased for a small monthly fee. The Communications Group also provides 24-hour operator service with operators who are capable of taking and sending messages in several languages.

    TECHNOLOGY. Paging is a one-way wireless messaging technology which uses an assigned frequency and a specific pager identifier to contact a paging customer within a geographic service area. Each customer who subscribes to a paging service is assigned a specific pager number. Transmitters broadcast the appropriate signal or message to the subscriber's pager, which has been preset to monitor a designated radio frequency. Each pager has a unique number identifier, a "cap code," which allows it to pick up only those messages sent to that pager. The pager signals the subscriber through an audible beeping signal or an inaudible vibration and displays the message on the subscriber's pager. Depending on the market, the joint ventures offer alphanumeric pagers which have Latin and/or Cyrillic (Slavic language) character display.

    The effective signal coverage area of a paging transmitter typically encompasses a radius of between 15 and 20 miles from each transmitter site. Obstructions, whether natural, such as mountains, or man-made, such as large buildings, can interfere with the signal. Multiple transmitters are often used to cover large geographic areas, metropolitan areas containing tall buildings or areas with mountainous terrain.

    Each of the Communications Group's paging joint ventures uses either terrestrial radio frequency ("Rf") control links that originate from one broadcast transmitter which is controlled by a local paging terminal and broadcast to each of the transmitters, or a satellite uplink which is controlled by the paging terminal, which transmits to a satellite and downlinks to a receiving dish adjacent to each of the transmitters. Once a message is received by each transmitter in a simulcast market, they in turn broadcast the paging information using the paging broadcast frequency. The Rf control link frequency is different from the paging broadcast frequency. For non-contiguous regional coverage, either telephone lines or microwave communication links are used in lieu of an Rf control link or satellite link.

    MARKETING. Paging services are targeted toward people who spend a significant amount of time outside of their offices, have a need for mobility or are businesspeople without ready access to telephones. The Communications Group targets its paging system primarily to local businesses, the police, the military and expatriates. Paging provides an affordable way for local businesses to communicate with employees in the field and with their customers. Subscribers are charged a monthly fee which entitles a subscriber to receive an unlimited number of pages each month.

    COMPETITION. The Communications Group believes that its joint ventures are leading providers of paging services in each of their respective markets. In some of the Communications Group's paging markets, however, the Communications Group has experienced and expects to continue to experience competition from existing small, local, paging operators who have limited areas of coverage, and from, in a few cases, paging operators established by Western European and United States investors with substantial experience in paging. The Communications Group believes it competes effectively against these companies with its high quality, reliable, 24-hour service. The Communications Group does not have or expect to have exclusive franchises with respect to its paging operations and may therefore face more significant competition in its markets in the future from highly capitalized entities seeking to provide similar services.

  CELLULAR TELECOMMUNICATIONS

    OVERVIEW. The Communications Group owns a 21.2% interest in Baltcom GSM, which has recently completed construction and launched commercial service of a cellular telecommunications system in Latvia which plans to provide nationwide service. The Communications Group also owns a 34.1% interest in Magticom, a joint venture that holds a license for and is constructing a national cellular telephone system in the country of Georgia. Western Wireless, a leading U.S. cellular provider, is a partner in each of these joint ventures. The Communications Group believes that there is a large demand for cellular telephone service in each of Latvia and Georgia due to the limited supply and poor quality of wireline telephone service in these markets as well as the rapidly growing demand for the mobility offered by cellular telephony service. Landline telephone penetration is 25% in Latvia and 9% in Georgia. The demand for reliable and mobile telephone service is increasing rapidly and the pace is expected to continue as commerce in these regions continues to experience rapid growth.

    In June, 1997, the Communications Group's Latvian GSM joint venture, Baltcom GSM, entered into certain agreements with the European Bank for Reconstruction and Development ("EBRD") pursuant to which the EBRD agreed to lend up to $23.0 million to Baltcom GSM in order to finance its system build-out and operations. Baltcom GSM's ability to borrow under these agreements is conditioned upon reaching certain gross revenue targets. The loan has an interest rate equal to the 3-month LIBOR plus 4% per annum, with interest payable quarterly. The principal amount must be repaid in installments starting in March, 2002 with final maturity in December, 2006. The shareholders of Baltcom GSM were required to provide $20.0 million to Baltcom GSM as a condition precedent to EBRD funding the loan. In addition, the Company and Western Wireless International, Inc. ("Western Wireless"), one of the Company's partners in Baltcom GSM, agreed to provide or cause one of the shareholders of Baltcom GSM to provide an additional $7.0 million in funding to Baltcom GSM if requested by EBRD.

    As part of the financing, the EBRD was also provided a 5% interest in the joint venture which it can put back to Baltcom GSM at certain dates in the future at a multiple of Baltcom GSM's EBITDA, not to exceed $6.0 million. The Company and Western Wireless have guaranteed the obligation of Baltcom GSM to pay such amount. All of the shares in Baltcom GSM, including those belonging to the Communications Group, were pledged to the EBRD as security for payment of the loan. As of June 30, 1997, Baltcom GSM had borrowed $10.0 million from the EBRD under the agreements. Under the ERBD agreements, amounts payable to the Company are subordinated to amounts payable to the ERBD.

    The Communications Group's Georgian GSM joint venture, Magticom, has entered into a financing agreement with Motorola, Inc. ("Motorola") pursuant to which Motorola has agreed to provide vendor financing for 75% of the equipment, software and services it provides to Magticom up to an amount equal to $15.0 million. Interest on the financed amount accrues at 6-month LIBOR plus 5% per annum, with interest payable semi-annually. Repayment of principal with respect to each drawdown commences 21 months after such drawdown with the final payment being due 60 months after such drawdown. All drawdowns must be made within 3 years of the initial drawdown date. Magticom is obligated to provide Motorola with a security interest in the equipment provided by Motorola to the extent permitted by applicable law. As additional security for the financing, the Company has guaranteed Magticom's repayment obligation to Motorola.

    The Communications Group and Western Wireless have funded the balance of the financing to Magticom through a combination of debt and equity.

    In addition, through AAT, the Communications Group has entered into a joint venture agreement with Ningbo United Telecommunications Investment Co., Ltd. to
(i) finance and assist China Unicom in the construction of an advanced GSM cellular telephone network and (ii) provide consulting and management support services to China Unicom in its operation of such network within the City of Ningbo, PRC. This system, which will have a capacity of up to 50,000 subscribers, commenced operations in May, 1997. The Communications Group's joint venture is entitled to 73% of the distributed cash flow, as defined in the agreement, from the network for a 15-year period.

    TECHNOLOGY. The Communications Group's cellular telephone network in Latvia has been constructed and the cellular telephone network in Georgia is being constructed using GSM technology. GSM is the standard for cellular service throughout Western Europe, which will allow the Communications Group's customers to "roam" throughout the region. GSM's mobility is a significant competitive advantage compared to competing Advanced Mobile Phone System ("AMPS") services which cannot offer roaming service in most neighboring countries in Europe or Nordic Mobile Telephone ("NMT") services which are based on what the Communications Group believes is an older and less reliable technology.

    MARKETING. The Communications Group targets its cellular telephony services toward the rapidly growing number of individuals, corporations and other organizations with a need for mobility, ready access to a high quality voice transmission service and the ability to conduct business outside of the workplace or home. The Communications Group sells cellular phones at a small mark-up to cost. This pass-through strategy encourages quick market penetration and early acceptance of cellular telephony as a desirable alternative to fixed land-based telephony systems.

    Management believes that its cellular systems will benefit from several competitive advantages in each of its markets. The Communications Group intends to market its cellular telephony service to customers of its existing wireless cable television and paging services in both Latvia and Georgia. The Communications Group believes that this database of names will be useful in marketing its cellular telephony services, as these are customers who have already exhibited an interest in modern communications services. In addition, these joint ventures intend to market these systems by providing a comprehensive set of packages with different service features which permit the subscriber to choose the package that most closely fits his or her needs.

    COMPETITION. Baltcom GSM's primary competitor in Latvia is Latvia Mobile Telecom ("LMT"), which is partly owned by a state-owned enterprise. LMT commenced service in 1995 and currently has approximately 20,000 subscribers. LMT operates a second system using the older, less efficient NMT technology that the Communications Group believes will pose less of a competitive threat than LMT's GSM system. The Communications Group believes that its primary competitors in Georgia will be Geocell, a Georgian-Turkish joint venture that recently launched commercial service using a GSM system as well as an existing smaller provider of cellular telephony services which uses the AMPS technology in its network.

    The Communications Group also faces competition from the primary provider of telephony services in each of its markets, which are the national PTTs. However, given the low penetration rates in Latvia and Georgia and the underdeveloped landline telephone system infrastructure, the Communications Group believes that cellular telephony provides an attractive alternative to customers who need fast, reliable and quality telephone service.

  INTERNATIONAL TOLL CALLING

    OVERVIEW. The Communications Group owns approximately 30% of Telecom Georgia. Telecom Georgia handles all international calls inbound to and outbound from the Republic of Georgia to the rest of the world. Telecom Georgia has interconnect arrangements with several international long distance carriers such as Sprint and Telespazio. For every international call made to the Republic of Georgia, a payment is due to Telecom Georgia by the interconnect carrier and for every call made from the Republic of Georgia to another country, Telecom Georgia charges its subscribers and pays a destination fee to the interconnect carrier.

    Since Telecom Georgia commenced operations, long distance traffic in and out of Georgia has increased dramatically as Telecom Georgia has expanded the number of available international telephone lines. Incoming call traffic increased from approximately 200,000 minutes per month in 1993 to the current rate of approximately 1 million minutes per month, and outgoing call traffic increased from approximately 100,000 minutes per month in 1993 to the current rate of approximately 230,000 minutes. Telecom Georgia has instituted several marketing programs in order to maintain this growth.

    COMPETITION. The Communications Group does not currently face any competition in the international long distance business in Georgia, as Telecom Georgia is the only entity licensed to handle international call traffic in and out of Georgia.

  TRUNKED MOBILE RADIO

    OVERVIEW. The Communications Group currently owns interests in joint ventures which operate 5 trunked mobile radio services in Europe and Kazakstan, servicing an aggregate of 12,054 subscribers at June 30, 1997 which is an increase of approximately 97.5% from 6,104 subscribers at June 30, 1996. Trunked mobile radio systems are commonly used by construction teams, security services, taxi companies, service organizations and other groups with a need for significant internal communications. Trunked mobile radio allows such users to communicate with members of a closed user group without incurring the expense or delay of the public switched telephone network, and also provides the ability to provide dispatch service (i.e., one sender communicating to a large number of users on the same network). In many cases, the Communications Group's trunked mobile radio systems are also connected to the public switched telephone network thus providing some or all of the users the flexibility of communicating outside the closed user group. The Communications Group believes that lower costs and the ability to provide dispatch services affords trunked mobile radio significant advantages over cellular telephony or the public switched telephone network in fleet applications.

    COMPETITION. The Communications Group is a leading provider of trunked mobile radio in its markets although it faces competition from other trunked mobile radio service providers and from private networks in all of the markets in which it operates. Trunked mobile radio also faces competition from cellular providers, especially for users who need access to the public switched telephone network for most of their needs, pagers for users who need only one-way communication and private branch exchanges (PBXs), where users do not need mobile communications.

  FIXED TELEPHONY

    OVERVIEW. The Communications Group is currently exploring a number of investment opportunities in wireless local loop telephony systems in certain countries in Eastern Europe, the republics of the former Soviet Union and other selected emerging markets and has installed test systems in certain of these markets. The Communications Group believes that the proposed wireless local loop telephony technology it is using is a time and cost effective means of improving the communications infrastructure in such markets. The current telephone systems in these markets are antiquated and overloaded, and consumers in these markets often must wait several years to obtain telephone service.

    The Communications Group plans to partner with the local telephone service provider in each of its target markets to provide wireless local loop telephony services to customers. The Company believes that wireless local loop technology is a rapid and cost effective method to increase the number of subscribers to local telephone services. Wireless local loop telephony systems can provide telephone access to a large number of apartment dwellers through a single microwave transceiver installed on their building. This microwave transceiver sends signals to and from a receiver located adjacent to a central office of the public switched telephone network where the signal is routed from or into such network. This system eliminates the need to build fixed wireline infrastructure between the central office and the subscribers' building, thus reducing the time and expense involved in expanding telephone service to customers.

    In addition, the Company plans to take advantage of wired telephony opportunities from time to time. For example, the Communications Group, through AAT, has entered into a joint venture agreement with China Huaneng Technology Development Corporation, to (i) assist China Unicom in the development and construction of advanced telecommunications systems in Sichuan Province, PRC and
(ii) provide telephone consulting and financing services to China Unicom within Sichuan Province. With a population of over 100 million and a telephone penetration rate estimated at less than 2%, the Sichuan Province project provides a large potential market for AAT's products and services. The project involves a 20-year period of cooperation between the Communications Group's joint venture and China Unicom for the development of a wired local telephone network in Sichuan Province with an initial capacity of 50,000 lines. For its services, the Communications Group's joint venture is entitled to 78% of the distributable cash flow, as defined in the agreement, from the network for a 20-year period for each phase of the network developed.

    COMPETITION. While the existing wireline telephone systems in Eastern Europe and the former Soviet Republics are often antiquated, the fact that the network infrastructure is already in place means that it is a source of competition for the Communications Group's proposed wireless telephony operations. The Communications Group does not have or expect to have exclusive franchises with respect to its wireless telephony operations and may therefore face more significant competition in the future from highly capitalized entities seeking to provide services similar to or competitive with the Communications Group's services in its markets.

    In certain markets, cellular telephone operators exist and represent a competitive alternative to the Communications Group's proposed wireless local loop telephony systems. A cellular telephone can be operated in the same manner as a wireless loop telephone in that either type of service can simulate the conventional telephone service by providing local and international calling from a fixed position in its service area. However, while cellular telephony enables a subscriber to move from one place in a city to another while using the service, wireless local loop telephony is intended to provide fixed telephone services which can be deployed as rapidly as cellular telephony but at a lower cost. This lower cost makes wireless local loop telephony a more attractive alternative telephony alternative to a large portion of the populations in the Communications Group's markets that do not require mobile communications. In addition, because the wireless local loop technology which the Communications Group is using operates at 64 kilobits per second, it can be used for high speed facsimile and data transmission, including Internet access.

  JOINT VENTURE OWNERSHIP STRUCTURES/LIQUIDITY ARRANGEMENTS

    The following table summarizes the Communications Group's joint ventures at June 30, 1997 as well as the amount contributed, amount loaned (net of repayments) and total amount invested by the Communications Group exclusive of its equity in losses in such joint ventures as of June 30, 1997:

                                                                                  AMOUNT                           TOTAL
                                                                COMPANY         CONTRIBUTED       AMOUNT        INVESTMENT
                                                               OWNERSHIP         TO JOINT        LOANED TO       IN JOINT
                    JOINT VENTURE(1)                               %              VENTURE      JOINT VENTURE      VENTURE
---------------------------------------------------------  -----------------  ---------------  -------------  ---------------
                                                                               (US DOLLARS, IN THOUSANDS)
WIRELESS CABLE TELEVISION
  Kosmos TV (Moscow, Russia).............................             50%        $   1,093       $   9,043      $    10,136
  Baltcom TV (Riga, Latvia)..............................             50               819          11,372           12,191
  Ayety TV (Tbilisi, Georgia)............................             49               779           6,689            7,468
  Romsat Cable TV (Bucharest, Romania)(2)................             97               682           5,271            5,953
  Sun TV (Chisinau, Moldova).............................             50               400           4,841            5,241
  Alma TV (Almaty, Kazakstan)............................             50               222           4,745            4,967
  Cosmos TV (Minsk, Belarus).............................             50               400           1,848            2,248
  Viginta (Vilnius, Lithuania)(2)........................             55               434           1,679            2,113
  Kamalak TV (Tashkent, Uzbekistan)......................             50               794           5,084            5,878
  Teleplus (St. Petersburg, Russia)(6)...................             45               723              --              723
PAGING
  Baltcom Paging (Tallinn, Estonia)......................             39               396           4,348            4,744
  CNM (Romania)(2).......................................             54               490           4,020            4,510
  Kamalak Paging (Tashkent, Samarkand, Bukhara and
    Andijan, Uzbekistan)(3)..............................             50                --              --               --
  Paging One (Tbilisi, Georgia)..........................             45               250           1,035            1,285
  Paging Ajara (Ajara, Georgia)..........................             35                43             166              209
  Raduga Poisk (Nizhni Novgorod, Russia).................             45               330              73              403
  Alma Page (Almaty and Ust-Kamenogorsk, Kazakstan)(4)...             50                --              --               --
  Baltcom Plus (Riga, Latvia)............................             50               250           2,463            2,713
  Pt-Page (St. Petersburg, Russia).......................             40             1,102              --            1,102
  Paging One Services (Austria)..........................            100             1,007           2,906            3,913
  Kazpage (Kazakstan)....................................             51               521              --              521
RADIO BROADCASTING
  Radio Juventus (Budapest, Siofok and Khebegy,
    Hungary)(2)..........................................            100             8,107             218            8,325
  SAC (Moscow, Russia)(2)................................             83               631           2,967            3,598
  Eldoradio (formerly Radio Katusha)(St. Petersburg,
    Russia)(8)...........................................             50               133             842              975
  Radio Nika (Socci, Russia).............................             51               244              14              258
  Radio Skonto (Riga, Latvia)(2).........................             55               302             283              585
  Radio One (Prague, Czech Republic).....................             80               265              63              328
  AF Trio LSL (Estonia)(8)...............................             49             1,000              --            1,000
INTERNATIONAL TOLL CALLING
  Telecom Georgia (Tbilisi, Georgia).....................             30             2,554              --            2,554
TRUNKED MOBILE RADIO
  Protocall Ventures, Ltd.(2)(5).........................             56             2,550           4,772            7,322
  National Business Communications (Romania).............             58                30             215              245
  Spectrum (Kazakstan)...................................             31               174              --              174
CELLULAR TELECOMMUNICATIONS
  Baltcom GSM (Latvia)...................................             21            13,270              --           13,270
  Magticom (Tbilisi, Georgia)(6).........................             34             3,308              --            3,308
  Ningbo Ya Mei Communications (Ningbo, PRC)(6)..........             39             9,468              --            9,468
FIXED TELEPHONY
  Metromedia-Jinfeng (PRC)(6)(7).........................             34             3,286              --            3,286
  Sichuan Tai Li Feng Telecommunications, Co. (Sichuan
    Province, PRC)(6)....................................             52            11,040              --           11,040
                                                                                   -------     -------------  ---------------
      TOTAL..............................................                        $  67,097       $  74,957      $   142,054
                                                                                   -------     -------------  ---------------
                                                                                   -------     -------------  ---------------

------------------------
 (1) The parenthetical notes the area of operations for the operational joint ventures and the area for which the joint venture is licensed for the pre-operational joint ventures.

 (2) Results of operations are consolidated with the Company's financial statements. See Note 8 to the "Notes to Consolidated Financial Statements" of the Company for the year ended December 31, 1996, included elsewhere in this Prospectus.

 (3) The Communications Group's cable and paging services in Uzbekistan are provided by the same company, Kamalak TV. All amounts contributed and loaned to Kamalak TV are listed above under wireless cable television.

 (4) The Communications Group's cable and paging services in Kazakstan are provided by the same company, Alma TV. All amounts contributed and loaned to Alma TV are listed above under wireless cable television.

 (5) The Communications Group's owns its trunked mobile radio ventures through Protocall, in which it has a 56% ownership interest. Through Protocall, the Communications Group owns interests in (i) Belgium Trunking (24%), which provides services in Brussels and Flanders, Belgium, (ii) Radiomovel Telecomunicacoes (14%), which provides services in Portugal, (iii) Teletrunk Spain, (6-16%, depending on the venture), which provides services through 4 joint ventures in Madrid, Valencia, Aragon and Catalonia, Spain, (iv) National Business Communications ("NBC") (58%), which provides services in Bucharest, Cluj, Brasov, Constanta and Timisoira, Romania and (v) Spectrum (31%), which operates in Almaty and Atyran, Kazakstan. A portion of the Communications Group's interest in NBC and Spectrum is held directly. Information provided includes $30,000 and $215,000, respectively, contributed and loaned, respectively, to NBC directly by the Company and $174,000 contributed to Spectrum directly by the Company. In July, 1997, Protocall purchased additional shares in Radiomovel Telecomunicacoes for approximately $1.0 million and increased the Communications Group's ownership interest to 36%. In addition, in August, 1997, Protocall signed a definitive agreement to purchase additional interests in its Spanish joint ventures. When completed, this transaction will raise the Communications Group's ownership interests from 6-16% to 17-48%.

 (6) Pre-operational.

 (7) Metromedia-Jinfeng is a pre-operational joint venture that plans to provide wireless local loop telecommunications equipment, financing, network planning, installation and maintenance services to telecommunications operators in the PRC.

 (8) Eldoradio includes two radio stations operating in St. Petersburg, Russia and AF Trio LSL includes seven radio stations operating in various cities throughout Estonia.

    Generally, the Communications Group owns, on average, 50% or more of the equity in a joint venture with the balance of such equity being owned by a local entity, often a government-owned enterprise. Typically, the Communications Group's joint venture provides frequency licenses and/or transmission facilities. In some cases, the Communications Group owns or acquires interests in entities (including competitors) that are already licensed and are providing service. Each joint venture's day-to-day activities are managed by a local management team selected by its board of directors or its shareholders. The operating objectives, business plans, and capital expenditures of a joint venture are approved by the joint venture's board of directors, or in certain cases, by its shareholders. In most cases, an equal number of directors or managers of the joint venture are selected by the Communications Group and its local partner. In other cases, a differing number of directors or managers of the joint venture may be selected by the Communications Group on the basis of the percentage ownership interest of the Communications Group in the joint venture.
    In many cases, the credit agreement pursuant to which the Company loans funds to a joint venture provides the Company with the right to appoint the general manager of the joint venture and to approve unilaterally the annual business plan of the venture. These rights continue so long as amounts are outstanding under the credit agreement. In other cases, such rights may also exist by reason of the Company's percentage ownership interest in the joint venture or under the terms of the joint venture's governing instruments.
    The Communications Group's joint ventures are limited liability entities which are permitted to enter into contracts, acquire property and assume and undertake obligations in their own names. Because the joint ventures are limited liability companies, the joint ventures' equity holders have limited liability to the extent of their investment. Under the joint venture agreements, each of the Communications Group and the local joint venture partner is obligated to make initial capital contributions to the joint venture. In general, a local joint venture partner does not have the resources to make cash contributions to the joint venture. In such cases, the Company has established or plans to establish an agreement with the joint venture whereby, in addition to cash contributions by the Company, both the Company and the local partner make in-kind contributions (usually communications equipment in the case of the Company and frequencies, space on transmitting towers and office space in the case of the local partner), and the joint venture signs a credit agreement with the Company pursuant to which the Company loans the venture certain funds. Typically, such credit agreements provide for interest payments to the Company at rates ranging generally from prime to prime plus 6% and for payment of principal and interest from 90% of the joint venture's available cash flow. Prior to repayment of its credit agreement, the joint ventures are significantly limited or prohibited from distributing profits to its shareholders. As of June 30, 1997, the Company had obligations to fund (i) an additional $275,000 to the equity of its joint ventures (or to complete the payment of shares purchased by the Company) and
(ii) up to an additional $14.9 million to fund the various credit lines the Company has extended to its joint ventures. The Company's funding commitments under such credit lines are contingent upon its approval of the joint ventures' business plans. To the extent that the Company does not approve a joint venture's business plan, the Company is not required to provide funds to such joint venture under the credit line. The distributions (including profits) from the joint venture to the Company and the local partner are made on a pro rata basis in accordance with their respective ownership interests.
    In addition to loaning funds to the joint ventures, the Communications Group often provides certain services to many of the joint ventures for a fee. The Communications Group often does not require start-up joint ventures to reimburse it for certain services that it provides such as engineering advice, assistance in locating programming, and assistance in ordering equipment. As each joint venture grows, the Company institutes various payment mechanisms to have the joint venture reimburse it for such services where they are provided. The failure of the Company to obtain reimbursement of such services will not have a material impact on its results of operations.
    Under existing legislation in certain of the Communications Group's markets, distributions from a joint venture to its partners will be subject to taxation. The laws in the Communications Group's markets vary markedly with respect to the tax treatment of distributions to joint venture partners and such laws have also recently been revised significantly in many of the Communications Group's markets. There can be no assurance that such laws will not continue to undergo major changes in the future which could have a significant negative impact on the Company and its operations.

RECENT DEVELOPMENTS--THE ENTERTAINMENT GROUP SALE

    On July 10, 1997, the Company consummated the Entertainment Group Sale when it sold substantially all of the assets of its Entertainment Group consisting of Orion, Goldwyn and MPCA (and their respective subsidiaries) and a feature film and television library of over 2,200 titles to P&F, the parent company of MGM, for a gross consideration of $573.0 million. The Company had operated the Entertainment Group since the November 1 Merger. The Company used $296.4 million of the proceeds from the Entertainment Group Sale to repay all amounts outstanding under the Entertainment Group's credit facilities and certain other indebtedness of the Entertainment Group and $140.0 million of such proceeds to repay all of its outstanding debentures. As a result, the Company retained approximately $136.6 million from the Entertainment Group Sale, following the repayment of debt. The Company intends to use these resources, along with the net proceeds of this Offering, to fund principally the Communications Group's investments in Eastern Europe, the republics of the former Soviet Union, the PRC and other emerging markets.
    The Company elected to proceed with the Entertainment Group Sale in order to focus its available resources into a single strategic business segment. As a result of the Entertainment Group Sale, the Company has narrowed its strategic focus from operating two core businesses through the Communications Group and the Entertainment Group to focusing primarily on the global communications and media businesses of the Communications Group. Landmark, which the Company believes is the largest exhibitor of specialized motion pictures and art-house films in the United States with, at June 30, 1997, 49 theatres and 139 screens, was not included in the Entertainment Group Sale and the Company continues to own and operate Landmark to maximize its value, which may include a sale of Landmark. The Company has received certain offers, subject to certain conditions, to acquire all or a substantial portion of Landmark and it is currently evaluating such offers.

LANDMARK

    The Company believes that Landmark, with, at June 30, 1997, 139 screens in 49 theaters, is the largest exhibitor of specialized motion pictures and art films in the United States. Landmark intends to continue to pursue its strategy to (i) expand Landmark's presence in existing and new major markets through internal growth and acquisitions, (ii) upgrade and multiplex existing locations where there is demand for additional screens, and (iii) maximize revenues and cash flow from its existing theaters by capitalizing on the demand for art and specialty films in the U.S. by continuing to reduce operating and overhead costs as a percentage of revenues.

    At June 30, 1997, Landmark operated theaters in 19 cities in California, Colorado, Louisiana, Massachusetts, Michigan, Minnesota, Ohio, Texas, Washington and Wisconsin. Landmark emphasizes the exhibition of specialized motion pictures and art films and commercial films with literary and artistic components which appeal to the specialized film audience. The seating capacity for all theaters operated by Landmark is approximately 39,000, of which 56% is in theaters located in California. The following table summarizes the location and number of theaters and screens operated by Landmark:

LOCATION                                                                      THEATERS       SCREENS
--------------------------------------------------------------------------  -------------  -----------
Belmont, California.......................................................            1             3
Berkeley, California......................................................            6            19
Los Angeles, California...................................................            3             7
Corona Del Mar, California................................................            1             1
Palo Alto, California.....................................................            4             6
Pasadena, California......................................................            1             1
Sacramento, California....................................................            2             6
San Diego, California.....................................................            3             7
San Francisco, California.................................................            5            14
Denver, Colorado..........................................................            3             8
New Orleans, Louisiana....................................................            1             4
Cambridge, Massachusetts..................................................            1             9
Detroit, Michigan.........................................................            1             3
Minneapolis, Minnesota....................................................            2             6
Cleveland, Ohio...........................................................            1             3
Dallas, Texas.............................................................            1             3
Houston, Texas............................................................            2             6
Seattle, Washington.......................................................            9            28
Milwaukee, Wisconsin......................................................            2             5
                                                                                     --
                                                                                                  ---
                                                                                     49           139
                                                                                     --
                                                                                     --
                                                                                                  ---
                                                                                                  ---

    Landmark recently closed its theater in Belmont, California and began construction on two six-screen theaters, in St. Louis, Missouri and a suburb of Boston, Massachusetts, both of which are expected to open in early 1998.

    The exhibition of first-run specialized motion pictures and art films is a niche in the film exhibition business that is distinct from the exhibition of higher budget, wide-release films. For the most part, specialized motion pictures and art films are marketed by different distributors and exhibited in different theaters than commercial films produced by the major studios. Exhibitors of wide-release films typically must commit a substantial percentage of their screens to a small number of films. Landmark typically shows approximately 30 to 40 different films on its screens at any given time. In the normal course of its business, Landmark actively pursues opportunities to acquire or construct new theaters in promising locations and closes theaters that are not performing well or for which it may not be feasible to renew the lease.

    Although there are no other nationwide exhibitors of specialty motion pictures, Landmark faces direct competition in each market from local or regional exhibitors of specialized motion pictures and art films. To a lesser degree, Landmark also competes with other types of motion picture exhibitors. Other organizations, including the national and regional circuits, major studios, production companies, television networks and cable companies are or may become involved in the exhibition of films comparable to the type of films exhibited by Landmark. Many of these companies have greater financial and other resources than Landmark. As a result of new theater development and conversion of single-screen theaters to multiplexes, there is an increasing number of motion picture screens in the geographic areas in which Landmark operates. At the same time, many motion picture exhibitors have been merging or consolidating their operations, resulting in fewer competitors with an increased number of motion picture screens competing for the available pictures. This combination of factors may tend to increase competition for films that are popular with the general public. Landmark also competes with national and regional circuits and independent exhibitors with respect to attracting patrons and acquiring new theaters. The Company continues to own and operate Landmark to maximize its value, which may include a sale of Landmark. The Company has received certain offers, subject to certain conditions, to acquire all or a substantial portion of Landmark and it is currently evaluating such offers.

SNAPPER

    GENERAL. Snapper manufactures Snapper-Registered Trademark- brand power lawn and garden equipment for sale to both residential and commercial customers. The residential equipment includes self-propelled and push-type walk behind lawnmowers, rear engine riding lawnmowers, garden tractors, zero turn radius lawn equipment, garden tillers, snow throwers and related parts and accessories. The commercial mowing equipment and mid-mount commercial equipment includes commercial quality self-propelled walk-behind lawnmowers, and wide area and front-mount zero turn radius lawn equipment.

    Snapper products are premium-priced, generally selling at retail from $300 to $8,500. Snapper sells and supports directly a 4,000 dealer network for the distribution of its products. Snapper also sells its products through an existing distributor and distributes a limited selection of residential walk-behind lawnmowers and rear engine riding lawnmowers through approximately 300 Home Depot locations.

    A large percentage of the residential sales of lawn and garden equipment are made during a 17-week period from early spring to mid-summer. Although some sales are made to dealers and distributors prior to this period, the largest volume of sales to the ultimate consumer is made during this time. The majority of revenues during the late fall and winter periods are related to snow thrower shipments. Snapper has an agreement with a financial institution which makes floor-plan financing for Snapper products available to dealers. This agreement provides financing for dealer inventories and accelerates cash flow to Snapper. Under the terms of this agreement, a default in payment by one of the dealers to the program is non-recourse to Snapper. If there is a default and the equipment is retained by the dealer inventory, Snapper is obligated to repurchase any new and unused equipment. On August 25, 1997, the Company agreed to guarantee Snapper's payment obligations under this agreement. At August 31, 1997, the amount outstanding under the agreement was $46.6 million.

    Snapper also makes available, through General Electric Credit Corporation, a retail customer revolving credit plan. This credit plan allows consumers to pay for Snapper products over time. Customers also receive Snapper credit cards which can be used to purchase additional Snapper products.

    Snapper manufactures its products in McDonough, Georgia at facilities totaling approximately 1 million square feet. Excluding engines and tires, Snapper manufactures a substantial portion of the component parts to its products. Most of the parts and material for Snapper's products are commercially available from a number of sources.

    During the three years ended December 31, 1996, Snapper spent an average of $4.6 million per year for research and development. Although it holds several design and mechanical patents, Snapper is not dependent upon such patents, nor does it believe that patents play an important role in its business. Snapper does believe, however, that the registered trademark "Snapper-Registered Trademark-" is an important asset in its business. Snapper walk-behind mowers are subject to Consumer Product Safety Commission safety standards and are designed and manufactured in accordance therewith.

    The lawn and garden industry is highly competitive, with the competition being based on price, image, quality and service. Although no one company dominates the market, the Company believes that Snapper is a significant manufacturer of lawn and garden products. A large number of companies manufacture and distribute products that compete with Snapper's including The Toro Company, Lawn-Boy (a product of The Toro Company), Sears, Roebuck and Co., Deere and Company, Ariens Company, Honda Corporation, Murray Ohio Manufacturing Co., American Yard Products, Inc., MTD Products, Inc. and Simplicity Manufacturing, Inc.

    SNAPPER REVOLVER. On November 26, 1996, Snapper entered into the Snapper Credit Agreement with AmSouth, pursuant to which AmSouth has agreed to make available to Snapper the Snapper Revolver for a period ending on January 1, 1999 (the "Snapper Revolver Termination Date"). The Snapper Revolver is guaranteed by the Company. At June 30, 1997, $65.0 million was outstanding under the Snapper Revolver.

    Interest under the Snapper Revolver is payable at Snapper's option at a rate equal to either (i) prime plus .5% (from November 26, 1996 through May 25, 1997) or prime plus 1.5% (from May 26, 1997 to the Snapper Revolver Termination Date) or (ii) LIBOR (as defined in the Snapper Credit Agreement) plus 2.5% (from November 26, 1996 through May 25, 1997) or LIBOR plus 3.5% (from May 26, 1997 to the Snapper Revolver Termination Date).

    The Snapper Revolver contains customary covenants, including delivery of certain monthly, quarterly and annual financial information, delivery of budgets and other information related to Snapper, limitations on Snapper's ability to
(i) sell, transfer, lease (including sale-leaseback) or otherwise dispose of all or any material portion of its assets or merge with any person; (ii) acquire an equity interest in another business; (iii) enter into any contracts, leases, sales or other transactions with any division or an affiliate of Snapper, without the prior written consent of AmSouth; (iv) declare or pay any dividends or make any distributions upon any of its stock or directly or indirectly apply any of its assets to the redemption, retirement, purchase or other acquisition of its stock; (v) make any payments to the Company on a subordinated promissory note issued by Snapper to the Company at any time (a) an Event of Default (as defined in the Snapper Credit Agreement) exists or would result because of such payment, (b) there would be less than $10 million available to Snapper under the terms of the Snapper Credit Agreement immediately after giving effect to such payment, (c) a single payment would exceed $3 million, (d) prior to January 1, 1998; and (e) such payment would occur more frequently than quarterly after January 1, 1998; (vi) make loans, issue additional indebtedness or make any guarantees. In addition, Snapper is required to maintain at all times as of the last day of each month a specified net worth. The Snapper Credit Agreement is secured by a first priority security interest in all of Snapper's assets and properties and is also entitled to the benefit of a replenishable $1,000,000 cash collateral account, which was initially funded by Snapper. Under the Snapper Credit Agreement, AmSouth may draw upon amounts in this cash collateral account to satisfy any payment defaults by Snapper and Messrs. Kluge and Subotnick are obligated to replenish such account any time amounts are so withdrawn, up to the entire amount of the snapper Revolver.

    Under the Snapper Credit Agreement, the following events, among others, each constitute an "Event of Default": (i) breach of any representation or warranty, certification or certain covenants made by Snapper or any due observance or performance to be observed or performed by Snapper; (ii) failure to pay within 5 days after payment is due; and (iii) a "Change of Control" shall occur. For purposes of the Snapper Credit Agreement, a "Change of Control" means (i) a change of ownership of Snapper that results in the Company not owning at least 80% of all the outstanding stock of Snapper, (ii) a change of ownership of the Company that results in (a) Messrs. Kluge and Subotnick not having beneficial ownership or common voting power of at least 15% of the common voting power of at least 15% of the common voting power of the Company, (b) any person having more common voting power than Messrs. Kluge and

Subotnick, or (c) any person other than Messrs. Kluge and Subotnick for any reason obtaining the right to appoint a majority of the board of directors of the Company.

    As of June 30, 1997, Snapper is in default of certain financial covenants under the Snapper Revolver, which default has been waived by AmSouth.

INVESTMENT IN RDM

    In December 1994, the Company acquired 19,169,000 shares of RDM common stock, or approximately 39% of the outstanding RDM common stock, in exchange for all of the issued and outstanding capital stock of four of its wholly-owned subsidiaries (the "Exchange Transaction"). RDM, through its operating subsidiaries, is a leading manufacturer of fitness equipment and toy products in the United States. RDM's common stock is listed on the New York Stock Exchange. As of August 22, 1997, the closing price per share of RDM common stock was $ 1/2 and the quoted market value of the Company's investment in Roadmaster was approximately $9.6 million. As a result of the financial difficulties and uncertainties of RDM, the NYSE has recently halted trading in the shares of RDM Common Stock. As disclosed in Amendment No. 1 to its Schedule 13D relating to RDM, filed with the SEC on March 1, 1996, the Company intends to dispose of its investment in RDM. The Company anticipates that it will continue to report additional losses as a result of including in its results of operations the Company's share of the earnings and losses of RDM.

    In connection with the Exchange Transaction, the Company, RDM and certain officers of RDM entered into a shareholders agreement, pursuant to which, among other things, the Company obtained the right to designate four individuals to serve on RDM's nine-member Board of Directors, subject to certain reductions. The Company currently has two designees on RDM's Board of Directors.

    In June, 1997, RDM entered into a $100.0 million revolving credit facility (the "RDM Credit Facility") with a syndicate of lenders led by Foothill Capital Corporation (the "Lender") and used a portion of the proceeds of such facility to refinance its existing credit facility. In order to induce the Lender to extend the entire amount of the RDM Credit Facility, Metromedia provided the Lender with a $15.0 million letter of credit that may be drawn by the Lender (i) upon five days notice, if RDM defaults in any payment of principal or interest or breaches any other covenant or agreement in the RDM Credit Facility and as a result of such other default the lenders accelerate the amounts outstanding under the RDM Credit Facility, subject, in each such case, to customary grace periods, or (ii) immediately, upon the bankruptcy or insolvency of RDM. In consideration for the provision of the $15.0 million letter of credit, RDM issued to Metromedia 10-year warrants to acquire 3,000,000 shares of RDM common stock, exercisable after 90 days from the date of issuance at an exercise price of $.50 per share (the "RDM Warrants"). In accordance with the terms of the agreement entered into in connection with the RDM Credit Facility, Metromedia offered the Company the opportunity to substitute its letter of credit for Metromedia's letter of credit and to receive the RDM Warrants. On July 10, 1997, the Company's Board of Directors elected to substitute its letter of credit for Metromedia's letter of credit and the RDM Warrants were assigned to the Company. On August 22, 1997, RDM announced that it had failed to make the August 15, 1997 interest payment due on its subordinated debentures and that it has no present ability to make such payment. Because of RDM's financial difficulties, it has temporarily shutdown its manufacturing facilities and is working with an investment banker to pursue opportunities to sell all or part of RDM's facilities. As a result of the foregoing, on August 22, 1997, the Lender declared an Event of Default under the RDM Credit Facility and accelerated all amounts outstanding under such facility. Therefore, the Lender may draw the entire amount of the outstanding $15.0 million letter of credit at any time. If the Lender draws upon such letter of credit, the Company would become subrogated to the Lender's right to be reimbursed on the amount of such drawing under the letter of credit following payment in full of the Lender. On August 28, 1997, an involuntary bankruptcy petition was filed against a subsidiary of RDM in Federal bankruptcy court in Montgomery, Alabama and, on August 29, 1997, RDM and all of its U.S. subsidiaries filed a voluntary bankruptcy petition under Chapter 11 of the Bankruptcy Code.

LEGAL PROCEEDINGS

    Between February 25, 1991 and March 4, 1991, three lawsuits were filed against the Company (formerly named Fuqua Industries, Inc.) in the Delaware Chancery Court. On May 1, 1991, these three lawsuits were consolidated by the Delaware Chancery Court in IN RE FUQUA INDUSTRIES, INC. SHAREHOLDERS LITIGATION, Civil Action No. 11974. The named defendants are certain current and former members of the Company's Board of Directors and certain former members of the Board of Directors of Intermark, Inc., predecessor to Triton Group Ltd. ("Intermark"), which owned approximately 25% of the outstanding shares of the Common Stock. The Company was named as a nominal defendant in this lawsuit. The action was brought derivatively in the right and on behalf of the Company and was purportedly filed as a class action lawsuit on behalf of all holders of the Common Stock other than the defendants. The complaint alleges, among other things, a long standing pattern and practice by the defendants of misusing and abusing their power as directors and insiders of the Company by manipulating the affairs of the Company to the detriment of the Company's past and present stockholders. The complaint seeks (i) monetary damages from the director defendants, including a joint and several judgment for $15.7 million for alleged improper profits obtained by Mr. J.B. Fuqua in connection with the sale of his shares in the Company to Intermark, (ii) injunctive relief against the Company, Intermark and its former directors, including a prohibition against approving or entering into any business combination with Intermark without specified approval, and (iii) costs of suit and attorney's fees. On December 29, 1995, the plaintiffs filed a consolidated second amended derivative and class action complaint, purporting to assert additional facts in support of their claim regarding an alleged plan, but deleting their prior request for injunctive relief. On January 31, 1996, all defendants moved to dismiss the second amended complaint and filed a brief in support of that motion. A hearing regarding the motion to dismiss was held on November 6, 1996. On May 13, 1997, the Court issued a decision on defendants' motion to dismiss. The Court dismissed all of the plaintiffs' class claims and dismissed all of the plaintiffs' derivative claims except for two specific claims alleging that the Fuqua board members acted in furtherance of an entrenchment plan.

    On May 20, 1996, a purported class action lawsuit against Goldwyn and its directors was filed in the Superior Court of the State of California for the County of Los Angeles in MICHAEL SHORES V. SAMUEL GOLDWYN COMPANY, ET AL., case no. BC 150360. The complaint alleges that Goldwyn's Board of Directors breached its fiduciary duties to the stockholders of Goldwyn by agreeing to sell Goldwyn to the Company at no premium, yet providing Mr. Samuel Goldwyn, Jr., Mr. Meyer Gottlieb and the Samuel Goldwyn Jr. Family Trust (the "Trust") with benefits, and seeks damages resulting therefrom. On May 8, 1997, the plaintiff was granted leave to file a First Amended Complaint (the "Amended Complaint") adding the Company and the Trust as defendants. In addition to the original allegations, the Amended Complaint also alleges that Goldwyn's Board of Directors and the Trust breached their fiduciary duties to Goldwyn's stockholders in agreeing to and approving the structure and timing of the sale of Goldwyn to the Company through a stock swap merger, and, in particular, by allowing the pricing period for Goldwyn stock to take place prior to a secondary offering of stock by the Company, with the alleged result being that the value of Common Stock received by Goldwyn's stockholders when the sale was consummated was less than it otherwise would have been. The Amended Complaint alleges that the Company aided and abetted the fiduciary breaches of the other defendants. The Company believes that the suit is without merit and intends to defend vigorously such action.

    On June 30, 1997, the plaintiffs in SYDNEY H. SAPSOWITZ AND SID SAPSOWITZ & ASSOCIATES, INC. V. JOHN W. KLUGE, STUART SUBOTNICK, METROMEDIA INTERNATIONAL GROUP, INC., ORION PICTURES CORPORATION, LEONARD WHITE, ET AL. filed a lawsuit in Superior Court of the State of California alleging $28 million in damages from the breach of an agreement to pay a finder's fee in connection with the Entertainment Group Sale. The Company believes that the suit is without merit and it intends to vigorously defend such action.

    Recently, the Communications Group and its partner in Kosmos TV (the "Kosmos Shareholders") removed the General Director of Kosmos. The former General Director is contesting that action in Russian Civil Court. The Kosmos Shareholders appointed a new General Director who has operated

Kosmos from its studios and technical facilities. Despite his removal, the former General Director has refused to vacate the administrative offices of Kosmos. The Company believes that the suit is without merit and it intends to vigorously defend such action.

ENVIRONMENTAL MATTERS

    Snapper's manufacturing plant is subject to federal, state and local environmental laws and regulations. Compliance with such laws and regulations has not affected materially nor is it expected to affect materially Snapper's competitive position. Snapper's capital expenditures for environmental control facilities, its incremental operating costs in connection therewith and Snapper's environmental compliance costs were not material in 1996 and are not expected to be material in future years.

    The Company has agreed to indemnify a former subsidiary of the Company for certain obligations, liabilities and costs incurred by the subsidiary arising out of environmental conditions existing on or prior to the date on which the subsidiary was sold by the Company in 1987. Since that time, the Company has been involved in various environmental matters involving property owned and operated by the subsidiary, including clean-up efforts at landfill sites and the remediation of groundwater contamination. The costs incurred by the Company with respect to these matters have not been material during any year through and including the fiscal year ended December 31, 1996. As of December 31, 1996, the Company had a remaining reserve of approximately $1.3 million to cover its obligations to its former subsidiary. During 1996, the Company was notified by certain potentially responsible parties at a superfund site in Michigan that the former subsidiary may also be a potentially responsible party at the superfund site. The former subsidiary's liability, if any, has not been determined but the Company believes that such liability will not be material.

    The Company, through a wholly-owned subsidiary, owns approximately 17 acres of real property located in Opelika, Alabama (the "Opelika Property"). The Opelika Property was formerly owned by Diversified Products Corporation, a former subsidiary of the Company ("DP") that used the Opelika Property as a storage area for stockpiling cement, sand, and mill scale materials needed for or resulting from the manufacture of exercise weights. In June 1994, DP discontinued the manufacture of exercise weights and no longer needed to use the Opelika Property as a storage area. The Opelika Property was transferred to the Company's wholly-owned subsidiary in connection with the sale of the Company's former sporting goods subsidiary. In connection with such sale, the Company entered into an environmental indemnity agreement (the "Environmental Indemnity Agreement") under which the Company is obligated for costs and liabilities resulting from the presence on or migration of regulated materials from the Opelika Property. The Company's obligations under the Environmental Indemnity Agreement with respect to the Opelika Property are not limited. The Environmental Indemnity Agreement does not cover environmental liabilities relating to any property now or previously owned by DP except for the Opelika Property.

    On January 22, 1996, the Alabama Department of Environmental Management ("ADEM") advised the Company that the Opelika Property contains an "unauthorized dump" in violation of Alabama environmental regulations. The letter from ADEM requires the Company to present for ADEM's approval a written environmental remediation plan for the Opelika Property. The Company has retained an environmental consulting firm to develop an environmental remediation plan for the Opelika Property. In 1997, the Company received the consulting firm's report. The Company has conducted a grading and capping in accordance with the remediation plan and has reported to ADEM that the work was completed and the Company will undertake to monitor the property on a quarterly basis. The Company believes that its reserves of approximately $1.8 million will be adequate to cover all further costs of remediation.

                                   MANAGEMENT

    The executive officers of the Company and certain executive officers of the Communications Group and their respective ages and positions are as follows:

NAME                                            AGE                                  OFFICE
------------------------------------------      ---      ---------------------------------------------------------------
John W. Kluge.............................          82   Chairman
Stuart Subotnick..........................          55   Vice Chairman, President and Chief Executive Officer
Silvia Kessel.............................          47   Executive Vice President, Chief Financial Officer and Treasurer
Arnold L. Wadler..........................          53   Executive Vice President, General Counsel and Secretary
Robert A. Maresca.........................          62   Senior Vice President
COMMUNICATIONS GROUP:
Carl C. Brazell...........................          55   Co-President
Richard J. Sherwin........................          54   Co-President

    The following is a biographical summary of the experience of the executive officers of the Company and certain executive officers of the Company's subsidiaries.

    MR. KLUGE has served as Chairman of the Board of Directors of the Company since the consummation of the November 1 Merger and served as Chairman of the Board of Orion from 1992 until the Entertainment Group Sale. In addition, Mr. Kluge has served as Chairman and President of Metromedia and its predecessor-in-interest, Metromedia, Inc. for over six years. Mr. Kluge is also a director of The Bear Stearns Companies, Inc., Occidental Petroleum Corporation and Conair Corporation. Mr. Kluge is Chairman of the Company's Executive Committee and is a member of the Nominating Committee.

    MR. SUBOTNICK has served as Vice Chairman of the Board of Directors since the consummation of the November 1 Merger and as President and Chief Executive Officer of the Company since December, 1996. In addition, Mr. Subotnick served as Vice Chairman of the Board of Orion from November, 1992 until the Entertainment Group Sale. Mr. Subotnick has served as Executive Vice President of Metromedia Company and its predecessor-in-interest, Metromedia, Inc., for over six years. Mr. Subotnick is also a director of Carnival Cruise Lines, Inc, and, since February 28, 1997, RDM. Mr. Subotnick is a member of the Executive Committee.

    MS. KESSEL has served as Executive Vice President, Chief Financial Officer and Treasurer since August 29, 1996 and, from November 1, 1995 until that date, as Senior Vice President, Chief Financial Officer and Treasurer of the Company. In addition, Ms. Kessel served as Executive Vice President of Orion from January, 1993 until the Entertainment Group Sale, Senior Vice President of Metromedia since 1994 and President of Kluge & Company since January 1994. Prior to that time, Ms. Kessel served as Senior Vice President and a Director of Orion from June 1991 to November 1992 and Managing Director of Kluge & Company (and its predecessor) from April 1990 to January 1994. Ms. Kessel has been a member of the Board of Directors of RDM since February 28, 1997. Ms. Kessel is a member of the Nominating Committee of the Company.

    MR. WADLER has served as Executive Vice President, General Counsel and Secretary since August 29, 1996 and, from November 1, 1995 until that date, as Senior Vice President, General Counsel and Secretary of the Company. In addition, Mr. Wadler served as a Director of Orion from 1991 until the Entertainment Group Sale and as Senior Vice President, Secretary and General Counsel of Metromedia for over six years. Mr. Wadler is Chairman of the Nominating Committee of the Company.

    MR. MARESCA has served as a Senior Vice President of the Company since November 1, 1995. Mr. Maresca has served as a Senior Vice President--Finance of Metromedia for over six years.

    MR. BRAZELL has served as Co-President and Director of MITI and a predecessor company since 1993. Prior to that time, Mr. Brazell served as President and Chief Executive Officer of Command Communications, Inc., an owner of radio properties, and prior to that served in various capacities in the radio broadcasting industry, including serving as President of the radio division of Metromedia, Inc., the predecessor-in-interest to Metromedia Company.

    MR. SHERWIN has served as Co-President and Director of MITI and a predecessor company since October, 1990. Prior to that time, Mr. Sherwin served as the Chief Operating Officer of Graphic Scanning Corp., a paging and wireless telecommunications company. Mr. Sherwin has served as Chairman of the Board and a director of the Personal Communications Industry Association.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth the beneficial ownership of the Common Stock with respect to (i) each director of the Company, (ii) executive officers of the Company and the Company's subsidiaries and (iii) all of such persons as a group.

                                                                      NUMBER OF SHARES OF
                                                                   COMMON STOCK BENEFICIALLY    PERCENTAGE OF
NAME OF BENEFICIAL OWNER                                                   OWNED (1)            COMMON STOCK
-----------------------------------------------------------------  -------------------------  -----------------
Carl C. Brazell..................................................              138,535(2)             *
John P. Imlay, Jr................................................               25,000(3)             *
Clark A. Johnson.................................................               43,000(3)(4)          *
John W. Kluge....................................................           16,768,612(5)(6)           25.0%
Silvia Kessel....................................................              103,085(7)             *
Robert A. Maresca................................................               30,000(8)             *
Carl E. Sanders..................................................               67,097(3)(4)          *
Richard J. Sherwin...............................................              912,605(9)               1.4%
Stuart Subotnick.................................................           12,866,680(6)(10)          19.2%
Arnold L. Wadler.................................................              115,415(7)             *
Leonard White....................................................                   --                *
All Directors and Officers as a group (10 persons)...............           18,654,574                 27.2%

------------------------
* Holdings do not exceed one percent of the total outstanding shares of Common Stock.

(1) Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2) Includes 7,769 options issued under the Metromedia International Telecommunications, Inc. 1994 Stock Plan, exercisable within 60 days of the date hereof and 84,462 options issued under the Metromedia International Group, Inc. 1996 Incentive Stock Plan (the "1996 Stock Plan"), exercisable within 60 days of the date hereof. The 1996 Stock Plan was approved by the Company's stockholders at the 1996 Annual Meeting of Stockholders of the Company.

(3) Includes options to acquire 25,000 shares of Common Stock issued under the 1996 Stock Plan exercisable within 60 days of the date hereof.

(4) Includes 10,000 shares subject to purchase within 60 days of the date hereof under the Company's 1991 Non-Employee Director Stock Option Plan.

(5) Represents 12,415,455 shares beneficially owned through Metromedia Company and Met Telcell, 4,353,057 shares of Common Stock owned directly by a trust affiliated with Mr. Kluge, and 100 shares beneficially owned through a family member.

(6) Includes options to acquire 220,000 shares of Common Stock, exercisable within 60 days of the date hereof.

(7) Includes 100,000 options issued under the 1996 Stock Plan, exercisable within 60 days of the date hereof.

(8) Includes 30,000 options issued under the 1996 Stock Plan, exercisable within 60 days of the date hereof.

(9) Includes options to purchase 657,917 shares of Common Stock, exercisable within 60 days of the date hereof at an exercise price equal to $1.08.

(10) Represents 12,415,455 shares beneficially owned through Metromedia and Met Telcell and 451,225 shares owned directly by Mr. Subotnick.

                       DESCRIPTION OF THE PREFERRED STOCK

GENERAL

    Under the Company's Restated Certificate of Incorporation, the Company's Board of Directors is authorized, without further stockholder action, to provide for the issuance of up to 70,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. As of the date of this Prospectus, the Company has no preferred stock issued and outstanding. The Preferred Stock, with respect to dividends and upon liquidation, dissolution or winding up, will not rank junior to any future preferred stock issued by the Company.

    The Preferred Stock will, when issued, be fully paid and nonassessable. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of the Preferred Stock will be ChaseMellon Shareholder Services, L.L.C. (the "Transfer Agent"). The Transfer Agent will send notices to stockholders of any special meetings at which holders of the Preferred Stock have the right to vote. See "-- Voting Rights" below.

    Set forth below is a description of the terms of the Preferred Stock. The following summary of the Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Certificate of Designation of the 7.25% Cumulative Convertible Preferred Stock of the Company (the "Certificate of Designation"), a copy of which will be filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Application will be made to list the Preferred Stock on the AMEX and the PSE.

DIVIDENDS

    Holders of the Preferred Stock will be entitled to receive cumulative annual dividends of $3.625 per share, payable quarterly out of assets legally available therefor on March 15, June 15, September 15 and December 15, of each year, commencing December 15, 1997, when, as and if declared by the Board of Directors. Dividends will accrue from the Issue Date. Dividends may, at the option of the Company, be paid in cash, by delivery of fully paid and nonassessable shares of Common Stock or a combination thereof. Dividends will be payable to holders of record as they appear on the Company's stock register on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Company's Board of Directors. Dividends payable on the Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the Preferred Stock for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    If the Company elects to pay dividends in shares of Common Stock, the number of shares of Common Stock to be distributed will be calculated by dividing such payment by 95% of the Market Value as of the dividend payment date.

    No dividends or distributions (other than a dividend or distribution in stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation, other than the Common Stock) may be declared, made or paid or set apart for payment upon the Common Stock or upon any other stock of the Company ranking junior to or PARI PASSU with the Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Company ranking junior to or PARI PASSU with the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation) unless full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Preferred Stock and any other preferred stock ranking PARI PASSU with the Preferred Stock as to dividends, dividends may be declared and paid on the Preferred Stock and such other preferred stock so long as the dividends are declared and paid PRO RATA so that the amounts of dividends declared per share on the Preferred Stock and such other preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Preferred Stock and such other preferred stock bear to each other; PROVIDED, that if such dividends are paid in cash on the other preferred stock, dividends will also be paid in cash on the Preferred Stock. Holders of shares of the Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments which may be in arrears.

    The Company's ability to declare and pay cash dividends and make other distributions with respect to its capital stock, including the Preferred Stock, is limited by provisions contained in various financing agreements which restrict dividend payments to the Company by its subsidiaries. Similarly, the Company's ability to declare and pay dividends may be limited by applicable Delaware law. The Company does not anticipate having net profits from which to pay dividends in the foreseeable future and will rely on the availability of adequate surplus (the excess, if any, of total assets less total liabilities over its capital). See "Risk Factors--Restrictions on the Company's Ability to Pay Dividends or Redeem Shares of Capital Stock."

LIQUIDATION PREFERENCE

    In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the Preferred Stock will be entitled to receive and to be paid out of the Company's assets available for distribution to its stockholders, before any payment or distribution is made to holders of Common Stock or any other class or series of stock of the Company ranking junior to the Preferred Stock upon liquidation, a liquidation preference in the amount of $50 per share of the Preferred Stock, plus accrued and unpaid dividends. If upon any voluntary or involuntary dissolution, liquidation or winding up of the Company, the amounts payable with respect to the liquidation preference of the Preferred Stock and any other shares of stock of the Company ranking as to any such distribution PARI PASSU with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares will share PRO RATA in proportion to the full distributable amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or substantially all of the property or business of the Company (other than in connection with the winding up of its business), nor the merger or consolidation of the Company into or with any other corporation, will be deemed to be dissolution, liquidation or winding up, voluntary or involuntary, of the Company.

OPTIONAL REDEMPTION

    The Preferred Stock is not subject to any sinking fund or other similar provisions. The Preferred Stock may not be redeemed prior to September 15, 2000. On or after September 15, 2000, the Preferred Stock may be redeemed, in whole or in part, at the option of the Company, in cash, by delivery of fully paid and nonassessable shares of Common Stock or a combination thereof, upon not less than 30 days' notice nor more than 60 days' notice, during the twelve-month periods commencing on September 15th of the years indicated below, at the following redemption prices per share, plus in each case all accrued and unpaid dividends to the date redemption date:

                                                                                   REDEMPTION
                                                                                    PRICE PER
YEAR                                                                                  SHARE
---------------------------------------------------------------------------------  -----------
2000.............................................................................   $ 52.5375
2001.............................................................................     52.1750
2002.............................................................................     51.8125
2003.............................................................................     51.4500
2004.............................................................................     51.0875
2005.............................................................................     50.7250
2006.............................................................................     50.3625
2007 and thereafter..............................................................     50.0000

    In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be determined PRO RATA.

    If the Company elects to make redemption payments in shares of Common Stock, the number of shares of Common Stock to be distributed will be calculated by dividing such payment by 95% of the Market Value for the period ending on the redemption date.

    From and after the applicable redemption date (unless the Company shall be in default of payment of the redemption price), dividends on the shares of the Preferred Stock to be redeemed on such redemption date shall cease to accrue, said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price) will cease.

    If any dividends on the Preferred Stock are in arrears, no shares of the Preferred Stock will be redeemed unless all outstanding shares of the Preferred Stock are simultaneously redeemed.

VOTING RIGHTS

    Except as required by law, holders of the Preferred Stock will have no voting rights except as set forth below or as otherwise required by law from time to time.

    If the dividends payable on the Preferred Stock are in arrears for six quarterly periods, the holders of the Preferred Stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights will be entitled at the next regular or special meeting of stockholders of the Company to elect two directors of the Company (such voting rights will continue until such time as the dividend arrearage on the Preferred Stock has been paid in full). The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock will be required for the issuance of any class or series of stock (or security convertible into stock) of the Company ranking PARI PASSU or senior to the Preferred Stock as to dividends, liquidation rights or voting rights and for amendments to the Company's Restated Certificate of Incorporation that would affect adversely the rights of holders of the Preferred Stock, including, without limitation, (i) any increase in the authorized number of shares of preferred stock and (ii) the issuance of any shares of Preferred Stock in excess of the number of shares of such stock authorized in the Certificate of Designation thereof as of the date of the original issuance of the Preferred Stock. In all such cases each share of Preferred Stock shall be entitled to one vote.

CONVERSION RIGHTS

    The Preferred Stock will be convertible at any time at the option of the holder thereof into such number of whole shares of Common Stock as is equal to the aggregate liquidation preference, plus accrued and unpaid dividends to the date the shares of Preferred Stock are surrendered for conversion, divided by an initial conversion price of $15, subject to adjustment as described below (such price or adjusted price being referred to as the "Conversion Price"). A share of Preferred Stock called for redemption will be convertible into shares of Common Stock up to and including but not after, unless the Company defaults in the payment of the amount payable upon redemption, the close of business on the date fixed for redemption.

    No fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion. Any fractional interest in a share of Common Stock resulting from conversion will be paid in cash based on the last reported sale price of the Common Stock on the AMEX (or such other national securities exchange or authorized quotation system on which the Common Stock is then listed) at the close of business on the trading day next preceding the date of conversion.

    The Conversion Price is subject to adjustment (in accordance with formulas set forth in the Certificate of Designation) in certain events, including (i) any redemption payment or payment of a dividend (or other distribution) payable in shares of Common Stock on any class of capital stock of the Company (other than the issuance of shares of Common Stock in connection with the payment in redemption for, of dividends on or the conversion of Preferred Stock), (ii) any issuance to all holders of shares of Common Stock of rights, options or warrants entitling them to subscribe for or purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock at less than the Market Value for the period ending on the date of conversion; PROVIDED, HOWEVER, that no adjustment shall be made with respect to such a distribution if the holder of shares of Preferred Stock would be entitled to receive such rights, option or warrants upon conversion at any time of shares of Preferred Stock into Common Stock and PROVIDED FURTHER, that if such options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur, (iii) any subdivision, combination or reclassification of the Common Stock, (iv) any dividend or distribution to all holders of shares of Common Stock (other than a dividend or distribution referred to above) made pursuant to any shareholder rights plan, "poison pill" or similar arrangement and excluding regular dividends and distributions paid exclusively in cash and dividends payable upon the Preferred Stock), (v) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (iv) above, or cash distributed upon a merger or consolidation to which the second succeeding paragraph applies) to all holders of shares of Common Stock in an aggregate amount that, combined together with (a) all other such all-cash distributions made within the then-preceding 12-months in respect of which no adjustment has been made and (b) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Company or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12-months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (defined as the product of the then-current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, (vi) the completion of a tender or exchange offer made by the Company or any of its subsidiaries for shares of Common Stock that involves an aggregate consideration that, together with (a) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for shares of Common Stock expiring within the then-preceding 12-months in respect of which no adjustment has been made and (b) the aggregate amount of any such all-cash distributions referred to in (v) above to all holders of shares of Common Stock within the then-preceding 12-months in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer or (vii) a distribution to all holders of Common Stock consisting of evidences of indebtedness, shares of capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above). No adjustment of the Conversion Price will be required to be made until the cumulative adjustments (whether or not made) amount to 1.0% or more of the Conversion Price as last adjusted. The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company will comply with the requirements of Rule 14e-l under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

    In the event that the Company distributes rights or warrants (other than those referred to in (ii) in the preceding paragraph) PRO RATA to holders of shares of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Company, the holder of any Preferred Stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants. The Conversion Price will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

    In case of any reclassification, consolidation or merger of the Company with or into another person or any merger of another person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company (other than any assets not owned directly or indirectly by the Communications Group) (computed on a consolidated basis), each share of Preferred Stock then outstanding will, without the consent of any holder of Preferred Stock, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Preferred Stock was convertible immediately prior thereto, after giving effect to any adjustment event, who failed to exercise any rights of election and received the kind and amount of securities, cash or other property received per share by a plurality of non-electing shares.

    In the case of any distribution by the Company to its stockholders of substantially all of its assets (other than any assets not owned directly or indirectly by the Communications Group), each holder of Preferred Stock will participate PRO RATA in such distribution based on the number of shares of Common Stock into which such holders' shares of Preferred Stock would have been convertible immediately prior to such distribution.

CHANGE OF CONTROL

    Notwithstanding the foregoing, upon a Change of Control (as defined below), holders of Preferred Stock shall, in the event that the Market Value at such time is less than the Conversion Price, have a one time option, upon not less than 30 days' notice nor more than 60 days' notice, to convert all of their outstanding shares of Preferred Stock into shares of Common Stock at an adjusted Conversion Price equal to the greater of (i) the Market Value as of the Change of Control Date and (ii) 66.67% of the Market Value as of the date of this Prospectus. In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Change of Control, the Company may, at its option, make a cash payment equal to the Market Value of such Common Stock otherwise issuable.

    The Company's Certificate of Designation defines "Change of Control" as any of the following events: (i) any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company (other than any assets not owned directly or indirectly by the Communications Group), on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any

"person" or "group" (other than Metromedia Company and its affiliates) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power, in the aggregate, normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity; (ii) when any "person" or "group" (other than Metromedia Company and its affiliates) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power, in the aggregate, normally entitled to vote in the election of directors of the Company; or (iii) when, during any period of 12 consecutive months after the original date of issuance of the Preferred Stock, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    For purposes of the definition of "Change of Control," (i) the terms "person" and "group" shall have the meaning used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act, as in effect on the original date of issuance of the Preferred Stock, whether or not applicable and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the original date of issuance of the Preferred Stock, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

    The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of "all or substantially all" of the assets of the Company.

    The holders of shares of Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payment on those shares (except that holders of shares called for redemption on a redemption date between the record date and the dividend payment date will be entitled to receive such dividend on such redemption date as indicated above) on the corresponding dividend payment record date notwithstanding the subsequent conversion thereof or the Company's default in payment of the dividend due on that dividend payment date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the close of business on the day immediately preceding the applicable dividend payment record date (except for shares called for redemption on a redemption date during that period) must be accompanied by payment of an amount equal to the dividend payable on the shares on that dividend payment record date. A holder of shares of Preferred Stock on a dividend payment record date who (or whose transferee) tenders any shares for conversion on a dividend payment record date will receive the dividend payable by the Company on the Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.

BOOK ENTRY; THE DEPOSITORY TRUST COMPANY

    The Depository Trust Company ("DTC") will act as securities depository for the shares of Preferred Stock offered hereby. The shares of Preferred Stock will be issued only as fully-registered securities registered in the name of Cede & Co. (as nominee for DTC). One or more fully-registered global certificates will be issued, representing in the aggregate the total number of shares of Preferred Stock, and will be deposited with DTC (collectively, the "Global Certificate").

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the shares of Preferred Stock represented by a Global Certificate.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the AMEX and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

    Purchases of shares of Preferred Stock within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Stock on DTC's records. The ownership interest of each actual purchaser of a share of Preferred Stock ("Beneficial Owner") is in turn to be recorded on the Direct or Indirect Participant's records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased the Preferred Stock. Transfers of ownership interests in the Preferred Stock are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Stock, except upon a resignation of DTC or upon a decision by the Company to discontinue the book-entry system for the Preferred Stock.

    To facilitate subsequent transfers, all the Preferred Stock deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of shares of Preferred Stock with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Stock; DTC's records reflect only the identity of the Direct Participants to whose accounts such shares of Preferred Stock are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices with respect to the shares of Preferred Stock shall be sent to Cede & Co. If less than all of the shares of Preferred Stock are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such securities to be redeemed.

    Although voting with respect to the Preferred Stock is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Preferred Stock. Under its usual procedures, DTC would mail an "Omnibus Proxy" (i.e., a proxy conferring on Direct Participants the right to vote as their interests appear) to the Direct Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Stock are credited on the record date (identified in a listing attached to the

Omnibus Proxy). The Company believes that the arrangements among DTC, Direct and Indirect Participants and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a Direct Participant.

    Cash distribution payments and distribution payments in shares of Common Stock on the shares of Preferred Stock will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner in a Global Certificate will not be entitled to receive physical delivery of shares of Preferred Stock. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Stock, including elections as to form of payment.

    DTC may discontinue providing its services as securities depositary with respect to the Preferred Stock at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates representing the shares of Preferred Stock will be printed and delivered. If the Company decides to discontinue use of the system of book-entry transfers through DTC (or a successor depositary), certificates representing the shares of Preferred Stock will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                        DESCRIPTION OF THE COMMON STOCK

    The following summary description of the common stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, By-laws and to the description of the Company's capital stock contained in its Registration Statement on Form 8-A, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") on November 1, 1995, which is incorporated herein by reference.

GENERAL

    The total number of shares of authorized stock is 470,000,000 shares, consisting of 70,000,000 shares of preferred stock, par value $1.00 per share (the "Blank Check Preferred Stock"), and 400,000,000 shares of Common Stock. Prior to this offering, there are no shares of Blank Check Preferred Stock issued and outstanding and, as of September 5, 1997, there are 67,364,751 shares of Common Stock issued and outstanding.

DIVIDENDS

    Holders of shares of Common Stock are entitled to receive such dividends, if any, that may be declared from time to time by the Company's Board of Directors in its discretion from funds legally available therefor, subject to the dividend priority of the holders of Preferred Stock and other series of preferred stock, if any. The holders of shares of Common Stock are also entitled to share in any distribution to stockholders upon liquidation, dissolution or winding up of the Company, subject to the prior liquidation rights of the holders of Preferred Stock and other series of preferred stock, if any.

VOTING RIGHTS

    Each holder of Common Stock is entitled to one vote for each share held of record for all matters to be voted upon by the stockholders. Directors of the Company are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

BOARD OF DIRECTORS

    The Board of Directors of the Company is divided into three classes. Members of each class hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Company, the successors of the class of directors whose term expired at that meeting are to be elected by a plurality vote of all votes cast at such meeting and such directors hold office for a three-year term. Class I Directors are John W. Kluge, Stuart Subotnick, and John P. Imlay, Jr; Class II Directors are Richard J. Sherwin, and Leonard White; and Class III Directors are Clark A. Johnson, Silvia Kessel, Carl E. Sanders and Arnold L. Wadler.

NO PREEMPTIVE RIGHTS

    All outstanding shares of Common Stock are fully paid and nonassessable. The holders of Common Stock do not have preemptive rights.

  CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

GENERAL

    The rights of stockholders of the Company are governed by Delaware law and by the Company's Restated Certificate of Incorporation (the "Certificate") and By-laws. The following does not purport to constitute a detailed discussion of the provisions of Delaware law, or of the Certificate or By-laws.

Stockholders are referred to such law and the Certificate and By-laws for a definitive treatment of the subject matter.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    Delaware law permits (but does not require) classification of a corporation's board of directors into one, two or three classes. The Certificate provides for a Board of Directors divided into three classes. One class of directors was elected for a term that expired at the annual meeting of stockholders held in 1997, a second class was elected for a term expiring at the annual meeting of stockholders to be held in 1998, and the third class was elected for a term expiring at the annual meeting of stockholders to be held in 1999. Members of each class hold their respective offices until their successors are elected and qualified. At each succeeding annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting are elected by a plurality vote of all votes cast at such meeting and will hold office for a three-year term.

AMENDMENTS TO BY-LAWS

    Under Delaware law, the power to adopt, amend or repeal By-laws rests with the stockholders entitled to vote. A Delaware corporation may, however, in its certificate of incorporation, confer the power to adopt, amend or repeal By-laws upon its directors. The Certificate and By-laws provide that the By-laws may be amended by the affirmative vote of either a majority of the Company's Board of Directors then in office or by the holders of a majority of the outstanding capital stock of the Company entitled to vote thereon.

REMOVAL OF DIRECTORS

    Under Delaware law, although stockholders may generally remove directors with or without cause by a majority vote, stockholders may remove members of classified boards only for cause unless the certificate of incorporation provides otherwise. The Certificate provides that the Company's stockholders may only remove members of its Board of Directors for cause.

POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

    Under Delaware law, special meetings of a corporation's stockholders may be called by the corporation's Board of Directors or by such person or persons as may be authorized by its certificate of incorporation or By-laws. The Certificate provides that special meetings of stockholders may only be called by the Chairman or Vice Chairman of the Company's Board of Directors.

ACTION BY WRITTEN CONSENT

    Delaware law provides that, unless otherwise provided in the certificate of incorporation, stockholders may act by written consent in lieu of a meeting if consents are signed representing not less than the minimum number of votes that would be necessary to take such action at a meeting where all shares entitled to vote were present and voted. The Certificate prohibits stockholder action by written consent. Accordingly, all action by the Company's Stockholders must be taken at a duly called annual or special meeting.

STOCKHOLDER NOMINATIONS AND PROPOSALS

    The By-laws establish procedures that must be followed for stockholders to nominate individuals to the Company's Board of Directors or to propose business at the Company's annual meeting of stockholders. In order to nominate an individual to the Board of Directors, a Company stockholder must provide timely notice of such nomination in writing to the Secretary of the Company and a written statement by the candidate of his or her willingness to serve. Such notice must include the information required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, along with the name, record address, class and number of shares of Common Stock beneficially owned by the stockholder giving such notice.

    In order properly to propose that certain business come before the annual meeting of stockholders, a stockholder of the Company must provide timely notice in writing to the Secretary of the Company, which notice must include a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting. In addition, the notice must contain the name, record address, class and number of shares of the Company's capital stock beneficially owned by the stockholder giving such notice, any material interest of the stockholder in such business and all other information that would be required to be filed with the Commission if such person were a participant in a solicitation subject to Section 14 of the Exchange Act.

    To be timely, notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the Company's annual meeting for the preceding year; PROVIDED, HOWEVER, that in the event the date of annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such notice must be received within ten days following public disclosure by the Company of the date of the annual or special meeting at which directors are to be elected or the proposed business is to be conducted. For purposes of this notice requirement, disclosure shall be deemed to be first made when disclosure of such date of the annual or special meeting of stockholders is first made in a press release reported by the Dow Jones News Service, Associated Press or other comparable national news services, or in a document which has been publicly filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

STOCKHOLDERS' RIGHTS PLAN

    The Board of Directors of the Company has previously disclosed its intention to adopt a stockholders' rights plan. Although the exact terms of the rights plan are not known, it is anticipated that such rights plan will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board. Such rights plan may have an anti-takeover effect.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of certain of the Federal income tax consequences of the purchase, ownership, and disposition of the Preferred Stock and any Common Stock received as dividends thereon is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of Federal income taxation that may be relevant to an investor's decision to purchase shares of Preferred Stock, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold the Preferred Stock or Common Stock as part of a straddle or conversion transaction, or holders subject to the alternative minimum tax, which may be subject to special rules. In addition, this discussion is limited to persons who hold the Preferred Stock or Common Stock as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. ALL PROSPECTIVE PURCHASERS OF PREFERRED STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF PREFERRED STOCK AND COMMON STOCK RECEIVED AS DIVIDENDS THEREON.

CONSEQUENCES TO HOLDERS OF PREFERRED STOCK

  DISTRIBUTIONS

    The amount of any distribution with respect to the Preferred Stock will be equal to the amount of cash or the fair market value of the shares of Common Stock distributed. A share of Common Stock distributed by the Company will be equal to the fair market value of Common Stock on the date of distribution. A stockholder's holding period for such shares of Common Stock will commence on the day following the date of distribution and will not include such stockholder's holding period for the shares of Preferred Stock with respect to which the shares of Common Stock were distributed. The amount of any distribution with respect to Preferred Stock, whether paid in cash or in shares of Common Stock, and the amount of any distribution with respect to Common Stock will be treated as a dividend, taxable as ordinary income to the recipient thereof, to the extent of the Company's current or accumulated earnings and profits ("earnings and profits") as determined under Federal income tax principles. To the extent that the amount of such distribution exceeds the current and accumulated earnings and profits of the Company, the excess will be applied against and will reduce the holder's tax basis in the Preferred Stock or Common Stock, as the case may be. Any amount by which such distribution exceeds the amount treated as a dividend and the amount applied against basis will be treated as short-term or long-term capital gain, as the case may be, depending upon the holder's holding period for the Preferred Stock or Common Stock.

  DIVIDENDS TO CORPORATE SHAREHOLDERS

    In general, a distribution that is treated as a dividend for Federal income tax purposes and that is made to a corporate shareholder with respect to the Preferred Stock or Common Stock will qualify for the 70% dividends-received deduction under Section 243 of the Code. Holders should note, however, that there can be no assurance that distributions with respect to the Preferred Stock or the Common Stock will not exceed the amount of current or accumulated earnings and profits of the Company in the future. Accordingly, there can be no assurance that the dividends-received deduction will apply to distributions on the Preferred Stock or Common Stock.

    In addition, there are many exceptions and restrictions relating to the availability of such dividends-received deduction such as restrictions relating to (i) the holding period of stock the dividends on which are sought to be deducted, (ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code, and (iv) taxpayers that pay alternative minimum tax. Corporate shareholders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions (as amended by the Taxpayer Relief Act of 1997) may apply to their particular factual situation.

  SALE OR REDEMPTION

    Upon a sale or other disposition (other than a redemption or exchange of Preferred Stock for Common Stock) of Preferred Stock or Common Stock, a holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received by the holder in such sale or other disposition and such holder's adjusted tax basis in such shares. Such gain or loss will be long-term gain or loss if the holder's holding period for such Preferred Stock or Common Stock is more than 12 months. In the case of individuals, long-term capital gains with respect to property held for more than 18 months are taxed at a maximum 20% federal tax rate, and long-term capital gains with respect to property held more than 12 months but no more than 18 months are taxed at a maximum 28% federal tax rate. Net capital gain of corporations is taxed the same as ordinary income, with a maximum federal tax rate of 35%.

    Any gain or loss recognized by a holder upon redemption of the Preferred Stock or Common Stock will be treated as gain or loss from the sale or exchange of Preferred Stock or Common Stock, if, taking into account stock that is actually or constructively owned as determined under Section 318 of the Code,
(i) such holder's interest in the Company's Common and Preferred Stock is completely terminated as a result of the redemption, (ii) such holder's percentage ownership in the Company's voting stock immediately after the redemption is less than 80% of such percentage ownership immediately before such redemption, or (iii) the redemption is "not essentially equivalent to a dividend" (within the meaning of Section 302 of the Code).

    If a redemption of the Preferred Stock or Common Stock is treated as a distribution that is taxable as a dividend, the holder will be taxed on the payment received in the same manner as described above under "--Distributions," and the holder's adjusted tax basis in the redeemed Preferred Stock or Common Stock will be transferred to any remaining shares held by such holder in the Company. If the holder does not retain any stock ownership in the Company following the redemption, then such holder may lose such basis completely.

  CONVERSION OR EXCHANGE OF PREFERRED STOCK

    A holder of Preferred Stock will generally not recognize gain or loss by reason of receiving Common Stock in exchange for Preferred Stock upon the redemption or conversion of the Preferred Stock, except that gain or loss will be recognized with respect to any cash received in lieu of fractional shares and the fair market value of any shares of Common Stock attributable to dividend arrearages will be treated as a constructive distribution as described above under "--Distributions." The adjusted tax basis of the Common Stock (including fractional share interests) so acquired will be equal to the tax basis of the shares of Preferred Stock exchanged therefor and the holding period of the Common Stock received upon conversion will include the holding period of the shares of Preferred Stock exchanged. The tax basis of any Common Stock treated as a constructive distribution taxable as a dividend will be equal to its fair market value on the date of the exchange.

  ADJUSTMENT OF CONVERSION PRICE

    If at any time the Company makes a distribution of property to holders of Common Stock that would be taxable to such stockholders as a dividend for Federal income tax purposes and, in accordance with the antidilution provisions, the Conversion Price of the Preferred Stock is decreased, the amount of such decrease may be deemed to be the payment of a taxable dividend to holders of Preferred Stock. For example, a decrease in the Conversion Price in the event of distributions of indebtedness or assets of the Company will generally result in deemed dividend treatment to holders of the Preferred Stock, but generally, a decrease in the event of stock dividends or the distribution of rights to subscribe for the Common Stock will not.

  BACKUP WITHHOLDING

    Under the backup withholding provisions of the Code and applicable Treasury Regulations, a holder of Preferred Stock or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, Preferred Stock or Common Stock unless such holder (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's Federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

CONSEQUENCES TO THE COMPANY

  LIMITATION ON USE OF NET OPERATING LOSSES

    Under Section 382 of the Code, if the percentage of stock (by value) of a corporation (the "Loss Corporation") that is owned by one or more "five-percent shareholders" has increased by more than 50 percentage points over the lowest percentage of stock owned by the same shareholders during a three-year testing period (an "Ownership Change"), the use of pre-Ownership Change net operating losses of the Loss Corporation following such Ownership Change will be limited based on the value of the Loss Corporation on the date the Ownership Change occurs (a "Section 382 Limitation"). As of the end of its most recent taxable year, the Company and various corporations comprising the Entertainment Group and the Communications Group had net operating losses that were subject to
Section 382 Limitations. Although the Company believes that the issuance of the Preferred Stock should not result in an Ownership Change, future equity issuances or transactions among shareholders may trigger an Ownership Change. If such an Ownership Change occurs, the Company's use of its net operating losses (or those of corporations comprising the Communications Group) will be subject to a Section 382 Limitation based on the value of the Company on the date of such an Ownership Change.

    In light of the current Section 382 Limitations, and other current limitations on the use of net operating losses by the Company and such corporations comprising the Entertainment Group (through July 10, 1997) and the Communications Group, the Company has reflected these net operating losses on its financial statements as a deferred tax asset, but has taken a full valuation allowance against (and thereby fully eliminated) the deferred tax asset under generally accepted accounting principles.

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
                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), the Underwriters have severally agreed to purchase from the Company, the shares of Preferred Stock set forth opposite the name of such Underwriter below:

                                                                                                 NUMBER OF SHARES
UNDERWRITERS                                                                                    OF PREFERRED STOCK
----------------------------------------------------------------------------------------------  ------------------

Donaldson, Lufkin & Jenrette Securities Corporation...........................................        1,800,000

Goldman, Sachs & Co...........................................................................        1,440,000

Chase Securities Inc. ........................................................................          180,000

Furman Selz LLC...............................................................................           90,000

RC Securities, Inc............................................................................           90,000
                                                                                                     ----------

      Total...................................................................................        3,600,000
                                                                                                     ----------
                                                                                                     ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Preferred Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Preferred Stock offered hereby (other than in connection with the over-allotment option described below) if any are taken.

    The Underwriters has advised the Company that the Underwriters propose to offer the shares of Preferred Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.86 per share. Any Underwriter may allow, and such dealers may reallow, a discount not in excess of $0.10 per share to any other Underwriter and to certain other dealers. After the initial public offering of the shares of Preferred Stock, the public offering price and other selling terms may be changed by the Underwriters.

    Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date hereof, to purchase up to an additional 540,000 shares of Preferred Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page hereof. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Preferred Stock offered hereby. To the extent such over-allotment option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares set forth on the cover page hereof.

    The Company, certain stockholders and the directors and executive officers of the Company will agree with the Underwriters not to offer, sell, grant any other option to purchase or otherwise dispose of, directly or indirectly, any shares of capital stock or any securities convertible into or exercisable or exchangeable for, or warrants, rights or options to acquire, capital stock, or enter into any agreement to do any of the foregoing for a period of 180 days after the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ").

    The Company and its direct and indirect subsidiaries have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    In connection with this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Preferred Stock. Specifically, the Underwriters may overallot this Offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, shares of the Preferred Stock in the open market to cover syndicate shorts or to stabilize the price of the Preferred Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributed Preferred Stock (in syndicate covering transactions, in stabilization transactions or otherwise). Any of these activities may stabilize or maintain the market price of the Preferred Stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    DLJ from time to time performs investment banking and other financial services for the Company and its affiliates for which it receives advisory or transaction fees, as applicable, of the nature and in amounts customary in the industry for such services plus reimbursement for out-of-pocket expenses. DLJ and its affiliates collectively own approximately 600,000 shares of the Common Stock. In connection with this Offering, the Company will pay DLJ a financial advisory fee of $900,000.

                                 LEGAL MATTERS

    Certain legal matters in connection with the offering of the Preferred Stock will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain legal matters in connection with the offering of the Preferred Stock will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements and related schedules for the Company as of December 31, 1996 and December 31, 1995 and for each of the years in the two-year period ended December 31, 1996, and for the year ended February 28, 1995 and the financial statements for AAT as of December 31, 1996, and for the period from January 22, 1996 (date of inception) to December 31, 1996 have been included and/or incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants included and/or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and related schedules of The Actava Group Inc. appearing in The Actava Group Inc. Annual Report on Form 10-K for the year ended December 31, 1994, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and related schedules are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements and related schedules of The Samuel Goldwyn Company as of March 31, 1996 and 1995 and for the three years ended March 31, 1996, appearing in The Samuel Goldwyn Company Annual Report on Form 10-K for the year ended March 31, 1996 have been incorporated herein in reliance upon the report of Price Waterhouse LLP, independent public accountants, included therein and upon the authority of such firm as experts in accounting and auditing.

    The report of Price Waterhouse LLP on the consolidated financial statements of The Samuel Goldwyn Company as of March 31, 1996 and 1995 and for the three years ended March 31, 1996 contains an explanatory paragraph stating that the possibility that The Samuel Goldwyn Company's credit facility and loan terms may not be extended beyond the June 28, 1996 maturity date raises substantial doubt about its ability to continue as a going concern.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in the Summary and under the captions "Management's Discussion and Analysis of Financial Condition" and "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors included, among others, the following: general economic and business conditions, which will, among other things, impact demand for the Company's products and services; industry capacity, which tends to increase during strong years of the business cycle; changes in public taste, industry trends and demographic changes, competition from other communications companies, which may affect the Company's ability to generate revenues; political, social and economic conditions and laws, rules and regulations, particularly in Eastern Europe, the former Soviet Republics, the PRC and other emerging markets, which may affect the Company's results of operations; timely completion of construction projects for new systems for the joint ventures in which the Company has invested; developing legal structures in Eastern Europe, the former Soviet Republics, the PRC and other emerging markets, which may affect the Company's results of operations; cooperation of local partners for the Company's communications investments in Eastern Europe, the former Soviet Republics, the PRC and other emerging markets; exchange rate fluctuations; license renewals for the Company's communications investments in Eastern Europe, the former Soviet Republics, the PRC and other emerging markets; the loss of any significant customers; changes in business strategy or development plans; quality of management; availability of qualified personnel; changes in, or the failure to comply with, government regulations; and other factors referenced in this Prospectus, including the "Risk Factors." See "Risk Factors."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (such as the Company) that file electronically with the Commission. The address of such site is: http://www.sec.gov. In addition, the Common Stock is traded on the AMEX, and copies of reports, proxy statements and other information can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, with respect to the Preferred Stock offered hereby and the Common Stock issuable upon conversion thereof or in redemption therefor or as a dividend thereon. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the address set forth above.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents have been filed with the Commission (File No. 1-5706) and are hereby incorporated in this Prospectus by reference and made a part hereof:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission on March 31, 1997, as amended by Form 10-K/A Amendment No. 1 filed with the Commission on June 17, 1997 (File No. 1-5706).

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 filed with the Commission on August 14, 1997 (File No. 1-5706).

        3. The Company's Current Report on Form 8-K dated February 11, 1997 filed with the Commission on February 12, 1997 (File No. 1-5706).

        4. The Company's Current Report on Form 8-K dated May 2, 1997 filed with the Commission on May 6, 1997 (File No. 1-5706).

        5. The Consolidated Financial Statements and related schedules of The Actava Group Inc. (now known as the Company) included in the Annual Report on Form 10-K for the fiscal year ended December 31, 1994 of The Actava Group Inc. (now known as the Company) filed with the Commission on March 31, 1995, as amended by Form 10-K/A Amendment No. 1 filed with the Commission on April 28, 1995 and Form 10-K/A Amendment No. 2 filed with the Commission on July 13, 1995 (File No. 1-5706).

        6. The Consolidated Financial Statements and related schedules of The Samuel Goldwyn Company included in The Samuel Goldwyn Company Annual Report on Form 10-K for the year ended March 31, 1996 filed with the Commission on June 30, 1996 (File No. 1-10935).

        7. The description of the Common Stock contained in the Company's registration statement on Form 8-A, as filed with the Commission on November 1, 1995, including any amendment or report filed for the purpose of amending such description (File No. 1-5706).

        8. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to such information unless such exhibits are specifically incorporated by reference in such documents). Any such request should be directed to:
Secretary, Metromedia International Group, Inc., One Meadowlands Plaza, East Rutherford, New Jersey 07073-2137, telephone (201) 531-8000.

             METROMEDIA INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
METROMEDIA INTERNATIONAL GROUP, INC.

  Report of Independent Auditors...........................................................................        F-2

  Consolidated Statements of Operations for the years ended December 31, 1996, December 31, 1995 and
    February 28, 1995......................................................................................        F-3

  Consolidated Balance Sheets as of December 31, 1996 and December 31, 1995................................        F-4

  Consolidated Statements of Cash Flows for the years ended December 31, 1996, December 31, 1995 and
    February 28, 1995......................................................................................        F-5

  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, December 31, 1995
    and February 28, 1995..................................................................................        F-6

  Notes to Consolidated Financial Statements...............................................................        F-7

  Consolidated Condensed Statements of Operations for the three and six months ended June 30, 1997 and June
    30, 1996 (unaudited)...................................................................................       F-47

  Consolidated Condensed Balance Sheets as of June 30, 1997 (unaudited) and December 31, 1996..............       F-48

  Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 1997 and June 30, 1996
    (unaudited)............................................................................................       F-49

  Consolidated Condensed Statement of Stockholders' Equity for the six months ended June 30, 1997
    (unaudited)............................................................................................       F-50

  Notes to Consolidated Condensed Financial Statements.....................................................       F-51

ASIAN AMERICAN TELECOMMUNICATIONS CORPORATION

  Report of Independent Auditors...........................................................................       F-64

  Balance Sheet as of December 31, 1996....................................................................       F-65

  Consolidated Statement of Operations for the period from January 22, 1996 (date of inception) to December
    31, 1996...............................................................................................       F-66

  Statement of Stockholders' Equity for the period from January 22, 1996 (date of inception)
    to December 31, 1996...................................................................................       F-67

  Statement of Cash Flows for the period from January 22, 1996 (date of inception) to December 31, 1996....       F-68

  Notes to Financial Statements............................................................................       F-69

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  METROMEDIA INTERNATIONAL GROUP, INC.:

We have audited the accompanying consolidated balance sheets of Metromedia International Group, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996 and for the year ended February 28, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metromedia International Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996 and for the year ended February 28, 1995, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

New York, New York
March 27, 1997 except for
note 15 which is
as of July 10, 1997

                      METROMEDIA INTERNATIONAL GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       YEARS ENDED
                                                                         ----------------------------------------
                                                                         DECEMBER 31,  DECEMBER 31,  FEBRUARY 28,
                                                                             1996          1995          1995
                                                                         ------------  ------------  ------------

                                                                                         (NOTE 1)
Revenues...............................................................   $   66,172    $    5,158    $    3,545
Cost and expenses:
  Cost of sales and rentals and operating expenses.....................       45,561        --            --
  Selling, general and administrative..................................       59,863        28,100        19,288
  Depreciation and amortization........................................        9,913         2,101         1,149
                                                                         ------------  ------------  ------------
Operating loss.........................................................      (49,165)      (25,043)      (16,892)
Interest expense, including amortization of debt discount of $2,607 in
  December 31, 1996, and $434 in December 31, 1995.....................       19,548         5,935         1,109
Interest income........................................................        8,552         2,506           896
                                                                         ------------  ------------  ------------
  Interest expense, net................................................       10,996         3,429           213
Loss before provision for income taxes, equity in losses of Joint
  Ventures, minority interests, discontinued operations and
  extraordinary item...................................................      (60,161)      (28,472)      (17,105)
Provision for income taxes.............................................         (414)       --            --
Equity in losses of Joint Ventures.....................................      (11,079)       (7,981)       (2,257)
Minority interest......................................................          666           188           221
                                                                         ------------  ------------  ------------
Loss from continuing operations........................................      (70,988)      (36,265)      (19,141)
Discontinued operations:
  Loss on disposal of assets held for sale.............................      (16,305)     (293,570)       --
  Loss from operations of Entertainment Companies (less income taxes of
    $1,000, $767 and $1,300 for the years ended December 31, 1996 and
    1995 and February 28, 1995, respectively)..........................      (23,445)      (50,759)      (50,270)
                                                                         ------------  ------------  ------------
  Loss from discontinued operations....................................      (39,750)     (344,329)      (50,270)
                                                                         ------------  ------------  ------------
Loss before extraordinary item.........................................     (110,738)     (380,594)      (69,411)
Extraordinary item:
  Early extinguishment of debt of discontinued operations..............       (4,505)      (32,382)       --
                                                                         ------------  ------------  ------------
Net loss...............................................................   $ (115,243)   $ (412,976)   $  (69,411)
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
Primary loss per common share:
Continuing operations..................................................   $    (1.31)   $    (1.48)   $    (0.95)
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
Discontinued operations................................................   $    (0.73)   $   (14.03)   $    (2.48)
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
Extraordinary item.....................................................   $    (0.08)   $    (1.32)   $   --
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
Net loss...............................................................   $    (2.12)   $   (16.83)   $    (3.43)
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

          See accompanying notes to consolidated financial statements

                      METROMEDIA INTERNATIONAL GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
ASSETS:
Current Assets:
  Cash and cash equivalents..........................................................   $   89,400    $   20,605
  Short-term investments.............................................................       --             5,366
  Accounts receivable:
    Snapper, net of allowance for doubtful accounts of $974 at December 31, 1996.....       36,843            --
    Other, net of allowance for doubtful accounts of $717 and $313 at December 31,
      1996 and 1995, respectively....................................................        3,686         2,146
  Inventories........................................................................       54,404           224
  Other assets.......................................................................        4,331         3,815
                                                                                       ------------  ------------
      Total current assets...........................................................      188,664        32,156
Investments in and advances to Joint Ventures........................................       65,447        36,934
Net assets of discontinued operations................................................       10,972        12,057
Asset held for sale--RDM Sports Group, Inc...........................................       31,150        47,455
Asset held for sale--Snapper, Inc....................................................       --            79,200
Property, plant and equipment, net of accumulated depreciation.......................       71,089         3,560
Intangible assets, less accumulated amortization.....................................      149,261       111,967
Other assets.........................................................................        9,548         5,271
                                                                                       ------------  ------------
      Total assets...................................................................   $  526,131    $  328,600
                                                                                       ------------  ------------
                                                                                       ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Accounts payable...................................................................   $   23,810    $    3,012
  Accrued expenses...................................................................       80,286        70,351
  Current portion of long-term debt..................................................       19,515        32,976
                                                                                       ------------  ------------
      Total current liabilities......................................................      123,611       106,339
Long-term debt.......................................................................      178,717       138,028
Other long-term liabilities..........................................................        4,121           395
                                                                                       ------------  ------------
      Total liabilities..............................................................      306,449       244,762
                                                                                       ------------  ------------
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, authorized 70,000,000 shares, none issued.........................       --            --
  Common Stock, $1.00 par value, authorized 400,000,000 and 110,000,000 shares, issued and outstanding 66,153,439 and 42,613,738 shares at December 31, 1996 and
    1995, respectively...............................................................       66,153        42,614
  Paid-in surplus....................................................................      959,558       728,747
  Other..............................................................................       (2,680)          583
  Accumulated deficit................................................................     (803,349)     (688,106)
                                                                                       ------------  ------------
      Total stockholders' equity.....................................................      219,682        83,838
                                                                                       ------------  ------------
        Total liabilities and stockholders' equity...................................   $  526,131    $  328,600
                                                                                       ------------  ------------
                                                                                       ------------  ------------

          See accompanying notes to consolidated financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                       YEARS ENDED
                                                                         ----------------------------------------
                                                                         DECEMBER 31,  DECEMBER 31,  FEBRUARY 28,
                                                                             1996          1995          1995
                                                                         ------------  ------------  ------------
Operations:
  Net loss.............................................................   $ (115,243)   $ (412,976)   $  (69,411)
Adjustments to reconcile net loss to net cash used in operating activities:
  Operating loss of discontinued operation.............................       23,445        50,759        50,270
  Loss on early extinguishment of debt of discontinued operation.......        4,505        32,382        --
  Loss on disposal of assets held for sale.............................       16,305       293,570        --
  Equity in losses of Joint Ventures...................................       11,079         7,981         2,257
  Amortization of debt discounts.......................................        2,607           434        --
  Depreciation and amortization........................................        9,913         2,101         1,149
Changes in assets and liabilities, net of effect of acquisitions and consolidation of Snapper:
    Increase in accounts receivable....................................       (1,018)         (581)         (632)
    Increase in inventories............................................       (2,473)         (224)       --
    Increase in other assets...........................................       (6,010)       --            --
    Increase in accounts payable and accrued expenses..................        2,544         3,833         2,890
    Other operating activities, net....................................         (602)       (1,737)        3,048
                                                                         ------------  ------------  ------------
      Cash used in operations..........................................      (54,948)      (24,458)      (10,429)
                                                                         ------------  ------------  ------------
Investing activities:
    Proceeds from Metromedia Company notes receivable..................       --            45,320        --
    Investments in and advances to Joint Ventures......................      (40,999)      (21,949)      (16,409)
    Distributions from Joint Ventures..................................        3,438           784        --
    Cash paid for acquisitions.........................................       (2,545)       --            (7,033)
    Cash acquired in acquisitions......................................        7,588        66,702        --
    Additions to property, plant and equipment.........................       (7,719)       (2,324)       (3,610)
    Other investing activities, net....................................       10,766        (4,200)       --
                                                                         ------------  ------------  ------------
      Cash provided by (used in) investing activities..................      (29,471)       84,333       (27,052)
                                                                         ------------  ------------  ------------
Financing activities:
    Proceeds from issuance of long-term debt...........................       52,594        77,916        20,734
    Proceeds from issuance of common stock.............................      190,604         2,282        17,690
    Payments on notes and subordinated debt............................      (81,864)      (48,222)       --
    Proceeds from issuance of stock related to incentive plans.........          972        --            --
    Due from discontinued operation....................................       (9,092)      (72,877)       --
    Other financing activities, net....................................       --               399           184
                                                                         ------------  ------------  ------------
      Cash provided by (used in) financing activities..................      153,214       (40,502)       38,608
                                                                         ------------  ------------  ------------
    Net increase in cash and cash equivalents..........................       68,795        19,373         1,127
    Cash and cash equivalents at beginning of year.....................       20,605         1,232           105
                                                                         ------------  ------------  ------------
    Cash and cash equivalents at end of year...........................   $   89,400    $   20,605    $    1,232
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS))

                                                      COMMON STOCK
                                                 -----------------------
                                                  NUMBER OF                PAID-IN               ACCUMULATED
                                                    SHARES      AMOUNT     SURPLUS      OTHER      DEFICIT        TOTAL
                                                 ------------  ---------  ----------  ---------  ------------  -----------
Balances, February 28, 1994....................    17,188,408  $  17,189  $  265,156  $  --       $ (240,727)  $    41,618
Issuance of stock related to private
  offerings....................................     3,735,370      3,735      20,455     --           --            24,190
Issuance of stock related to incentive plans...        11,120         11       3,618     --           --             3,629
Foreign currency translation adjustment........       --          --          --            184       --               184
Net loss.......................................       --          --          --         --          (69,411)      (69,411)
                                                 ------------  ---------  ----------  ---------  ------------  -----------
Balances, February 28, 1995....................    20,934,898     20,935     289,229        184     (310,138)          210
November 1 Merger:
  Issuance of stock related to the acquisition
    of Actava and Sterling.....................    17,974,155     17,974     316,791     --           --           334,765
  Issuance of stock in exchange for
    MetProductions and Met International.......     3,530,314      3,530      33,538     --           --            37,068
  Valuation of Actava and MITI options.........       --          --          25,677     --           --            25,677
  Revaluation of MITI minority interest........       --          --          60,923     --           23,608        84,531
Adjustment for change in fiscal year...........       --          --          --         --           11,400        11,400
Issuance of stock related to incentive plans...       174,371        175       2,589     --           --             2,764
Foreign currency translation adjustment........       --          --          --            399       --               399
Net loss.......................................       --          --          --         --         (412,976)     (412,976)
                                                 ------------  ---------  ----------  ---------  ------------  -----------
Balances, December 31, 1995....................    42,613,738     42,614     728,747        583     (688,106)       83,838
Issuance of stock related to public offering,
  net..........................................    18,400,000     18,400     172,204     --           --           190,604
Issuance of stock related to the acquisitions
  of the Samuel Goldwyn Company and Motion
  Picture Corporation of America...............     4,715,869      4,716      54,610     --           --            59,326
Issuance of stock related to incentive plans...       423,832        423       3,997     (3,174)      --             1,246
Foreign currency translation adjustment........       --          --          --           (618)      --              (618)
Amortization of restricted stock...............       --          --          --            529       --               529
Net loss.......................................       --          --          --         --         (115,243)     (115,243)
                                                 ------------  ---------  ----------  ---------  ------------  -----------
Balances, December 31, 1996....................    66,153,439  $  66,153  $  959,558  $  (2,680)  $ (803,349)  $   219,682
                                                 ------------  ---------  ----------  ---------  ------------  -----------
                                                 ------------  ---------  ----------  ---------  ------------  -----------

          See accompanying notes to consolidated financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION (SEE NOTES 2 AND 15)

The accompanying consolidated financial statements include the accounts of Metromedia International Group, Inc. ("MMG" or the "Company") and its wholly-owned subsidiaries, Metromedia International Telecommunications, Inc. ("MITI" or the "Communications Group") and as of July 2, 1996 Landmark Theatre Group ("Landmark"). In connection with the November 1 Merger (see note 2), Snapper, Inc. ("Snapper"), a wholly-owned subsidiary of the Company, was included in the accompanying consolidated financial statements as an asset held for sale. Subsequently, the Company announced its intention not to continue to pursue its previously adopted plan to dispose of Snapper and to actively manage Snapper to maximize its long term value. As of November 1, 1996, the Company has consolidated Snapper and has included Snapper's operating results for the two-month period ended December 31, 1996 in its statement of operations (see notes 2 and 4). All significant intercompany transactions and accounts have been eliminated.

On July 10, 1997 the Company completed the sale of substantially all of the Company's entertainment assets (the "Entertainment Group Sale") (see note 15). The transaction has been recorded as a discontinuance of a business segment and, accordingly, the consolidated balance sheets at December 31, 1996 and 1995 reflect the net assets of the discontinued segment. The consolidated statements of operations reflects the results of operations as a discontinued segment. The Company will record a gain on the sale of the discontinued segment on July 10, 1997 (see note 15).

Certain reclassifications have been made to prior year financial statements to conform to the December 31, 1996 presentation.

DIFFERENT FISCAL YEAR ENDS

The Company reports on the basis of a December 31 year end. In connection with the November 1 Merger discussed in note 2, Orion and MITI, for accounting purposes only, were deemed to be the joint acquirers of The Actava Group, Inc. ("Actava") in a reverse acquisition. As a result, the historical financial statements of the Company for periods prior to the November 1 Merger are the combined financial statements of Orion Pictures Corporation ("Orion") and MITI. Orion historically reported on the basis of a February 28 year end.

The consolidated financial statements for the twelve months ended December 31, 1995 include two months for Orion (January and February 1995) that were included in the February 28, 1995 consolidated financial statements. The revenues and net loss for the two month duplicate period are $22.5 million and $11.4 million, respectively. The December 31, 1995 accumulated deficit has been adjusted to eliminate the duplication of the January and February 1995 net losses.

DESCRIPTION OF THE BUSINESS

The Company is a global communications and media company engaged in the development and operation of communications businesses, including wireless cable television services, radio stations, paging systems, an international toll calling service and trunked mobile radio services, in Eastern Europe, the republics of the former Soviet Union, the PRC, and other selected emerging markets, through the Communications

                      METROMEDIA INTERNATIONAL GROUP, INC.

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Group. Landmark operates 50 theaters with 138 screens and is the largest exhibitor of specialized motion pictures and art films in the United States.

In addition, the Company manufacturers Snapper-Registered Trademark- brand premium-priced power lawnmowers, lawn tractors, garden tillers, snowthrowers and related parts and accessories and distributes edgers. The lawnmowers include rear-engine riding mowers, front-engine riding mowers or lawn tractors, and self-propelled and push-type walk-behind mowers. The Company also manufactures a line of commercial lawn and turf equipment under the Snapper-Registered Trademark- brand.

LIQUIDITY

The Company is a holding company, and accordingly, does not generate cash flows. The Entertainment Group and Snapper are restricted under covenants contained in their respective credit agreements from making dividend payments or advances to the Company (see note 15). The Communications Group is dependent on the Company for significant capital infusions to fund its operations, its commitments to make capital contributions and loans to its Joint Ventures and any acquisitions. Such funding requirements are based on the anticipated funding needs of its Joint Ventures and certain acquisitions committed to by the Company. Future capital requirements of the Communications Group, including future acquisitions, will depend on available funding from the Company and on the ability of the Communications Group's Joint Ventures to generate positive cash flows. There can be no assurance that the Company will have the funds necessary to support the current needs of the Communications Group's current investments or any of the Communications Group's additional opportunities or that the Communications Group will be able to obtain financing from third parties. If such financing is unavailable, the Group may not be able to further develop existing ventures and the number of additional ventures in which it invests may be significantly curtailed.

The Company is obligated to make principal and interest payments under its own various debt agreements and has debt repayment requirements of $17.1 million and $60.3 million in 1997 and 1998, respectively (see note 9), in addition to funding its working capital needs, which consist principally of corporate overhead and payments on self insurance claims.

In the short term, the Company intends to satisfy its current obligations and commitments with available cash on hand and the proceeds from the sale of RDM Sports Group, Inc. ("RDM") (see note 5). At December 31, 1996 the Company had approximately $82.7 million of available cash on hand. The Company anticipates disposing of its investment in RDM during 1997. The carrying value of the Company's investment in RDM at December 31, 1996 was $31.2 million.

Management believes that its available cash on hand and proceeds from the disposition of its investment in RDM will provide sufficient funds for the Company to meet its obligations, including the Communications Group's funding requirements, in the short term. However, no assurances can be given that the Company will be able to dispose of RDM in a timely fashion and on favorable terms. Any delay in the sale of RDM or reductions in the proceeds anticipated to be received upon this disposition may result in the Company's inability to satisfy its obligations, including the funding of the Communications Group during the year ended December 31, 1997. Delays in funding the Communications Group's capital requirements may have a material adverse impact on the results of operations of the Communications Group's Joint Ventures.

                      METROMEDIA INTERNATIONAL GROUP, INC.

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The Company expects that it will sell either equity or debt securities in a public or private offering during the remainder of 1997. The Company intends to use the proceeds from the sale of these securities to finance the continued build-out of the Communications Group's systems and for general corporate purposes, including working capital needs of the Company and its subsidiaries, the repayment of certain indebtedness of the Company and its subsidiaries and potential future acquisitions. However, no assurances can be given that the Company will be able to successfully complete the sale of its securities in a timely fashion or on favorable terms.

In addition, management believes that its long term liquidity needs will be satisfied through a combination of (i) the Company's successful implementation and execution of its growth strategy to become a global communications and media company and (ii) the Communications Group's Joint Ventures achieving positive operating results and cash flows through revenue and subscriber growth and control of operating expenses. In addition to disposing of its investment in RDM the Company may be required to (i) attempt to obtain financing in addition to the offering described above, through the public or private sale of debt or equity securities of the Company or one of its subsidiaries, (ii) otherwise restructure its capitalization, or (iii) seek a waiver or waivers under one or more of its subsidiaries' credit facilities to permit the payment of dividends to the Company.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INVESTMENTS

EQUITY METHOD INVESTMENTS

Investments in other companies and Joint Ventures ("Joint Ventures") which are not majority owned, or which the Company does not control but in which it exercises significant influence, are accounted for using the equity method. The Company reflects its net investments in Joint Ventures under the caption "Investments in and advances to Joint Ventures". Generally, under the equity method of accounting, original investments are recorded at cost and are adjusted by the Company's share of undistributed earnings or losses of the Joint Venture. Equity in the losses of the Joint Ventures are recognized according to the percentage ownership in each Joint Venture until the Company's Joint Venture partner's contributed capital has been fully depleted. Subsequently, the Company recognizes the full amount of losses generated by the Joint Venture if it is the principal funding source for the Joint Venture.

During fiscal 1995, the Company changed its policy of accounting for the Joint Ventures by recording its equity in their earnings and losses based upon a three-month lag. As a result, the December 31, 1996 and 1995 consolidated statement of operations reflects twelve months of operations through September 30, 1996 and 1995, respectively, for the Joint Ventures and the February 28, 1995 consolidated statement of operations reflects nine months of operations through September 30, 1994 for the Joint Ventures. The effect of this change in accounting policy in fiscal 1995 is not material to the consolidated financial statements.

During calendar 1995, the Company changed its policy of consolidating two indirectly owned subsidiaries by recording the related assets and liabilities and results of operations based on a three-month lag. As a result, the December 31, 1996 and 1995 balance sheets includes the accounts of these subsidiaries at September 30, 1996 and 1995, respectively, and the calendar 1995 statement of operations reflects the

                      METROMEDIA INTERNATIONAL GROUP, INC.

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
results of operations of these subsidiaries for the nine months ended September 30, 1995. Had the Company applied this method from October 1, 1994, the effect on reported December 31, 1995 results would not have been material. For calendar 1996 the results of operations reflect twelve months of activity based upon a September 30 fiscal year end of these subsidiaries.

SHORT-TERM INVESTMENTS

The Company classifies its debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the securities until maturity. All other securities not classified as trading or held-to-maturity are classified as available-for-sale.

Management determines the appropriate classification of investments as trading, held-to-maturity or available-for-sale at the time of purchase and reevaluates such designation as of each balance sheet date. The Company has classified all investments as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses, and declines in value judged to be other-than-temporary on available-for-sale securities, are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

At December 31, 1995 short-term investments of $5.4 million, classified as available-for-sale, had an amortized cost that approximated fair value. The short-term investments were sold during calendar 1996.

REVENUE RECOGNITION

THE COMMUNICATIONS GROUP

The Communications Group and its Joint Ventures' cable, paging and telephony operations recognize revenues in the period the service is provided. Installation fees are recognized as revenues upon subscriber hook-up to the extent installation costs are incurred. Installation fees in excess of installation costs are deferred and recognized over the length of the related individual contract. The Communications Group and its Joint Ventures' radio operations recognize advertising revenue when commercials are broadcast.

THE ENTERTAINMENT GROUP (SEE NOTE 15)

Revenue from the theatrical distribution of films is recognized as the films are exhibited. The Entertainment Group distributes its films to the home video market in the United States and Canada. The Entertainment Group's home video revenue, less a provision for returns, is recognized when the video cassettes are shipped. Distribution of the Entertainment Group's films to the home video markets in foreign countries is generally effected through subdistributors who control various aspects of distribution. When the terms of sale to such subdistributors include the receipt of nonrefundable guaranteed amounts by the Entertainment Group, revenue is recognized when the film is available to the subdistributors for exhibition or exploitation and other conditions of sale are met. When the arrangements with such

                      METROMEDIA INTERNATIONAL GROUP, INC.

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
subdistributors call for distribution of the Entertainment Group's product without a minimum amount guaranteed to the Entertainment Group, such sales are recognized when the Entertainment Group's share of the income from exhibition or exploitation is earned.

Revenue from the licensing of the Entertainment Group's film product to networks, basic and pay cable companies and television stations or groups of stations in the United States and Canada, as well as in foreign territories, is recognized when the license period begins and when certain other conditions are met, including the availability of such product for exhibition.

Theater admission revenues and related film rental expenses are recognized as films are exhibited.

SNAPPER

Sales are recognized when the products are shipped to distributors or dealers. Provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience.

FILM INVENTORIES AND COST OF RENTALS (SEE NOTE 15)

Theatrical and television program inventories consist of direct production costs, production overhead and capitalized interest, print and exploitation costs, less accumulated amortization. Film inventories are stated at the lower of unamortized cost or estimated net realizable value. Selling costs and other distribution costs are charged to expense as incurred.

Film inventories and estimated total costs of participations and residuals are charged to cost of rentals under the individual film forecast method in the ratio that current period revenue recognized bears to management's estimate of total gross revenue to be realized. Such estimates are re-evaluated quarterly in connection with a comprehensive review of the Company's inventory of film product, and estimated losses, if any, are provided for in full. Such losses include provisions for estimated future distribution costs and fees, as well as participation and residual costs expected to be incurred.

INVENTORIES

Lawn and garden equipment inventories and pager inventories are stated at the lower of cost or market. Lawn and garden equipment inventories are valued utilizing the last-in, first-out (LIFO) method. Pager inventories are calculated on the weighted-average method.

Inventories consist of the following as of December 31, 1996 and 1995 (in thousands):

                                                                               1996       1995
                                                                             ---------  ---------
Lawn and garden equipment:
  Raw materials............................................................  $  18,733  $      --
  Finished goods...........................................................     34,822         --
                                                                             ---------  ---------
                                                                                53,555         --
Telecommunications:
  Pagers...................................................................        849        224
                                                                             ---------  ---------
                                                                             $  54,404  $     224
                                                                             ---------  ---------
                                                                             ---------  ---------

                      METROMEDIA INTERNATIONAL GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 1996 and 1995 consists of the following (in thousands):

                                                                             1996       1995
                                                                           ---------  ---------
Land.....................................................................  $   2,270  $  --
Buildings and improvements...............................................     12,409     --
Machinery and equipment..................................................     33,823      3,841
Theater and other leasehold improvements.................................     27,425        694
                                                                           ---------  ---------
                                                                              75,927      4,535
Less: Accumulated depreciation and amortization..........................     (4,838)      (975)
                                                                           ---------  ---------
                                                                           $  71,089  $   3,560
                                                                           ---------  ---------
                                                                           ---------  ---------

Property, plant and equipment are recorded at cost and are depreciated over their expected useful lives. Generally, depreciation is provided on the straight-line method for financial reporting purposes. Theater and other leasehold improvements are amortized using the straight-line method over the life of the improvements or the life of the lease, whichever is shorter.

INTANGIBLE ASSETS

Intangible assets are stated at historical cost, net of accumulated amortization. Intangibles such as broadcasting licenses and frequency rights are amortized over periods of 20 to 25 years. Goodwill has been recognized for the excess of the purchase price over the value of the identifiable net assets acquired. Such amount is amortized over 25 years using the straight-line method.

Management continuously monitors and evaluates the realizability of recorded intangibles to determine whether their carrying values have been impaired. In evaluating the value and future benefits of intangible assets, their carrying value is compared to management's best estimate of undiscounted future cash flows over the remaining amortization period. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. The Company believes that the carrying value of recorded intangibles is not impaired.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," on January 1, 1996. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS 121 did not have any impact on the Company's financial position, results of operations, or liquidity.

                      METROMEDIA INTERNATIONAL GROUP, INC.

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EARNINGS PER SHARE OF COMMON STOCK

Primary earnings per share are computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares include shares issuable upon the assumed exercise of stock options using the treasury stock method when dilutive. Computations of common equivalent shares are based upon average prices during each period.

Fully diluted earnings per share are computed using such average shares adjusted for any additional shares which would result from using end-of-year prices in the above computations, plus the additional shares that would result from the conversion of the Company's 6 1/2% Debentures (see note 9). Net income (loss) is adjusted by interest (net of income taxes) on the Company's 6 1/2% Convertible Subordinated Debentures. The computation of fully diluted earnings per share is used only when it results in an earnings per share number which is lower than primary earnings per share.

The primary loss per share amounts for calendar 1996, calendar 1995 and fiscal 1995 have been restated to reflect the the Entertainment Group Sale as a discontinued operation (see note 15).

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 ("SFAS 107") "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on settlements using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value to the Company.

The following methods and assumptions were used in estimating the fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS, RECEIVABLES, NOTES RECEIVABLE AND ACCOUNTS PAYABLE

        The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, current receivables, notes receivable and accounts payable approximate fair values. The carrying value of receivables with maturities greater than one year have been discounted, and if such receivables were discounted based on current market rates, the fair value of these receivables would not be materially different than their carrying values.

SHORT-TERM INVESTMENTS

        For short-term investments, fair values are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities or dealer quotes.

                      METROMEDIA INTERNATIONAL GROUP, INC.

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LONG-TERM DEBT

        For long-term and subordinated debt, fair values are based on quoted market prices, if available. If the debt is not traded, fair value is estimated based on the present value of expected cash flows. See note 9 for the fair values of long-term debt.

INCOME TAXES

The Company accounts for deferred income taxes using the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using rates expected to be in effect when those assets and liabilities are recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

STOCK OPTION PLANS

Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 also allows entities to continue to apply the provisions of APB 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure requirements of SFAS 123.

PENSION AND OTHER POSTRETIREMENT PLANS

Snapper has a defined benefit pension plan covering substantially all of its collective bargaining unit employees. The benefits are based on years of service multiplied by a fixed dollar amount and the employee's compensation during the five years before retirement. The cost of this program is funded currently.

Snapper also sponsors a defined benefit health care plan for substantially all of its retirees and employees. Snapper measures the costs of its obligation based on its best estimate. The net periodic costs are recognized as employees render the services necessary to earn postretirement benefits.

BARTER TRANSACTIONS

In connection with its AM/FM radio broadcast business, the Company trades commercial air time for goods and services used principally for promotional, sales and other business activities. An asset and a liability are recorded at the fair market value of the goods or services received. Barter revenue is recorded

                      METROMEDIA INTERNATIONAL GROUP, INC.

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
and the liability is relieved when commercials are broadcast, and barter expense is recorded and the assets are relieved when the goods or services are received or used.

FOREIGN CURRENCY TRANSLATION

The statutory accounts of the Company's consolidated foreign subsidiaries and Joint Ventures are maintained in accordance with local accounting regulations and are stated in local currencies. Local statements are translated into U.S. generally accepted accounting principles and U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 ("SFAS 52"), "Accounting for Foreign Currency Translation".

Under SFAS 52, foreign currency assets and liabilities are generally translated using the exchange rates in effect at the balance sheet date. Results of operations are generally translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as part of the foreign currency translation adjustment in stockholders' equity. Gains and losses from foreign currency transactions are included in net income in the period in which they occur.

Under SFAS 52, the financial statements of foreign entities in highly inflationary economies are remeasured, in all cases using the U.S. dollar as the functional currency. U.S. dollar transactions are shown at their historical value. Monetary assets and liabilities denominated in local currencies are translated into U.S. dollars at the prevailing period-end exchange rate. All other assets and liabilities are translated at historical exchange rates. Results of operations have been translated using the monthly average exchange rates. Translation differences resulting from the use of these different rates are included in the accompanying consolidated statements of operations. Such differences amounted to $255,000, $54,000 and $69,000 for calendar 1996, calendar 1995, and fiscal 1995, respectively, and were immaterial to the Company's results of operations for each of the periods presented. In addition, translation differences resulting from the effect of exchange rate changes on cash and cash equivalents were immaterial and are not reflected in the Company's consolidated statements of cash flows for each of the periods presented.

ACCRUED EXPENSES (SEE NOTE 15)

Accrued expenses at December 31, 1996 and 1995 consist of the following (in thousands):

                                                                            1996       1995
                                                                         ----------  ---------
Accrued salaries and wages.............................................  $    3,339  $      --
Accrued taxes..........................................................      15,339     11,000
Accrued interest.......................................................       6,401      5,109
Self-insurance claims payable..........................................      29,833     31,549
Accrued warranty costs.................................................       4,317     --
Other..................................................................      21,057     22,693
                                                                         ----------  ---------
                                                                         $   80,286  $  70,351
                                                                         ----------  ---------
                                                                         ----------  ---------

                      METROMEDIA INTERNATIONAL GROUP, INC.

1. BASIS OF PRESENTATION, DESCRIPTION OF THE BUSINESS, LIQUIDITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SELF-INSURANCE

The Company is self-insured for workers' compensation, health, automobile, product and general liability costs for its lawn and garden operation and for certain former subsidiaries. The self-insurance claim liability is determined based on claims filed and an estimate of claims incurred but not yet reported.

CASH AND CASH EQUIVALENTS

Cash equivalents consists of highly liquid instruments with maturities of three months or less at the time of purchase. Included in cash at December 31, 1996, is approximately $1.0 million of restricted cash which represents collateral pursuant to the terms of the Snapper Credit Agreement (see note 9).

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Supplemental disclosure of cash flow information (in thousands):

                                                               CALENDAR   CALENDAR    FISCAL
                                                                 1996       1995       1995
                                                               ---------  ---------  ---------
Cash paid during the year for:
  Interest...................................................  $  15,782  $   2,670  $     647
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
  Taxes......................................................  $      --  $      33  $      --
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

Supplemental schedule of non-cash investing and financing activities (in thousands):

                                                               CALENDAR    CALENDAR    FISCAL
                                                                 1996        1995       1995
                                                              ----------  ----------  ---------
Acquisition of business:
  Fair value of assets acquired.............................  $   36,663  $  290,456  $  --
  Fair value of liabilities assumed.........................      13,278     239,109     --
                                                              ----------  ----------  ---------
      Net value.............................................  $   23,385  $   51,347  $  --
                                                              ----------  ----------  ---------
                                                              ----------  ----------  ---------

See note 4 regarding the consolidation of Snapper.

                      METROMEDIA INTERNATIONAL GROUP, INC.

2. THE NOVEMBER 1 MERGER

On November 1, 1995, Orion, MITI, the Company and MCEG Sterling Incorporated ("Sterling") consummated the mergers (the "November 1 Merger") contemplated by the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 27, 1995. The Merger Agreement provided for, among other things, the simultaneous mergers of each of Orion and MITI with and into OPC Merger Corp. and MITI Merger Corp., subsidiaries formed by the Company in connection with the Merger, and the merger of Sterling with and into the Company. In connection with the November 1 Merger, the Company changed its name from "The Actava Group Inc." to "Metromedia International Group, Inc."

Upon consummation of the November 1 Merger, all of the outstanding shares of (i) the common stock, par value $.25 per share of Orion (the "Orion Common Stock"),
(ii) the common stock, par value $.001 per share, of MITI (the "MITI Common Stock") and (iii) the common stock, par value $.001 per share, of Sterling (the "Sterling Common Stock") were exchanged for shares of the common stock, par value $1.00 per share, of the Company (the "Common Stock") pursuant to exchange ratios contained in the Merger Agreement. Pursuant to such ratios, holders of Orion Common Stock received .57143 shares of the Common Stock for each share of Orion Common Stock (resulting in the issuance of 11,428,600 shares of Common Stock to the holders of Orion Common Stock), holders of MITI Common Stock received 5.54937 shares of Common Stock for each share of MITI Common Stock (resulting in the issuance of 9,523,817 shares of the Company's common stock to the holders of MITI Common Stock) and holders of Sterling Common Stock received
 .04309 shares of the Common Stock for each share of Sterling Common Stock (resulting in the issuance of 483,254 shares of Common Stock to the holders of Sterling Common Stock).

In addition, pursuant to the terms of a contribution agreement dated as of November 1, 1995 among the Company and two affiliates of Metromedia Company ("Metromedia"), MetProductions, Inc. ("MetProductions") and Met International, Inc. ("Met International"), MetProductions and Met International contributed to the Company an aggregate of $37,068,303 consisting of (i) interests in a partnership and (ii) the principal amount of indebtedness of Orion and its affiliate, and indebtedness of an affiliate of MITI, owed to MetProductions and Met International respectively, in exchange for an aggregate of 3,530,314 shares of the Company's common stock.

Immediately prior to the consummation of the November 1 Merger, there were 17,490,901 shares of the Company's common stock outstanding. As a result of the consummation of the November 1 Merger and the transactions contemplated by the contribution agreement, the Company issued an aggregate of 24,965,985 shares of common stock. Following consummation of the November 1 Merger and the transactions contemplated by the contribution agreement, Metromedia and its affiliates (the "Metromedia Holders") collectively held an aggregate of 15,252,128 shares of common stock (or 35.9% of the issued and outstanding shares of common stock).

Due to the existence of the Metromedia Holders' common control of Orion and MITI prior to consummation of the November 1 Merger, their combination pursuant to the November 1 Merger was accounted for as a combination of entities under common control. Orion was deemed to be the acquirer in the common control merger. As a result, the combination of Orion and MITI was effected utilizing historical costs for the ownership interests of the Metromedia Holders in MITI. The remaining ownership interests of MITI were accounted for in accordance with the purchase method of accounting based on the fair value of such ownership interests, as determined by the value of the shares received by the holders of such interests at the effective time of the November 1 Merger.

                      METROMEDIA INTERNATIONAL GROUP, INC.

2. THE NOVEMBER 1 MERGER (CONTINUED)
For accounting purposes only, Orion and MITI were deemed to be the joint acquirers of Actava and Sterling. The acquisition of Actava and Sterling has been accounted for as a reverse acquisition. As a result of the reverse acquisition, the historical financial statements of the Company for periods prior to the November 1 Merger are those of Orion and MITI, rather than Actava. The operations of Actava and Sterling have been included in the accompanying consolidated financial statements from November 1, 1995, the date of acquisition. During December 1995, the Company adopted a formal plan to dispose of Snapper (see notes 1 and 4). In addition, the Company's investment in RDM was deemed to be a non-strategic asset (see note 5).

At December 31, 1995, Snapper was included in the accompanying balance sheet in an amount equal to the sum of estimated cash flows from the operations of Snapper plus the anticipated proceeds from the sale of Snapper which amounted to $79.2 million. The excess of the purchase price allocated to Snapper in the November 1 Merger over the expected estimated cash flows from the operations and sale of Snapper in the amount of $293.6 million has been reflected in the accompanying consolidated statement of operations as a loss on disposal of a discontinued operation. No income tax benefits were recognized in connection with this loss on disposal because of the Company's losses from continuing operations and net operating loss carryforwards.

The purchase price of Actava, Sterling and MITI minority interests, exclusive of transaction costs, amounted to $438.9 million at November 1, 1995. The excess purchase price over the net fair value of assets acquired amounted to $404 million at November 1, 1995, before the write-off of Snapper goodwill of $293.6 million.

Orion, MITI and Sterling were parties to a number of material contracts and other arrangements under which Metromedia Company and certain of its affiliates had, among other things, made loans or provided financing to, or paid obligations on behalf of, each of Orion, MITI and Sterling. On November 1, 1995 such indebtedness, financing and other obligations of Orion, MITI and Sterling to Metromedia and its affiliates were refinanced, repaid or converted into equity of MMG.

Certain of the amounts owed by Orion ($20.4 million), MITI ($34.1 million) and Sterling ($524,000) to Metromedia were financed by Metromedia through borrowings under a $55.0 million credit agreement between the Company and Metromedia (the "Actava-Metromedia Credit Agreement"). Orion, MITI and Sterling repaid such amounts to Metromedia, and Metromedia repaid the Company the amounts owed by Metromedia to the Company under the Actava-Metromedia Credit Agreement. In addition, certain amounts owed by Orion to Metromedia were repaid on November 1, 1995.

3. ENTERTAINMENT GROUP ACQUISITIONS (SEE NOTE 15)

On July 2, 1996, the Entertainment Group consummated the acquisition (the "Goldwyn Merger") of the Samuel Goldwyn Company ("Goldwyn") by merging a subsidiary of the Company formed in connection with the Goldwyn Merger, SGC Merger Corp., into Goldwyn. Upon consummation of the Goldwyn Merger, Goldwyn was renamed Goldwyn Entertainment Company. Holders of common stock of Goldwyn (the "Goldwyn Common Stock") received .3335 shares of Common Stock for each share of Goldwyn Common Stock in accordance with a formula set forth in the Agreement and Plan of Merger relating to the Goldwyn Merger. Pursuant to the Goldwyn Merger, the Company issued 3,130,277 shares of Common Stock.

                      METROMEDIA INTERNATIONAL GROUP, INC.

3. ENTERTAINMENT GROUP ACQUISITIONS (SEE NOTE 15) (CONTINUED)
The purchase price, including the value of existing Goldwyn stock options and transaction costs related to the Goldwyn Merger, was approximately $43.8 million.

Also on July 2, 1996, the Entertainment Group consummated the acquisition (the "MPCA Merger", together with the Goldwyn Merger, the "July 2 Mergers") of Motion Picture Corporation of America ("MPCA") by merging the Company's subsidiary formed in connection with the MPCA Merger, MPCA Merger Corp., with MPCA. In connection with the MPCA Merger, the Company (i) issued 1,585,592 shares of Common Stock to MPCA's sole stockholders, and (ii) paid such stockholders approximately $1.2 million in additional consideration, consisting of promissory notes. The purchase price, including transaction costs, related to the acquisition of MPCA was approximately $21.9 million.

The excess of the purchase price over the net fair value of liabilities assumed in the July 2 Mergers amounted to $125.4 million.

Following the consummation of the July 2 Mergers, the Company contributed its interests in Goldwyn and MPCA to Orion, with Goldwyn and MPCA becoming wholly-owned subsidiaries of Orion. Orion, after the July 2, Mergers, Goldwyn and MPCA were collectively referred to as the Entertainment Group. The July 2 Mergers have been recorded in accordance with the purchase method of accounting for business combinations. The purchase price to acquire both Goldwyn and MPCA were allocated to the net assets acquired according to management's estimate of their respective fair values and the results of those purchased businesses have been included in the accompanying consolidated condensed financial statements from July 2, 1996, the date of acquisition.

4. SNAPPER

In connection with the November 1 Merger, Snapper was classified as an asset held for sale. Subsequently, the Company has announced its intention not to continue to pursue its previously adopted plan to dispose of Snapper and to actively manage Snapper in order to grow and develop Snapper so as to maximize its long term value to the Company. Snapper has been included in the consolidated financial statements as of November 1, 1996. The allocation of the November 1, 1996 carrying value of Snapper, $73.8 million, which included an intercompany receivable of $23.8 million, is as follows (in thousands):

Cash..............................................................  $   7,395
Accounts receivable...............................................     36,544
Inventories.......................................................     51,707
Property, plant and equipment.....................................     29,118
Other assets......................................................        773
Accounts payable and accrued expenses.............................    (25,693)
Debt..............................................................    (40,059)
Other liabilities.................................................     (3,200)
                                                                    ---------
Excess of assets over liabilities.................................     56,585
Carrying value at November 1, 1996................................     73,800
                                                                    ---------
Excess of carrying value over fair value of net assets............  $  17,215
                                                                    ---------
                                                                    ---------

The excess of the carrying value over fair value of net assets is reflected in the accompanying consolidated financial statements as goodwill and is being amortized over 25 years.

                      METROMEDIA INTERNATIONAL GROUP, INC.

4. SNAPPER (CONTINUED)
The following table summarizes the operating results of Snapper for the ten months ended October 31, 1996 and for the period November 1, 1995 to December 31, 1995 (in thousands):

                                                                           1996        1995
                                                                        ----------  ----------
Net sales.............................................................  $  130,623  $   14,385
Operating expenses....................................................     148,556      34,646
                                                                        ----------  ----------
Operating loss........................................................     (17,933)    (20,261)
Interest expense......................................................      (6,859)     (1,213)
Other income (expenses)...............................................       1,210        (259)
                                                                        ----------  ----------
Loss before taxes.....................................................     (23,582)    (21,733)
Income taxes..........................................................      --          --
                                                                        ----------  ----------
Net loss..............................................................  $  (23,582) $  (21,733)
                                                                        ----------  ----------
                                                                        ----------  ----------

As part of Snapper's transition to the dealer-direct business, Snapper has from time to time reacquired the inventories and less frequently has purchased the accounts receivable of distributors it has canceled. The purchase of inventories is recorded by reducing sales for the amount credited to accounts receivable from the canceled distributor and recording the repurchased inventory at the lower of cost or market. During 1996 and 1995, 18 and 7 distributors were canceled, respectively. Inventories purchased (and/or credited to the account of canceled distributors) under such arrangements amounted to (in thousands):

                                                                                 TEN MONTHS
                                                               TWO MONTHS           ENDED          TWO MONTHS
                                                                  ENDED          OCTOBER 31,          ENDED
                                                            DECEMBER 31, 1996       1996        DECEMBER 31, 1995
                                                            -----------------  ---------------  -----------------
Inventories...............................................      $   2,438         $  15,550         $   4,596
Decrease in gross profit..................................          2,106             5,967             1,245

5. RDM

The Company has identified its investment in RDM as a non-strategic asset and the Company's investment in RDM is included in the balance sheet at December 31, 1996 and 1995 as an asset held for sale. As of November 1, 1995, the Company's investment in RDM was adjusted to the anticipated proceeds from its sale under the purchase method of accounting. Management regularly monitors and evaluates the net realizable value of its assets held for sale to determine whether their carrying values have been impaired. During 1996, the Company reduced the carrying value of its investment in RDM to $31.2 million. The Company's write-down of its investment in RDM of $16.3 million is reflected as a discontinued operation in the 1996 consolidated statement of operations. The Company intends to dispose of its shares of RDM Common Stock during 1997. The equity in earnings and losses of RDM have been excluded from the Company's results of operations since the November 1 Merger.

                      METROMEDIA INTERNATIONAL GROUP, INC.

5. RDM (CONTINUED)
As of December 31, 1996, the Company owned 39% of the issued and outstanding shares of RDM Common Stock based on approximately 49,507,000 shares of RDM Common Stock outstanding at November 8, 1996. Summarized financial information for RDM is shown below (in thousands):

                                                            AS OF, AND FOR
                                                                 THE
                                                             NINE MONTHS      AS OF, AND FOR
                                                                ENDED              THE
                                                            SEPTEMBER 28,       YEAR ENDED
                                                                 1996          DECEMBER 31,
                                                             (UNAUDITED)           1995
                                                           ----------------  ----------------
Net sales................................................     $  304,235        $  730,875
Gross profit.............................................         12,369            86,607
Interest expense.........................................         19,920            35,470
Gain on sale of subsidiaries.............................         98,475            --
Net income (loss)........................................            412           (51,004)
Current assets...........................................        209,272           406,586
Non-current assets.......................................         82,657           170,521
Current liabilities......................................        126,144           232,502
Non-current liabilities..................................        110,730           289,081
Total shareholders' equity...............................         55,055            55,524

6. FILM ACCOUNTS RECEIVABLE AND DEFERRED REVENUES (SEE NOTE 15)

Included in net asset of discontinued operations are film accounts receivable which consist primarily of trade receivables due from film distribution, including theatrical, home video, basic cable and pay television, network, television syndication, and other licensing sources which have payment terms generally covered under contractual arrangements. Film accounts receivable is stated net of an allowance for doubtful accounts of $11.6 million at both December 31, 1996 and 1995.

The Entertainment Group has entered into contracts for licensing of theatrical and television product to the pay cable, home video and free television markets, for which the revenue and the related accounts receivable will be recorded in future periods when the films are available for broadcast or exploitation. These contracts, net of advance payments received and recorded in deferred revenues as described below, aggregated approximately $175.0 million at December 31, 1996. Included in this amount is $61.5 million of license fees for which the revenue and the related accounts receivable will be recorded only when the Entertainment Group produces or acquires new products.

Deferred revenues consist principally of advance payments received on pay cable, home video and other television contracts for which the films are not yet available for broadcast or exploitation.

                      METROMEDIA INTERNATIONAL GROUP, INC.

7. FILM INVENTORIES (SEE NOTE 15)

Included in net assets of discontinued operations are film inventories at December 31, 1996 and 1995 (in thousands):

                                                                           1996        1995
                                                                        ----------  ----------
Current:
Theatrical and television product released less amortization..........  $   60,377  $   59,430
Completed not released................................................       5,779      --
                                                                        ----------  ----------
                                                                            66,156      59,430
                                                                        ----------  ----------
Non Current:
Theatrical and television product released less amortization..........     133,014     137,233
Completed not released................................................       2,476      --
In process and other..................................................      50,653      --
                                                                        ----------  ----------
                                                                           186,143     137,233
                                                                        ----------  ----------
                                                                        $  252,299  $  196,663
                                                                        ----------  ----------
                                                                        ----------  ----------

The Entertainment Group has in prior years recorded substantial writeoffs to its released product. As a result, approximately one-half of the gross cost of film inventories are stated at estimated net realizable value and will not result in the recording of gross profit upon the recognition of related revenues in future periods. The Entertainment Group has amortized 94% of such gross cost of its film inventories. Approximately 98% of such gross film inventory costs will have been amortized by December 31, 1999. As of December 31, 1996, approximately 62% of the unamortized balance of such film inventories will be amortized within the next three-year period based upon the Company's revenue estimates at that date.

For the year ended December 31, 1996 interest costs of $1.2 million were capitalized to film inventories.

8. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES

The Communications Group has recorded its investments in Joint Ventures at cost, net of its equity in earnings or losses. Advances to the Joint Ventures under the line of credit agreements are reflected based on amounts recoverable under the credit agreement, plus accrued interest.

Advances are made to Joint Ventures in the form of cash, for working capital purposes and for payment of expenses or capital expenditures, or in the form of equipment purchased on behalf of the Joint Ventures. Interest rates charged to the Joint Ventures under the credit agreement range from prime rate to prime rate plus 6%. The credit agreements generally provide for the payment of principal and interest from 90% of the Joint Ventures' available cash flow, as defined, prior to any substantial distributions of dividends to the Joint Venture partners. The Communications Group has entered into credit agreements with its Joint Ventures to provide up to $69.6 million in funding of which $18.9 million remains unfunded at December 31, 1996. Under its credit agreements the Communications Group's funding commitments are contingent on its approval of the Joint Ventures' business plans.

                      METROMEDIA INTERNATIONAL GROUP, INC.

8. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES (CONTINUED)

At December 31, 1996 and 1995 the Communications Group's investments in the Joint Ventures, at cost, net of adjustments for its equity in earnings or losses, were as follows (in thousands):

                 INVESTMENTS IN AND ADVANCES TO JOINT VENTURES

                                                                                             YEAR
                                                                                            VENTURE     DATE OPERATIONS
JOINT VENTURE (BY SERVICE TYPE)                    1996       1995        OWNERSHIP %       FORMED         COMMENCED
-----------------------------------------------  ---------  ---------  -----------------  -----------  ------------------
WIRELESS CABLE TV
Kosmos TV, Moscow, Russia......................  $     759  $   4,317             50%           1991   1992
Baltcom TV, Riga, Latvia.......................      8,513      6,983             50%           1991   1992
Ayety TV, Tbilisi, Georgia.....................      4,691      3,630             49%           1991   1993
Kamalak, Tashkent, Uzbekistan(1)...............      6,031      3,731             50%           1992   1993
Sun TV, Kishinev, Moldova......................      3,590      1,613             50%           1993   1994
Alma-TV, Almaty, Kazakhstan(1).................      2,840      1,318             50%           1994   1995
                                                 ---------  ---------
                                                    26,424     21,592
                                                 ---------  ---------
PAGING
Baltcom Paging, Tallinn, Estonia...............      3,154      2,585             39%           1992   1993
Baltcom Plus, Riga, Latvia.....................      1,711      1,412             50%           1994   1995
Tbilisi Paging, Tbilisi, Georgia...............        829        619             45%           1993   1994
Raduga Paging, Nizhny Novgorod, Russia.........        450        364             45%           1993   1994
St. Petersburg Paging, St. Petersburg,
  Russia.......................................        963        527             40%           1994   1995
                                                 ---------  ---------
                                                     7,107      5,507
                                                 ---------  ---------
RADIO BROADCASTING
SAC, Moscow, Russia............................     --          1,174             51%(2)        1994   1994
Eldoradio, St. Petersburg, Russia..............        435        561             50%           1993   1995
Radio Socci, Socci, Russia.....................        361        269             51%           1995   1995
                                                 ---------  ---------
                                                       796      2,004
                                                 ---------  ---------
TELEPHONY
Telecom Georgia, Tbilisi, Georgia..............      2,704      2,078             30%           1994   1994
Trunked mobile radio ventures..................      2,049     --
                                                 ---------  ---------
                                                     4,753      2,078
                                                 ---------  ---------
PRE-OPERATIONAL
St. Petersburg Cable, St. Petersburg, Russia...        554     --                 45%           1996   Pre-Operational
Minsk Cable, Minsk, Belarus....................      1,980        918             50%           1993   Pre-Operational
Kazpage, Kazakhstan............................        350     --                 51%           1996   Pre-Operational
Magticom, Tbilisi, Georgia.....................      2,450     --                 34%           1996   Pre-Operational
Batumi Paging, Batumi, Georgia.................        256     --                 35%           1996   Pre-Operational
Baltcom GSM....................................      7,874     --                 24%           1996   Pre-Operational
PRC Telephony ventures and equipment...........      9,712      2,378
Other..........................................      3,191      2,457
                                                 ---------  ---------
                                                    26,367      5,753
                                                 ---------  ---------
Total..........................................  $  65,447  $  36,934
                                                 ---------  ---------
                                                 ---------  ---------

------------------------
(1) Includes paging operations
(2) During 1996, the Communications Group purchased an additional 32% of SAC/Radio 7, increasing the ownership percentage to 83% and acquiring control of its business. Accordingly, this investment is now accounted for on a consolidated basis.

                      METROMEDIA INTERNATIONAL GROUP, INC.

8. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES (CONTINUED)
The ability of the Communications Group and its Joint Ventures to establish profitable operations is subject to, among other things, special political, economic and social risks inherent in doing business in Eastern Europe, the republics of the former Soviet Union and the PRC. These include matters arising out of government policies, economic conditions, imposition of taxes or other similar charges by governmental bodies, foreign exchange fluctuations and controls, civil disturbances, deprivation or unenforceability of contractual rights, and taking of property without fair compensation.

MITI has obtained political risk insurance policies from the Overseas Private Investment Corporation ("OPIC") for two of its Joint Ventures. The policies cover loss of investment and losses due to business interruption caused by political violence or expropriation. Recently, the United States House of Representatives extended the insuring authority of OPIC for one year. If such authority is not further renewed, OPIC may be unable to write any new insurance policies or underwrite new investments.

Summarized combined balance sheet financial information as of September 30, 1996 and 1995 and combined statement of operations financial information for the years ended September 30, 1996 and 1995 and for the nine months ended September 30, 1994 of Joint Ventures accounted for under the equity method that have commenced operations as of the dates indicated are as follows (in thousands):

COMBINED BALANCE SHEETS

                                                                                      1996       1995
                                                                                    ---------  ---------
Assets
Current assets....................................................................  $  16,073  $   6,937
Investments in wireless systems and equipment.....................................     38,447     31,349
Other assets......................................................................      3,100      2,940
                                                                                    ---------  ---------
Total Assets......................................................................  $  57,620  $  41,226
                                                                                    ---------  ---------
                                                                                    ---------  ---------
Liabilities and Joint Ventures' Equity (Deficit)
Current liabilities...............................................................  $  18,544  $  10,954
Amount payable under MITI credit facility.........................................     41,055     33,699
Other long-term liabilities.......................................................      6,043     --
                                                                                    ---------  ---------
                                                                                       65,642     44,653
Joint Ventures' Equity (Deficit)..................................................     (8,022)    (3,427)
                                                                                    ---------  ---------
Total Liabilities and Joint Ventures' Equity (Deficit)............................  $  57,620  $  41,226
                                                                                    ---------  ---------
                                                                                    ---------  ---------

COMBINED STATEMENT OF OPERATIONS

                                                                                    1996        1995       1994
                                                                                  ---------  ----------  ---------
Revenue.........................................................................  $  43,768  $   19,344  $   3,280
Expenses:
  Cost of service...............................................................     15,171       9,993      2,026
  Selling, general and administrative...........................................     23,387      11,746      2,411
  Depreciation and amortization.................................................      7,989       3,917      1,684
  Other.........................................................................      1,674      --            203
                                                                                  ---------  ----------  ---------
Total expenses..................................................................     48,221      25,656      6,324
                                                                                  ---------  ----------  ---------
Operating loss..................................................................     (4,453)     (6,312)    (3,044)
Interest expense................................................................     (3,655)     (1,960)      (632)
Other income (expense)..........................................................       (391)     (1,920)        47
Foreign currency translation....................................................       (356)       (203)        15
                                                                                  ---------  ----------  ---------
Net loss........................................................................  $  (8,855) $  (10,395) $  (3,614)
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

                      METROMEDIA INTERNATIONAL GROUP, INC.

8. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES (CONTINUED)
Financial information for Joint Ventures which are not yet operational is not included in the above summary. The Communication Group's investment in and advances to those Joint Ventures and for those entities whose venture agreements are not yet finalized at December 31, 1996 amounted to approximately $26.4 million.

The following table represents summary financial information for all operating entities being grouped as indicated as of and for the year ended December 31, 1996 and totals for the years ended December 31, 1995 and February 28, 1995 (in thousands):

                                                                                              CALENDAR     CALENDAR     FISCAL
                                        WIRELESS                     RADIO                      1996         1995        1995
                                        CABLE TV      PAGING     BROADCASTING    TELEPHONY      TOTAL        TOTAL       TOTAL
                                       -----------  -----------  -------------  -----------  -----------  -----------  ---------
CONSOLIDATED SUBSIDIARIES AND JOINT
  VENTURES
Revenues.............................   $     170    $   2,880     $   9,363     $      52    $  12,465(1)  $   4,569(1) $   3,545
Depreciation and amortization........         302          461           174             4          941          498         635
Operating income (loss) before
  taxes..............................        (832)        (427)        2,102          (298)         545         (260)     (1,485)
Assets...............................       2,017        3,232         3,483         2,179       10,911       10,397      12,795
Capital expenditures.................       1,813          443           555             6        2,817          212         146
UNCONSOLIDATED EQUITY
JOINT VENTURES
Revenues.............................   $  17,850    $   5,207     $     504     $  20,207    $  43,768    $  19,344   $   3,280
Depreciation and amortization........       5,816        1,030            33         1,110        7,989        3,917       1,684
Operating income (loss) before
  taxes..............................      (4,398)      (1,276)         (492)        1,713       (4,453)      (6,312)     (3,044)
Assets...............................      29,490        5,328           642        22,160       57,620       41,226      19,523
Capital expenditures.................       7,889        1,238           234         2,096       11,457       21,446       8,333
Net investment in Joint Ventures.....      26,424        7,107           796         4,753       39,080       29,824      18,603
Equity in earnings (losses) of
  consolidated investees.............      (7,281)      (1,950)       (2,152)          304      (11,079)      (7,981)     (2,257)
COMBINED
Revenues.............................   $  18,020    $   8,087     $   9,867     $  20,259    $  56,233    $  23,913   $   6,825
Depreciation and amortization........       6,118        1,491           207         1,114        8,930        4,415       2,319
Operating income (loss) before
  taxes..............................      (5,230)      (1,703)        1,610         1,415       (3,908)      (6,572)     (4,529)
Assets...............................      31,507        8,560         4,125        24,339       68,531       51,623      32,318
Capital expenditures.................       9,702        1,681           789         2,102       14,274       21,658       8,479
Subscribers (unaudited)..............      69,118       44,836           n/a         6,642      120,596       52,360      17,773

------------------------

(1) Does not reflect revenues for the Communications Group's headquarters of approximately $1.6 million for calendar 1996 and $600,000 for calendar 1995.

                      METROMEDIA INTERNATIONAL GROUP, INC.

8. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES (CONTINUED)
The following table represents information about the Communication Group's operations in different geographic locations:

                                                                   REPUBLICS OF
                                                                      FORMER
                                                                   SOVIET UNION
                                                        UNITED         AND                     OTHER
                                                        STATES    EASTERN EUROPE     PRC      FOREIGN     TOTAL
                                                      ----------  --------------  ---------  ---------  ----------
Calendar 1996
----------------------------------------------------
Revenues............................................  $    1,582    $   12,413    $  --      $      52  $   14,047
Assets..............................................     118,670        61,319       10,105      4,911     195,005
                                                      ----------       -------    ---------  ---------  ----------
                                                      ----------       -------    ---------  ---------  ----------
Calendar 1995
----------------------------------------------------
Revenues............................................         589         4,569       --         --           5,158
Assets..............................................     119,280        39,269        2,384        156     161,089
                                                      ----------       -------    ---------  ---------  ----------
                                                      ----------       -------    ---------  ---------  ----------
Fiscal 1995
----------------------------------------------------
Revenues............................................         417         3,128       --         --           3,545
Assets..............................................      12,518        27,764       --         --          40,282
                                                      ----------       -------    ---------  ---------  ----------
                                                      ----------       -------    ---------  ---------  ----------

In December 1995, the Communications Group and Protocall Ventures, Ltd. ("Protocall") executed a letter of intent together with a loan agreement. The letter of intent called for the Communications Group to loan up to $1.5 million to Protocall and negotiate for the purchase by the Communications Group from Protocall of 51% of Protocall for $2.6 million. This letter was amended on April 12, 1996 to allow for a total borrowing of $1.9 million against the purchase price and to increase the Communications Group's ownership to 56% of Protocall. Upon closing of the purchase agreement, the principal and accrued interest under the loan were offset against the purchase price otherwise payable to Protocall. On May 17, 1996 the acquisition of Protocall by the Communications Group was completed with final payment of $600,000 to Protocall and all prior amounts loaned to Protocol were offset against the purchase price of $2.6 million. The transaction was accounted for under the purchase method of accounting. Accordingly, the difference between the purchase price and the underlying equity in the net assets of Protocall of approximately $1.5 million has been allocated to goodwill and is being amortized over 25 years.

In October 1996, The Communications Group entered into a Joint Venture agreement to design, construct, install and operate Magticom, a mobile radio network in Tbilisi, Georgia. The equity contribution to the Joint Venture is $5.0 million of which 49% was contributed by the Communications Group.

In December 1996, the Communications Group, through its 50% owned Moldovan Joint Venture, Sun-TV, acquired the assets of Eurocable Moldova, Ltd., a wired cable television company with approximately 30,000 subscribers, for approximately $1.5 million.

In January 1997, the Communication Group's 99% owned Joint Venture, Romsat Cable TV and Radio, S.A., acquired the cable-television assets of Standard Ideal Consulting, S.A., a wired cable television company with approximately 37,000 subscribers, for approximately $2.8 million.

On March 18, 1996, Metromedia Asia Limited (n.k.a. Metromedia Asia Corporation) ("MAC") entered into a Joint Venture agreement with Golden Cellular Communications, Ltd, ("GCC") a company located in the PRC. The purpose of the Joint Venture is to provide wireless local loop telephony equipment,

                      METROMEDIA INTERNATIONAL GROUP, INC.

8. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES (CONTINUED) network planning, technical support and training to domestic telephone operators throughout the PRC. Total required equity contributions to the venture is $8.0 million, 60% of which is to be contributed by MAC and 40% by GCC.

The equipment contributed by MAC as an in-kind capital contribution must be verified by a Chinese registered accountant in order to obtain a business license. Although the capital verification process has not yet been successfully completed, MAC is continuing its efforts towards completion. Management believes that the capital verification will be completed successfully. In addition, GCC's potential customers require an allocation of an appropriate frequency spectrum to utilize the equipment contributed to the Venture.

In February 1997, MAC acquired Asian American Telecommunications Corporation ("AAT") pursuant to a Business Combination Agreement (the "BCA") in which MAC and AAT agreed to combine their businesses and operations. Pursuant to the BCA, each AAT shareholder and warrant holder exchanged (the "Exchange") (i) one AAT common share for one share of MAC common stock, par value $.01 per share ("MAC Common Stock"), (ii) one warrant to acquire one AAT common share at an exercise price of $4.00 per share for one warrant to acquire one share of MAC Common Stock at an exercise price of $4.00 per share and (iii) one warrant to acquire one AAT common share at an exercise price of $6.00 per share for one warrant to acquire one share of MAC Common Stock at an exercise price of $6.00 per share. AAT is engaged in the development and construction of communications services in the PRC. AAT, through a joint venture, has a contract with one of the PRC's two major providers of telephony services to provide telecommunications services in the Sichuan Province of the PRC. This transaction will be accounted for under the purchase method of accounting with MAC as the acquiring entity. After the consummation of the acquisition the Communications Group owns 57% of MAC.

As a condition to the closing of the BCA, the Communications Group purchased from MAC, for an aggregate purchase price of $10.0 million, 3,000,000 shares of MAC's Class A Common Stock, par value $.01 per share (the "MAC Class A Common Stock") and 1,250,000 warrants to purchase an additional 1,250,000 shares of MAC Class A Common Stock, at an exercise price of $6.00 per share (the "MAC Purchase"). The securities received by the Communications Group in the MAC Purchase are not registered under the Securities Act, but have certain demand and piggyback registration rights as provided in the MAC Purchase Agreement.

                      METROMEDIA INTERNATIONAL GROUP, INC.

9. LONG-TERM DEBT (SEE NOTE 15)

Long-term debt at December 31, 1996 and 1995 consisted of the following (in thousands):

                                                                                               1996        1995
                                                                                            ----------  ----------
MMG (excluding Communications Group, Entertainment Group and Snapper)
MMG Credit Facility.......................................................................  $   --      $   28,754
6 1/2% Convertible Debentures due 2002, net of unamortized discount of $15,261 and
  $17,994.................................................................................      59,739      57,006
9 1/2% Debentures due 1998, net of unamortized discount of $86 and $140...................      59,398      59,344
9 7/8% Senior Debentures due 1997, net of unamortized premium of $38 and $217.............      15,038      18,217
10% Debentures due 1999...................................................................       5,467       6,075
MPCA Acquisition Notes Payable due 1997...................................................       1,179      --
6 1/4% Secured Note Payable due 1998                                                               700       1,020
                                                                                            ----------  ----------
                                                                                               141,521     170,416
                                                                                            ----------  ----------
Entertainment Group
Notes payable to banks under Credit, Security and Guaranty Agreements.....................     247,500     123,700
Other guarantees and contracts payable, net of unamortized discounts of $2,699 and
  $2,402..................................................................................      16,138       9,939
                                                                                            ----------  ----------
                                                                                               263,638     133,639
                                                                                            ----------  ----------
Communications Group
Hungarian Foreign Trade Bank..............................................................         246         588
                                                                                            ----------  ----------
                                                                                                   246         588
                                                                                            ----------  ----------
Snapper
Snapper Revolver..........................................................................      46,419      --
Industrial Development Bonds..............................................................       1,050      --
                                                                                            ----------  ----------
                                                                                                47,469      --
                                                                                            ----------  ----------
Capital lease obligations, interest rates of 9% to 13%....................................       6,185      --
                                                                                            ----------  ----------
  Long-term debt including discontinued operations........................................  $  459,059  $  304,643
  Long term debt attributable to discontinued operations (see note 15)....................    (260,827)   (133,639)
  Current portion.........................................................................     (19,515)    (32,976)
                                                                                            ----------  ----------
    Long-term debt........................................................................  $  178,717  $  138,028
                                                                                            ----------  ----------
                                                                                            ----------  ----------

Aggregate annual repayments of long-term debt including the effect of the sale of the discontinued operations over the next five years and thereafter are as follows (in thousands):

1997.............................................  $ 283,003
1998.............................................     60,864
1999.............................................     51,870
2000.............................................        448
2001.............................................      1,186
Thereafter.......................................     79,696

                      METROMEDIA INTERNATIONAL GROUP, INC.

9. LONG-TERM DEBT (SEE NOTE 15) (CONTINUED)

MMG DEBT (EXCLUDING COMMUNICATIONS GROUP, ENTERTAINMENT GROUP AND SNAPPER)

In 1987 the Company issued $75.0 million of the Company's 6 1/2% Convertible Subordinated Debentures due in 2002 in the Euro-dollar market. The Debentures are convertible into common stock at a conversion price of $41 5/8 per share. At the Company's option, the Debentures may be redeemed at 100% plus accrued interest until maturity.

The Company's 9 1/2% Subordinated Debentures are due in 1998. These debentures do not require annual principal payments.

The Company's 9 7/8% Senior Subordinated Debentures are redeemable at the option of the Company, in whole or in part, at 100% of the principal amount plus accrued interest. Mandatory sinking fund payments of $3.0 million (which the Company may increase to $6.0 million annually) began in 1982 and are intended to retire, at par plus accrued interest, 75% of the issue prior to maturity. The Senior Subordinated Debetures were paid in March 1997.

At the option of the Company, the Company's 10% Subordinated Debentures are redeemable, in whole or in part, at the principal amount plus accrued interest. Mandatory sinking fund payments of 10% of the outstanding principal amount commenced in 1989, however, the Company receives credit for debentures redeemed or otherwise acquired in excess of sinking fund payments.

During 1996 the Company repaid its outstanding balance of $28.8 million under its revolving Credit Facility.

The carrying value of the Company's long-term and subordinated debt, including the current portion at December 31, 1996, approximates fair value. Estimated fair value is based on a discounted cash flow analysis using current incremental borrowing rates for similar types of agreements and quoted market prices for issues which are traded.

ENTERTAINMENT GROUP CREDIT FACILITY

On July 2, 1996, the Entertainment Group entered into a credit agreement with Chase Bank as agent for a syndicate of lenders, pursuant to which the lenders provided to the Entertainment Group and its subsidiaries a $300 million credit facility (the "Entertainment Group Credit Facility"). The $300 million facility consists of a secured term loan of $200 million (the "Term Loan") and a revolving credit facility of $100 million, including a $10 million letter of credit subfacility, (the "Revolving Credit Facility"). Proceeds from the Term Loan and $24.0 million of the Revolving Credit Facility were used to refinance the existing indebtedness of Orion (the "Old Orion Credit Facility"), Goldwyn and MPCA. In connection with the refinancing of the Old Orion Credit Facility, the Entertainment Group expensed the deferred financing costs associated with the Old Orion Credit Facility and recorded an extraordinary loss of approximately $4.5 million.

Borrowings under the Entertainment Group's Credit Facility which do not exceed the "borrowing base" as defined in the agreement will bear interest, at the Entertainment Group's option, at a rate of LIBOR plus 2.5% or Chase's alternative base rate plus 1.5%, and borrowings in excess of the borrowing base, which have the benefit of the guarantee referred to below, will bear interest, at the Entertainment Group's option, at a rate of LIBOR plus 1% or Chase's alternative base rate. The Term Loan has a final maturity date of June 30, 2001 and amortizes in 20 equal quarterly installments of $7.5 million commencing on

                      METROMEDIA INTERNATIONAL GROUP, INC.

9. LONG-TERM DEBT (SEE NOTE 15) (CONTINUED)
September 30, 1996, with the remaining principal amount due at the final maturity date. If the outstanding balance under the Term Loan exceeds the borrowing base, the Company will be required to pay down such excess amount. The Term Loan and the Revolving Credit Facility are secured by a first priority lien on all of the stock of Orion and its subsidiaries and on substantially all of the Entertainment Group's assets, including its accounts receivable and film and television libraries. Amounts outstanding under the Revolving Credit Facility in excess of the applicable borrowing base are also guaranteed jointly and severally by Metromedia, and John W. Kluge, a general partner. To the extent the borrowing base exceeds the amount outstanding under the Term Loan, such excess will be used to support the Revolving Credit Facility so as to reduce the exposure of the guarantors under such facility.

The Entertainment Group Credit Facility contains customary convenants including limitations on the issuance of additional indebtedness and guarantees, on the creation of new liens, development costs and budgets and other information regarding motion picture production and made-for television movies, the aggregate amount of unrecouped print and advertising costs the Entertainment Group may incur, on the amount of the Entertainment Group's leases, capital and overhead expenses (including specific limitations on the Entertainment Group's theatrical exhibition subsidiary's capital expenditures), prohibitions of the declaration of dividends or distributions by the Entertainment Group (except as defined in the agreement), limitations on the merger or consolidation of the Entertainment Group or the sale by the Entertainment Group of any substantial portion of its assets or stock and restrictions on the Entertainment Group's line of business, other than activities relating to the production, distribution and exhibition of entertainment product. The Entertainment Group's Credit Facility also contains financial covenants, including requiring maintenance by the Entertainment Group of certain cash flow and operational ratios.

The Revolving Credit Facility contains certain events of default, including nonpayment of principal or interest on the facility, the occurrence of a "change of control" (as defined in the agreement) or an assertion by the guarantors of such facility that the guarantee of such facility is unenforceable. The Term Loan portion of the Entertainment Group's Credit Facility also contains a number of customary events of default, including non-payment of principal and interest and the occurrence of a "change of management" (as defined in the agreement), violation of covenants, falsity of representations and warranties in any material respect, certain cross-default and cross-acceleration provisions, and bankruptcy or insolvency of Orion or its material subsidiaries.

At the November 1 Merger date (see note 2), proceeds from the Old Orion Credit Facility as well as amounts advanced from MMG under a subordinated promissory note, were used to repay and terminate all outstanding Plan debt obligations ($210.7 million) and to pay certain transaction costs. To record the repayment and termination of the Plan debt, the Entertainment Group removed certain unamortized discounts associated with such obligations from its accounts and recognized an extraordinary loss of $32.4 million on the extinguishment of debt.

It is assumed that the carrying value of the Entertainment Group's bank debt approximates its face value because it is a floating rate instrument.

COMMUNICATIONS GROUP DEBT

A loan from the Hungarian Foreign Trade Bank, which bears interest at 34.5%, is due on September 14, 1997. The loan is a Hungarian Forint based loan and is secured by a letter of credit in the amount of $1.2 million.

                      METROMEDIA INTERNATIONAL GROUP, INC.

9. LONG-TERM DEBT (SEE NOTE 15) (CONTINUED)
On November 1, 1995, MMG issued 2,537,309 shares of common stock in repayment of $26.6 million of MITI notes payable.

Included in interest expense for calendar 1996, calendar 1995 and fiscal 1995 are $107,000, $3.8 million and $430,000, respectively, of interest on amounts due to Metromedia Company, an affiliate of MMG.

SNAPPER DEBT

On November 26, 1996, Snapper entered into a credit agreement (the "Snapper Credit Agreement") with AmSouth Bank of Alabama ("AmSouth"), pursuant to which AmSouth has agreed to make available to Snapper a revolving line of credit up to $55 million upon the terms and subject to conditions contained in the Snapper Credit Agreement (the "Snapper Revolver") for a period ending on January 1, 1999 (the "Snapper Revolver Termination Date.") The Snapper Revolver is guaranteed by the Company.

Interest under the Snapper Revolver is payable at Snapper's option at a rate equal to either (i) prime plus .5% (from November 26, 1996 through May 25, 1997) and prime plus 1.5% (from May 26, 1997 to the Snapper Revolver Termination Date) and (ii) LIBOR (as defined in the Snapper Credit Agreement) plus 2.5% (from November 26, 1996 through May 25, 1997) and LIBOR plus 3.5% (from May 26, 1997 to the Snapper Revolver Termination Date).

The Snapper Revolver contains customary covenants, including delivery of certain monthly, quarterly and annual financial information, delivery of budgets and other information related to Snapper, limitations on Snapper's ability to (i) sell, transfer, lease (including sale-leaseback) or otherwise dispose of all or any material portion of its assets or merge with any person; (ii) acquire an equity interest in another business; (iii) enter into any contracts, leases, sales or other transactions with any division or an affiliate of Snapper, without the prior written consent of AmSouth; (iv) declare or pay any dividends or make any distributions upon any of its stock or directly or indirectly apply any of its assets to the redemption, retirement, purchase or other acquisition of its stock; (v) make any payments to the Company on a subordinated promissory note issued by Snapper to the Company at any time (a) an Event of Default (as defined in the Snapper Credit Agreement) exists or would result because of such payment, (b) there would be less than $10 million available to Snapper under the terms of the Snapper Credit Agreement, (c) a single payment would exceed $3 million, (d) prior to January 1, 1998, and (e) such payment would occur more frequently than quarterly after January 1, 1998; (vi) make loans, issue additional indebtedness or make any guarantees. In addition, Snapper is required to maintain at all times as of the last day of each month a specified net worth. The Snapper Credit Agreement is secured by a first priority security interest in all of Snapper's assets and properties and is also entitled to the benefit of a replenishable $1.0 million cash collateral account, which was initially funded by Snapper. Under the Snapper Credit Agreement, AmSouth may draw upon amounts in the cash collateral account to satisfy any payment defaults by Snapper and Messrs. Kluge and Subotnick, general partners of Metromedia, are obligated to replenish such account any time amounts are so withdrawn up to the entire amount of the Snapper Revolver.

Under the Snapper Credit Agreement, the following events, among others, each constitute an "Event of Default": (i) breach of any representation or warranty, certification or certain covenants made by Snapper or any due observance or performance to be observed or performed by Snapper; (ii) failure to pay within 5 days after payment is due; and (iii) a "change of control" shall occur. For purposes of the Snapper Credit Agreement, "change of control" means (i) a change of ownership of Snapper that results in the Company not owning at least 80% of all the outstanding stock of Snapper, (ii) a change of ownership of the

                      METROMEDIA INTERNATIONAL GROUP, INC.

9. LONG-TERM DEBT (SEE NOTE 15) (CONTINUED)
Company that results in (a) Messrs. Kluge and Subotnick not having beneficial ownership or common voting power of at least 15% of the common voting power of the Company, (b) any person having more common voting power than Messrs. Kluge and Subotnick, or (c) any person other than Messrs. Kluge and Subotnick for any reason obtaining the right to appoint a majority of the board of directors of the Company.

At December 31, 1996 Snapper was not in compliance with certain of these covenants. The Company and AmSouth have amended the Snapper Credit Agreement to provide for (i) an annual administrative fee to be paid on December 31, 1997,
(ii) an increase in Snapper's borrowing rates as of December 31, 1997 (from prime rate to prime rate plus 1.50% and from LIBOR plus 2.50% to LIBOR plus 4.00%), and (iii) an increase in Snapper's commitment fee as of December 31, 1997 from .50% per annum to .75% per annum. As part of the amendment to the Snapper Credit Agreement AmSouth waived: (i) the covenant defaults as of December 31, 1996, (ii) the $250,000 semi-annual administrative fee requirement which was set to commence on May 26, 1997 and (iii) the mandatory borrowing rate and commitment fee increase that was to occur on May 26, 1997. Furthermore, the amendment replaces certain existing financial covenants with covenants on minimum quarterly cash flow and equity requirements, as defined. In addition, the Company and AmSouth have agreed to the major terms and conditions of a $10.0 million credit facility. The closing of the credit facility shall remain subject to the delivery of satisfactory loan documentation.

The $10.0 million working capital facility will: (i) have a PARI PASSU collateral interest (including rights under the Make-Whole and Pledge Agreement) with the Credit Facility, (ii) accrue interest on borrowings at AmSouth's prime rate, floating (same borrowing rate as the Credit Facility), (iii) become due and payable on October 1, 1997. As additional consideration for AmSouth making this new facility available, Snapper shall provide AmSouth with either: (i) the joint and several guarantees of Messrs. Kluge and Subotnick on the new facility only, or (ii) a $10.0 million interest-bearing deposit made by the Company at AmSouth (this deposit will not be specifically pledged to secure the Snapper facility or to secure the Company's obligations thereunder, but AmSouth shall have the right of offset against such deposit as granted by law and spelled out within the Credit Agreement).

It is assumed that the carrying value of Snapper's bank debt approximates its face value because it is a floating rate instrument.

In addition, Snapper has industrial development bonds with certain municipalities. The industrial development bonds mature in 1999 and 2001, and their interest rates range from 62% to 75% of the prime rate.

10. STOCKHOLDERS' EQUITY

PREFERRED STOCK

There are 70,000,000 shares of Preferred Stock authorized, none of which were outstanding or designated as to a particular series at December 31, 1996.

COMMON STOCK

On July 2, 1996, the Company completed a public offering of 18.4 million shares of common stock, generating net proceeds of approximately $190.6 million.

                      METROMEDIA INTERNATIONAL GROUP, INC.

10. STOCKHOLDERS' EQUITY (CONTINUED)
On August 29, 1996, the Company increased the number of authorized shares of common stock from 110,000,000 to 400,000,000. At December 31, 1996 and 1995 and
February 28, 1995 there were 66,153,439, 42,613,738 and 20,934,898 shares issued and outstanding, respectively.

At December 31, 1996, the Company has reserved for future issuance shares of Common Stock in connection with the plans and debentures listed below:

Stock option plans..............................................  10,067,603
6 1/2% Convertible Debentures...................................  1,801,802
Restricted stock plan...........................................    132,800
                                                                  ---------
                                                                  12,002,205
                                                                  ---------
                                                                  ---------

STOCK OPTION PLANS

On August 29, 1996, the stockholders of the Company approved the Metromedia International Group, Inc. 1996 Incentive Stock Option Plan (the "1996 Stock Plan"). The aggregate number of shares of Common Stock that may be the subject of awards under the 1996 Stock Plan is 8,000,000. The maximum number of shares which may be the subject of awards to any one grantee under the 1996 Stock Plan may not exceed 250,000 shares in the aggregate. The 1996 Stock Plan provides for the issuance of incentive stock options and nonqualified stock options. Incentive stock options may not be issued at a per share price less than the market value at the date of grant. Nonqualified stock options may be issued at prices and on terms determined in the case of each stock option grant. Stock options may be granted for terms of up to but not exceeding ten years and vest and become fully exercisable after four years from the date of grant. At December 31, 1996 there were 5,210,279 additional shares available for grant under the 1996 Stock Plan.

Following the November 1 Merger, options granted pursuant to each of the MITI stock option plan and the Actava stock option plans and, following the Goldwyn Merger, the Goldwyn stock option plans were converted into stock options exercisable for Common Stock in accordance with their respective exchange ratios.

                      METROMEDIA INTERNATIONAL GROUP, INC.

10. STOCKHOLDERS' EQUITY (CONTINUED)

The per share weighted-average fair value of stock options granted during 1996 was $7.36 on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions: expected volatility of 49%, expected dividend yield of zero percent, risk-free interest rate of 5.2% and an expected life of 7 years.

The Company applies APB 25 in recording the value of stock options granted pursuant to its plans. No compensation cost has been recognized for stock options granted under the 1996 Stock Plan and compensation expense of $153,000 has been recorded for stock options under the MITI stock option plan in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net loss would have increased to the pro forma amounts indicated below (in thousands, except per share amount):

                                                                                      1996
                                                                                   -----------
Net loss:
  As reported....................................................................  $  (115,243)
  Pro forma......................................................................  $  (118,966)
Primary loss per common share:
  As reported....................................................................  $     (2.12)
  Pro forma......................................................................  $     (2.19)

Pro forma net income reflects only options granted under the 1996 Stock Plan and MITI stock option plan in 1996. MITI and Actava stock options granted prior to the November 1 Merger were recorded at fair value. In addition, Goldwyn stock options granted prior to the Goldwyn Merger, were recorded at fair value and included in the Goldwyn purchase price.

Stock option activity during the periods indicated is as follows:

                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                                      NUMBER      EXERCISE
                                                                    OF SHARES       PRICE
                                                                    ----------  -------------
Balance at December 31, 1994......................................     941,000    $    2.38
Transfer of Actava options in merger..............................     737,000    $    8.17
Options granted...................................................     367,000    $    5.41
Options exercised.................................................     (93,000)   $    8.63
Options canceled..................................................     (89,000)   $    5.41
                                                                    ----------
Balance at December 31, 1995......................................   1,863,000    $    4.81
Transfer of Goldwyn options in acquisition........................     202,000    $   23.33
Options granted...................................................   2,945,000    $   12.63
Options exercised.................................................    (167,000)   $    7.46
Options canceled..................................................    (264,000)   $   13.03
                                                                    ----------
Balance at December 31, 1996......................................   4,579,000    $   10.09
                                                                    ----------
                                                                    ----------

At December 31, 1996 the range of exercise prices and the weighted-average remaining contractual lives of outstanding options was $1.08--$97.45 and 8.4 years, respectively.

In addition to the 1996 Stock Plan, at December 31, 1996, there were 278,000 shares that may be the subject of awards under other existing stock option plans.

                      METROMEDIA INTERNATIONAL GROUP, INC.

10. STOCKHOLDERS' EQUITY (CONTINUED)
At December 31, 1996 and 1995, the number of stock options exercisable was 2,031,000 and 1,214,000, respectively, and the weighted-average exercise price of these options was $7.92 and $3.97, respectively

During 1994, an officer of the Communications Group was granted an option, not pursuant to any plan, to purchase 657,908 shares of common stock (the "MITI Options") at a purchase price of $1.08 per share. The MITI Options expire on September 30, 2004, or earlier if the officer's employment is terminated. Included in the fiscal 1995 statement of operations is $3.6 million of compensation expense in connection with these options.

Prior to the November 1 Merger, an officer of Actava was granted an option, not pursuant to any plan, to purchase 300,000 shares of common stock (the "Actava Options") at a purchase price of $6.375 per share. The Actava Options expire on April 18, 2001.

As part of the MPCA Merger, the Company issued 256,504 shares of restricted common stock to certain employees. The common stock vests on a pro-rata basis over a three year period ending in July 1999. The total market value of the shares at the time of issuance is treated as unearned compensation and is charged to expense over the vesting period. Unearned compensation charged to expense for the period ended December 31, 1996 was $529,000.

On December 13, 1995, the Board of Directors of the Company terminated the Actava 1991 Non-Employee Director Stock Option Plan. The Company had previously reserved 150,000 shares for issuance upon the exercise of stock options granted under this plan and had granted 20,000 options thereunder.

No shares have been granted under the Company's restricted stock plan during 1996 and 102,800 shares of common stock remain available under this plan.

11. INCOME TAXES (SEE NOTE 15)

The provision for income taxes for calendar 1996, calendar 1995 and fiscal 1995 all of which is current, consists of the following (in thousands):

                                                                  CALENDAR     CALENDAR     FISCAL
                                                                    1996         1995        1995
                                                                 -----------  -----------  ---------
Federal........................................................   $  --        $  --       $  --
State and local................................................      --           --          --
Foreign........................................................         414       --          --
                                                                 -----------  -----------  ---------
Current........................................................         414       --          --
Deferred.......................................................      --           --          --
                                                                 -----------  -----------  ---------
                                                                  $     414    $  --       $  --
                                                                 -----------  -----------  ---------
                                                                 -----------  -----------  ---------

The provision for income taxes for calendar 1996, calendar 1995 and fiscal 1995 applies to continuing operations before discontinued operations and extraordinary items.

The federal income tax portion of the provision for income taxes includes the benefit of state income taxes provided. The Company recognizes investment tax credits on the flow-through method.

The Company had pre-tax losses from foreign operations, including discontinued operations, of $4.4 million, $1.9 million and $9.5 million in calendar 1996, calendar 1995 and fiscal 1995, respectively. Pre-tax

                      METROMEDIA INTERNATIONAL GROUP, INC.

11. INCOME TAXES (SEE NOTE 15) (CONTINUED) losses from domestic operations were $88.6 million, $84.4 million and $58.6 million in calendar 1996, calendar 1995 and fiscal 1995, respectively.

Foreign tax expense in calendar 1996 reflects estimates of withholding and remittance taxes.

The temporary differences and carryforwards including discontinued operations which give rise to deferred tax assets and (liabilities) at December 31, 1996 and 1995 are as follows (in thousands):

                                                                           1996        1995
                                                                        ----------  ----------
Net operating loss carryforward.......................................  $  237,713  $  241,877
Deferred income.......................................................      29,183      22,196
Investment credit carryforward........................................      25,000      28,000
Allowance for doubtful accounts.......................................       7,471       4,395
Capital loss carryforward.............................................       6,292       3,850
Film costs............................................................     (29,412)     (1,832)
Shares payable........................................................      21,228      15,670
Reserves for self-insurance...........................................      10,415      10,970
Investment in equity investee.........................................      12,325      22,146
Purchase of safe harbor lease investment..............................      (7,903)     (9,115)
Minimum tax credit (AMT) carryforward.................................       8,805       8,805
Other reserves........................................................      11,790       6,331
Other.................................................................      (2,628)      7,654
                                                                        ----------  ----------
Subtotal before valuation allowance...................................     330,279     360,947
Valuation allowance...................................................    (330,279)   (360,947)
                                                                        ----------  ----------
Deferred taxes........................................................  $   --      $   --
                                                                        ----------  ----------
                                                                        ----------  ----------

The net change in the total valuation allowance for calendar 1996, calendar 1995 and fiscal 1995 was an increase (decrease) of ($30.7) million, $119.9 million and $51.3 million, respectively.

The Company's provision (benefit) for income taxes including discontinued operations for calendar 1996, calendar 1995 and fiscal 1995, differs from the provision (benefit) that would have resulted from applying the federal statutory rates during those periods to income (loss) before the provision (benefit) for income taxes. The reasons for these differences are explained in the following table (in thousands):

                                                                                 CALENDAR    CALENDAR     FISCAL
                                                                                   1996        1995        1995
                                                                                ----------  ----------  ----------
Benefit based upon federal statutory rate of 35%..............................  $  (32,556) $  (30,190) $  (23,839)
State taxes, net of federal benefit...........................................          65         109          65
Foreign taxes in excess of federal credit.....................................       1,314         600       1,200
Amortization of goodwill......................................................       2,510          17      --
Non-deductible direct expenses of chapter 11 filing...........................          76         448         214
Foreign operations............................................................       1,548         656      --
Current year operating loss not benefited.....................................      17,632      26,725      22,832
Equity in losses of Joint Ventures............................................      10,690       2,376         790
Other, net....................................................................         135          26          38
                                                                                ----------  ----------  ----------
Provision for income taxes....................................................  $    1,414  $      767  $    1,300
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

At December 31, 1996 the Company had available net operating loss carryforwards, capital loss carryforwards, unused minimum tax credits and unused investment tax credits of approximately $615.0 million, $18.0 million, $9.0 million and $25.0 million, respectively, which can reduce future federal income taxes.

                      METROMEDIA INTERNATIONAL GROUP, INC.

11. INCOME TAXES (SEE NOTE 15) (CONTINUED)
These carryforwards and credits began to expire in 1996. The minimum tax credit may be carried forward indefinitely to offset regular tax in certain circumstances.

The use by the Company of the pre-November 1, 1995 net operating loss carryforwards reported by Orion, Actava, MITI and Sterling ("the Pre-November 1 Losses") (and the subsidiaries included in their respective affiliated groups of corporations which filed consolidated Federal income tax returns with Orion, Actava, MITI or Sterling as the parent corporations) are subject to certain limitations as a result of the November 1 Merger, respectively.

Under Section 382 of the Internal Revenue Code, annual limitations generally apply to the use of the Pre-November 1 Losses by the Company. The annual limitations on the use of the Pre-November 1 Losses of Orion, Actava, MITI or Sterling by the Company approximate $11.9 million, $18.3 million, $10.0 million, $510,000 per year, respectively. To the extent Pre-November 1 Losses equal to the annual limitation with respect to Orion, Actava, MITI or Sterling are not used in any year, the unused amount is generally available to be carried forward and used to increase the applicable limitation in the succeeding year.

The use of Pre-November 1 Losses of Orion, MITI and Sterling is also separately limited by the income and gains recognized by the corporations that were members of the Orion, MITI and Sterling affiliated groups, respectively. Under proposed Treasury regulations, such Pre-November 1 Losses of any such former members of any such group, are usable on an aggregate basis to the extent of the income and gains of such former members of such group.

As a result of the November 1 Merger, the Company succeeded to approximately $92.2 million of Pre-November 1 Losses of Actava. SFAS 109 requires assets acquired and liabilities assumed to be recorded at their "gross" fair value. Differences between the assigned values and tax bases of assets acquired and liabilities assumed in purchase business combinations are temporary differences under the provisions of SFAS 109. However, since all of the Actava intangibles have been eliminated, when the Pre-November 1 Losses are utilized they will reduce income tax expense.

12. EMPLOYEE BENEFIT PLANS (SEE NOTE 15)

Orion, MITI and Snapper have defined contribution plans which provide for discretionary annual contributions covering substantially all of their employees. Participating employees can defer receipt of up to 15% of their compensation, subject to certain limitations. Orion matches 50% of amounts contributed up to $1,000 per participant per plan year and may make discretionary contributions on an annual basis. MITI has the discretion to match amounts contributed by plan participants up to 3% of their compensation. Snapper's employer match is determined each year, and was 50% of the first 6% of compensation contributed by each participant for the period November 1, 1996 to December 31, 1996. The contribution expense for calendar 1996, calendar 1995 and fiscal 1995 was $375,000, $124,000 and $107,000, respectively.

In addition, Snapper has a profit sharing plan covering substantially all non-bargaining unit employees. Contributions are made at the discretion of management. No profit sharing amounts were approved by management in 1996.

Prior to the November 1 Merger, Actava had a noncontributory defined benefit plan which was "qualified" under Federal tax law and covered substantially all of Actava's employees. In addition, Actava had a "nonqualified" supplemental retirement plan which provided for the payment of benefits to certain

                      METROMEDIA INTERNATIONAL GROUP, INC.

12. EMPLOYEE BENEFIT PLANS (SEE NOTE 15) (CONTINUED) employees in excess of those payable by the qualified plans. Following the November 1 Merger (see note 2), the Company froze the Actava noncontributory defined benefit plan and the Actava nonqualified supplemental retirement plan effective as of December 31, 1995. Employees no longer accumulate benefits under these plans.

In connection with the November 1 Merger, the projected benefit obligation and fair value of plan assets were remeasured considering the Company's freezing of the plan. The excess of the projected benefit obligations over the fair value of plan assets in the amount of $4.9 million was recorded in the allocation of purchase price. The recognition of the net pension liability in the allocation of the purchase price eliminated any previously existing unrecognized gain or loss, prior service cost, and transition asset or obligation related to the acquired enterprise's pension plan.

Snapper sponsors a defined benefit pension plan which covers substantially all bargaining unit employees. Benefits are based upon the employee's years of service multiplied by fixed dollar amounts. Snapper's funding policy is to contribute annually such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to the plan's members and keep the plan actuarially sound.

In addition, Snapper provides a group medical plan and life insurance coverage for certain employees subsequent to retirement. The plans have been funded on a pay-as-you-go (cash) basis. The plans are contributory, with retiree contributions adjusted annually, and contain other cost-sharing features such as deductibles, coinsurance, and life-time maximums. The plan accounting anticipates future cost-sharing changes that are consistent with Snapper's expressed intent to increase the retiree contribution rate annually for the expected medical trend rate for that year. The coordination of benefits with Medicare uses a supplemental, or exclusion of benefits approach. Snapper funds the excess of the cost of benefits under the plans over the participants' contributions as the costs are incurred.

The net periodic pension cost and net periodic post-retirement benefit cost (income) for the year ended December 31, 1996 amounts to $128,000 and ($104,000), respectively. Snapper's defined benefit plan's projected benefit obligation and fair value of plan assets at December 31, 1996 were $5.4 million and $6.7 million, respectively. Accrued post-retirement benefit cost at December 31, 1996 was $3.1 million. Disclosures regarding the funded status of the plan have not been included herein because they are not material to the Company's consolidated financial statements at December 31, 1996.

                      METROMEDIA INTERNATIONAL GROUP, INC.

13. BUSINESS SEGMENT DATA (SEE NOTE 15)

The business activities of the Company constitute three business segments (see note 1 Description of the Business) and are set forth in the following table (in thousands):

                             BUSINESS SEGMENT DATA

                                                                                CALENDAR    CALENDAR     FISCAL
                                                                                  1996        1995        1995
                                                                               ----------  ----------  ----------
Communications Group:
  Revenues...................................................................      14,047       5,158       3,545
  Direct operating costs.....................................................     (39,687)    (26,991)    (19,288)
  Depreciation and amortization..............................................      (6,403)     (2,101)     (1,149)
                                                                               ----------  ----------  ----------
  Loss from operations.......................................................     (32,043)    (23,934)    (16,892)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Equity in losses of Joint Ventures.........................................     (11,079)     (7,981)     (2,257)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Assets at year end.........................................................     195,005     161,089      40,282
  Capital expenditures.......................................................       3,829       2,324       3,610
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Landmark Theatre Group (1):
  Revenues...................................................................  $   29,581  $   --      $   --
  Direct operating costs.....................................................     (25,729)     --          --
  Depreciation and amortization..............................................      (2,236)     --          --
                                                                               ----------  ----------  ----------
  Income from operations.....................................................       1,616      --          --
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Assets at year end.........................................................      60,707      --          --
  Capital expenditures.......................................................       2,638      --          --
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Snapper (1):
  Revenues...................................................................      22,544      --          --
  Direct operating costs.....................................................     (30,653)     --          --
  Depreciation and amortization..............................................      (1,256)     --          --
                                                                               ----------  ----------  ----------
  Loss from operations.......................................................      (9,365)     --          --
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Assets at year end.........................................................     140,327      --          --
  Capital expenditures.......................................................       1,252      --          --
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Headquarters and Eliminations:
  Revenues...................................................................      --          --          --
  Direct operating costs.....................................................      (9,355)     (1,109)     --
  Depreciation and amortization..............................................         (18)     --          --
                                                                               ----------  ----------  ----------
  Income from operations.....................................................      (9,373)     (1,109)     --
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Assets at year end including discontinued operations and eliminations......     130,092     167,511      --
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Consolidated--Continuing Operations:
  Revenues...................................................................      66,172       5,158       3,545
  Direct operating costs.....................................................    (105,424)    (28,100)    (19,288)
  Depreciation and amortization..............................................      (9,913)     (2,101)     (1,149)
                                                                               ----------  ----------  ----------
  Loss from operations.......................................................     (49,165)    (25,043)    (16,892)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Equity in losses of Joint Ventures.........................................     (11,079)     (7,981)     (2,257)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Assets at year end.........................................................     526,131     328,600      40,282
  Capital expenditures.......................................................  $    7,719  $    2,324  $    3,610
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

------------------------
(1) Represents operations from July 2, 1996 to December 31, 1996.
(2) Represents operations from November 1, 1996 to December 31, 1996.

                      METROMEDIA INTERNATIONAL GROUP, INC.

13. BUSINESS SEGMENT DATA (SEE NOTE 15) (CONTINUED)
The sources of the Company's revenues from continuing operations by market for each of the last three fiscal years are set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company derives significant revenues from the foreign distribution of its theatrical motion pictures and television programming. The following table sets forth the Entertainment Group's export sales from continuing operations by major geographic area for each of the last three fiscal years (in thousands):

                                                               CALENDAR   CALENDAR    FISCAL
                                                                 1996       1995       1995
                                                               ---------  ---------  ---------
Canada.......................................................  $   1,996  $   4,150  $   3,862
Europe.......................................................     32,699     32,126     36,532
Mexico and South America.....................................      3,151      2,454      4,586
Asia and Australia...........................................      8,669      8,841     13,820
                                                               ---------  ---------  ---------
                                                               $  46,515  $  47,571  $  58,800
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

Revenues and assets of the Communications Group's foreign operations are disclosed in note 8.

Showtime Networks, Inc. ("Showtime") and Lifetime Television ("Lifetime") have been significant customers of the Company. During calendar 1996, calendar 1995 and fiscal 1995, the Company recorded approximately $800,000, $15.4 million and $45.5 million, respectively, of revenues under its pay cable agreement with Showtime, and during calendar 1996, calendar 1995 and fiscal 1995, the Company recorded approximately $1.9 million, $15.0 million and $12.5 million of revenues, respectively, under its basic cable agreement with Lifetime.

14. COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS (SEE NOTE 15)

The Company is obligated under various operating and capital leases. Total rent expense amounted to $5.0 million, $908,000 and $615,000 in calendar 1996, calendar 1995, and fiscal 1995, respectively. Plant, property and equipment included capital leases of $7.2 million and related accumulated amortization of $1.4 million at December 31, 1996.

                      METROMEDIA INTERNATIONAL GROUP, INC.

14. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
Minimum rental commitments under noncancellable leases exclusive of the Entertainment Companies are set forth in the following table (in thousands):

YEAR                                                          CAPITAL LEASES   OPERATING LEASES
------------------------------------------------------------  ---------------  ----------------
1997........................................................     $   1,049        $    6,847
1998........................................................         1,049             5,570
1999........................................................         1,515             3,934
2000........................................................           833             3,132
2001........................................................           538             3,022
Thereafter..................................................         8,761            20,121
                                                                    ------           -------
Total.......................................................        13,745        $   42,626
                                                                                     -------
                                                                                     -------
Less: amount representing interest..........................        (7,560)
                                                                    ------
Present value of future minimum lease payments..............     $   6,185
                                                                    ------
                                                                    ------

The Company and certain of its subsidiaries have employment contracts with various officers, with remaining terms of up to five years, at amounts approximating their current levels of compensation. The Company's remaining aggregate commitment at December 31, 1996 under such contracts is approximately $7.2 million.

In addition, the Company and certain of its subsidiaries have post-employment contracts with various officers. The Company's remaining aggregate commitment at December 31, 1996 under such contracts is approximately $1.1 million.

The Company pays a management fee to Metromedia for certain general and administrative services provided by Metromedia personnel. Such management fee amounted to $1.5 million in calendar 1996 and $250,000 for the period November 1, 1995 to December 31, 1995. The management fee commitment for the year ended December 31, 1997 is $3.3 million.

Snapper has entered into various long-term manufacturing and purchase agreements with certain vendors for the purchase of manufactured products and raw materials. As of December 31, 1996, noncancelable commitments under these agreements amounted to approximately $25.0 million.

Snapper has an agreement with a financial institution which makes available floor plan financing to distributors and dealers of Snapper products. This agreement provides financing for dealer inventories and accelerates Snapper's cash flow. Under the terms of the agreement, a default in payment by a dealer is nonrecourse to both the distributor and to Snapper. However, the distributor is obligated to repurchase any equipment recovered from the dealer and Snapper is obligated to repurchase the recovered equipment if the distributor defaults. At December 31, 1996, there was approximately $35.3 million outstanding under this floor plan financing arrangement.

CONTINGENCIES

The licenses pursuant to which the Communications Group's businesses operate are issued for limited periods. Certain of these licenses expire over the next several years. Two of the licenses held by the Communications Group have recently expired, although the Communications Group has been permitted to continue operations while the reissuance is pending. The Communications Group has applied for

                      METROMEDIA INTERNATIONAL GROUP, INC.

14. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) renewals and expects new licenses to be issued. Six other licenses held or used by the Communications Group will expire in 1997. While there can be no assurance on this matter, based on past experience, the Communications Group expects that all of these licenses will be renewed.

At December 31, 1996 the Company had $17.8 million of outstanding letters of credit which principally collateralize certain liabilities under the Company's self-insurance program.

The Company may also be materially and adversely affected by laws restricting foreign investment in the field of communications. Certain countries have extensive restrictions on foreign investment in the communications field and the Communications Group is attempting to structure its prospective projects in order to comply with such laws. However, there can be no assurance that such legal and regulatory restrictions will not increase in the future or, as currently promulgated, will not be interpreted in a manner giving rise to tighter restrictions, and thus may have a material adverse effect on the Company's prospective projects in the country. The Russian Federation has periodically proposed legislation that would limit the ownership percentage that foreign companies can have in communications businesses. While such proposed legislation has not been made into law, it is possible that such legislation could be enacted in Russia and/or that other countries in Eastern Europe and the republics of the former Soviet Union may enact similar legislation which could have a material adverse effect on the business, operations, financial condition or prospects of the Company. Such legislation could be similar to United States federal law which limits the foreign ownership in entities owning broadcasting licenses. Similarly, PRC law and regulation restrict and prohibit foreign companies or joint ventures in which they participate from providing telephony service to customers in the PRC and generally limit the role that foreign companies or their joint ventures may play in the telecommunications industry. As a result, a Communications Group affiliate that has invested in the PRC must structure its transactions as a provider of telephony equipment and technical support services as opposed to a direct provider of such services. In addition, there is no way of predicting whether additional foreign ownership limitations will be enacted in any of the Communications Group's markets, or whether any such law, if enacted, will force the Communications Group to reduce or restructure its ownership interest in any of the ventures in which the Communications Group currently has an ownership interest. If foreign ownership limitations are enacted in any of the Communications Group's markets and the Communications Group is required to reduce or restructure its ownership interests in any ventures, it is unclear how such reduction or restructuring would be implemented, or what impact such reduction or restructuring would have on the Communications Group.

The Republic of Latvia passed legislation which came into effect in September, 1996 and purports to limit to 49% the interest which a foreign person is permitted to own in entities engaged in certain communications businesses such as radio, cable television and other systems of broadcasting. This legislation requires the Communications Group to reduce to 49% its existing ownership interest in Joint Ventures which operate a wireless cable television system and an FM radio station in Riga, Latvia. Management believes that the ultimate outcome of this matter will not have a material adverse impact on the Company's financial position and results of operations.

ACQUISITION COMMITMENTS

During December 1996, the Communications Group and the shareholders of AS Trio LSL, executed a letter of intent together with a loan agreement. The letter of intent states that the Communications Group will loan up to $1.0 million to the shareholders and negotiate for the purchase of AS Trio LSL. Upon

                      METROMEDIA INTERNATIONAL GROUP, INC.

14. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) closing of the purchase agreement, the principal and accrued interest under the loan will be applied to the purchase price.

In connection with the Communications Group's activities directed at entering into joint venture agreements in the Pacific Rim, MAC has entered into certain agreements with Communications Technology International, Inc., ("CTI"), owner of 7% of the equity of MAC. Under these agreements, MAC has agreed to loan up to $2.5 million to CTI which would be used to fund certain of CTI's operations in the Pacific Rim, and permit CTI to purchase up to an additional 7% of the equity of MAC provided that CTI is successful in obtaining rights to operate certain services, as defined, and MAC is provided with the right to participate in the operation of such services. MAC has also agreed to loan the funds required to purchase the equity interests in MAC to CTI. No amounts have been loaned under this provision as of December 31, 1996.

LITIGATION

FUQUA INDUSTRIES, INC. SHAREHOLDER LITIGATION

Between February 25, 1991 and March 4, 1991, three lawsuits were filed against the Company (formerly named Fuqua Industries, Inc.) in the Delaware Chancery Court. On May 1, 1991, these three lawsuits were consolidated by the Delaware Chancery Court in RE FUQUA INDUSTRIES, INC. SHAREHOLDERS LITIGATION, Civil Action No. 11974. The named defendants are certain current and former members of the Company's Board of Directors and certain former members of the Board of Directors of Intermark, Inc. ("Intermark"). Intermark is a predecessor to Triton Group Ltd., which at one time owned approximately 25% of the outstanding shares of Common Stock. The Company was named as a nominal defendant in this lawsuit. The action was brought derivatively in the right of and on behalf of the Company and purportedly was filed as a class action lawsuit on behalf of all holders of Common Stock other than the defendants. The complaint alleges, among other things, a long-standing pattern and practice by the defendants of misusing and abusing their power as directors and insiders of the Company by manipulating the affairs of the Company to the detriment of the Company's past and present stockholders. The complaint seeks (i) monetary damages from the director defendants, including a joint and several judgment for $15.7 million for alleged improper profits obtained by Mr. J.B. Fuqua in connection with the sale of his shares in the Company to Intermark; (ii) injunctive relief against the Company, Intermark and its former directors, including a prohibition against approving or entering into any business combination with Intermark without specified approval; and (iii) costs of suit and attorneys' fees. On December 28, 1995, the plaintiffs filed a consolidated second amended derivative and class action complaint, purporting to assert additional facts in support of their claim regarding an alleged plan, but deleting their prior request for injunctive relief. On January 31, 1996, all defendants moved to dismiss the second amended complaint and filed a brief in support of that motion. A hearing regarding the motion to dismiss was held on November 6, 1996; the decision relating to the motion is pending.

MICHAEL SHORES V. SAMUEL GOLDWYN COMPANY

On May 20, 1996 a purported class action lawsuit against Goldwyn and its directors was filed in the Superior Court of the State of California for the County of Los Angeles in MICHAEL SHORES V. SAMUEL GOLDWYN COMPANY, ET. AL., case no. BC 150360. In the complaint, the plaintiff alleged that Goldwyn's Board of Directors breached its fiduciary duties to the stockholders of Goldwyn by agreeing to sell Goldwyn to the Company at a premium, yet providing Mr. Samuel Goldwyn, Jr., the Samuel Goldwyn Family Trust and

                      METROMEDIA INTERNATIONAL GROUP, INC.

14. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
Mr. Meyer Gottlieb with additional consideration, and sought to enjoin consummation of the Goldwyn Merger. The Company believes that the suit is without merit and intends to vigorously defend such action.

The Company and its subsidiaries are contingently liable with respect to various matters, including litigation in the ordinary course of business and otherwise. Some of the pleadings in the various litigation matters contain prayers for material awards. Based upon management's review of the underlying facts and circumstances and consultation with counsel, management believes such matters will not result in significant additional liabilities which would have a material adverse effect upon the consolidated financial position or results of operations of the Company.

ENVIRONMENTAL PROTECTION

Snapper's manufacturing plant is subject to federal, state and local environmental laws and regulations. Compliance with such laws and regulations has not, and is not expected to, materially affect Snapper's competitive position. Snapper's capital expenditures for environmental control facilities, its incremental operating costs in connection therewith and Snapper's environmental compliance costs were not material in 1996 and are not expected to be material in future years.

The Company has agreed to indemnify the purchaser of a former subsidiary of the Company for certain obligations, liabilities and costs incurred by such subsidiary arising out of environmental conditions existing on or prior to the date on which the subsidiary was sold by the Company. The Company sold the subsidiary in 1987. Since that time, the Company has been involved in various environmental matters involving property owned and operated by the subsidiary, including clean-up efforts at landfill sites and the remediation of groundwater contamination. The costs incurred by the Company with respect to these matters have not been material during any year through and including the fiscal year ended December 31, 1996. As of December 31, 1996, the Company had a remaining reserve of approximately $1.3 million to cover its obligations of its former subsidiary. During 1995, the Company was notified by certain potentially responsible parties at a superfund site in Michigan that the former subsidiary may be a potentially responsible party at such site. The former subsidiary's liability, if any, has not been determined but the Company believes that such liability will not be material.

The Company, through a wholly-owned subsidiary, owns approximately 17 acres of real property located in Opelika, Alabama (the "Opelika Property"). The Opelika Property was formerly owned by Diversified Products Corporation, a former subsidiary of the Company ("DP"), and was transferred to a wholly-owned subsidiary of the Company in connection with the sale of the Company's former sporting goods business to RDM. DP previously used the Opelika Property as a storage area for stockpiling cement, sand, and mill scale materials needed for or resulting from the manufacture of exercise weights. In June 1994, DP discontinued the manufacture of exercise weights and no longer needed to use the Opelika Property as a storage area. In connection with the sale to RDM, RDM and the Company agreed that the Company, through a wholly-owned subsidiary, would acquire the Opelika Property, together with any related permits, licenses, and other authorizations under federal, state and local laws governing pollution or protection of the environment. In connection with the closing of the sale, the Company and RDM entered into an Environmental Indemnity Agreement (the "Indemnity Agreement") under which the Company agreed to indemnify RDM for costs and liabilities resulting from the presence on or migration of regulated materials from the Opelika Property. The Company's obligations under the Indemnity Agreement with respect to the Opelika Property are not limited. The Indemnity Agreement does not cover environmental liabilities relating to any property now or previously owned by DP except for the Opelika Property.

                      METROMEDIA INTERNATIONAL GROUP, INC.

14. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)
The Company believes that the reserves of approximately $1.8 million previously established by the Company for the Opelika Property will be adequate to cover the cost of the remediation plan that has been developed.

15. THE ENTERTAINMENT GROUP SALE

On July 10, 1997, the Company sold substantially all of the assets of the Entertainment Group, consisting of Orion, Goldwyn and MPCA (and their respective subsidiaries) and a feature film and television library of over 2,200 titles to P&F Acquisition Corp. ("P&F"), the parent company of Metro-Goldwyn-Mayer Inc. ("MGM") for a gross consideration of $573.0 million (such transaction hereinafter referred to as (the "Entertainment Group Sale")). The Company used $296.4 million of the proceeds from the Entertainment
Group Sale to repay all amounts outstanding under the Entertainment Group's credit facilities and certain other indebtedness of the Entertainment Group and intends to use $140.0 million of such proceeds to repay all of its outstanding debentures. As a result of the Entertainment Group Sale, the company has narrowed its strategic focus from operating two core businesses through the Communications Group and the Entertainment Group to focusing primarily on the global communications and media businesses of the Communications Group. Landmark, which the Company believes is the largest exhibitor of specialized motion pictures and art-house films in the United States with, at March 31, 1997, 50 theatres and 138 screens, was not included in the Entertainment Group Sale and the Company continues to own and operate Landmark to maximize its value.

The Company will record a gain which will be reflected in the consolidated statement of operations in 1997.

The Entertainment Companies revenues for calendar 1996, calendar 1995 and fiscal 1995 were $135,583, $133,812 and $191,244 respectively.

Net assets of the discontinued operations at December 31, 1996 and 1995 were as follows (in thousands):

                                                                          1996        1995
                                                                       ----------  -----------
Current assets.......................................................  $  101,883  $    95,296
Non-current assets...................................................     327,698      187,797
Current liabilities..................................................    (119,314)     (69,304)
Non-current liabilities..............................................    (299,295)    (201,732)
                                                                       ----------  -----------
    Net assets.......................................................  $   10,972  $    12,057
                                                                       ----------  -----------
                                                                       ----------  -----------

The following unaudited pro forma information illustrates the effect of the Entertainment Group Sale and the repayment of the Company's outstanding subordinated debentures on revenues, loss from continuing operations and loss from continuing operations per share for the year ended December 31, 1996, and assumes that the Entertainment Group Sale, the repayment of the Company's outstanding subordinated debentures (see note 9) occurred at the beginning of the year and Snapper and Landmark were included in the consolidated results of operations at the beginning of 1996 (in thousands, except per share amounts).

                                                                                       1996
                                                                                    ----------
Revenues..........................................................................  $  223,715
                                                                                    ----------
                                                                                    ----------
Loss from continuing operations...................................................     (81,987)
                                                                                    ----------
                                                                                    ----------
Loss from continuing operations per share.........................................  $    (1.51)
                                                                                    ----------
                                                                                    ----------

                      METROMEDIA INTERNATIONAL GROUP, INC.

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected financial information for the quarterly periods in calendar 1996 and 1995 is presented below (in thousands, except per-share amounts):

                                                                    FIRST QUARTER OF            SECOND QUARTER OF
                                                                ------------------------    --------------------------
                                                                   1996          1995          1996           1995
                                                                ----------    ----------    -----------    -----------
Revenues.....................................................   $    3,164    $    1,276    $     2,775    $     1,401
Operating loss...............................................       (7,443)       (4,858)       (10,645)        (5,117)
Interest expense, net........................................        3,610           439          3,806            487
Equity in losses of Joint Ventures...........................       (1,783)         (588)        (1,985)        (1,633)
Loss from continuing operations..............................      (12,823)       (5,885)       (16,428)        (7,237)
Loss from discontinued operations............................       (6,318)(d)    (14,481)(d)      (2,422)(d)      (9,477)(d)
Net loss.....................................................      (19,141)      (20,366)       (18,850)       (16,714)
Primary loss per common share:
  Continuing operations......................................   $    (0.30)   $    (0.28)   $     (0.38)   $     (0.35)
  Discontinued operations....................................   $    (0.15)   $    (0.69)   $     (0.06)   $     (0.45)
    Net loss.................................................   $    (0.45)   $    (0.97)   $     (0.44)   $     (0.80)

                                                           THIRD QUARTER OF                FOURTH QUARTER OF
                                                      ---------------------------     ---------------------------
                                                        1996(A)          1995           1996(C)          1995
                                                      -----------     -----------     -----------     -----------
Revenues..........................................    $    19,239     $     1,357     $    40,994     $     1,124
Operating loss....................................         (8,672)         (3,802)        (22,405)        (11,266)
Interest expense, net.............................          1,241             646           2,339           1,857
Equity in losses of Joint Ventures................         (2,292)         (1,568)         (5,019)         (4,192)
Loss from continuing operations...................        (12,204)         (6,016)        (29,533)        (17,127)
Loss from discontinued operations.................        (26,151)(b)(d)     (10,130)(d)      (4,859)(d)    (310,241)(d)(e)
Loss from extraordinary item......................         (4,505)(f)          --              --         (32,382)(g)
Net loss..........................................        (42,860)        (16,146)        (34,392)       (359,750)

Primary loss per common share:
  Continuing operations...........................    $     (0.19)    $     (0.29)    $     (0.45)    $     (0.48)
  Discontinued operations.........................    $     (0.40)    $     (0.48)    $     (0.07)    $     (8.78)
  Extraordinary item..............................    $     (0.07)    $        --     $        --     $     (0.92)
  Net loss........................................    $     (0.66)    $     (0.77)    $     (0.52)    $    (10.18)

------------------------
(a) Reflect the acquisition of Goldwyn and MPCA as of July 2, 1996.

(b) Reflects the writedown of the Company's investment in RDM.

(c) Reflects the consolidation of Snapper as of November 1, 1996.

(d) On July 10, 1997, the Company consummated the Entertainment Group Sale. The transaction has been treated as a discontinuance of a business segment and, accordingly, the consolidated financial statements reflect the results of operations of the Entertainment Group as a discontinued segment.

(e) Represents the excess of the allocated purchase price attributed to Snapper in the November 1 Merger, over the estimated cash flows from the operations and the anticipated sale of Snapper.

(f) In connection with the refinancing of the Entertainment Group Credit Facility, the Company expensed the deferred financing costs of $4.5 million.

(g) Orion removed certain unamortized discounts associated with such obligations from the accounts and recognized an extraordinary loss on the extinguishment of debt.

                      METROMEDIA INTERNATIONAL GROUP, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                    ----------------------  ----------------------
                                                                     JUNE 30,    JUNE 30,    JUNE 30,    JUNE 30,
                                                                       1997        1996        1997        1996
                                                                    ----------  ----------  ----------  ----------
Revenues..........................................................  $   63,770  $    2,775  $  139,768  $    5,939
Cost and expenses:
  Cost of sales and rentals and operating expenses................      41,221      --          92,286      --
  Selling, general and administrative.............................      34,626      11,782      63,123      20,933
  Depreciation and amortization...................................       5,427       1,638      10,463       3,094
                                                                    ----------  ----------  ----------  ----------
Operating loss....................................................     (17,504)    (10,645)    (26,104)    (18,088)
Interest expense, including amortization of debt discount.........       6,652       4,785      12,458       9,609
Interest income...................................................       2,094         979       4,801       2,193
                                                                    ----------  ----------  ----------  ----------
Interest expense, net.............................................       4,558       3,806       7,657       7,416
Loss before provision for income taxes, equity in losses of
  investees, minority interest, discontinued operations and
  extraordinary item..............................................     (22,062)    (14,451)    (33,761)    (25,504)
Provision for income taxes........................................        (225)     --            (323)     --
Equity in losses of Joint Ventures................................        (587)     (1,985)     (2,185)     (3,768)
Equity in losses of and writedown of investment in RDM Sports
  Group, Inc......................................................     (25,122)     --         (25,122)     --
Minortiy interest, including $1,199 and $2,089 attributable to
  Metromedia Asia Corporation for the three and six months ended
  June 30, 1997...................................................       1,387           8       2,627          21
                                                                    ----------  ----------  ----------  ----------
Loss from continuing operations...................................     (46,609)    (16,428)    (58,764)    (29,251)
Discontinued operations:
Loss from operations from Entertainment Group (less income taxes of $200 for the three months ended June 30, 1996 and $200 and
  $400 for the six months ended June 30, 1997 and 1996)...........     (25,263)     (2,422)    (35,366)     (8,740)
                                                                    ----------  ----------  ----------  ----------
Loss before extraordinary item....................................     (71,872)    (18,850)    (94,130)    (37,991)
Extraordinary item:
Equity in early extinguishment of debt of RDM Sports Group,
  Inc.............................................................      (1,094)     --          (1,094)     --
                                                                    ----------  ----------  ----------  ----------
Net loss..........................................................  $  (72,966) $  (18,850) $  (95,224) $  (37,991)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
Primary loss per common share:
  Continuing operations...........................................  $    (0.70) $    (0.38) $    (0.89) $    (0.69)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
  Discontinued operations.........................................  $    (0.38) $    (0.06) $    (0.53) $    (0.20)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
  Extraordinary item..............................................  $    (0.02) $   --      $    (0.02) $   --
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
  Net loss........................................................  $    (1.10) $    (0.44) $    (1.44) $    (0.89)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------

     See accompanying notes to consolidated condensed financial statements

                      METROMEDIA INTERNATIONAL GROUP, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1997          1996
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents...........................................................   $  10,262    $   89,400
  Accounts receivable:
    Snapper, net......................................................................      33,315        36,843
    Other, net........................................................................       3,911         3,686
  Inventories.........................................................................      81,407        54,404
  Other assets........................................................................       4,572         4,331
                                                                                        -----------  ------------
      Total current assets............................................................     133,467       188,664
Investments in and advances to Joint Ventures.........................................      99,852        65,447
Investment in RDM Sports Group, Inc...................................................       4,934        31,150
Net assets of discontinued operations.................................................      --            10,972
Property, plant and equipment, net of accumulated depreciation........................      74,444        71,089
Intangible assets, less accumulated amortization......................................     214,477       149,261
Other assets..........................................................................      11,959         9,548
                                                                                        -----------  ------------
      Total assets....................................................................   $ 539,133    $  526,131
                                                                                        -----------  ------------
                                                                                        -----------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable....................................................................   $  29,213    $   23,810
  Accrued expenses....................................................................      82,345        80,286
  Current portion of long-term debt...................................................      11,880        19,515
                                                                                        -----------  ------------
      Total current liabilities.......................................................     123,438       123,611
Net liabilities of discontinued operations............................................      26,064        --
Long-term debt........................................................................     188,453       178,717
Other long-term liabilities...........................................................       3,489         3,590
                                                                                        -----------  ------------
      Total liabilities...............................................................     341,444       305,918
                                                                                        -----------  ------------
Minority interest.....................................................................      38,864           531
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, authorized 70,000,000 shares, none issued..........................      --            --
  Common Stock, $1.00 par value, authorized 400,000,000 shares, issued and outstanding
    66,254,045 and 66,153,439 shares at June 30, 1997 and December 31, 1996,
    respectively......................................................................      66,254        66,153
  Paid-in surplus.....................................................................     996,546       959,558
  Other...............................................................................      (5,402)       (2,680)
  Accumulated deficit.................................................................    (898,573)     (803,349)
                                                                                        -----------  ------------
      Total stockholders' equity......................................................     158,825       219,682
                                                                                        -----------  ------------
      Total liabilities and stockholders' equity......................................   $ 539,133    $  526,131
                                                                                        -----------  ------------
                                                                                        -----------  ------------

     See accompanying notes to consolidated condensed financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                Six Months Ended
                                                                                              ---------------------
                                                                                               June 30,   June 30,
                                                                                                 1997       1996
                                                                                              ----------  ---------
Operating activities:
                                                                                              $  (95,224)
  Net loss..................................................................................                  91)
Adjustments to reconcile net loss to net cash used in operating activities:
  Operating loss of discontinued operations.................................................      35,366      8,740
  Equity in loss on early extinguishment of debt of RDM Sports Group, Inc...................       1,094     --
  Equity in losses of Joint Ventures........................................................       2,185      3,768
  Equity in losses of and writedown of investment RDM Sports Group, Inc.....................      25,122     --
  Amortization of debt discounts............................................................       1,356      1,304
  Depreciation and amortization.............................................................      10,463      3,094
  Minority interest.........................................................................      (2,627)       (21)
  Other.....................................................................................       1,688        274
Changes in assets and liabilities net of effect of acquisitions:
  (Increase) decrease in accounts receivable................................................       3,303       (801)
  Increase in inventories...................................................................     (27,003)      (471)
  (Increase) decrease in other assets.......................................................       1,101     (2,385)
  Increase in accounts payable and accrued expenses.........................................       5,236      4,212
  Other operating activities, net...........................................................        (201)       184
                                                                                              ----------  ---------
Cash used in operations.....................................................................     (38,141)   (20,093)
                                                                                              ----------  ---------
Investing activities:
  Investments in and advances to Joint Ventures.............................................     (20,634)   (12,053)
  Distributions from Joint Ventures.........................................................       2,994     --
  Proceeds from sale of short-term investments..............................................      --          5,366
  Purchase of additional equity in subsidiaries.............................................      (3,320)    --
  Purchase of AAT...........................................................................      (4,750)    --
  Additions to property, plant and equipment................................................      (9,554)    (1,745)
  Other investing activities, net...........................................................      (8,945)     5,400
                                                                                              ----------  ---------
Cash used in investing activities...........................................................     (44,209)    (3,032)
                                                                                              ----------  ---------
Financing activities:
  Proceeds from issuance of long-term debt..................................................      19,564      7,925
  Proceeds from issuance of common stock....................................................         797        238
  Payments on notes and subordinated debt...................................................     (18,819)    (3,376)
  Due from discontinued operations..........................................................       1,670        222
                                                                                              ----------  ---------
Cash provided by financing activities.......................................................       3,212      5,009
                                                                                              ----------  ---------
Net decrease in cash and cash equivalents...................................................     (79,138)   (18,116)
Cash and cash equivalents at beginning of period............................................      89,400     20,605
                                                                                              ----------  ---------
Cash and cash equivalents at end of period..................................................  $   10,262  $   2,489
                                                                                              ----------  ---------
                                                                                              ----------  ---------

     See accompanying notes to consolidated condensed financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.

            CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                       COMMON STOCK
                                                  -----------------------
                                                   NUMBER OF                PAID-IN               ACCUMULATED
                                                     SHARES      AMOUNT     SURPLUS      OTHER      DEFICIT       TOTAL
                                                  ------------  ---------  ----------  ---------  ------------  ----------
Balances, December 31, 1996.....................    66,153,439  $  66,153  $  959,558  $  (2,680)  $ (803,349)  $  219,682
Issuance of stock related to incentive plans....       100,606        101       1,031     --           --            1,132
Foreign currency translation adjustment.........       --          --          --         (3,251)      --           (3,251)
Amortization of restricted stock................       --          --          --            529       --              529
Increase in equity resulting from issuance of
  stock by subsidiary...........................       --          --          35,957     --           --           35,957
Net loss........................................       --          --          --         --          (95,224)     (95,224)
                                                  ------------  ---------  ----------  ---------  ------------  ----------
Balances, June 30, 1997.........................    66,254,045  $  66,254  $  996,546  $  (5,402)  $ (898,573)  $  158,825
                                                  ------------  ---------  ----------  ---------  ------------  ----------
                                                  ------------  ---------  ----------  ---------  ------------  ----------

     See accompanying notes to consolidated condensed financial statements.

                      METROMEDIA INTERNATIONAL GROUP, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The accompanying interim consolidated condensed financial statements include the accounts of Metromedia International Group, Inc. ("MMG" or the "Company") and its wholly-owned subsidiaries, Metromedia International Telecommunications, Inc. ("MITI" or the "Communications Group"), Landmark Theatre Group ("Landmark") as of July 2, 1996, and Snapper Inc. ("Snapper") as of November 1, 1996. All significant intercompany transactions and accounts have been eliminated.

In addition, although the Company intends to continue to pursue its previously adopted plan to dispose of its investment in RDM Sports Group, Inc. ("RDM") for financial statement reporting the Company no longer qualifies to treat its investment in RDM as a discontinued operation and, as of April 1, 1997, as required under the equity method of accounting MMG will include in its results of operations, the Company's share of the earnings or losses of RDM (see note
5).

On July 10, 1997 the Company completed the sale of substantially all of its entertainment assets (the "Entertainment Group Sale") (see note 2). The transaction has been recorded as a discontinuance of a business segment and, accordingly the consolidated condensed balance sheets at June 30, 1997 and December 31, 1996 reflect the net assets (liabilities) of the discontinued segment. The consolidated condensed statements of operations reflects the results of operations through the May 2, 1997, the date of the execution of the definitive agreement relating to the Entertainment Group Sale, of the discontinued segment. The Company will record a gain on the sale of the discontinued segment on July 10, 1997 (see note 2).

Investments in other companies, including the Communications Group's joint ventures ("Joint Ventures") which are not majority owned, or in which the Company does not have control but exercises significant influence, are accounted for using the equity method. The Company reflects its net investments in Joint Ventures under the caption "Investments in and advances to Joint Ventures." The Company accounts for its equity in earnings (losses) of the Joint Ventures on a three-month lag.

Certain reclassifications have been made to the prior year financial statements to conform to the June 30, 1997 presentation.

The total allowance for doubtful accounts at June 30, 1997 and December 31, 1996 was $1.9 million and $1.7 million, respectively. Interest expense includes amortization of debt discount of $697,000 and $652,000 for the three months ended June 30, 1997 and 1996, respectively, and $1.4 million and $1.3 million for the six months ended June 30, 1997 and 1996, respectively.

The accompanying interim consolidated condensed financial statements have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes included in the Company's latest Annual Report on Form 10-K/A Amendment No. 1 (the "1996 Form 10-K"). In the opinion of management, all adjustments, consisting only of normal recurring adjustments and adjustments to reflect the Entertainment Group Sale as defined in note 2, necessary to present fairly the financial position of the Company as of June 30, 1997, the results of its operations and its cash flows for the three month and six month periods ended June 30, 1997 and 1996 have been included. The results of operations for the interim period are not necessarily indicative of the results which may be realized for the full year.

                      METROMEDIA INTERNATIONAL GROUP, INC.

2. THE ENTERTAINMENT GROUP SALE

On July 10, 1997, the Company sold the stock of Orion and thereby substantially all of the assets of the Entertainment Group, consisting of Orion, Goldwyn and MPCA (and their respective subsidiaries) which owned a feature film and television library of over 2,200 titles to P&F, the parent company of MGM for a gross consideration of $573.0 million. The Company used $296.4 million of the proceeds from the Entertainment Group Sale to repay amounts outstanding under the Entertainment Group's credit facilities and certain other indebtedness of the Entertainment Group and intends to use $140.0 million of such proceeds to repay all of its outstanding debentures (see note 3). As a result of the Entertainment Group Sale, the Company has narrowed its strategic focus to the global communications and media businesses of the Communications Group. The Entertainment Group's Landmark Theatre Group, which the Company believes is the largest exhibitor of specialized motion pictures and art-house films in the United States with, at June 30, 1997, 49 theaters and 139 screens, was not included in the Entertainment Group Sale and the Company continues to own and operate Landmark to maximize its value.

The net gain will be reflected in the consolidated condensed statement of operations for the nine months ended September 30, 1997.

The Entertainment Group's revenues for the three months ended June 30, 1997 and 1996 were $34.7 million and $35.2 million, respectively, and for the six months ended June 30, 1997 and 1996 were $62.3 million and $62.9 million, respectively.

Net assets (liabilities) of the Entertainment Group at June 30, 1997, May 2, 1997 and December 31, 1996 were as follows (in thousands):

                                                          JUNE 30,     MAY 2,    DECEMBER 31,
                                                            1997        1997         1996
                                                         ----------  ----------  ------------
Current assets.........................................  $   99,217  $  102,918   $  101,883
Non-current assets.....................................     306,637     313,260      327,698
Current liabilities....................................    (145,247)   (152,542)    (119,314)
Non-current liabilities................................    (296,214)   (289,700)    (299,295)
                                                         ----------  ----------  ------------
    Net assets (liabilities)...........................  $  (35,607) $  (26,064)  $   10,972
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

The following unaudited pro forma information illustrates the effect of (1) the Entertainment Group Sale and (2) the repayment of the Company's outstanding subordinated debentures (see note 3) on revenues, loss from continuing operations and loss from continuing operations per share for the six months ended June 30, 1997 and 1996. The Pro Forma information assumes (1) the Entertainment Group Sale, (2) the repayment of the Company's outstanding subordinated debentures and (3) the acquisition of AAT (see note 6) occurred at the beginning of each period. It also assumes Snapper and Landmark were included in the consolidated results of operations at the beginning of 1996 (in thousands, except per share amounts).

                                                                         1997         1996
                                                                      (UNAUDITED)  (UNAUDITED)
                                                                      -----------  -----------
Revenues............................................................   $ 139,768    $ 130,955
                                                                      -----------  -----------
                                                                      -----------  -----------
Loss from continuing operations.....................................     (52,269)     (31,823)
                                                                      -----------  -----------
                                                                      -----------  -----------
Loss from continuing operations per share...........................   $   (0.79)   $   (0.75)
                                                                      -----------  -----------
                                                                      -----------  -----------

                      METROMEDIA INTERNATIONAL GROUP, INC.

3. FUTURE FINANCING NEEDS

The Company is a holding company, and accordingly, does not generate cash flows. The Communications Group is dependent on the Company for significant capital infusions to fund its operations, its commitments to make capital contributions and loans to its Joint Ventures and any acquisitions. Such funding requirements are based on the anticipated funding needs of its Joint Ventures and certain acquisitions committed to by the Company. Future capital requirements of the Communications Group, including future acquisitions, will depend on available funding from the Company and on the ability of the Communications Group's Joint Ventures to generate positive cash flows. In addition, Snapper is restricted under covenants contained in its credit agreement from making dividend payments or advances to the Company. In addition, periodically, the Company may be required to fund the short-term working capital needs of Landmark and Snapper.

In the short term, the Company intends to satisfy its current obligations and commitments with available cash on hand (at July 31, 1997 cash on hand which includes the funds from the Entertainment Group Sale was of $261.0 million). In August 1997, the Company will use approximately $140.0 million to repay all of its outstanding subordinated debentures and as a result, the Company will have no significant long-term debt. The Company's remaining strategic business will be the business conducted by the Communications Group, which requires the investment of significant amounts of capital in order to construct and develop operational systems and market services. Therefore, the Company will require additional financing in order to satisfy the Communications Group's on-going capital requirements and to achieve the Communications Group's long-term business strategies. Such additional capital may be provided through the public or private sale of debt or equity securities. On August 6, 1997, the Company filed a Registration Statement with the Commission for convertible preferred stock. No assurance can be given that the Company will consummate this financing or that any additional financing will be available to the Company on acceptable terms. If adequate additional funds are not available, there can be no assurance that the Company will have the funds necessary to support the current needs of the Communications Group's current investments or any of the Communications Group's additional opportunities or that the Communications Group will be able to obtain financing from third parties. If such financing is unavailable, the Communications Group may not be able to further develop existing ventures and the number of additional ventures in which it invests may be significantly curtailed.

Management believes that its long term liquidity needs will be satisfied through a combination of the Company's successful implementation and execution of its growth strategy to become a global communications and media company and the Communications Group's Joint Ventures achieving positive operating results and cash flows through revenue and subscriber growth and control of operating expenses.

4. EARNINGS PER SHARE OF COMMON STOCK

Primary earnings per share are computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares include shares issuable upon the assumed exercise of stock options using the treasury stock method when dilutive. Computations of common equivalent shares are based upon average prices during each period.

Fully diluted earnings per share are computed using such average shares adjusted for any additional shares which would result from using end-of-year prices in the above computations, plus the additional shares that would result from the conversion of the Company's 6 1/2% Convertible Subordinated Debentures (the
"6 1/2% Debentures"). Net income (loss) is adjusted by interest (net of income taxes) on the 6 1/2%

                      METROMEDIA INTERNATIONAL GROUP, INC.

4. EARNINGS PER SHARE OF COMMON STOCK (CONTINUED)
Debentures. The computation of fully diluted earnings per share is used only when it results in an earnings per share number which is lower than primary earnings per share.

The primary loss per share amounts for the three and six month periods ended June 30, 1996 have been restated to reflect the Entertainment Group as a discontinued operation.

5. INVESTMENT IN RDM

In connection with the acquisition of The Actava Group on November 1, 1995, RDM was classified as an asset held for sale and the Company excluded its equity in earnings and losses of RDM from its results of operations. At November 1, 1995 the Company recorded its investment in RDM to the anticipated proceeds from its sale. During 1996, the Company reduced the carrying value of its investment in RDM to its then estimated net realizable value of $31.2 million. Although the Company intends to pursue its previously adopted plan to dispose of its investment in RDM, as of April 1, 1997 for financial statement reporting the Company no longer qualifies to treat its investment in RDM as a discontinued operation. The Company has recorded in its results of operations a reduction in the carrying value of its investment in RDM of $18.0 million and has recorded its share of the expected net loss of RDM for the three months ended June 30, 1997 of $7.1 million in the current period.

As of June 30, 1997, the Company owned approximately 39% of the issued and outstanding shares of common stock of RDM (the "RDM Common Stock") based on approximately 49,507,000 shares of RDM Common Stock outstanding at June 20, 1997.

Summarized published unaudited condensed statements of operations information for the three months ended March 29, 1997 and balance sheet information as of March 29, 1997 for RDM is shown below (in thousands):

Net sales.........................................................  $  55,518
Gross profit......................................................      3,547
Interest expense..................................................      3,568
Net loss..........................................................     (9,240)

Current assets....................................................  $ 154,086
Non-current assets................................................    112,708
Current liabilities...............................................    146,123
Non-current liabilities...........................................     76,564
Total shareholders' equity........................................     41,107

On June 20, 1997 RDM entered into a $100.0 million revolving and term credit facility (the "RDM Facility"). The RDM Facility is guaranteed by a letter of credit in the amount of $15.0 million in favor of the lenders thereunder ( the "Lenders"), which was obtained by Metromedia, cannot be drawn until five days after a payment default and fifteen days after Non-Payment Default (as defined under the RDM Facility). In consideration of providing the letters of credit, Metromedia was granted warrants to purchase 3 million shares of RDM Common Stock (approximately 5% of RDM) ("RDM Warrants") at an exercise price of $.50 per share. The RDM Warrants have a ten year term and are exercisable beginning September 19, 1997. On July 10, 1997, the Company's Board of Directors elected to substitute its letter of credit for Metromedia's letter of credit and the RDM Warrants were assigned to the Company.

                      METROMEDIA INTERNATIONAL GROUP, INC.

6. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES

The Communications Group has recorded its investments in less than majority-owned Joint Ventures at cost, net of its equity in earnings or losses. Advances to the Joint Ventures under the line of credit agreements are reflected based on amounts recoverable under the credit agreement, plus accrued interest.

Advances are made to Joint Ventures in the form of cash, for working capital purposes and for payment of expenses or capital expenditures, or in the form of equipment purchased on behalf of the Joint Ventures. Interest rates charged to the Joint Ventures range from prime rate to prime rate plus 6%. The credit agreements generally provide for the payment of principal and interest from 90% of the Joint Ventures' available cash flow, as defined, prior to any substantial distributions of dividends to the Joint Venture partners. The Communications Group has entered into credit agreements with its Joint Ventures to provide up to $92.3 million in funding of which $15.2 million remains available at June 30, 1997. The Communications Group funding commitments are contingent on its approval of the Joint Ventures' business plans.

At June 30, 1997 and December 31, 1996 the Communications Group's cumulative investments in the Joint Ventures, at cost, net of adjustments for its equity in earnings or losses, and distributions since inception, were as follows (in thousands):

                                            JUNE 30,   DECEMBER 31,     OWNERSHIP      YEAR VENTURE     DATE OPERATIONS
NAME                                          1997         1996             %             FORMED           COMMENCED
------------------------------------------  ---------  ------------  ---------------  ---------------  ------------------
WIRELESS CABLE TV
Kosmos TV, Moscow, Russia.................  $   1,121   $      759             50%            1991            1992
Baltcom TV, Riga Latvia...................      8,523        8,513             50%            1991            1992
Ayety TV, Tbilisi, Georgia................      4,840        4,691             49%            1991            1993
Kamalak, Tashkent, Uzbekistan(1)..........      6,116        6,031             50%            1992            1993
Sun TV, Kishinev, Moldova.................      4,707        3,590             50%            1993            1994
Minsk Cable, Minsk, Belarus...............      1,436        1,980             50%            1993            1996
Alma-TV, Almaty, Kazakstan(1).............      4,995        2,840             50%            1994            1995
                                            ---------  ------------
                                               31,738       28,404
                                            ---------  ------------
PAGING
Baltcom Paging, Tallinn, Estonia..........      3,109        3,154             39%            1992            1993
Baltcom Plus, Riga, Latvia................      1,404        1,711             50%            1994            1995
Tbilisi Paging, Tbilisi, Georgia..........        949          829             45%            1993            1994
Raduga Paging, Nizhny, Novgorod...........        476          450             45%            1993            1994
St. Petersburg Paging, St. Petersburg,
  Russia..................................      1,006          963             40%            1994            1995
                                            ---------  ------------
                                                6,944        7,107
                                            ---------  ------------
RADIO BROADCASTING
Eldoradio (formerly Radio Katusha), St.
  Petersburg, Russia......................        610          435             50%            1993            1995
Radio Socci, Socci, Russia................        255          361             51%            1995            1995
                                            ---------  ------------
                                                  865          796
                                            ---------  ------------

                      METROMEDIA INTERNATIONAL GROUP, INC.

6. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES (CONTINUED)

                                            JUNE 30,   DECEMBER 31,     OWNERSHIP      YEAR VENTURE     DATE OPERATIONS
NAME                                          1997         1996             %             FORMED           COMMENCED
------------------------------------------  ---------  ------------  ---------------  ---------------  ------------------
TELEPHONY
Telecom Georgia, Tbilisi, Georgia.........      5,836        2,704             30%            1994            1994
Baltcom GSM, Latvia (Cellular)............     12,748        7,874             21%            1996            1997
Trunked mobile radio ventures.............      2,905        2,049
                                            ---------  ------------
                                               21,489       12,627
                                            ---------  ------------
PRE-OPERATIONAL
St. Petersburg Cable, St. Petersburg,
  Russia..................................        877          554             45%            1996     Pre-Operational
Kazpage, Kazakstan........................        521          350             51%            1996     Pre-Operational
Magticom, (GSM Cellular), Tbilisi,
  Georgia.................................      3,307        2,450             34%            1996     Pre-Operational
Batumi Paging, Batumi, Georgia............        269          256             35%            1996     Pre-Operational
PRC telephony related ventures and
  equipment...............................      5,884        9,712                                     Pre-Operational
Tai Li-Feng Telecom. Co., Ltd., PRC.......     11,040       --                 52%            1996     Pre-Operational
Ningbo Ya Mei Communications, (GSM
  Cellular), PRC..........................      9,468       --                 39%            1996     Pre-Operational
Other.....................................      7,450        3,191
                                            ---------  ------------
                                               38,816       16,513
                                            ---------  ------------
Total.....................................  $  99,852   $   65,447
                                            ---------  ------------
                                            ---------  ------------

------------------------

(1) includes Paging Operations

The ability of the Communications Group and its Joint Ventures to establish profitable operations is subject to among other things, significant political, economic and social risks inherent in doing business in Eastern Europe, the republics of the former Soviet Union, and the PRC. These include potential risks arising out of government policies, economic conditions, imposition of taxes or other similar charges by governmental bodies, foreign exchange fluctuations and controls, civil disturbances, deprivation or unenforceability of contractual rights, and taking of property without fair compensation.

                      METROMEDIA INTERNATIONAL GROUP, INC.

6. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES (CONTINUED)
Summarized combined financial information of Joint Ventures accounted for on a three-month lag under the equity method that have commenced operations are as follows (in thousands):

                                                                   JUNE 30,     DECEMBER 31,
COMBINED BALANCE SHEETS                                              1997           1996
                                                                  -----------  ---------------
Assets:
Current assets..................................................   $  26,583      $  16,073
Investments in wireless systems and equipment...................      61,364         38,447
Other assets....................................................       4,281          3,100
                                                                  -----------       -------
  Total Assets..................................................   $  92,228      $  57,620
                                                                  -----------       -------
                                                                  -----------       -------
Liabilities and Joint Ventures' Equity (Deficit):
Current liabilities.............................................   $  38,272      $  18,544
Amount payable under MITI credit facility.......................      49,472         41,055
Other long-term liabilities.....................................       9,648          6,043
                                                                  -----------       -------
                                                                      97,392         65,642
Joint Ventures' Capital (Deficit)...............................      (5,164)        (8,022)
                                                                  -----------       -------
Total Liabilities and Joint Ventures' Capital...................   $  92,228      $  57,620
                                                                  -----------       -------
                                                                  -----------       -------

COMBINED STATEMENT OF OPERATIONS                                          SIX MONTHS ENDED
                                                                      ------------------------
                                                                       JUNE 30,     JUNE 30,
                                                                         1997         1996
                                                                      -----------  -----------
Revenue.............................................................   $  31,847    $  14,690
Expenses:
  Cost of service...................................................       5,916        5,653
  Selling, general and administrative...............................      14,367        8,871
  Depreciation and amortization.....................................       5,432        2,908
                                                                      -----------  -----------
      Total expenses................................................      25,715       17,432
                                                                      -----------  -----------
    Operating income (loss).........................................       6,132       (2,742)
Interest expense....................................................      (2,470)      (1,563)
Other income (loss).................................................      (1,282)         (26)
Foreign currency translation........................................       1,061        1,604
                                                                      -----------  -----------
Net income (loss)...................................................   $   3,441    $  (2,727)
                                                                      -----------  -----------
                                                                      -----------  -----------

Financial information for Joint Ventures which are not yet operational is not included in the above summary. The Communications Group's investment in and advances to those Joint Ventures and for those entities whose venture agreements are not yet finalized amounted to approximately $38.8 million and $8.7 million at June 30, 1997 and 1996, respectively.

                      METROMEDIA INTERNATIONAL GROUP, INC.

6. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES (CONTINUED)
The following tables represent summary financial information for all operating entities being grouped as indicated as of and for the six months ended June 30, 1997 (in thousands, except subscribers):

                                                                                                             JUNE 30
                                                                                                      ---------------------
                                                    WIRELESS                  RADIO                      1997       1996
                                                    CABLE TV    PAGING    BROADCASTING    TELEPHONY     TOTAL       TOTAL
                                                    ---------  ---------  -------------  -----------  ----------  ---------
CONSOLIDATED SUBSIDIARIES AND JOINT VENTURES
Revenues..........................................      1,079      1,459        5,830        --       $    8,368(1) $   5,096(1)
Depreciation and amortization.....................        263        346          123        --              732        375
Operating income (loss) before taxes..............       (687)    (2,072)       1,300        --           (1,459 (1)      (484)(1)

Assets............................................      6,616      5,073        4,591        --           16,280      6,474
Capital expenditures..............................      1,097        658          163        --            1,918      1,345

UNCONSOLIDATED EQUITY JOINT VENTURES
Revenues..........................................     11,266      2,896          797        16,888       31,847     14,690
Depreciation and amortization.....................      3,980        301           24         1,127        5,432      2,908
Operating income (loss) before taxes..............         96       (479)          78         6,437        6,132     (2,742)

Assets............................................     34,212      5,570          876        51,570       92,228     53,088
Capital expenditures..............................      4,355        331          127         5,696       10,509      5,724

Net investment in Joint Ventures..................     31,738      6,944          865        21,489       61,036     35,924
MITI equity in income (losses) of unconsolidated
  investees.......................................     (3,293)      (994)          80         2,022       (2,185)    (3,768)

COMBINED
Revenues..........................................     12,345      4,355        6,627        16,888       40,215     19,786
Depreciation and amortization.....................      4,243        647          147         1,127        6,164      3,283
Operating income (loss) before taxes..............       (591)    (2,551)       1,378         6,437        4,673     (3,226)

Assets............................................     40,828     10,643        5,467        51,570      108,508     59,562
Capital expenditures..............................      5,452        989          290         5,696       12,427      7,069
Subscribers (unaudited)...........................    147,671     53,416          n/a        12,809      213,896     82,813

------------------------

(1) Does not reflect the Communications Group's headquarter's revenue and selling, general and administrative expenses for the six months ended June 30, 1997 and 1996, respectively.

Information about the Company's operations in different geographic locations is shown below:

                                                            REPUBLICS OF
                                                            FORMER SOVIET
                                                UNITED        UNION AND
JUNE 30, 1997                                   STATES     EASTERN EUROPE      PRC      OTHER FOREIGN   CONSOLIDATED
-------------------------------------------  ------------  ---------------  ---------  ---------------  ------------
Revenues...................................   $      525          8,443        --               183      $    9,151
Assets.....................................   $   80,082         79,897        39,719         6,703      $  206,401

In February, 1997, MAC acquired AAT pursuant to the BCA in which MAC and AAT agreed to combine their businesses and operations. Pursuant to the BCA, each AAT shareholder and warrant holder

                      METROMEDIA INTERNATIONAL GROUP, INC.

6. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES (CONTINUED) exchanged (i) one share of AAT common stock (the "AAT Common Stock") for one share of MAC Common stock, par value $.01 per share ("MAC Common Stock"), (ii) one warrant to acquire one share of AAT Common Stock at an exercise price of $4.00 per share for one warrant to acquire one share of MAC Common Stock at an exercise price of $4.00 per share and (iii) one warrant to acquire one share of AAT Common Stock at an exercise price of $6.00 per share for one warrant to acquire one share of MAC Common Stock at an exercise price of $6.00 per share. AAT is engaged in the development and construction of communication services in the PRC. AAT, through a joint venture, has a contract with one of the PRC's two major providers of telephony services to provide telecommunications services in the Sichuan Province of the PRC. The transaction was accounted for as a purchase, with MAC as the acquiring entity.

As a condition to the closing of the BCA, the Communications Group purchased from MAC, for an aggregate purchase price of $10.0 million, 3,000,000 share of MAC Class A Common Stock and warrants to purchase an additional 1,250,000 shares of MAC Class A Common Stock, at an exercise price of $6.00 per share. Shares of MAC Class A Common Stock are identical to share of MAC Common Stock except that they are entitled, when owned by the Communications Group, to three votes per share on all matters voted upon by MAC's stockholders and to vote as a separate class to elect six of the ten members to MAC's Board of Directors. The securities received by the Communications Group are not registered under the Securities Act, but have certain demand and piggyback registration rights as provided in the stock purchase agreement. As a result of the transaction the Communications Group owns 56.52% of MAC's outstanding common stock with 79% voting rights.

The purchase price of the AAT transaction was determined to be $86.0 million. The excess of the purchase price over the fair value of the net tangible assets acquired was $69.0 million. This has been recorded as goodwill and is being amortized on a straight-line basis over 25 years. The amortization of such goodwill for the six months ended June 30, 1997 was approximately $1.0 million.

The purchase price was allocated as follows (in thousands)

Current assets.....................................................  $      46
Property, plant and equipment......................................        279
Investments in Joint Ventures......................................     18,950
Goodwill...........................................................     68,975
Current liabilities................................................     (2,202)
Other liabilities..................................................         (5)
                                                                     ---------
Purchase price.....................................................  $  86,043
                                                                     ---------
                                                                     ---------

The difference between the Company's investment balance of $18.6 million in MAC prior to the acquisition of AAT and 56.52% of the net equity of MAC subsequent to the acquisition of AAT of $54.5 million was recorded as an increase to paid-in surplus of $36.0 million in the consolidated condensed statement of stockholders' equity.

In December 1996, the Communications Group, through its 50% owned Moldovan Joint Venture, Sun-TV, acquired the assets of Eurocable Moldova, Ltd., a wired cable television company with approximately 30,000 subscribers, for approximately $1.5 million.

                      METROMEDIA INTERNATIONAL GROUP, INC.

6. INVESTMENTS IN AND ADVANCES TO JOINT VENTURES (CONTINUED)
In January 1997, the Communications Group's 99% owned joint venture, Romsat Cable TV and Radio, S.A., acquired the cable television assets of Standard Ideal Consulting, S.A., a wired cable television company with approximately 37,000 subscribers, for approximately $2.8 million.

In May 1997, the Communications Group acquired 49% of the shares of A.S. Trio, LSL, an Estonian Public Limited Company which owns seven FM radio stations in Estonia.

Also, the Communications Group has recently signed definitive agreements to purchase 70% and 85%, respectively, of joint ventures operating radio stations in Berlin, Germany and Prague, Czech Republic.

7. INVENTORIES

Lawn and garden equipment inventories and pager inventories are stated at the lower of cost or market. Lawn and garden equipment inventories are valued utilizing the last-in, first-out (LIFO) method. Pager inventories are calculated on the weighted-average method.

Inventories consist of the following (in thousands):

                                                                       JUNE 30,   DECEMBER 31,
                                                                         1997         1996
                                                                       ---------  ------------
Lawn and garden equipment:
  Raw materials......................................................  $   7,148   $   18,733
  Finished goods.....................................................     74,548       34,822
                                                                       ---------  ------------
                                                                          81,696       53,555
  Less LIFO reserve..................................................        990       --
                                                                       ---------  ------------
                                                                          80,706       53,555
                                                                       ---------  ------------
Telecommunications:
  Pagers.............................................................        448          635
  Cable..............................................................        253          214
                                                                       ---------  ------------
                                                                             701          849
                                                                       ---------  ------------
                                                                       $  81,407   $   54,404
                                                                       ---------  ------------
                                                                       ---------  ------------

8. SNAPPER

In connection with the acquisition of The Actava Group on November 1, 1995, Snapper was classified as an asset held for sale. Subsequently, the Company announced its intention not to continue to pursue its previously adopted plan to dispose of Snapper and to actively manage Snapper. As of November 1, 1996, the Company has consolidated Snapper into its results of operations.

                      METROMEDIA INTERNATIONAL GROUP, INC.

8. SNAPPER (CONTINUED)
The results of Snapper for the period of January 1, 1996 through June 30, 1996, which were excluded from the accompanying consolidated condensed statements of operations, are as follows (in thousands):

Net sales.........................................................  $  98,096
Operating expense.................................................    101,311
                                                                    ---------
Operating loss....................................................     (3,215)
Interest expense..................................................     (4,325)
Other income......................................................      1,013
                                                                    ---------
Loss before taxes.................................................  $  (6,527)
                                                                    ---------
                                                                    ---------

On April 30, 1997, Snapper closed a $10.0 million working capital facility ("Working Capital Facility") with AmSouth which amended Snapper's existing $55.0 million facility. The Working Capital Facility (i) gives AmSouth a PARI PASSU collateral interest in all of Snappers' assets (including rights under a Make-Whole and Pledge Agreement made by Metromedia in favor of AmSouth in connection with Snapper's revolver credit facility (the "Snapper Revolver")),
(ii) accrues interest on borrowings at AmSouth's floating prime rate (same borrowing rate as the Snapper Revolver), and (iii) becomes due and payable on October 1, 1997. As additional consideration for AmSouth making this new facility available, Snapper provided to AmSouth the joint and several guarantees of Messrs. Kluge and Subotnick, Chairman of the Board of the Company and Vice Chairman, President and Chief Executive Officer of the Company, respectively, on the Working Capital Facility.

As of June 30, 1997, Snapper was in default of certain financial covenants under the Snapper Revolver and Working Capital Facility, which default has been waived by AmSouth.

9. STOCK OPTION PLANS

On March 26, 1997, the Board of Directors approved the cancellation and reissuance of all stock options previously granted pursuant to the 1996 Stock Plan at an exercise price of $9.31, the fair market value of MMG common stock (the "Common Stock") at such date.

In addition, on March 26, 1997, the Board of Directors authorized the grant of approximately 1,700,000 stock options at an exercise price of $9.31 under the 1996 Stock Plan.

On April 18, 1997, two officers of the Company were granted stock options, not pursuant to any plan, to purchase 1,000,000 shares each of Common Stock at a purchase price of $7.44 per share, the fair market value of the Common Stock at such date. The stock options vest and become fully exercisable after four years from the date of grant.

The 1996 Stock Plan provides that upon a sale of "substantially all" of the Company's assets, all unvested outstanding options to acquire the Common Stock under such plan would vest and become immediately exerciseable. In connection with the Entertainment Group Sale, the Company's Compensation Committee determined that the Entertainment Group Sale constituted a sale of "substantially all" of the Company's assets for purposes of the MMG Plan, thereby accelerating the vesting of all options outstanding under such plan. As of June 30, 1997, 4,631,215 options had been issued to the directors, officers and certain employees of the Company, the Entertainment Group, and the Communications Group, and remain outstanding under the 1996 Stock Plan and 3,203,626 of such options had not vested. All such options are exercisable at a price equal to $9.31 per share. All of the directors of the Company have agreed to waive

                      METROMEDIA INTERNATIONAL GROUP, INC.

9. STOCK OPTION PLANS (CONTINUED)
the accelerated vesting of their options and the Company is in the process of obtaining waivers from the remaining officers and employees of the Company and Communications Group.

10. ACCOUNTING PRONOUNCEMENTS

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") which supersedes APB Opinion 15, "Earnings per Share". SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock. SFAS 128 replaces primary EPS and fully diluted EPS with basic EPS and diluted EPS, respectively. SFAS 128, effective December 31, 1997, is not expected to have a material impact on the Company's reporting of earnings per share. Earlier adoption of SFAS 128 is not permitted. After the effective date, the Company's prior-period EPS data will be restated to conform with the provisions of SFAS 128.

11. CONTINGENT LIABILITIES

Updated information on litigation and environmental matters subsequent to December 31, 1996 is as follows:

MICHAEL SHORES V. SAMUEL GOLDWYN COMPANY

On May 20, 1996 a purported class action lawsuit against Goldwyn and its directors was filed in the Superior Court of the State of California for the County of Los Angeles in Michael Shores v. Samuel Goldwyn Company. et at., case no. BC 150360. In the complaint, plaintiff alleged that Goldwyn's Board of Directors breached its fiduciary duties to the stockholders of Goldwyn by agreeing to sell Goldwyn to the Company at a premium, yet providing Mr. Samuel Goldwyn, Jr., the Samuel Goldwyn Family Trust (the "Goldwyn Family Trust") and Mr. Meyer Gottlieb with additional consideration and other benefits not received by the other Goldwyn shareholders, and sought to enjoin consummation of the Goldwyn Merger. On May 8, 1997, the plaintiff was granted leave to file a First Amended Complaint ( the "Amended Complaint") adding the Company and the Goldwyn Family Trust as defendants. In addition to the original allegations, the Amended Complaint also alleges that Goldwyn's Board of Directors and the Goldwyn Family Trust breached their fiduciary duties to Goldwyn's stockholders in agreeing to and approving the structure and timing of the sale of Goldwyn to the Company through a stock swap merger, and, in particular, by allowing the pricing period for Goldwyn stock to take place prior to a secondary offering of stock by the Company, with the alleged result being that the value of Common Stock received by Goldwyn's stockholders when the sale was consummated was less than it otherwise would have been. The Amended Complaint alleges that the Company aided and abetted the fiduciary breaches of the other defendants. The Company believes that the suit is without merit and intends to defend vigorously such action.

SYDNEY H. SAPSOWITZ V. JOHN W. KLUGE, ET AL.

On June 30, 1997, the plaintiffs in Sydney H. Sapsowitz and Sid Sapsowitz & Associates, Inc. v. John W Kluge, Stuart Subotnick, Metromedia International Group, Inc., Orion Pictures Corporation, Leonard White, et al. filed a lawsuit in Superior Court of the State of California alleging $28.0 million in damages from the breach of an agreement to pay a finder's fee in connection with the Entertainment Group Sale. The Company believes that the suit is without merit and it intends to vigorously defend such action.

                      METROMEDIA INTERNATIONAL GROUP, INC.

11. CONTINGENT LIABILITIES (CONTINUED)
FUQUA INDUSTRIES INC. SHAREHOLDER LITIGATION

Between February 25, 1991 and March 4, 1991, three lawsuits were filed against the Company (formerly named Fuqua Industries, Inc.) in the Delaware Chancery Court. On May 1, 1991, these three lawsuits were consolidated by the Delaware Chancery Court in In re Fuqua Industries, Inc. Shareholders Litigation, Civil Action No. 11974. The named defendants are certain current and former members of the Company's Board of Directors and certain former members of the Board of Directors of Intermark, Inc., predecessor to Triton Group Ltd. ("Intermark"), which owned approximately 25% of the outstanding shares of the Company's common stock. The Company was named as a nominal defendant in this lawsuit. The action was brought derivatively in the right and on behalf of the Company and was purportedly filed as a class action lawsuit on behalf of all holders of the Company's common stock other than the defendants. The complaint alleges, among other things, a long standing pattern and practice by the defendants of misusing and abusing their power as directors and insiders of the Company by manipulating the affairs of the Company to the detriment of the Company's past and present stockholders. The complaint seeks (i) monetary damages from the director defendants, including a joint and several judgment for $15.7 million for alleged improper profits obtained by Mr. J.B. Fuqua in connection with the sale of his shares in the Company to Intermark, (ii) injunctive relief against the Company, Intermark and its former directors, including a prohibition against approving or entering into any business combination with Intermark without specified approval, and (iii) costs of suit and attorney's fees. On December 29, 1995, the plaintiffs filed a consolidated second amended derivative and class action complaint, purporting to assert additional facts in support of their claim regarding an alleged plan, but deleting their prior request for injunctive relief. On January 31, 1996, all defendants moved to dismiss the second amended complaint and filed a brief in support of that motion. A hearing regarding the motion to dismiss was held on November 6, 1996. On May 13, 1997, the Court issued a decision on defendants' motion to dismiss. The Court dismissed all of the plaintiff's class claims and dismissed all of the plaintiffs' derivative claims except for two specific claims alleging that the Fuqua board members acted in furtherance of an entrenchment plan.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Asian American Telecommunications
   Corporation, Inc.

    We have audited the accompanying balance sheet of Asian American Telecommunications Corporation, Inc. (the Company) (a development stage enterprise) as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the period from January 22, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asian American Telecommunications Corporation, Inc. (a development stage enterprise) at December 31, 1996 and the results of its operations and its cash flows for the period from January 22, 1996 (date of inception) to December 31, 1996 in conformity with generally accepted accounting principles.

                                                        KPMG PEAT MARWICK LLP

Columbus, Ohio

June 24, 1997

                       ASIAN AMERICAN TELECOMMUNICATIONS
                                  CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET

                               December 31, 1996

                                    ASSETS
-------------------------------------------------------------------------------

Current assets:
  Cash and cash equivalents....................................................  $  303,693
  Prepaid expenses and other current assets....................................      50,532
                                                                                 ----------
    Total current assets.......................................................     354,225
Property and equipment, net....................................................     185,662
Investments in joint ventures..................................................  14,177,474
                                                                                 ----------
    Total assets...............................................................  $14,717,361
                                                                                 ----------
                                                                                 ----------


                     LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

Current liabilities:
  Note payable.................................................................   5,250,000
  Accounts payable.............................................................     188,637
  Accrued expenses.............................................................   1,011,160
                                                                                 ----------
    Total current liabilities..................................................   6,449,797
                                                                                 ----------
Stockholders' equity:
  Common stock, no par value; no stated value, 40,000,000 shares authorized;
    23,383,000 shares issued and outstanding...................................  27,773,657
  Warrants.....................................................................   3,087,715
  Deficit accumulated during the development stage.............................  (22,593,808)
                                                                                 ----------
    Total stockholders' equity.................................................   8,267,564

Commitments....................................................................
                                                                                 ----------
    Total liabilities and stockholders' equity.................................  $14,717,361
                                                                                 ----------
                                                                                 ----------

                See accompanying notes to financial statements.

                       ASIAN AMERICAN TELECOMMUNICATIONS
                                  CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS

 FOR THE PERIOD FROM JANUARY 22, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

Revenues                                                                         $   --

Expenses:
  General and administrative expenses..........................................   6,627,543
  Legal and consulting fees....................................................   6,069,029
  Cancellation agreement fees (note 4d)........................................   9,920,000
  Depreciation.................................................................      11,003
                                                                                 ----------
    Loss from operations.......................................................  22,627,575
                                                                                 ----------
Other income (expense):
  Equity in loss of joint ventures.............................................     (22,402)
  Interest income..............................................................     105,726
  Interest expense.............................................................     (49,557)
                                                                                 ----------
                                                                                     33,767
                                                                                 ----------
    Net loss...................................................................  $22,593,808
                                                                                 ----------
                                                                                 ----------

                See accompanying notes to financial statements.

                       ASIAN AMERICAN TELECOMMUNICATIONS
                                  CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF STOCKHOLDERS' EQUITY

 FOR THE PERIOD FROM JANUARY 22, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

                                                                                       DEFICIT
                                                                                     ACCUMULATED        TOTAL
                                                COMMON STOCK                          DURING THE       STOCK-
                                         ---------------------------                 DEVELOPMENT      HOLDERS'
                                            SHARES        AMOUNT        WARRANTS        STAGE          EQUITY
                                         ------------  -------------  ------------  --------------  -------------
Issuance of common stock...............    16,000,000  $      10,000  $    --       $     --        $      10,000
Issuance of common stock and warrants
  through private placement............     3,883,000     15,124,285       407,715        --           15,532,000
Offering costs of private placement....       500,000       (776,628)      --             --             (776,628)
Issuance of shares to employee for
  compensation.........................     1,000,000      3,120,000       --             --            3,120,000
Transfer of shares from significant
  shareholder to consultants...........       --           3,120,000       --             --            3,120,000
Shares to be issued in conjunction with
  litigation settlement................       --             936,000       --             --              936,000
Issuance of shares and warrants in
  conjunction with cancellation
  agreement............................     2,000,000      6,240,000     2,680,000        --            8,920,000
Net loss...............................       --            --             --          (22,593,808)   (22,593,808)
                                         ------------  -------------  ------------  --------------  -------------
Balance at December 31, 1996...........    23,383,000  $  27,773,657  $  3,087,715  $  (22,593,808) $   8,267,564
                                         ------------  -------------  ------------  --------------  -------------
                                         ------------  -------------  ------------  --------------  -------------

                See accompanying notes to financial statements.

                       ASIAN AMERICAN TELECOMMUNICATIONS
                                  CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS

 FOR THE PERIOD FROM JANUARY 22, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

Cash flows from operating activities:
  Net loss.....................................................................  $(22,593,808)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Issuance of shares and warrants in conjunction with cancellation
    agreement..................................................................    8,920,000
    Compensation, consulting services and litigation settlement paid in common
    stock......................................................................    7,176,000
    Depreciation...............................................................       11,003
    Equity in loss of joint ventures...........................................       22,402
    Increase in prepaid expenses and other assets..............................      (50,532)
    Increase in accounts payable...............................................      188,637
    Increase in accrued expenses...............................................    1,011,160
                                                                                 -----------
        Net cash used in operating activities..................................   (5,315,138)
                                                                                 -----------
Cash flows from investing activities:
  Purchases of property and equipment..........................................     (196,665)
  Investments in joint ventures................................................  (14,199,876)
                                                                                 -----------
        Net cash used in investing activities..................................  (14,396,541)
                                                                                 -----------
Cash flows from financing activities:
  Proceeds from borrowings under note payable..................................    5,250,000
  Proceeds from issuance of common stock and warrants, net of offering costs...   14,765,372
                                                                                 -----------
        Net cash provided by financing activities..............................   20,015,372
                                                                                 -----------
        Net increase in cash and cash equivalents..............................      303,693
                                                                                 -----------
Cash and cash equivalents at beginning of period...............................      --
                                                                                 -----------
Cash and cash equivalents at end of period.....................................  $   303,693
                                                                                 -----------
                                                                                 -----------
SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS--
  Cash paid for interest.......................................................  $    35,293
                                                                                 -----------
                                                                                 -----------

                See accompanying notes to financial statements.

                       ASIAN AMERICAN TELECOMMUNICATIONS
                                  CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

(1) SUMMARY OF SIGNIFICANT POLICIES

    (A) ORGANIZATION

    Asian American Telecommunications Corporation, Inc. (the Company) is a Cayman Island corporation incorporated on January 22, 1996. The Company is developing ventures as the financier and consultant of telecommunication companies seeking to provide cellular, wireless and wireline public switched telephone networks in the People's Republic of China.

    (B) CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1996, the Company's cash consisted entirely of cash in banks.

    (C) PROPERTY AND EQUIPMENT

    Property and equipment, consisting primarily of office equipment, are stated at cost. Depreciation on property and equipment is computed on the straight-line method over the estimated useful lives of the assets.

    (D) INVESTMENTS IN JOINT VENTURES

    Investments in joint ventures are accounted for by the equity method based upon the level of the Company's influence on the joint ventures' operations. The excess of cost of the joint ventures over the Company's share of their net assets at the acquisition date is being amortized straight line over 15 years. The amortization is included in the equity in loss of joint ventures.

    (E) INCOME TAXES

    The Company is a foreign entity and therefore not directly subject to U.S. federal and state income taxes.

    (F) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) INVESTMENTS IN JOINT VENTURES

    The Company has entered into two separate joint ventures (collectively, the Joint Ventures) with entities in the People's Republic of China. Both of the Joint Ventures were formed as limited liability companies, with the Company's liability from each Joint Venture limited to contributing its share of each

                       ASIAN AMERICAN TELECOMMUNICATIONS
                                  CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) INVESTMENTS IN JOINT VENTURES (CONTINUED)
Joint Venture's capital and performing its cooperative conditions as defined in the individual Joint Venture Agreements (the Agreements).

    As of December 31, 1996, the Company's investments in the Joint Ventures were as follows:

                                                                                 COST OF                     NET
                                                                               INVESTMENTS   EQUITY IN   INVESTMENTS
                                                                                   IN         LOSS OF        IN
                                                                                  JOINT        JOINT        JOINT
                                                              OWNERSHIP %       VENTURES     VENTURES     VENTURES
                                                           -----------------  -------------  ---------  -------------
Sichuan Tai Li Feng Telecommunications Co., Ltd. ........             92%      $10,477,631       9,472    10,468,159
Ningbo Ya Mei Communications.............................             70%        3,715,576       6,261     3,709,315
                                                                      --
                                                                              -------------  ---------  -------------
                                                                               $14,193,207      15,733    14,177,474
                                                                              -------------  ---------  -------------
                                                                              -------------  ---------  -------------

    The unamortized portion of the excess of cost over the Company's share of net assets of the Joint Ventures is $1,193,811 at December 31, 1996.

    The Joint Ventures participate in project cooperation contracts with China Unicom that entitle the Joint Ventures to certain percentages of the project revenues. The Joint Ventures amortize the contributions to these cooperation contracts over the anticipated periods of benefit (15 to 20 years).

    (A) SICHUAN TAI LI-FENG TELECOMMUNICATIONS CO., LTD.

    On May 21, 1996, the Company entered into a Joint Venture Agreement (the Huaneng Agreement) with China Huaneng Technology Development Corp. (CHTD) for the purpose of establishing Sichuan Tai Li Feng Telecommunications Co., Ltd.
(STLF). Also on May 21, 1996, STLF entered into a Network Systems Cooperation Contract (the STLF Contract) with China Unicom. The STLF Contract provides for the establishment of a network of 50,000 local telephone lines in the Sichuan Province (the Sichuan Network), approximately 350 kilometers of secondary class fiber optical truck lines between Chengdu and Chongqing cities, and an office and housing facility in Chengdu city. This initial phase has a contractual term of five years. Subsequent phases are projected to expand the Sichuan Network to a total of 1,000,000 lines of local telephone network and expand intra-provincial long distance trunk lines.

    Under the STLF Contract, China Unicom will be responsible for the construction and operation of the Sichuan Network, while STLF will provide financing and consulting services for the project. Distributable Cash Flows, as defined in the STLF Contract, are to be distributed 22% to China Unicom and 78% to STLF for a 20 year period for each phase. STLF holds title to all assets constructed, except for gateway switches and long distance transmission trunks. On the 10th anniversary of the completion of the Sichuan Network's initial phase, the assets will transfer from STLF to China Unicom. The Joint Venture considers the cost of these fixed assets to be part of its contribution to the STLF Contract.

    The total amount to be invested in STLF is $29.5 million, with equity contributions from its members amounting to $12 million. The Company is required to make capital contributions to STLF of $11,040,000, representing 92% of the Venture's equity. CHTD is required to contribute $960,000, representing 8% of the Venture's equity. The remaining investment in STLF will be in the form of a $17,500,000 loan from manufacturers who provide equipment for construction of the network. STLF is obligated to secure this

                       ASIAN AMERICAN TELECOMMUNICATIONS
                                  CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) INVESTMENTS IN JOINT VENTURES (CONTINUED) financing. On March 3, 1997, the Company made an additional investment of $562,000 in the Joint Venture.

    Summary financial information for STLF as of and for the period ended December 31, 1996 follows:

Cash...........................................................  $5,047,189
Property and equipment    .....................................     330,031
STLF Contract..................................................   6,016,522
Other assets...................................................         961
                                                                 ----------
  Total assets.................................................  $11,394,703
                                                                 ----------
                                                                 ----------
Members' equity................................................  $11,394,703
                                                                 ----------
                                                                 ----------
Net loss.......................................................  $   10,296
                                                                 ----------
                                                                 ----------

    The Company also has a consulting contract with China Huaneng for assistance with operations in China. Under the contract, the Company is obligated to pay an annual fee of RMB 15 million (US$1,829,000 at December 31, 1996 exchange rates). During 1996, the Company paid China Huaneng approximately $914,000 under the agreement which is included in legal and consulting fees.

    (B) NINGBO YA MEI COMMUNICATIONS CO., LTD.

    The Company entered into a Joint Venture Agreement (the Ningbo Agreement) with Ningbo United Telecommunications Investment Co., Ltd. (NUT) on September 17, 1996 for the purpose of establishing Ningbo Ya Mei Telecommunications Co., Ltd. (NYM). NYM is engaging in the development of a telecommunications project in the City of Ningbo, Zhejiang Province, for China Unicom. This project entails construction of a mobile communications network with a capacity for 30,000 subscribers. China Unicom is to operate the network, and NYM will provide financing and consulting services to China Unicom.

    NUT assigned to NYM the rights and obligations received under a Network System Cooperation Contract (the NUT Contract) with China Unicom, including the right to expand the project to a capacity of 50,000 subscribers. NUT has also agreed to assign the rights of first refusal on additional telecommunications projects to NYM in the event such rights are granted to NUT by China Unicom. Distributable Cash Flows, as defined in the NUT Contract are to be distributed 27% to China Unicom and 73% to NYM for a 15 year period for each phase. The initial phase has no contractual term. Under the NUT Contract, NYM will own 30% of all assets constructed. Ownership of these assets will transfer to China Unicom as project cash flows are distributed. The Joint Venture considers the cost of these assets to be part of its contribution to the NUT Contract.

    Under the terms of the Ningbo Agreement, the Company is required to provide $8,316,000 of capital contributions, representing 70% of the Venture's equity. NUT is required to provide $3,564,000 of capital contributions to NYM, representing 30% of the Venture's equity. NYM shall arrange loans with manufacturers of the equipment for the project and banks in the amount of $17,820,000. Any interest on loans executed prior to March 31, 1997 in excess of 10% per annum and any interest on loans executed after March 31, 1997 in excess of 6% per annum will be paid by the Company.

                       ASIAN AMERICAN TELECOMMUNICATIONS
                                  CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2) INVESTMENTS IN JOINT VENTURES (CONTINUED)
    Subsequent to year-end, the Company made an additional investment of $5,794,000 in the Joint Venture pursuant to their Joint Venture agreement. The Company also loaned the Joint Venture approximately $9,000,000.

    Summary financial information for NYM as of and for the period ended December 31, 1996 follows:

Cash............................................................  $ 145,052
NUT Contract....................................................  2,283,414
Other assets....................................................    320,357
                                                                  ---------
  Total assets..................................................  $2,748,823
                                                                  ---------
                                                                  ---------
Other liabilities...............................................    249,112
                                                                  ---------
Members' equity.................................................  $2,499,711
                                                                  ---------
                                                                  ---------
Net loss........................................................  $   8,944
                                                                  ---------
                                                                  ---------

    The ability of AAT and its Joint Ventures to finance and to establish profitable operations is subject to, among other things, special political, economic and social risks inherent in doing business in The People's Republic of China. These include matters arising out of government policies, economic conditions, imposition of or changes to taxes and other similar charges by governmental bodies, foreign exchange fluctuations and controls, civil disturbances, deprivation or unenforceability of contractual rights and obligations, and taking of property without fair compensation. Due to these uncertainties and because the Joint Ventures have yet to commence principal operations, the Company is unable to determine the recoverability of its investments in Joint Ventures.

(3) NOTE PAYABLE

    On July 15, 1996, the Company entered into a credit agreement with Metromedia International Telecommunications, Inc. (MITI). Under the agreement, the Company can borrow up to $10 million at 10% annual interest. The agreement is secured by the common stock of the Company owned by a major stockholder and officer. All borrowings are due and payable on February 28, 1997 (see note 8). As of December 31, 1996, the Company had borrowed $5,250,000 under the Agreement.

    The credit agreement gives MITI the option to convert the outstanding borrowings of $10 million into 3 million shares of the Company's common stock and warrants to purchase 1,250,000 shares of common stock at an exercise price of $6 per share. The warrants would be immediately exercisable and expire on July 12, 1999.

    Subsequent to year-end, the Company borrowed an additional $4,750,000 under the Agreement. On February 28, 1997, MITI converted the total note payable into Metromedia Asia Corporation (MAC) Class A Common Stock and MAC Class A Common Stock warrants exercisable at $6 per share in connection with the business combination with MAC (see note 8).

                       ASIAN AMERICAN TELECOMMUNICATIONS
                                  CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) STOCKHOLDERS' EQUITY

    (A) RECAPITALIZATION

    The Company was initially incorporated with 16,000,000 shares of common stock. On July 12, 1996 the Company's Board of Directors approved an increase in the authorized shares of common stock from 16,000,000 shares (no par value) to 40,000,000 shares (no par value) with the aggregate consideration not to exceed $100 million.

    (B) PRIVATE PLACEMENT

    On August 8, 1996 the Company raised $15,532,000 through the issuance of 3,883,000 units at $4 per unit in a private placement offering. Each unit consisted of one share of the Company's common stock and one half of one warrant to purchase one share at a price of $6 per share at any time from the period beginning on August 5, 1996 and expiring on August 5, 1999. The Company recorded the warrants at $.21 per warrant based upon management's best estimate of fair value. In connection with the offering, the Company issued 500,000 shares of common stock and paid $776,628 in commissions to the placement agents.

    (C) NONCASH COMMON STOCK TRANSACTIONS

    In August 1996, the Company issued 1,000,000 shares of common stock to an employee and significant stockholder as compensation for past services. The Company recorded $3,120,000 of expense related to the issuance which is included in general and administrative expenses.

    During the year, a significant shareholder transferred 1,000,000 shares of his personal holdings of common stock to consultants on behalf of the Company. The Company recorded $3,120,000 as a capital contribution and as an expense. This expense is included in legal and consulting fees.

    In connection with a litigation settlement, the Company agreed to issue 125,000 shares of common stock and a significant shareholder agreed to transfer 175,000 of his personal holdings of common stock on behalf of the Company (see note 7). The Company accrued for the equity settlement as an additional capital contribution and recorded a corresponding $936,000 expense in general and administrative expenses.

    All noncash common stock transactions were recorded at management's best estimate of fair market value.

    (D) ACQUISITION AGREEMENT AND CANCELLATION

    On April 26, 1996 the Company entered into an Acquisition Agreement and Plan of Reorganization with PortaCom Wireless, Inc. (PortaCom) whereby PortaCom would acquire the Company. The Acquisition Agreement was amended to stipulate that prior to the execution of the Acquisition Agreement PortaCom must raise a total of $20 million through a private placement. On May 24, 1996 the Board of Directors of the Company authorized the execution of a Private Placement Stock Conversion Agreement between the Company and the proposed investors of the PortaCom Wireless, Inc. Private Placement. This Private Placement would enable the investors to receive shares in return for the funds advanced to the

                       ASIAN AMERICAN TELECOMMUNICATIONS
                                  CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(4) STOCKHOLDERS' EQUITY (CONTINUED)
Company through PortaCom for the development of the Company's China Joint Ventures in the event that the Acquisition Agreement was not consummated.

    On September 11, 1996 the Company entered into a cancellation agreement with PortaCom to cancel all previous agreements. It called for PortaCom to receive $1,000,000 in cash, two million shares of the Company's common stock and warrants to purchase four million shares of the Company's common stock at $4 per share for a three year period. Values of $6,240,000 and $2,680,000 were assigned to the common stock and warrants, respectively, based upon management's best estimate of fair market value. The values of the common stock and warrants are included in cancellation fee expense.

    In order to protect the Company against any additional claims or obligations, PortaCom has pledged all of the shares of common stock received under the Cancellation Agreement to the Company until January 1, 1999.

    (E) WARRANTS

    The Company has warrants outstanding to purchase its common stock which are exercisable upon issuance. During the period ended December 31, 1996, the Company issued warrants to purchase 5,941,500 shares of common stock with a weighted-average exercise price of $4.65.

    The weighted-average grant date fair value of warrants issued in 1996 was $.52.

(5) RELATED PARTY TRANSACTION

    Effective June 1, 1996, the Company engaged McLernon & Associates, Ltd., to perform certain management services on behalf of the Company. The primary services provided are the executive positions of Chief Operating Officer, Chief Financial Officer and Vice President-Treasurer. During 1996, the Company paid $279,000 for these services which is included in legal and consulting fees. The individuals received no direct renumeration for acting as officers; however, the three individuals in the aggregate own over 80% of the membership units of McLernon & Associates, Ltd. Effective December 31, 1996, the Management Services Agreement was terminated and the three individuals became direct employees of the Company.

                       ASIAN AMERICAN TELECOMMUNICATIONS
                                  CORPORATION

                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(6) LEASES

    The Company has two operating leases for office space in Columbus, Ohio and Beijing, China. Future minimum lease payments under these noncancelable operating leases (with initial or remaining lease terms in excess of one year) are as follows:

Year ending December 31:
1997..............................................................  $ 156,636
1998..............................................................    182,591
1999..............................................................    107,080
2000..............................................................    102,669
2001 and thereafter...............................................    100,724
                                                                    ---------
      Total.......................................................  $ 649,700
                                                                    ---------
                                                                    ---------

    Total rent expense was $103,055 in 1996.

(7) LEGAL PROCEEDINGS

    Subsequent to year-end the Company settled an outstanding legal matter with a consultant. The Company agreed to pay the consultant $330,000 which is included in accrued expenses at December 31, 1996. in connection with the settlement agreement. Metromedia Asia Corporation (see note 8) also agreed to issue 125,000 shares of common stock to the consultant and a significant shareholder of the Company agreed to transfer 175,000 of his personal holdings of common stock on behalf of the Company to the consultant. The issuance and transfer of these shares has been reflected in the 1996 financial statements.

    Subsequent to year-end, the Company also settled a complaint filed in January 1997, by former shareholders. The Company agreed to pay these shareholders $500,000 to settle matters related to the initial capital formation of the Company. This is included in accrued expenses at December 31, 1996.

(8) BUSINESS COMBINATION WITH METROMEDIA ASIA CORPORATION

    On December 23, 1996, the Company and Metromedia Asia Corporation (MAC), a subsidiary of Metromedia International Telecommunications, Inc. (MITI), entered into a Business Combination Agreement (the BCA) pursuant to which they agreed to combine their businesses and operations. The BCA was consummated on February 28, 1997 and will be accounted for as a purchase transaction. Pursuant to the BCA, each of the Company's shareholders and warrantholders exchanged (the Exchange)
(i) one of the Company's common shares for one share of MAC common stock, par value $.01 per share (MAC Common Stock), (ii) one warrant to acquire one of the Company's common shares at an exercise price of $4.00 per share for one warrant to acquire one share of MAC Commons Stock at an exercise price of $4.00 per share and (iii) one warrant to acquire one of the Company's common shares at an exercise price of $6.00 per share for one warrant to acquire one share of MAC Common Stock at an exercise price of $6.00 per share.

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    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
Prospectus Summary..............................          3
Risk Factors....................................         11
Use of Proceeds.................................         19
Price Range of Common Stock and Dividend
  Policy........................................         19
Capitalization..................................         20
Pro Forma Consolidated Condensed Financial
  Information...................................         21
Selected Consolidated Financial Data............         26
Management's Discussion and Analysis of
  Financial Condition...........................         27
Business........................................         47
Management......................................         67
Principal Stockholders..........................         68
Description of the Preferred Stock..............         69
Description of the Common Stock.................         77
Certain Provisions of the Restated Certificate
  of Incorporation and By-laws..................         77
Certain Federal Income Tax Consequences.........         80
Underwriting....................................         83
Legal Matters...................................         84
Experts.........................................         84
Special Note Regarding Forward-Looking
  Statements....................................         84
Available Information...........................         85
Information Incorporated by Reference...........         86
Index to Financial Statements...................        F-1

                                3,600,000 SHARES

                                     [LOGO]

                          7.25% CUMULATIVE CONVERTIBLE
                                PREFERRED STOCK

                                 --------------

                                   PROSPECTUS
                               -----------------

                          DONALDSON, LUFKIN & JENRETTE

                             SECURITIES CORPORATION

                              GOLDMAN, SACHS & CO.
                             CHASE SECURITIES INC.

                                  FURMAN SELZ

                              RC SECURITIES, INC.
                       (MEMBER RENAISSANCE CAPITAL GROUP)

                               SEPTEMBER 10, 1997

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